     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2001


                                                      REGISTRATION NO. 333-61730

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   FORM S-4/A



                         PRE-EFFECTIVE AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                TEAMSTAFF, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW JERSEY                                  7363
                22-1899798
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL
             (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)
           IDENTIFICATION NO.)

                                300 ATRIUM DRIVE
                               SOMERSET, NJ 08873
                                 (732) 748-1700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


                               DONALD W. KAPPAUF

                                   PRESIDENT
                                TEAMSTAFF, INC.
                                300 ATRIUM DRIVE
                               SOMERSET, NJ 08873
                                 (732) 748-1700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

            VICTOR J. DIGIOIA, ESQ.                          OBY T. BREWER III,
ESQ.
            BRIAN C. DAUGHNEY, ESQ.                       MORRIS, MANNING &
MARTIN, LLP
            GOLDSTEIN & DIGIOIA, LLP                      1600 ATLANTA FINANCIAL
CENTER
              369 LEXINGTON AVENUE                          3343 PEACHTREE ROAD,
N.E.
               NEW YORK, NY 10017                               ATLANTA, GA
30326
            TELEPHONE: 212-599-3322                          TELEPHONE:
404-504-7771
            FACSIMILE: 212-557-0295                          FACSIMILE:
404-365-9532

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      PROPOSED
MAXIMUM
          TITLE OF EACH CLASS OF                  AMOUNT TO            OFFERING
PRICE             AMOUNT OF
          SECURITIES REGISTERED                 BE REGISTERED             PER
SHARE          REGISTRATION FEE(2)
--------------------------------------------------------------------------------
----------------------------------
Common Stock, $.001 par value(1)..........        8,216,631                  N/A
                  $15,303
--------------------------------------------------------------------------------
----------------------------------
--------------------------------------------------------------------------------
----------------------------------

(1) Represents the estimated maximum number of shares of common stock issuable by the registrant to the holders of common stock and preferred stock of BrightLane in connection with the merger of BrightLane with and into a wholly-owned subsidiary of the registrant. Includes up to 150,000 additional shares which may issued under the indemnification provisions of the merger.


(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) based upon the market value of the securities cancelled in the transaction as determined in accordance with Rule 457(c), based upon the average of the bid and asked price of the common stock of the registrant ($7.45) on May 24, 2001. Fee previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOMES EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TEAMSTAFF LOGO                                                BRIGHTLANE.COMLOGO

TEAMSTAFF, INC.                                             BRIGHTLANE.COM, INC.

To the Stockholders of TeamStaff and BrightLane:

     The boards of directors of TeamStaff and BrightLane have approved an agreement and plan of merger that will result in BrightLane becoming a wholly owned subsidiary of TeamStaff through the merger of a wholly owned subsidiary of TeamStaff with and into BrightLane. If the merger is completed:

     - TeamStaff shareholders will continue to own their existing shares of TeamStaff common stock;

     - all of the outstanding shares of BrightLane capital stock will be exchanged for a total of 8,066,631 shares of TeamStaff common stock at a different "exchange ratio" for each share of the BrightLane common stock, and BrightLane series A, series B, and series C preferred stock;

     - based on the number of shares of BrightLane's common stock and preferred stock expected to be outstanding at the closing of the merger, it is anticipated that the exchange ratios will be as follows:

      - each share of BrightLane common stock will be exchanged for approximately .220 of a share of TeamStaff common stock;

      - each share of BrightLane series A preferred stock will be exchanged for approximately 22.774 shares of TeamStaff common stock;

      - each share of BrightLane series B preferred stock will be exchanged for approximately 1.941 shares of TeamStaff common stock;

      - each share of BrightLane series C preferred stock will be exchanged for approximately 4.205 shares of TeamStaff common stock;

     - each holder of BrightLane common stock who owns 1% or more of the BrightLane common stock and certain key shareholders will be subject to a lockup agreement preventing the sale or transfer of any of the TeamStaff common stock they will receive as a result of the merger for a period of one year from the closing and further preventing the sale or transfer of 50% of the TeamStaff common stock for a period of two years from the closing. In addition, each person exercising BrightLane options will not be able to transfer any of their TeamStaff common stock received in the merger for a period of two years from the closing;

     - TeamStaff and BrightLane have also agreed to each place 150,000 shares of TeamStaff common stock in escrow to provide for payment of any indemnification claims;

     - the size of the board of directors of TeamStaff will be increased from eight to nine members;

     - Karl Dieckmann, Donald Kappauf, William Marino and Martin Delaney will remain members of the TeamStaff board of directors but will change classes in the classified board;

     - T. Stephen Johnson, David M. Carroll, Susan A. Wolken and Donald M. MacLeod will become members of the board of directors; and

     - First Union Corporation, a shareholder of BrightLane, will enter into an exclusive marketing agreement with TeamStaff.

     It is contemplated that BrightLane shareholders will hold, in the aggregate, 49.9% of the issued and outstanding shares of TeamStaff common stock following the merger. A vote in favor of the agreement and plan of merger and the related issuance of TeamStaff common stock will be effective whether or not the actual exchange ratios differ from the estimated exchange ratios set forth above.


     TeamStaff's common stock is quoted on the Nasdaq National Stock Market under the symbol "TSTF". On July 31, 2001, the closing, high and low price for TeamStaff common stock reported on the Nasdaq Stock Market was $8.40 per share, $8.59 and $7.65, respectively. On July 31, 2001, TeamStaff had 8,079,553 shares of common stock outstanding.



     AFTER CAREFUL CONSIDERATION, THE BOARDS OF DIRECTORS OF TEAMSTAFF AND BRIGHTLANE HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS, AND EACH BOARD UNANIMOUSLY RECOMMENDS VOTING FOR APPROVAL OF ISSUANCE OF THE SHARES TO THE BRIGHTLANE SHAREHOLDERS, AND FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND RELATED TRANSACTIONS.



     This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE 14 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER. The merger cannot be completed unless BrightLane's shareholders approve the agreement and plan of merger and TeamStaff's shareholders approve the issuance of TeamStaff common stock pursuant to the agreement and plan of merger. We have scheduled shareholder meetings for you to vote on the agreement and plan of merger and the related issuance of shares of TeamStaff common stock. The dates, times and places of the meetings are as follows:



For TeamStaff shareholders:                 For BrightLane shareholders:
August 29, 2001 at 10:30 a.m.               August 28, 2001 at 10:00 a.m.
Somerset Marriott                           Suite 200
110 Davidson Avenue                         3650 Mansell Road
Somerset, New Jersey 08873                  Alpharetta, GA 30022


     Whether or not you plan to attend a shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.


     The parties anticipate scheduling a closing of the merger within a few days following the shareholders' meetings.



DONALD W. KAPPAUF                           T. STEPHEN JOHNSON
Chief Executive Officer                     Chief Executive Officer
TeamStaff, Inc.                             BrightLane.com, Inc.


     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TEAMSTAFF COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This joint proxy statement/prospectus is dated and was first mailed to stockholders on or about August 9, 2001.

                                TEAMSTAFF, INC.
                       (FORMERLY DIGITAL SOLUTIONS, INC.)
                                300 ATRIUM DRIVE
                           SOMERSET, NEW JERSEY 08873

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 29, 2001


To the Shareholders of TEAMSTAFF, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TEAMSTAFF, INC. (formerly Digital Solutions, Inc.), will be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873 on August 29, 2001 at 10:30 AM New Jersey Time, for the following purposes:



     1. To consider and vote upon a proposal to approve the issuance of up to an estimated maximum of 8,216,631 shares of TeamStaff common stock (including 150,000 shares for potential indemnification) to the stockholders of BrightLane.com, Inc., a Georgia corporation, and related transactions, as contemplated by the agreement and plan of merger, dated as of March 6, 2001, as amended, by and among TeamStaff, Inc., TeamSub, Inc., a Georgia corporation and a wholly owned subsidiary of TeamStaff, Inc., and BrightLane.com, Inc., a Georgia corporation ("BrightLane") that will result in BrightLane.com, Inc. becoming a wholly owned subsidiary of TeamStaff, Inc.



     2. To elect three Class 2 Directors to the Corporation's board of directors to hold office for a period of three years or until their successors are duly elected and qualified, all of whom will be replaced if the transaction with BrightLane is consummated, as described in the agreement and plan of merger and the joint proxy statement/prospectus;



     3. To transact such other business as may properly come before the TeamStaff Annual Meeting or any adjournment or postponement of the meeting.



     The close of business on July 31, 2001 has been fixed as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at, the Annual Meeting and any adjournment thereof.



     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the Annual Meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of TeamStaff, in writing, prior to the Annual Meeting of Shareholders.


     YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE TEAMSTAFF ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors
                                          Donald T. Kelly
                                          Secretary

Somerset, New Jersey

August 8, 2001

                              BRIGHTLANE.COM, INC.
                                   SUITE 200
                               3650 MANSELL ROAD
                              ALPHARETTA, GA 30022

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 28, 2001



     A special meeting of the common and preferred shareholders of BrightLane.com, Inc., a Georgia corporation, will be held starting at 10:00 a.m., local time, on August 28, 2001, at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt an agreement and plan of merger dated as of March 6, 2001, as amended, entered into by and among TeamStaff Inc., a New Jersey corporation, TeamSub, Inc., a Georgia corporation and a wholly owned subsidiary of TeamStaff, Inc., and BrightLane, whereby BrightLane will become a wholly owned subsidiary of TeamStaff, Inc. and TeamStaff, Inc. will issue shares of common stock of TeamStaff to the shareholders of BrightLane.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Holders of record of BrightLane common stock and the series A, B, and C preferred stock at the close of business on August 8, 2001, the record date for the BrightLane special meeting, are entitled to notice of and to vote as a single class on the merger proposal at the meeting or at any adjournment or postponement thereof. In addition, series B and C preferred holders are also entitled to vote as separate classes on the merger proposal. BrightLane and TeamStaff will each hold a meeting of their respective shareholders to consider and vote on the merger proposal. Completion of the merger requires approval of BrightLane's common shareholders and preferred shareholders, voting as a single class, as well as BrightLane's series B and C preferred shareholders, voting as separate classes.


     The BrightLane board of directors has determined that the terms of the agreement and plan of merger and the transactions contemplated by it are advisable and in the best interests of BrightLane and its shareholders. The members of the BrightLane board of directors unanimously recommend that shareholders vote at the special meeting to approve the agreement and plan of merger and the transactions contemplated by it.

     All shareholders are urged either to attend the special meeting or to be represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment or postponement, it is BrightLane's intention to adjourn the special meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

     Shareholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.


     If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken.


     Please do not send any BrightLane stock certificates at this time. If the merger is completed, forms to be used to exchange your BrightLane share certificates for TeamStaff, Inc. share certificates will be mailed to you.

                                          By Order of the Board of Directors,
                                          Mary E. Johnson
                                          Secretary
Alpharetta, Georgia

August 8, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................   iv
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    2
  What You Will Receive in the Merger.......................    2
  A Portion of the TeamStaff Shares Will Be Placed in
     Escrow.................................................    3
  Recommendations of the Boards of Directors and Opinion of
     Financial Adviser......................................    3
  Interests of Directors and Executive Officers in the
     Merger.................................................    4
  Dissenters' Rights........................................    4
  The Shareholder Meetings..................................    5
  Board of Directors and Management Following the Merger....    5
  Treatment of Stock Options................................    6
  Tax Considerations........................................    6
  Accounting Treatment......................................    6
  Effective Time of the Merger; Exchange of Shares..........    7
  Conditions to the Merger; Termination.....................    7
  Market Prices for Common Stock............................    8
  Nasdaq Listing............................................    8
  Other Agreements..........................................    8
  TeamStaff Selected Consolidated Financial Data............    9
  BrightLane's Selected Financial Data......................   10
  Summary TeamStaff and BrightLane Unaudited Pro Forma
     Consolidated Financial Data............................   11
COMPARATIVE PER SHARE DATA..................................   13
RISK FACTORS................................................   14
FORWARD-LOOKING STATEMENTS..................................   27
WHERE YOU CAN FIND MORE INFORMATION.........................   27
THE TEAMSTAFF ANNUAL MEETING................................   29
THE BRIGHTLANE SPECIAL MEETING..............................   32
PROPOSAL I
  THE MERGER................................................   34
  General...................................................   34
  Background of the Merger..................................   35
  Directors and Executive Officers of TeamStaff after the
     Merger.................................................   36
  TeamStaff's Reasons for the Merger and Recommendation of
     TeamStaff's Board of Directors.........................   36
  BrightLane's Reasons for the Merger and Recommendation of
     BrightLane's Board of Directors........................   38
  Opinion of TeamStaff's Financial Advisor, Raymond James &
     Associates.............................................   39
  Opinion Of BrightLane's Financial Advisor, The
     Robinson-Humphrey Company, LLC.........................   43
  Information Concerning BrightLane's Financial Advisor.....   47
  Interests of Directors and Executive Officers in the
     Merger.................................................   47
MARKET PRICE AND DIVIDEND INFORMATION.......................   49
PRO FORMA CONSOLIDATED FINANCIAL DATA.......................   50
THE AGREEMENT AND PLAN OF MERGER............................   56
  General...................................................   56
  Conversion of BrightLane Shares...........................   56
  Treatment of Stock Options................................   57
  Escrow of Shares..........................................   57

                                                              PAGE
                                                              ----
  Lock-up Agreements........................................   58
  Exchange of Stock Certificates............................   58
  Nasdaq Listing; Change of Control Issues..................   59
  Covenants and Conditions to Completion of the Merger......   59
  Expenses..................................................   60
  BrightLane Dissenters' Rights.............................   61
  Accounting Treatment......................................   62
  Certain Federal Income Tax Consequences...................   62
  Receipt of Cash by Dissenting Holders.....................   63
  Other Agreements..........................................   63
  Purchase of Preferred Stock...............................   64
  Resale of TeamStaff Shares/Resales by Affiliates..........   65
DESCRIPTION OF BRIGHTLANE BUSINESS..........................   66
BRIGHTLANE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   68
COMPARISON OF RIGHTS BETWEEN BRIGHTLANE AND TEAMSTAFF.......   72
  Introduction..............................................   72
  Authorized Capital Stock..................................   72
  Number of Directors; Staggered Board......................   72
  Election of the Board of Directors........................   72
  Removal of Directors......................................   72
  Vacancies on the Board of Directors.......................   73
  Indemnification of Directors and Officers.................   73
  Special Meetings of the Shareholders......................   74
  Annual Meeting of Shareholders............................   74
  Shareholder Action Without a Meeting......................   74
  Shareholder Inspection Rights; Shareholder List...........   75
  Amendment to Charter Documents............................   75
  Amendment to Bylaws.......................................   76
  Merger or Business Combinations...........................   76
  Dissenters' Rights/Appraisal Rights.......................   76
  Limitation of Personal Liability of Directors.............   77
PROPOSAL 2
  ELECTION OF DIRECTORS OF TEAMSTAFF........................   78
CERTAIN REPORTS.............................................   89
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   92
STOCKHOLDER PROPOSALS.......................................   92
EXPERTS.....................................................   92
LEGAL MATTERS...............................................   93


APPENDIX

A. Agreement and Plan of Merger by and among TeamStaff, Inc., TeamSub, Inc. and BrightLane.com, Inc., dated as of March 6, 2001, as amended by Amendment No. 1 dated March 26, 2001 and Amendment No. 2 dated April 6, 2001 (without exhibits and schedules).

B. Form of Escrow Agreement between TeamStaff, Inc. and BrightLane.com, Inc. regarding escrow of 150,000 shares to provide indemnification for Teamstaff.

C. Form of Escrow Agreement between TeamStaff, Inc. and BrightLane.com, Inc. regarding escrow of 150,000 shares to provide indemnification for BrightLane.

D.  Fairness Opinion of Raymond James & Associates, Inc.

E.  Fairness Opinion of The Robinson-Humphrey Company, LLC

F. Sections 14-2-1301 through 14-2-1332 of the Official Code of Georgia Regarding Dissenters' Rights

G . BrightLane.com, Inc. Financial Statements as of December 31, 1999 and
    December 31, 2000 and the Period May 7, 1999 (date of inception) through December 31, 1999, for the year ended December 31, 2000 and the period May 7, 1999 (date of inception) through December 31, 2000, together with Auditors' Report.


H. BrightLane.com, Inc. Unaudited Balance Sheet at March 31, 2001 and December 31, 2000, Statements of Operations for the three months ended March 31, 2001 and March 31, 2000 and the period May 7, 1999 (date of inception) through March 31, 2001), Statements of Cash Flows for the three months ended March 31, 2001 and March 31, 2000 and the period May 7, 1999 (date of inception) through March 31, 2001.


I. TeamStaff, Inc. Board of Directors' Audit Committee Charter adopted of June 14, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q. WHY ARE TEAMSTAFF AND BRIGHTLANE PROPOSING THE MERGER? (SEE PAGES 36 AND 38)


A. TeamStaff, like the PEO industry generally, expects to face growing competitive threats from Internet-enabled providers of outsourced human resources. BrightLane, like other new economy companies, must continue to develop effective and efficient ways to establish an extensive member base and earn revenues sufficient to sustain its operations. We believe the combination of the two companies addresses each company's needs. BrightLane offers TeamStaff valuable Internet delivery capabilities and services as well as cash assets. TeamStaff offers BrightLane a broad common base and a potential stream of revenue as well as an opportunity for its shareholders to gain liquidity for their investment as TeamStaff is a public company.


Q. WHAT WILL BRIGHTLANE SHAREHOLDERS RECEIVE FOR THEIR BRIGHTLANE SHARES? (SEE PAGE 56)



A. BrightLane common and preferred shareholders will receive a total of 8,066,631 shares of TeamStaff common stock. As of August 8, 2001, BrightLane had outstanding 4,841,392 shares of its common stock, 38,390 shares of series A preferred stock, 1,717,385 shares of series B preferred stock, and 536,682 shares of series C preferred stock. Additionally, on July 31, 2001 BrightLane had outstanding vested options to acquire 2,450,900 shares of its common stock. BrightLane believes that holders of substantially all of these outstanding options will exercise their options prior to closing of the merger and that there will be approximately 7.3 million shares of its common stock outstanding at the time of the merger. Therefore, for each share of BrightLane stock they hold, each BrightLane common shareholder will receive approximately .22 shares of TeamStaff common stock, each BrightLane series A preferred shareholder will receive approximately 22.774 shares of TeamStaff common stock, each BrightLane series B preferred shareholder will receive
   1.941 shares of TeamStaff common stock, and each BrightLane series C preferred shareholder will receive approximately 4.205 shares of TeamStaff common stock.


   The total number of shares of TeamStaff common stock to be distributed to BrightLane shareholders is fixed and will not increase or decrease even if BrightLane issues additional stock or options or other securities. If BrightLane were to issue additional stock or options or other securities, the number of TeamStaff shares each existing BrightLane common shareholder receives would be reduced accordingly. However, BrightLane does not anticipate it will issue any additional stock before the closing (other than those in connection with the exercise of options). TeamStaff will not issue fractional shares in the merger. Each BrightLane shareholder will receive cash in lieu of a fractional share.


Q: WHAT PERCENTAGE OF TEAMSTAFF COMMON STOCK WILL BRIGHTLANE SHAREHOLDERS OWN
   AFTER THE MERGER? (SEE PAGE 56)



A: The BrightLane Shareholders will own not more than approximately 49.9% of the outstanding common stock of TeamStaff after closing of the merger. At July 31, 2001, TeamStaff had outstanding 8,079,553 shares of common stock.



Q. WILL TEAMSTAFF SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER? (SEE PAGE 63)


A. No. TeamStaff shareholders will continue to hold the TeamStaff shares they currently own.


Q. WHAT DO THE ESCROWED SHARES MEAN TO ME? (SEE PAGE 57)


A. BrightLane has agreed to place 150,000 shares of the TeamStaff common stock to be received in the merger in escrow to indemnify TeamStaff against any claims arising out of a breach by BrightLane of any of its representations, warranties and covenants in the merger agreement. The escrowed shares will be withheld from all of the BrightLane shareholders, pro rata and rounded to the nearest whole share, based on the amount of BrightLane shares owned before the merger. After the escrow period, the amount of escrowed shares remaining in escrow will be distributed to the BrightLane shareholders.

   TeamStaff has also agreed to place an additional 150,000 in escrow to indemnify the former BrightLane Shareholders against any claims arising out of a breach by TeamStaff of any of its covenants, representations and warranties in the merger agreement. The escrow will remain in place for up to one year from closing of the merger.


Q. WHAT WILL THE NAME OF EACH COMPANY BE AFTER THE MERGER? (SEE PAGE 56)


A. TeamStaff's name will remain TeamStaff, Inc. and BrightLane will remain BrightLane.com, Inc., but BrightLane will be a wholly owned subsidiary of TeamStaff.


Q. WHAT RISKS SHOULD I CONSIDER? (SEE PAGE 14)



A. You should review "Risk Factors" beginning on page 14. You should also review the factors considered by each company's board of directors in making their recommendations to shareholders. See "Recommendation of the TeamStaff board of directors" beginning on page 36 and "Recommendation of BrightLane's board of directors" beginning on page 38.



Q. WHAT SHAREHOLDER APPROVALS ARE NEEDED? (SEE PAGE 60)


A. The affirmative vote of the holders of a majority of the shares of TeamStaff's common stock present in person or by proxy at the annual meeting is required to approve the issuance of the TeamStaff common stock in the merger, provided a quorum is present in person or by proxy (meaning a majority of the shares of TeamStaff's common stock outstanding on the record date are present in person or by proxy at the special meeting). The affirmative vote of the holders of a majority of the outstanding shares of BrightLane's common stock, and series A , B and C preferred stock voting together as one class is required to approve the merger. In addition, the affirmative vote of the BrightLane series B and C preferred stock, each voting separately as a class, are required to approve the merger.


Q: WILL THE BRIGHTLANE SHAREHOLDERS BE ABLE TO TRADE THE TEAMSTAFF COMMON STOCK
   THAT THEY RECEIVE IN THE MERGER? (SEE PAGE 65)



A: Yes. TeamStaff's common stock is listed on the Nasdaq National Market under the symbol "TSTF." The TeamStaff common stock that the BrightLane shareholders receive will be freely tradeable unless you are an affiliate of TeamStaff or BrightLane and unless you own 1% or more of BrightLane's common stock determined on a fully diluted basis, in which event you will be required to sign a lock-up agreement. The terms of the lock-up are described on Page 58.



Q: WILL THE BRIGHTLANE SHAREHOLDERS RECOGNIZE GAIN OR LOSS FOR TAX PURPOSES? (SEE PAGE 62)


A: The merger has been structured as a reorganization for United States federal income tax purposes. In general, BrightLane shareholders will not recognize gain or loss for United States federal income tax purposes by exchanging their BrightLane shares for any TeamStaff shares in the merger. However, BrightLane shareholders will recognize gain or loss with respect to cash received in lieu of a fractional share of TeamStaff common stock. Because many BrightLane shareholders are not U.S. residents or taxpayers, certain special rules may apply to you, and this summary may not apply to all BrightLane shareholders. The BrightLane shareholders are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this joint proxy statement prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.


Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (SEE PAGE 61)



A: Under Georgia law, holders of BrightLane's common and preferred stock are entitled to dissenters' rights in the merger. Under New Jersey law, holders of TeamStaff stock are not entitled to appraisal rights in the merger. For a description of dissenters' rights for BrightLane shareholders, see the section entitled "BrightLane Dissenters' Rights" on page 61.

Q: DOES THE BOARD OF DIRECTORS OF TEAMSTAFF RECOMMEND VOTING IN FAVOR OF THE
   BRIGHTLANE MERGER? (SEE PAGE 36)


A: Yes. After careful consideration, TeamStaff's board of directors recommends that its shareholders vote in favor of the issuance of shares of TeamStaff common stock to the shareholders of BrightLane in the merger.


Q: HAS THE TEAMSTAFF BOARD OF DIRECTORS RECEIVED A FAIRNESS OPINION IN
   CONNECTION WITH THE OFFER AND THE MERGER? (SEE PAGE 39)



A: Yes. The TeamStaff board of directors has received an opinion from Raymond
   James & Associates, Inc., dated March 30, 2001, to the effect that, as of that date, the consideration to be received by TeamStaff shareholders pursuant to the merger agreement is fair to them from a financial point of view.



Q: DOES THE BOARD OF DIRECTORS OF BRIGHTLANE RECOMMEND VOTING IN FAVOR OF THE
   BRIGHTLANE MERGER? (SEE PAGE 38)


A: Yes. After careful consideration, BrightLane's board of directors unanimously recommends that its shareholders vote in favor of the proposed agreement and plan of merger.


Q: HAS THE BRIGHTLANE BOARD OF DIRECTORS RECEIVED A FAIRNESS OPINION IN
   CONNECTION WITH THE OFFER AND THE MERGER? (SEE PAGE 43)



A: Yes. The BrightLane board of directors has received an opinion from The
   Robinson-Humphrey Company, LLC, dated March 21, 2001, to the effect that, as of that date, the consideration to be offered by TeamStaff to the BrightLane shareholders pursuant to the merger agreement is fair from a financial point of view.



Q: WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED? (SEE PAGE 56)



A: TeamStaff and BrightLane are working toward completing their merger as quickly as possible. The parties anticipate holding a closing and completing the transaction within a few days following the shareholders' meetings.



Q. WHEN AND WHERE ARE THE SHAREHOLDER MEETINGS? (SEE PAGES 29 AND 32)



A. The TeamStaff annual meeting will take place on August 29, 2001 at 10:30 a.m., local time, at Somerset Marriott, 110 Davidson Drive, Somerset, NJ 08873. The BrightLane special meeting will take place on August 28, 2001 at 10:00 a.m., local time, at BrightLane's corporate headquarters, Suite 200, 3650 Mansell Road, Alpharetta, GA 30022.



Q. WHAT IF I DO NOT VOTE? (SEE PAGE 29 AND 32)


A. For BrightLane shareholders, if you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the meetings, and will not be counted as either a vote for or against the merger. This will have the same effect as a vote against the merger if you are a BrightLane shareholder. The failure to vote does not, in itself, protect your dissenters' rights under Georgia law.

   For TeamStaff Shareholders, if you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.


Q. CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY? (SEE PAGE 30 AND 33)



A. Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:


   - First, you can revoke your proxy.

   - Second, you can submit a new proxy bearing a later date.

  If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of TeamStaff or BrightLane before your shareholder meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

  - Third, if you are a holder of record, you can attend your shareholder meeting and vote in person. Simply attending your shareholder meeting, however, will not revoke your proxy.


Q. HOW CAN I EXCHANGE MY SHARES OF BRIGHTLANE? (SEE PAGE 58)



A. Continental Stock Transfer & Trust Company will act as exchange agent and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Continental Stock Transfer & Trust Company until you have received these materials.



Q. SHOULD BRIGHTLANE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW? (SEE PAGE 58)


A. No. After we complete the merger, the TeamStaff exchange agent, Continental Stock Transfer & Trust Company, will send BrightLane shareholders written instructions to exchange their BrightLane common stock for TeamStaff common stock.


Q. WHAT DO I NEED TO DO NOW? (SEE PAGES 29, 32 AND 58)


A. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by:

   - completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope; or

   - submitting your proxy or voting instructions by telephone or through the Internet.

   In order to assure that we obtain your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person.


Q. WHO CAN HELP ANSWER MY QUESTIONS?


A. If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

     If you are a TeamStaff shareholder:

     TeamStaff, Inc.
     300 Atrium Drive
     Somerset, NJ 08873
     Attention: Donald T. Kelly, Chief Financial Officer and Secretary

     If you are a BrightLane shareholder:

     BrightLane.com, Inc.
     Suite 200
     3650 Mansell Road
     Alpharetta, GA 30022
     Attention: D. Alan Najjar, Chief Operating Officer

                                    SUMMARY


     This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus. It may not contain all of the information that may be important to you. Before voting, you should carefully read the entire joint proxy statement/prospectus, the appendices and other documents to which this joint proxy statement/prospectus refers in their entirety to fully understand the merger agreement and the transactions contemplated by the merger agreement. In addition, TeamStaff incorporates by reference important business and financial information about TeamStaff into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information."


                                 THE COMPANIES

TEAMSTAFF, INC.
300 Atrium Drive
Somerset, NJ 08873
(732) 748-1700

     TeamStaff, Inc., formerly named Digital Solutions, Inc., a New Jersey corporation, was founded in 1969 as a payroll service company and has evolved into a leading provider of human resource management and professional employer organization services to a wide variety of industries in 50 states. The Company currently offers three types of services related to the human resource management business:


     - professional employer organization, or PEO, services, such as payroll processing, personnel administration, benefits administration, workers' compensation administration and tax filing;


     - employer administrative services, such as payroll processing and tax filing; and

     - contract staffing, or the placement of temporary and permanent employees.

     TeamStaff derives substantially all of its revenue from its three business lines comprised of professional employer organization, temporary staffing and payroll services.

     TeamStaff currently furnishes PEO, payroll and contract staffing services to over 4,300 client organizations with approximately 23,500 worksite employees, 500 staffing employees and processing for approximately 30,000 payroll service employees and believes that it currently ranks, in terms of revenues and worksite employees, as one of the top professional employer organizations in the United States. The Company's contract staffing business mainly places medical imaging personnel in hospitals and clinics throughout the United States through its Clearwater, Florida and Houston, Texas offices. The Company has six regional offices located in Somerset, New Jersey; Houston and El Paso, Texas; Woburn, Massachusetts; and Delray and Clearwater, Florida and seven additional sales service centers in New York, New York; El Paso and Houston, Texas; Delray, and Clearwater, Florida; Woburn, Massachusetts; and Somerset, New Jersey.

     The TeamStaff annual report to shareholders for the fiscal year ended September 30, 2000, including financial statements, and TeamStaff's report on form 10-Q for the quarter ended March 31, 2001, accompanies this proxy statement.

BRIGHTLANE.COM, INC.
3650 Mansell Road
Suite 200
Alpharetta, GA 30022

     BrightLane provides products and services for small businesses. Through its online business center website, BrightLane's small business customers can purchase banking, 401(k), insurance, payroll, online recruiting and other administrative products and services. BrightLane also markets software that third parties such as banks and insurance companies use to create a private online business center for their small business customers. BrightLane offers its online business center products and services through strategic relationships with well-known suppliers of small business products and services who sign on to participate in the BrightLane online business center. BrightLane's customers access these services directly through the BrightLane business center, and enjoy the benefits of a single, unified log-on, a safe and secure online environment, continuous data back-up and an easy-to-use account management tool. BrightLane offers its online business center software, on a private label basis, to third parties who desire to use this software to establish and maintain an online business center for their small business customers. This private label software is being offered primarily to companies such as banks, insurance companies, employee benefits companies and staffing companies who desire to increase their revenues from their existing and future small business customers. BrightLane will work together with its customer to design a private online business center and develop, maintain, host and support that online business center. BrightLane derives revenues from software license fees, ongoing support, consulting and design fees and from business transactions conducted through the BrightLane participants.


     Certain audited and unaudited financial statements of BrightLane appear as Appendices G and H to this joint proxy statement/prospectus.



THE MERGER (SEE PAGE 56)



     TeamStaff and BrightLane have entered into an agreement and plan of merger that provides for the merger of BrightLane and a wholly owned subsidiary of TeamStaff. As a result of the merger, BrightLane will become a wholly owned subsidiary of TeamStaff and BrightLane common and preferred stockholders will collectively receive 8,066,631 shares of TeamStaff common stock in exchange for the shares of BrightLane common stock and preferred stock they own. Of the 8,066,631 shares to be issued to the BrightLane shareholders in the merger, 7,916,631 will be issued at the closing and 150,000 will be withheld and will be placed in escrow under the indemnification provisions of the merger agreement. The BrightLane shareholders will own approximately 49.9% of the outstanding shares of TeamStaff common stock outstanding after the merger. At July 31, 2001, TeamStaff had 8,079,553 shares of common stock outstanding. The BrightLane shareholders will thereafter have no shareholder rights in BrightLane.



WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 56)



     Each share of BrightLane common stock and series A, B and C preferred stock will be exchanged for shares of TeamStaff common stock at different "exchange ratios". The exchange ratios will be determined at the closing of the merger by dividing the total number of shares of TeamStaff common stock to be issued to each class of BrightLane shareholder, by the total number of shares of stock of such class outstanding at the closing. The number of shares of TeamStaff common stock issuable in connection with the merger is subject to adjustment under certain circumstances as described at pages 56 to 58. The table below sets forth the exchange ratios for each class based on the number of shares to be issued to each class of BrightLane shareholders and the anticipated number of shares of BrightLane common stock and series A, B and C preferred stock to be outstanding at the closing.

                                            NUMBER OF SHARES OF
ANTICIPATED NUMBER OF
                                              TEAMSTAFF STOCK       SHARES OF
BRIGHTLANE STOCK
CLASS OF BRIGHTLANE STOCK                 TO BE ISSUED AT CLOSING
OUTSTANDING AT CLOSING     EXCHANGE RATIO
-------------------------                 -----------------------
--------------------------   --------------
Common..................................         1,601,731
7,292,292                 0.220
series A preferred......................           874,295
38,390                22.774
series B preferred......................         3,334,117
1,717,385                 1.941
series C preferred......................         2,256,488
536,682                 4.205
                                                 ---------
Total...................................         8,066,631


A PORTION OF THE TEAMSTAFF SHARES WILL BE PLACED IN ESCROW (SEE PAGE 57)


     BrightLane has agreed to place 150,000 shares of the TeamStaff common stock to be received in the merger in escrow to indemnify TeamStaff against any claims arising out of a breach by BrightLane of any of its representations, warranties and covenants in the merger agreement. The escrowed shares will be withheld from all of the BrightLane shareholders, pro rata based on the number of BrightLane shares each shareholder owns before the merger and rounded to the nearest whole share. The escrow fund will serve as TeamStaff's exclusive remedy for damages for which TeamStaff is entitled to indemnification under the merger agreement. The shares deposited in the escrow fund will remain available to compensate TeamStaff for one year from the date of the closing of the merger.

     After the escrow period, the amount of shares remaining in escrow will be distributed to the BrightLane shareholders, pro rata.

     TeamStaff has also agreed to place an additional 150,000 shares in escrow to indemnify the former BrightLane Shareholders against any claims arising out of a breach by TeamStaff of any of its covenants, representations and warranties in the merger agreement. The escrow fund will serve as BrightLane's exclusive remedy for damages for which BrightLane is entitled to indemnification under the agreement. The shares deposited in the escrow fund will remain available to compensate BrightLane for one year from the date of the closing of the merger.

     A copy of a form of the escrow agreement is attached as Appendix B. We encourage you to read the escrow agreement carefully.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND OPINION OF FINANCIAL ADVISER (SEE PAGES 36 TO 47)


     To TeamStaff Shareholders: The TeamStaff board of directors believes that the merger is fair to you and in your best interests and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the issuance of the shares pursuant to the terms of the merger agreement.

     To BrightLane Shareholders: The BrightLane board of directors believes that the merger is fair to you and in your best interests and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the agreement and plan of merger.

     Opinion of TeamStaff Financial Adviser: In deciding to approve the merger, the TeamStaff board of directors considered the opinion of its financial adviser, Raymond James & Associates, Inc., that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the merger is fair, from a financial point of view, to TeamStaff and its shareholders. Raymond James has provided no opinion as to whether the merger is fair, from a financial point of view, to the BrightLane shareholders. The full text of this opinion is attached as Appendix C to this joint proxy statement/prospectus. TeamStaff urges its shareholders to read the opinion of Raymond James & Associates in its entirety.

     Opinion of BrightLane Financial Adviser: In deciding to approve the merger, the BrightLane board of directors considered the opinion of its financial adviser, The Robinson-Humphrey Company, LLC, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the consideration to be offered in the merger is fair, from a financial point of view, to the shareholders of BrightLane. Robinson-Humphrey has provided no opinion as to whether the merger is fair, from a financial point of view, to the TeamStaff shareholders. The full text of this opinion is attached as Appendix D to this joint proxy statement/prospectus. BrightLane urges its shareholders to read the opinion of Robinson-Humphrey in its entirety.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 47)


     Some of the directors and executive officers of TeamStaff and BrightLane have interests in the merger that are different from, or are in addition to, the interests of their company's shareholders. These interests include the following:


     - as of July 31, 2001 directors and executive officers of TeamStaff and their affiliates beneficially owned approximately 2.6% of the outstanding shares of TeamStaff common stock, and directors and executive officers of BrightLane and their affiliates beneficially owned approximately 33.0% of the outstanding shares of BrightLane common stock;


     - upon closing of the merger, Donald W. Kappauf, the President and Chief Executive Officer of TeamStaff, and Donald T. Kelly, the Chief Financial Officer of TeamStaff, will continue in their same positions but with an increase in their base salaries;

     - Vinson A. Brannon, President and Chief Executive Officer of BrightLane, and D. Alan Najjar, Chief Operating Officer, each have provisions in their contracts which cause all of their options to be immediately vested upon the merger and provide two years severance arrangements in the event they are terminated without cause or voluntarily leave the employ of BrightLane within the 30-day period immediately after the merger;


     - upon closing of the merger, T. Stephen Johnson, David M. Carroll, Susan
       A. Wolken, and Donald M. MacLeod will become members of TeamStaff's board of directors, and Mr. Johnson will become chairman of the board; and


     - Rocco J. Marano, John H. Ewing and Charles R. Dees, Jr., directors of TeamStaff, will cease to be directors after the merger, and have been awarded warrants to purchase 1,000 shares of TeamStaff's common stock for each year of service as a director. Donald W. Kappauf, Karl Dieckmann, William Marino and Martin Delaney will remain as directors of TeamStaff.

     - Effective at closing of the transaction, the compensation payable to TeamStaff's directors will be changed so that $2,500.00 per month will be paid to the chairman of the board and to the vice-chairman of the board.


     - Holders of options, including BrightLane officers, to acquire BrightLane shares will receive loans to cover tax liabilities resulting from the option exercise. T. Stephen Johnson will receive a loan in the principal amount of approximately $300,000.



DISSENTERS' RIGHTS (SEE PAGE 61)


     Under New Jersey law, TeamStaff's common shareholders are not entitled to dissenters' rights in connection with the issuance of the shares to the BrightLane shareholders or in connection with the merger.

     Under Georgia law, BrightLane's common and preferred shareholders are entitled to dissenters' rights in connection with the merger. However, under the terms of the merger agreement, TeamStaff is not required to consummate the transaction if holders of more than 230,000 BrightLane shares of common stock exercise appraisal rights or if any of the holders of series B or series C preferred stock exercise liquidation rights.

THE SHAREHOLDER MEETINGS (SEE PAGES 28 AND 31)



     Annual Meeting of TeamStaff's Shareholders. The TeamStaff annual meeting will be held at Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873 on August 29, 2001, starting at 10:30 a.m., local time.



     If you are a beneficial owner of TeamStaff common stock at the close of business on July 31, 2000, which TeamStaff's board of directors has established as the record date, you are entitled to one vote for each share you hold of record on each matter submitted to a vote of shareholders. The holders of a majority of the outstanding shares entitled to vote at the annual meeting must be present in person or represented by proxy in order for TeamStaff to transact business.



     The affirmative vote of the holders of a majority of the shares of TeamStaff's common stock present in person or by proxy at the annual meeting is required to approve the issuance of the shares in the merger and the transaction in general. As of July 31, 2001, directors, officers and shareholders holding approximately 1,573,016 shares (19.4%) of TeamStaff had delivered agreements stating that they would vote in favor of the merger.



     Special Meeting of BrightLane's Shareholders. The BrightLane special meeting will be at BrightLane's corporate headquarters at Suite 200, 3650 Mansell Road, Alpharetta, GA 30022 on August 28, 2001, starting at 10:00 a.m., local time.



     If you are a beneficial owner of BrightLane's common stock or series A or series B preferred stock at the close of business on August 8, 2001, which BrightLane's board of directors has established as the record date, you are entitled to one vote for each share you hold of record on each matter submitted to a vote of shareholders. If you hold series C preferred stock, you are entitled to 10 votes per share of series C preferred stock that you hold. The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy in order for BrightLane to transact business.


     The affirmative vote of the holders of a majority of the outstanding shares of BrightLane common and preferred stock voting as a single class as well as the affirmative vote of the holders of a majority of outstanding shares of series B and series C preferred stock voting as separate classes are required to adopt the agreement and plan of merger.


     As of August 8, 2001, directors, officers and shareholders holding 1,588,376 of BrightLane common stock representing approximately 33% of the total number of BrightLane common stock currently outstanding had delivered agreements stating that they would vote in favor of the agreement and plan of merger. In addition, First Union Private Capital, Inc. and Nationwide Financial Services, Inc., the holders of the BrightLane series B and C preferred stock, respectively, had delivered similar agreements.



BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER (SEE PAGE 80)


     Immediately after the merger, TeamStaff's board of directors will consist of nine persons, four nominated by TeamStaff, four nominated by BrightLane, and one member jointly nominated. Two of BrightLane's nominees will be selected by First Union Private Capital, Inc., an affiliate of First Union Corporation, and one will be selected by Nationwide Financial Services, Inc. TeamStaff's board of directors is divided into three classes of directors, each class as nearly equal in number as possible but not less than one director. Each director serves for a three-year term, staggered by class so only one class of directors stands for reelection each year.

     Effective at the closing of the merger, the directors and executive officers of TeamStaff will be:

NAME                                        TITLE                        CLASS
  TERM EXPIRES
----                                        -----                       -------
  ------------
David Carroll...........  Director                                      Class 2
      2004
Karl Dieckmann..........  Vice Chairman of the Board of Directors       Class 2
      2004
Donald W. Kappauf.......  President and Chief Executive Officer,        Class 2
      2004
                          Director
William Marino..........  Director                                      Class 1
      2003
T. Stephen Johnson......  Chairman of the Board of Directors            Class 1
      2003
Susan A. Wolken.........  Director                                      Class 1
      2003
Donald M. MacLeod.......  Director                                      Class 3
      2002
Martin Delaney..........  Director                                      Class 3
      2002
Donald T. Kelly.........  Chief Financial Officer, Vice President
                          and Secretary


     The ninth member of the board of directors, who will serve as a Class 3 director, will be determined after closing of the merger by the other members of the Board. No person has been identified at this time to serve as the ninth member.



TREATMENT OF STOCK OPTIONS (SEE PAGE 57)


     TeamStaff. When the merger is completed, each outstanding TeamStaff option will remain outstanding.


     BrightLane. As a condition of the merger, all outstanding BrightLane stock options must be exercised according to their terms or terminated at the effective time of the merger. BrightLane believes that holders of approximately
2.4 million outstanding vested options will exercise their options prior to the closing of the merger. The merger agreement provides that BrightLane may make recourse loans to holders of options that elect to exercise prior to the closing of the merger in an amount determined by BrightLane, subject to approval of TeamStaff not to be unreasonably withheld, to pay such option holder's estimated state and federal income tax liability resulting from any exercise. BrightLane believes that it will make loans in the aggregate principal amount of approximately $800,000 to $1,200,000. The precise amount of the loans will depend upon the number of optionholders who exercise their options, the applicable tax rate of the BrightLane option holder and the fair market value of the TeamStaff common stock at the date of exercise.



TAX CONSIDERATIONS (SEE PAGE 62)


     We anticipate that the merger will be a tax-free reorganization for U.S. federal income tax purposes, and that BrightLane shareholders will recognize no gain or loss upon conversion of their BrightLane stock into shares of TeamStaff common stock, except with respect to cash received, if any, in lieu of fractional shares. BrightLane shareholders may, however, recognize income, gain or loss in connection with the exercise of dissenters' rights. These conclusions are based upon advice of counsel, not upon an opinion of counsel, and, therefore, BrightLane shareholders should consult with their own tax advisers concerning the federal income tax consequences of the merger, as well as the applicable state, local, foreign or other tax consequences, based upon your individual circumstances.

     There is no taxable event for the TeamStaff shareholders.


ACCOUNTING TREATMENT (SEE PAGE 62)



     TeamStaff has 8,079,553 shares outstanding as of July 31, 2001 and therefore will be deemed the acquiror for accounting purposes. We intend to account for the merger as an acquisition using the purchase method of accounting under generally accepted accounting principles, which means that TeamStaff will treat BrightLane as a separate entity for periods prior to the closing and, thereafter, as a wholly owned subsidiary of TeamStaff. BrightLane's operating results will be included with TeamStaff's beginning at the closing of the merger



     On June 30, 2001, the Financial Accounting Standards Board (FASB) issued a Statement of Financial Accounting Standards, No. 142 entitled "Goodwill and Other Intangible Assets." The FASB concluded that goodwill generated in a business combination will no longer be amortized against earnings, but instead written off to expense only when its value has been determined to have been impaired. For purchase accounted acquisitions consummated after June 30, 2001, any goodwill or intangibles with indefinite life will not be amortized. The pro forma financial statements contained in this joint proxy statement/prospectus have not been prepared to reflect the new rule. Upon completion of a valuation to allocate the purchase price and determine the goodwill value, such goodwill will not be amortized against earning.



EFFECTIVE TIME OF THE MERGER; EXCHANGE OF SHARES (SEE PAGE 56)


     The merger will become effective when we file a certificate of merger with the Secretary of State of Georgia. We expect to file the certificate as soon as practicable after the shareholder meetings, subject to approvals by TeamStaff's and BrightLane's respective shareholders at their respective meetings, and satisfaction or waiver of the terms and conditions of the merger agreement.


     Continental Stock Transfer & Trust Company will act as exchange agent for the merger and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Continental Stock Transfer until you have received these materials. Continental Stock Transfer & Trust Company will issue new TeamStaff certificates to all BrightLane shareholders exchanging their shares and pay you for any fractional interests as promptly as practicable following its receipt of your certificates and other required documents. You will not receive accrued interest on the cash payable to you upon the surrender of your certificates. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.



CONDITIONS TO THE MERGER; TERMINATION (SEE PAGE 59)


     TeamStaff's and BrightLane's obligations under the agreement and plan of merger are subject to the prior satisfaction or waiver of a number of conditions, including the following:

     - the agreement and plan of merger must be approved by the requisite number of BrightLane's shareholders, and the issuance of TeamStaff common stock must be approved by the requisite number of TeamStaff's shareholders;

     - no action, suit or proceeding shall be pending or threatened which may prevent consummation of the merger;

     - the parties shall have procured consents from designated third parties;

     - no material adverse change to the condition, business, operations or prospects of BrightLane or TeamStaff may have occurred;

     - TeamStaff and First Union Corporation shall have agreed to the terms of a marketing agreement;

     - TeamStaff shall have a market capitalization of at least $22 million; and

     - BrightLane must have cash or cash equivalents of at least $12.6 million (before payment by BrightLane of its transaction expenses, operating costs of BrightLane to the date of closing and amounts made as loans to BrightLane's exercising option holders).

MARKET PRICES FOR COMMON STOCK (SEE PAGE 49)



     TeamStaff's common stock is traded on the Nasdaq National Stock Market under the symbol TSTF. See "Market Price and Dividend Information" for details about the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the first and second quarters of 2001.



     On March 5, 2001, the last trading day prior to the announcement of the signing of the merger agreement, the closing price per share of TeamStaff's common stock as reported by Nasdaq was $5.2812. On July 31, 2001, the closing price per share of TeamStaff's common stock as reported by Nasdaq was $8.40. As of July 31, 2001, the record date, there were approximately 270 holders of record of TeamStaff common stock.



NASDAQ LISTING (SEE PAGE 49)



     The shares of TeamStaff common stock to be issued in the merger to the BrightLane shareholders will be listed on the Nasdaq National Stock Market.



OTHER AGREEMENTS (SEE PAGE 63)


  Marketing Agreement with First Union Corporation


     As part of the merger, TeamStaff has entered into a marketing agreement with First Union Corporation under which First Union will promote TeamStaff's PEO services to First Union's business banking customers. The agreement will become effective upon completion of the transaction. TeamStaff will pay First Union an initial fee for each business banking customer employee referred by First Union to TeamStaff who becomes a leased or co-employee of TeamStaff and is a full-time employee scheduled to work a minimum of 1500 hours per annum. TeamStaff will also pay First Union an additional fee for each business banking employee who becomes a leased or co-employee of TeamStaff as of the commencement date of the service agreement between TeamStaff and the business banking customer referred by First Union and who remains an employee for a minimum of 60 days. An affiliate of First Union Corporation owns all of BrightLane's series B preferred stock. First Union Corporation and its affiliates will own 3,334,117 shares of TeamStaff common stock after the merger. In addition, TeamStaff will enter into a letter agreement to provide that two persons selected by First Union will serve on the board of directors of TeamStaff.


     Purchase of Preferred Stock

     TeamStaff and BrightLane determined that it was in their mutual interests to enable TeamStaff to repay FINOVA Capital Corporation, TeamStaff's primary lender, the outstanding balance of one of TeamStaff's then outstanding term loans of approximately $3,800,000 (principal, interest and fees) in April 2001. To enable TeamStaff to repay the term loan, TeamStaff sold to BrightLane 3,500,000 shares of newly created series A preferred stock for a purchase price of $1.00 per share. The series A preferred stock is convertible into TeamStaff common stock only if the merger agreement between TeamStaff and BrightLane is terminated. The conversion price is equal to 70% of the market price of TeamStaff common stock at the time of conversion, but in no event less than $2.34 per share (representing the right to receive, if converted, not more than 1,500,000 shares of TeamStaff common stock).

     In the event the merger is completed, the series A preferred stock will be canceled by TeamStaff.

TEAMSTAFF SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data of TeamStaff as of and for each of the fiscal years ended September 30, 2000, 1999, 1998, 1997, and 1996, and for the six months ended March 31, 2001 and 2000, respectively. This financial data should be read in conjunction with TeamStaff's historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this joint proxy statement/prospectus.


                                  SIX MONTHS ENDED
                                      MARCH 31                           FISCAL
YEAR ENDED SEPTEMBER 30
                               -----------------------
--------------------------------------------------------------
                                2001(4)        2000       2000(3)      1999(2)
     1998         1997         1996
                               ----------   ----------   ----------   ----------
  ----------   ----------   ----------
                                              (AMOUNTS IN THOUSANDS, EXCEPT
SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.....................  $  323,070   $  161,824   $  447,743   $  244,830
  $  139,435   $  122,559   $  100,927
Direct Expenses..............     309,576      152,443      426,987      228,294
     129,747      113,894       92,490
Gross Profit.................      13,494        9,381       20,756       16,536
       9,688        8,665        8,437
Selling, General &
  Administrative Expenses
  (includes Depreciation &
  Amortization)..............      11,368        7,869       18,338       13,305
       8,050       11,316        8,801
Income (Loss) from
  Operations.................       2,126        1,512        2,418        3,231
       1,638       (2,651)        (364)
Net Income (Loss)............         941          626          951        1,776
       2,703       (2,832)        (597)
Earnings (Loss) per share(1)
  Basic......................  $      .12   $      .08   $      .12   $      .25
  $      .49   $     (.52)  $     (.12)
  Diluted....................  $      .12   $      .08   $      .12   $      .25
  $      .49   $     (.52)  $     (.12)
Weighted average shares
  outstanding(1)(4)..........
  Basic......................   8,009,586    7,957,543    7,954,176    7,127,806
   5,506,256    5,448,671    4,811,535
  Diluted....................   8,095,124    8,019,437    7,990,912    7,145,390
   5,543,799    5,448,671    4,811,535
BALANCE SHEET DATA:
Assets.......................      51,414       38,786   $   49,514   $   36,382
  $   16,648   $   14,163   $   14,800
Liabilities..................      32,406       20,975       31,455       19,417
       8,774        9,291        7,632
Long-Term Debt(4)............       5,322        4,026        6,222        4,502
       2,981           89          100
Working Capital
  (Deficiency)...............       2,924        4,051        3,065        2,968
       3,319       (1,401)         286
Shareholders' Equity(4)......  $   19,008   $   17,811   $   18,059   $   16,965
  $    7,874   $    4,872   $    7,168


---------------
(1) In accordance with Statement of Accounting Standards 128 ("SFAS"), basic and diluted earnings (loss) per share have replaced primary and diluted earnings
    (loss) per share.

(2) On January 25, 1999, the Company acquired the TeamStaff Companies through the issuance of 2,352,381 shares of TeamStaff, Inc. common stock and $3.2 million in cash in exchange for all capital stock of the TeamStaff Companies and for the repayment of debt.

(3) On April 8, 2000, the Company acquired the assets of the Synadyne division of Outsource International, Inc. for $3,500,000 plus a potential earnout payment.

(4) Does not reflect the sale and issuance of the TeamStaff series A preferred stock to BrightLane for $3,500,000, and the repayment of approximately $3,800,000 of principal, interest and related fees to FINOVA Capital Corporation, effected on April 12, 2001.

BRIGHTLANE'S SELECTED FINANCIAL DATA


     The following selected financial data as of and for the three months ended March 31, 2001 and 2000 was derived from BrightLane's unaudited financial statements included as Appendix H to this joint proxy/ prospectus. In addition, the following selected financial data as of and for the period ended December 31, 2000 and 1999 was derived from BrightLane's audited financial statements included as Appendix G to this joint proxy/prospectus. When you read this selected financial data, you should also read the historical financial statements and related notes of BrightLane included in this joint proxy statement/prospectus, and the section of this prospectus titled "BrightLane's Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons discussed in this joint proxy statement/prospectus, BrightLane's historical annual and interim results of operations do not necessarily indicate results that may be expected in the future.



                                               UNAUDITED
                                          THREE MONTHS ENDED
          MAY 7, 1999
                                               MARCH 31,              FISCAL
YEAR      (DATE OF INCEPTION)
                                       -------------------------         ENDED
            THROUGH
                                          2001          2000       DECEMBER 31,
2000    DECEMBER 31, 1999
                                       -----------   -----------
-----------------   -------------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $    87,631   $    18,087     $
199,246          $     5,154
Direct Expenses......................       75,820        15,428
173,773                4,345
Gross Profit.........................       11,811         2,659
25,473                  809
Selling, General & Administrative
  Expenses (includes Depreciation &
  Amortization)......................    1,975,828     2,395,869
15,974,215            3,832,587
Income (Loss) from Operations........   (1,964,017)   (2,393,210)
(15,948,742)          (3,831,778)
Interest Income......................      319,392       229,951
1,302,555              234,527
Net Income (Loss)....................   (1,644,625)   (2,163,259)
(14,646,187)          (3,597,251)
Charge Related to Contingent Stock
  Warrants...........................   (1,876,088)           --
--                   --
Net Loss Attributable to Common
  Stockholders.......................   (3,520,713)   (2,163,259)
(14,646,187)          (3,597,251)
Earnings (Loss) per share:
  Basic..............................  $     (0.73)  $     (0.45)    $
(3.03)         $     (0.97)
  Diluted............................  $     (0.73)  $     (0.45)    $
(3.03)         $     (0.97)
Weighted average shares
  outstanding(1):
  Basic..............................    4,841,400     4,841,400
4,841,400            3,695,060
  Diluted............................    4,841,400     4,841,400
4,841,400            3,695,060

BALANCE SHEET DATA:
Assets...............................  $20,320,621                   $
21,970,792          $21,922,311
Liabilities..........................      535,480
541,027           20,579,060
Long-Term Debt(1)....................           --
--           19,495,025
Working Capital......................   17,339,558
18,752,190           18,324,382
Shareholders' Equity (Deficit).......   19,785,141
21,429,765            1,343,251


------------------------
(1) In July of 2000 BrightLane authorized and issued an aggregate of 1,717,385 shares of its series B preferred stock, for the cancellation of the $19,500,000 promissory note payable to First Union Private Capital Inc. and a certificate for 1,233,840 stock purchase warrants.

SUMMARY TEAMSTAFF AND BRIGHTLANE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     On March 6, 2001, TeamStaff entered into a definitive agreement to acquire BrightLane in a transaction to be accounted for as a purchase. Under the merger agreement with BrightLane, TeamStaff will acquire BrightLane in exchange for approximately 8,066,631 shares of TeamStaff common stock, valued at approximately $48.66 million (based upon a price of $5.73 per share) including transaction charges. The following sets forth summary unaudited pro forma combined financial data to give effect to the issuance of 8,066,631 TeamStaff shares of common stock in the merger as if the transaction had been completed on October 1, 1999 for statement of operations purposes and March 31, 2001 for balance sheet purposes. The total estimated purchase price of the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of fair value with the excess over the net tangible assets acquired allocated to intangible assets. These allocations are subject to change pending a final analysis of the total purchase price over the fair value of the assets acquired and liabilities assumed. The impact of any of these changes could be material.

     The pro forma combined financial data does not give effect to:

     - the sale by TeamStaff to BrightLane on April 12, 2001, of 3.5 million shares of TeamStaff series A preferred stock to BrightLane for an investment of $3.5 million and the use of the proceeds of this investment (and additional TeamStaff funds) by TeamStaff to repay one of three term loans outstanding to FINOVA Capital Corporation, TeamStaff's lender.

     - TeamStaff's proposed repayment in full of TeamStaff's remaining obligations to FINOVA Capital Corporation, which is expected to occur promptly following completion of the merger.


     - any loans which may be made to the holders of BrightLane's outstanding options which may approximate between $800,000 to $1,200,000.



     This summary unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined condensed financial information and accompanying notes which are included in this joint proxy statement/prospectus, the separate historical financial statements and accompanying notes of TeamStaff, which are incorporated by reference in this joint proxy statement/ prospectus and the historical financial statements of BrightLane which are included in this joint proxy statement/prospectus. It is important that you read TeamStaff's most recent annual report on Form 10-K for the fiscal year ended September 30, 2000 and report on Form 10-Q for the fiscal quarter ended March 31, 2001 which are incorporated by reference. See "Where You Can Find More Information" on page 27.



     We have included this unaudited pro forma condensed summary financial information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if TeamStaff and BrightLane had operated as a single entity during this period and the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined enterprise will be. You should read this unaudited pro forma summary financial information in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Statements" included in this joint proxy statement/prospectus commencing at page 50.

         TEAMSTAFF, INC. AND SUBSIDIARIES SELECTED UNAUDITED PRO FORMA

                      CONDENSED COMBINED FINANCIAL DATA(1)

                                                               YEAR ENDED
SIX MONTHS ENDED
                                                              SEPTEMBER 30,
 MARCH 31,
                                                                  2000
    2001
                                                              -------------
----------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
Revenue.....................................................  $447,942,000
$323,237,000
Loss from operations........................................   (19,307,000)
  (4,791,000)
Net loss....................................................   (19,043,000)
  (4,479,000)
Net loss attributable to common stockholders................            --
  (6,355,000)
Basic and diluted net loss per common share.................  $      (1.19)
$      (0.40)

                                                                 AS OF
                                                               MARCH 31,
                                                                  2001
                                                              ------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 25,479,000
Working capital.............................................    17,833,000
Total assets................................................   100,613,000
Long-term obligations, net of current portion...............     5,346,000
Total stockholders' equity..................................    65,241,000

---------------

(1) For detailed information see "TeamStaff and BrightLane unaudited pro forma consolidated financial data" on page 50.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth historical net income (loss) and book value per share data of TeamStaff and BrightLane and unaudited pro forma combined net loss and book value per share data after giving effect to the merger with BrightLane.


     This data should be read in conjunction with the unaudited pro forma combined financial statements included in this joint proxy statement/prospectus, the consolidated financial statements and related notes of TeamStaff incorporated by reference in this joint proxy statement/prospectus and the historical financial statements and related notes of BrightLane included in this joint proxy statement/prospectus. The unaudited pro forma combined per share data is not necessarily indicative of the future or actual net income (loss) or book value per share that would have been achieved had the transactions been completed as of the beginning of the periods presented and assumed.


                                                                  HISTORICAL
     COMBINED OF

----------------------     TEAMSTAFF
                                                            TEAMSTAFF
BRIGHTLANE    BRIGHTLANE
                                                            ---------
----------    -----------
Net income (loss) per share for the year ended September
  30, 2000 and December 31, 2000 for TeamStaff and
  BrightLane, respectively -- Basic and Diluted...........    $0.12
$(3.03)       $(1.19)
Equivalent pro forma net loss per share for the year ended
  September 30, 2000......................................
        (0.26)(3)
Net income (loss) per share for the six months ended March
  31, 2001 -- Basic and Diluted...........................     0.12
(1.05)        (0.40)
Equivalent pro forma net loss per share for the six months
  ended March 31, 2001....................................
        (0.09)(3)
Book value per share at March 31, 2001:...................     2.38(1)
4.09(1)       4.06(2)
Equivalent pro forma book value per share at March 31,
  2001....................................................
         0.89(3)

---------------
1. Historical book value per share is computed by dividing stockholders' equity by the number of shares common stock outstanding at the end of the period.

2. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period, including the effect of the pro forma adjustment for the number of shares of TeamStaff common stock which would have been outstanding had the merger been consummated as of March 31, 2001.

3. The BrightLane equivalent pro forma combined per share amounts are calculated by multiplying the pro forma condensed per share amounts by the exchange ratio of TeamStaff common stock for each share of BrightLane common stock.

                                  RISK FACTORS


     In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.


RISKS RELATED TO THE MERGER

THE MERGER WILL DILUTE THE EQUITY INTEREST OF THE TEAMSTAFF SHAREHOLDERS AND WILL RESULT IN IMMEDIATE AND SUBSTANTIAL DILUTION OF TEAMSTAFF'S PER SHARE EARNINGS AND A SUBSTANTIAL DECREASE IN TEAMSTAFF'S INCOME FROM OPERATIONS.

     The merger on a pro forma basis will result in immediate and substantial dilution of earnings from $0.12 to $(1.19) per share, or a reduction of $1.31 per share, for the year ended September 30, 2000 and earnings from $0.12 to $(0.40) per share, or a reduction of $0.52 per share, for the six months ended March 31, 2001. Additionally, the merger on a pro forma basis would decrease TeamStaff's income from operations from $2,418,000 to a loss of $19,307,000 for the year ended September 30, 2000 and from $2,126,000 to a loss of $4,791,000 for the six months ended March 31, 2001. In addition, TeamStaff will incur an annual amortization charge of approximately $5,776,000 related to goodwill and intangible assets over the next five years. The anticipated dilution and the increase in TeamStaff's loss from operations could have a negative impact on the market price of TeamStaff's common stock. Analysts and investors carefully review a company's earnings per share and often base investment decisions on a company's operating profits and losses and per share earnings.

TEAMSTAFF'S SHAREHOLDERS WILL BE SUBSTANTIALLY DILUTED AS A RESULT OF THE MERGER AND THE BRIGHTLANE SHAREHOLDERS WILL OWN APPROXIMATELY 49% OF TEAMSTAFF'S OUTSTANDING SHARES.


     TeamStaff will issue 8,066,631 shares of its common stock in the merger. As of July 31, 2001, there were 8,079,553 shares of TeamStaff common stock outstanding. Upon completion of the merger, BrightLane shareholders will collectively own approximately 49.9% of TeamStaff's outstanding common stock. Therefore, after the merger, the BrightLane shareholders will have significant influence over matters of TeamStaff. In addition, TeamStaff has agreed that First Union and Nationwide, shareholders of BrightLane, will be entitled to have an aggregate of their persons serving with TeamStaff board of directors.


TEAMSTAFF'S STOCK PRICE IS VOLATILE AND THE VALUE OF THE TEAMSTAFF COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER.

     Under the agreement and plan of merger, the exchange ratio used to determine the number of shares of TeamStaff's common stock that BrightLane shareholders will receive is unaffected by the share price of TeamStaff's common stock as reflected on the Nasdaq Stock Market. Increases in the value of TeamStaff's common stock will result in a higher price being paid by TeamStaff for BrightLane and more value received by BrightLane shareholders in the merger. Decreases in the value of TeamStaff's common stock will result in a lower price being paid by TeamStaff for BrightLane and less value received by BrightLane shareholders in the merger. It is likely that you will not know the value of TeamStaff's common stock to be issued in the merger at the time of either the TeamStaff's annual meeting of shareholders or the BrightLane special meeting of shareholders.

     Under the agreement and plan of merger, neither TeamStaff nor BrightLane will have the right to terminate or renegotiate the agreement and plan of merger or to resolicit proxies as a result of any increase or decrease in the value of TeamStaff's outstanding common stock, except BrightLane may terminate if the market value of TeamStaff's common stock at the closing is less than $22.0 million (a stock price of approximately $2.75 per share).

     The market price of TeamStaff's common stock has been and may continue to be volatile. The trading volume and number of shares available in the public float has traditionally not been high, which impacts the volatility of the TeamStaff common stock. If TeamStaff's stock price is considered, in whole or in part, as an Internet stock after the merger, the market price may fluctuate significantly and decrease in response to various factors, including without limitation:

     - quarterly variations in operating results;

     - the announcement of technological innovations;

     - the announcement of management changes;

     - changes in estimates by securities analysts;

     - market conditions in the industry;

     - announcements and actions by competitors;

     - limited trading volume of our securities on the Nasdaq Stock Market;

     - regulatory and judicial actions; and

     - general economic conditions.

     In addition, as a result of the number of shares to be issued in the merger, and the potential dilution of TeamStaff's earnings per share, the price of TeamStaff's common stock is likely to continue to be volatile following the merger.


TEAMSTAFF'S COMMON STOCK HAS LOW TRADING VOLUME AND ANY SALE OF A SIGNIFICANT NUMBER OF SHARES IS LIKELY TO DEPRESS THE TRADING PRICE.



     TeamStaff's common stock is traded on the National Market of the Nasdaq Stock Market. Traditionally, the trading volume of the common stock has been limited. For example, for the 30 trading days ending on May 15, 2001, the average trading volume was 42,470 shares per day and on certain days fewer than 5,000 shares were traded. During such 30-day period the closing price of the TeamStaff common stock ranged from a high of $8.70 to a low of $4.62. Because of this limited trading volume, the former BrightLane shareholders may not be able to sell quickly any significant number of the TeamStaff shares, and any attempted sale of a large number of TeamStaff shares will likely have a material adverse impact on the price of the TeamStaff common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.



TEAMSTAFF MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER


     The success of the merger will depend, in part, on TeamStaff's ability to realize the anticipated growth opportunities and synergies from combining TeamStaff and BrightLane. To realize the anticipated benefits of this combination, the management team must develop strategies and implement a business plan that will:

     - effectively cross-promote and sell BrightLane's services and technologies with TeamStaff's PEO and other human resource services;

     - successfully cross-promote and sell services to the small business banking customers of First Union Corporation and, potentially, to the customers of Nationwide Financial Services;

     - effectively utilize BrightLane's technologies within TeamStaff's administrative organization to provide internal administrative support and connectivity with TeamStaff's PEO and other customers;

     - successfully retain and attract key employees, including operating management and key technical personnel, during the period of integration and in light of the competitive employment market; and

     - while integrating the two companies operations, maintain adequate focus on the core businesses of each company in order to take advantage of competitive opportunities and to respond to competitive challenges.


     If the management team is not able to develop strategies and implement a business plan that achieves these objectives, we may not realize the anticipated benefits of the merger. In particular, TeamStaff is likely to realize lower earnings per share which would have an adverse impact on TeamStaff and the market price of its common stock.

THE MERGER MAY RESULT IN DISRUPTION OF TEAMSTAFF'S AND BRIGHTLANE'S EXISTING BUSINESSES, DISTRACTION OF THEIR MANAGEMENT AND DIVERSION OF OTHER RESOURCES.

     The integration of TeamStaff's and BrightLane's businesses may divert management time and resources from the main businesses of both companies. This diversion of time and resources could cause the market price of TeamStaff's common stock to decrease. The new management will need to spend some of their time integrating BrightLane's and TeamStaff's operations. This could cause TeamStaff's business to suffer.

SOME OF TEAMSTAFF'S AND BRIGHTLANE'S DIRECTORS AND OFFICERS HAVE A CONFLICT OF INTEREST.

     In considering the recommendation of TeamStaff's and BrightLane's board of directors to vote for the proposal to adopt the merger agreement and approve the merger, you should be aware that members of TeamStaff's and BrightLane's board of directors and officers of each company have interests in the merger that differ from your interests. These interests may create potential conflicts of interests for these directors and officers in the future. Both TeamStaff's board of directors and BrightLane's board of directors were aware of each of these interests when it considered and adopted the merger agreement.

     Donald W. Kappauf, TeamStaff's President and Chief Executive Officer, and Donald T. Kelly, TeamStaff's Chief Financial Officer have entered into employment contracts with TeamStaff that increase their salaries upon consummation of the merger.

     Vinson A. Brannon, President and Chief Executive Officer of BrightLane, and
D. Alan Najjar, Chief Operating Officer, each have provisions in their contracts which cause all of their options to be immediately vested upon the merger and provide two years severance arrangements in the event they are terminated without cause or voluntarily leave the employ of BrightLane within 30 days after the merger.


     T. Stephen Johnson, and other BrightLane officers, will be entitled to receive loans in connection with the exercise of their BrightLane options.


THE PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS OF BRIGHTLANE AFTER THE MERGER WILL OWN A SUBSTANTIAL INTEREST IN TEAMSTAFF'S VOTING STOCK.


     Upon completion of the merger, BrightLane's officers, directors and shareholders with greater than 5% holdings of TeamStaff's common stock will, in the aggregate, beneficially own approximately 5.6 million shares (approximately 35%) of TeamStaff's outstanding common stock. As a result, these shareholders, acting together, will have the ability to substantially influence the outcome of matters submitted to TeamStaff's shareholders for approval, including:


     - election of the board of directors;

     - removal of any of the directors;

     - amendment of the articles of incorporation or by-laws; and

     - adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving TeamStaff.

     These shareholders will have substantial influence over the management and affairs of TeamStaff. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving TeamStaff, or discouraging a potential acquirer from making a tender offer for its shares which would prevent shareholders from realizing the benefits of the transaction, such as a purchase price premium or significant increase in stock price.

IF THE MERGER IS NOT COMPLETED BECAUSE TEAMSTAFF RECEIVES A SUPERIOR ACQUISITION PROPOSAL, TEAMSTAFF MAY BE REQUIRED TO PAY BRIGHTLANE A $1,000,000 TERMINATION FEE.

     The merger agreement provides that TeamStaff must pay BrightLane a $1.0 million termination fee if the TeamStaff board of directors changes its recommendation to its shareholders to approve the merger after TeamStaff receives a superior proposal from another company interested in acquiring TeamStaff. This may deter an offer from a third party for a different transaction more favorable to TeamStaff's shareholders.

BRIGHTLANE COMMON STOCK SHAREHOLDERS WILL NOT KNOW THE NUMBER OF SHARES OF TEAMSTAFF THEY WILL RECEIVE IN THE MERGER UNTIL CLOSING.

     The exact number of shares to be issued to each BrightLane common stock shareholder in the merger will be determined at closing based on the number of diluted shares of BrightLane common stock that are outstanding at closing of the merger. Since BrightLane will issue additional shares of common stock if its option holders exercise their options to purchase its common stock, we can not assure you that the number of shares that you would be entitled to receive at the time you vote on the transaction will be the same as the amount of shares you receive at closing of the merger. However, we do not anticipate that BrightLane will issue any additional securities other than upon exercise of options prior to closing of the merger.

RISKS RELATED TO BRIGHTLANE'S BUSINESS

BRIGHTLANE HAS A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE AND FORECAST ITS BUSINESS RESULTS.

     BrightLane was incorporated in May 1999. In May 2000, BrightLane launched the beta version of its website and in June 2000, BrightLane launched its online business center website. BrightLane has an extremely limited operating history upon which to evaluate BrightLane's business and prospects. BrightLane's potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by start-up companies. In particular, Internet companies face rapidly evolving markets and technical demands.

BRIGHTLANE HAS INCURRED LOSSES SINCE ITS INCORPORATION, AND EXPECTS TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

     BrightLane has incurred net losses from operations in each quarter since its incorporation and, as of December 31, 2000 and March 31, 2001, had an accumulated deficit of $18.3 million and $19.8, respectively. BrightLane expects to continue to incur losses for the foreseeable future. To become profitable, BrightLane must increase revenue substantially and achieve and maintain positive gross margins. To increase revenue, BrightLane will need to continue to attract members and expand its service and product offerings. If BrightLane fails to achieve profitability, the business and results of operations of TeamStaff could be adversely affected.

BRIGHTLANE'S BUSINESS MODEL IS NEW, UNPROVEN AND EVOLVING.

     BrightLane's business model is new, unproven and continues to evolve. In particular, BrightLane's business model is based on assumptions, which may not prove to be correct, including the following:

     - a significant number of small businesses will be willing to purchase their business services and products online;

     - a significant number of small businesses and small business service providers will use BrightLane's online business center to buy and sell services and products;

     - a significant number of larger businesses will acquire BrightLane's private label software to establish their own online business centers.

     If use of the Internet as a medium for business communications and commerce does not continue to increase, demand for BrightLane's services and products will be limited and BrightLane's financial results could suffer.

INTENSE COMPETITION COULD IMPEDE BRIGHTLANE'S ABILITY TO GAIN MARKET SHARE AND HARM ITS FINANCIAL RESULTS.

     The market for online small business administrative products and services is rapidly evolving, highly fragmented and intensely competitive. In addition, the traditional non-Internet-based markets for small business products and services are also intensely competitive. BrightLane competes with both traditional distribution channels as well as other online services. BrightLane's current and potential competitors include:

     - Internet sites targeting the small business market including Bizzed.com, Buyerzone.com, Onvia.com, Allbusiness.com, netledger.com and smallbizmanager.com;

     - Internet sites targeting the consumer market that also sell to small business customers, including quicken.com and powerpay.com.

     - companies such as America Online, Microsoft, Yahoo! and GE Small Business Solutions that offer a broad array of Internet-related services and either offer business-to-business e-commerce services presently or have announced plans to introduce such services in the future; and

     - traditional non-Internet-based retailers that sell business service and products.

     All of BrightLane's competitors have significantly greater market penetration than BrightLane. In addition, there are minimal barriers to entry to BrightLane's market, and new competitors could launch a competitive website offering services and products targeted to the small business market. To compete successfully and to gain market share, BrightLane must significantly increase its customers and the volume of services and products it sells through its online business center, and significantly increase sales of its private label online business software. BrightLane's failure to achieve these objectives could limit its ability to achieve profitability, which could hurt TeamStaff's business and results of operations.


BRIGHTLANE'S GROWTH DEPENDS ON INCREASING ITS CUSTOMER BASE.


     To generate revenue, BrightLane must attract new customers to BrightLane's website and increase customer purchasing. Currently, BrightLane is using a variety of techniques to increase its customer purchasing, including entering into partnerships with trade associations and other organizations that have a trust and confidence relationship with their customers. Many of these techniques are new and unproven, and BrightLane cannot be certain that any of them will be successful in helping BrightLane increase customer purchasing. If BrightLane is unable to attract new customers to its website and increase member purchasing, its business will not grow as expected.

BRIGHTLANE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE ON SUITABLE TERMS, OR AT ALL.

     The expansion and development of BrightLane's business following the merger will require significant additional capital, which TeamStaff may be unable to obtain on suitable terms, or at all. If TeamStaff is unable to obtain adequate funding on suitable terms, or at all, it may have to delay, reduce or eliminate some or all of the marketing, development, general operations and any other initiatives that may be critical to successfully offer BrightLane's services to TeamStaff's customers. If growth is not managed effectively, BrightLane's business may not grow as expected.

IF BRIGHTLANE FAILS TO EXPAND ITS CURRENT TECHNOLOGY INFRASTRUCTURE, IT WILL BE UNABLE TO ACCOMMODATE ITS ANTICIPATED GROWTH.

     To be successful, BrightLane must continue to attract new customers to its website. Accommodating this potential growth in website traffic and member transactions will require BrightLane to continue to develop its technology infrastructure. To maintain the necessary technological platform in the future, BrightLane must continue to expand and stabilize the performance of its web servers, improve its transaction processing system, optimize the performance of its network servers and ensure the stable performance of its entire network. BrightLane may not be successful in its ongoing efforts to upgrade its systems, or if it does successfully upgrade its systems, BrightLane may not do so on time and within budget.

     Any system failure that causes an interruption in the service of BrightLane's website or a decrease in its responsiveness could result in reduced member traffic and reduced revenue. Further, prolonged or ongoing performance problems on BrightLane's website could damage its reputation and result in the permanent loss of customers. BrightLane has occasionally experienced system interruptions that have made its website totally unavailable, or slowed its response time, and these problems may occur again in the future.

BRIGHTLANE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND INDUSTRY CHANGES.

     The Internet and e-commerce markets are characterized by rapid technological change, frequent introductions of new or enhanced hardware and software products, evolving industry standards and changes in customer preferences and requirements. BrightLane may not be able to keep up with any of these or other rapid technological or market changes. To be successful, BrightLane may have to enhance its website's responsiveness, functionality and features, acquire or license leading technologies, enhance its existing service and product offerings, or respond to technological advances and emerging industry standards and practices in a timely and cost effective manner. Any failure to adopt to the rapidly changing landscape of e-commerce could adversely affect BrightLane's success and TeamStaff's business and results of operations.

BRIGHTLANE'S BUSINESS MAY SUFFER IF IT IS UNABLE TO HIRE AND RETAIN HIGHLY SKILLED QUALIFIED EMPLOYEES.

     BrightLane's future success depends in large part on its ability to identify, hire, train and retain highly qualified sales and marketing, technical, managerial and administrative personnel. As BrightLane continues to introduce new services, products and features on its website, and as its customer base and revenue continue to grow, BrightLane may need to hire a significant number of qualified personnel. Competition for qualified personnel, especially those with Internet experience, is intense and BrightLane may not be able to attract, train, assimilate or retain qualified personnel in the future. Failure to do so could disrupt BrightLane's operations and could increase BrightLane's costs as it would be required to use more expensive outside consultants, which could have a negative impact on TeamStaff.

BRIGHTLANE'S NETWORK AND SOFTWARE ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN LIABILITY AND COULD HARM BRIGHTLANE'S REPUTATION.

     BrightLane's online business center is vulnerable to computer viruses, break-ins, network attacks and similar disruptive problems. This could result in liability for damages, and BrightLane's reputation could suffer, thus deterring potential customers from transacting business with BrightLane. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to BrightLane's customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in BrightLane's computer systems.

     BrightLane intends to continue to implement security measures, but cannot assure you that the measures it implements will not be circumvented, resulting in interruptions, delays or cessation of service to BrightLane's customers. Liability, loss of customers or damage to BrightLane's reputation due to security breaches could harm BrightLane and adversely affect TeamStaff's business and results of operations.

FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT BRIGHTLANE'S BUSINESS OR INDIRECTLY IMPACT BRIGHTLANE'S BUSINESS BY LIMITING THE GROWTH OF E-COMMERCE.

     As e-commerce evolves, federal, state and foreign agencies could adopt regulations covering issues such as privacy, content and taxation of services and products. If enacted, government regulations could limit the market for BrightLane's services and products. Although many regulations might not apply to BrightLane's business directly, laws that regulate the collection or processing of personal or consumer information could indirectly affect BrightLane's business. It is possible that legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation could hinder the growth in Internet use and decrease its acceptance as a medium for communication and commerce.

RISKS RELATED TO TEAMSTAFF'S BUSINESS

TEAMSTAFF HAS GRANTED TO ITS LENDER A SECURITY INTEREST IN ITS ASSETS AND UPON A DEFAULT THE LENDER MAY FORECLOSE ON ITS ASSETS.


     TeamStaff has granted security interests with respect to substantially all of its assets to secure certain of TeamStaff's indebtedness. TeamStaff's lender, FINOVA Capital Corporation, has a lien on virtually all of the assets of TeamStaff. As of June 30, 2001, TeamStaff had loans in the principal amount of approximately $4.4 million outstanding owed to FINOVA. In the event TeamStaff defaults on its secured obligations, FINOVA could declare TeamStaff's indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, while TeamStaff's assets are pledged to secure the debt to FINOVA, those assets cannot be pledged to secure additional indebtedness. TeamStaff's loan agreement with FINOVA restricts its ability to incur additional indebtedness and may limit its ability to obtain additional financing on terms favorable to TeamStaff or at all. At March 31, 2001, TeamStaff was not in compliance with the debt service coverage ratio contained in its loan agreements with FINOVA. Additionally, although the financial statements for June 30, 2001 have not been completed, management believes it may not be in compliance with such ratio. Although FINOVA waived the non-compliance, there can be no assurance that it will waive non-compliance in the future.


TEAMSTAFF MAY ACQUIRE ADDITIONAL COMPANIES WHICH MAY RESULT IN ADVERSE EFFECTS ON ITS EARNINGS.

     TeamStaff may at times become involved in discussions with potential acquisition candidates. Any acquisition that TeamStaff may consummate may have an adverse effect on TeamStaff's liquidity and earnings and may be dilutive to TeamStaff's earnings. In the event that TeamStaff consummates an acquisition or obtains additional capital through the sale of debt or equity to finance an acquisition, TeamStaff's shareholders may experience dilution in their shareholders' equity.

TEAMSTAFF'S FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH CARE AND WORKERS' COMPENSATION INSURANCE COSTS.

     Health care insurance premiums and workers' compensation insurance coverage comprise a significant part of TeamStaff's operating expenses. Accordingly, TeamStaff uses managed care procedures in an attempt to control these costs. Changes in health care and workers' compensation laws or regulations may result in an increase in TeamStaff's costs and it may not be able to immediately incorporate such increases into the fees charged to clients because of its existing contractual arrangements with clients. As a result, any such increases in these costs could have a material adverse effect on TeamStaff's financial condition, results of operations and liquidity.

TEAMSTAFF'S FINANCIAL CONDITION MAY BE AFFECTED BY RISKS ASSOCIATED WITH THE HEALTH AND WORKERS' COMPENSATION CLAIMS EXPERIENCE OF ITS CLIENTS.

     Although TeamStaff utilizes only fully-insured plans of health care and incurs no direct risk of loss under those plans, the premiums that TeamStaff pays for health care insurance are directly affected by the claims experience of its clients. If the experience of the clients is unfavorable, the premiums payable by TeamStaff will increase. TeamStaff may not be able to pass such increases onto its clients which may therefore, reduce its profit margin. Increasing health care premiums could also place TeamStaff at a disadvantage in competing for new clients. In addition, periodic reassessments of workers' compensation claims of prior periods may require reserves to increase or decrease, and therefore may also affect TeamStaff's present and future financial condition.

SIGNIFICANT GROWTH THROUGH ACQUISITIONS MAY ADVERSELY AFFECT TEAMSTAFF'S MANAGEMENT AND OPERATING SYSTEMS.

     TeamStaff completed two significant acquisitions during the past two years and intends to continue to pursue a strategy of acquiring compatible businesses in the future. TeamStaff's growth is making significant demands on its management, operations and resources, including working capital. If TeamStaff is not able to effectively manage its growth, its business and operations will be materially harmed. To manage growth effectively, TeamStaff will be required to continue to improve its operational, financial and managerial systems, procedures and controls, hire and train new employees while managing its current operations and employees. Historically, TeamStaff's cash flow from operations has been insufficient to expand operations and sufficient capital may not be available in the future.

TEAMSTAFF'S PAYROLL BUSINESS MAY BE ADVERSELY AFFECTED IF THERE IS AN ECONOMIC DOWNTURN IN THE CONSTRUCTION BUSINESS.

     Although TeamStaff has expanded its services to a number of industries, its payroll service business continues to rely to a material extent on the construction industry. During the last fiscal year, construction related business accounted for approximately 70% of TeamStaff's payroll service business' total customers. Accordingly, if there is a slowdown in construction activities, it will affect TeamStaff's revenues and profitability. Management believes its reliance on the construction business will continue to decline as its customer base expands and becomes more diversified.

UNFAVORABLE INTERPRETATIONS OF GOVERNMENT LAWS MAY HARM TEAMSTAFF'S OPERATIONS.

     TeamStaff's operations are affected by many federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. Many of the laws related to the employment relationship were enacted before the development of alternative employment arrangements, such as those that TeamStaff provides, and do not specifically address the obligations and responsibilities of non-traditional employers. The unfavorable resolution of unsettled interpretive issues concerning TeamStaff's relationship could have a material adverse effect on its results of operations, financial condition and liquidity. Uncertainties arising under the Internal Revenue Code of 1986 include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans TeamStaff and other alternative employers provide. In addition, new laws and regulations may be enacted with respect to its activities which may also have a material adverse effect on TeamStaff's business, financial condition, results of operations and liquidity.

TEAMSTAFF MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES AND CERTIFICATIONS THAT IT NEEDS TO OPERATE.

     State and federal authorities extensively regulate the managed health care industry and some of TeamStaff's arrangements relating to specialty managed care services or the maintenance or operation of health care provider networks require TeamStaff to satisfy operating, licensing or certification requirements. Any further expansion of the range of specialty managed care services that TeamStaff offers is likely to require that TeamStaff satisfy additional licensing and regulatory requirements. In addition, certain states require entities operating in the PEO business to be licensed. If TeamStaff is unable to obtain or maintain all of the required licenses or certifications that it needs, TeamStaff could experience material adverse effects on its results of operations, financial condition and liquidity.

HEALTH CARE OR WORKERS' COMPENSATION REFORM COULD IMPOSE UNEXPECTED BURDENS ON TEAMSTAFF'S ABILITY TO CONDUCT ITS BUSINESS.

     Regulation in the health care and workers' compensation fields continues to evolve, and TeamStaff cannot predict what additional government regulations affecting its business may be adopted in the future. Changes in any of these laws or regulations may adversely impact the demand for TeamStaff's services, require that TeamStaff develop new or modified services to meet the demands of the marketplace, or require that TeamStaff modify the fees that TeamStaff charges for its services. Any such changes may adversely impact TeamStaff's competitiveness and financial condition.

IF TEAMSTAFF LOSES ITS QUALIFIED STATUS FOR CERTAIN TAX PURPOSES, ITS BUSINESS WOULD BE ADVERSELY AFFECTED.

     The Internal Revenue Service established an Employee Leasing Market Segment Group for the purpose of identifying specific compliance issues prevalent in certain segments of the PEO industry. One issue that arose in the course of these audits is whether PEOs should be considered the employers of worksite employees under Internal Revenue Code provisions applicable to employee benefit plans, which would permit PEOs to offer benefit plans that qualify for favorable tax treatment to worksite employees. If the IRS concludes that PEOs are not employers of worksite employees for purposes of the Internal Revenue Code, TeamStaff would need to respond to the following adverse implications:

     - the tax qualified status of TeamStaff's 401(k) plan could be revoked and TeamStaff's cafeteria plan may lose its favorable tax status;

     - worksite employees would not be able to continue to participate in such plans or in other employee benefit plans;

     - TeamStaff may no longer be able to assume the client company's federal employment tax withholding obligations;

     - if such a conclusion were applied retroactively, then employees' vested account balances in the 401(k) plan would become taxable immediately; TeamStaff would lose its tax deduction to the extent contributions were not vested the plan trust would become a taxable trust and penalties; and additional taxes for prior periods could be assessed.

     In such a circumstance, TeamStaff would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity could be materially adversely affected.

TEAMSTAFF MAY BE HELD LIABLE FOR THE ACTIONS OF ITS CLIENTS AND EMPLOYEES AND THEREFORE INCUR UNFORESEEN LIABILITIES.

     A number of legal issues with respect to the co-employment arrangements among PEOs, their clients and worksite employees remain unresolved. These issues include who bears the ultimate liability for violations of employment and discrimination laws. As a result of TeamStaff's status as a co-employer, TeamStaff may be liable for violations of these or other laws despite contractual protections. While TeamStaff's client service agreements generally provide that the client is to indemnify TeamStaff for any liability caused by the client's failure to comply with TeamStaff's contractual obligations and the requirements imposed by law, TeamStaff may not be able to collect on such a contractual indemnification claim and may then be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be TeamStaff's agents, which could make TeamStaff liable for their actions.

TEAMSTAFF'S STAFFING OF HEALTHCARE PROFESSIONALS EXPOSES IT TO POTENTIAL MALPRACTICE LIABILITY.

     Through its TeamStaff Rx subsidiary, TeamStaff engages in the business of contract staffing of temporary and permanent healthcare professionals. The placement of such employees increases TeamStaff's potential liability for negligence and professional malpractice of those employees. Although TeamStaff is covered by liability insurance which TeamStaff deems reasonable under the circumstances, not all of the potential liability TeamStaff faces will be fully covered by insurance. Any significant adverse claim which is not covered by insurance may have a material adverse effect on TeamStaff.

TEAMSTAFF MAY NOT BE FULLY COVERED BY THE INSURANCE TEAMSTAFF PROCURES.

     Although TeamStaff carries liability insurance, the insurance TeamStaff purchases may not be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to it in the future on satisfactory terms or at all. If the insurance TeamStaff carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, its business, financial condition, results of operations and liquidity could be materially adversely affected.

TEAMSTAFF'S BUSINESS WILL SUFFER IF ITS SERVICES ARE NOT COMPETITIVE.

     Each of the payroll, temporary employee placement and the employee leasing industries are characterized by vigorous competition. Since TeamStaff competes with numerous entities that have greater resources than it in each of TeamStaff's business lines, TeamStaff's business will suffer if it is not competitive in with respect to each of the services TeamStaff provides. TeamStaff believes that its major competitors with respect to its payroll and tax services are Automatic Data Processing, Inc., Ceridian Corp. and Paychex, Inc., and with respect to employee placement (including temporary placements and employee leasing), Butler Arde, Tech Aid, Inc., Comp Health, Staff Leasing, Inc. and Administaff, Inc. These companies have greater financial and marketing resources than do TeamStaff. TeamStaff also compete with manual payroll systems and computerized payroll services provided by banks, and smaller independent companies.

IF TEAMSTAFF CANNOT OBTAIN SUFFICIENT LEVELS OF TEMPORARY EMPLOYEES, ITS BUSINESS MAY BE AFFECTED.

     Two of TeamStaff's subsidiaries, TeamStaff Solutions and TeamStaff Rx, are temporary employment agencies which depend on a pool of qualified temporary employees willing to accept assignments for TeamStaff's clients. The business of these subsidiaries is materially dependent upon the continued availability of such qualified temporary personnel. TeamStaff's inability to secure temporary personnel would have a material adverse effect on its business.

SINCE TEAMSTAFF HAS NOT PAID DIVIDENDS ON TEAMSTAFF'S COMMON STOCK YOU CANNOT EXPECT DIVIDEND INCOME FROM AN INVESTMENT IN ITS COMMON STOCK.

     TeamStaff has not paid any dividends on its common stock since its inception and does not contemplate or anticipate paying any dividends on its common stock in the foreseeable future. TeamStaff's lender prohibits TeamStaff from paying dividends without its prior consent. Therefore, holders of TeamStaff's common stock may not receive any dividends on their investment in TeamStaff. Earnings, if any, will be retained and used to finance the development and expansion of its business.


TEAMSTAFF HAS OUTSTANDING RESTRICTED SHARES OF COMMON STOCK WHICH MAY DILUTE ITS STOCK PRICE WHEN THEY ARE SELLABLE UNDER RULE 144.



     Of the 8,079,425 issued and outstanding shares of TeamStaff's common stock as of the record date, approximately 217,000 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Act. Possible or actual sales of TeamStaff's common stock by its present shareholders under Rule 144 may, in the future, have a depressing effect on the price of TeamStaff's common stock in the open market. Rule 144 provides that a person holding restricted securities which have been outstanding for a period of one year after the later of the issuance by TeamStaff or sale by an affiliate of TeamStaff, may sell in brokerage transactions an amount equal to 1% of TeamStaff's outstanding common stock every three months. A person who is a "non-affiliate" of TeamStaff and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. In addition, during fiscal 2000, TeamStaff registered 2,570,000 shares on behalf of selling stockholders and TeamStaff has outstanding approximately 577,821 previously registered shares under TeamStaff's stock option plans. The sale of any of these shares may depress the trading price of TeamStaff's common stock.


TEAMSTAFF MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO ITS COMMON STOCK WHICH MAY ADVERSELY IMPACT THE VOTING AND OTHER RIGHTS OF THE HOLDERS OF ITS COMMON STOCK.

     TeamStaff's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, TeamStaff's board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of TeamStaff, which could have the effect of discouraging bids for TeamStaff and thereby prevent stockholders from receiving the maximum value for their shares. Although TeamStaff has no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control of TeamStaff, it may do so in the future.

     In April 2001, TeamStaff sold 3,500,000 shares of convertible series A preferred stock to BrightLane to allow it to repay a term loan and related fees owed to FINOVA Capital Corporation. Assuming the merger is completed prior to September 30, 2001, the series A preferred shares will be canceled and be available for future issuances after the closing of the merger.

IF GOVERNMENT REGULATIONS REGARDING PEOS ARE IMPLEMENTED, OR IF CURRENT REGULATIONS ARE CHANGED, TEAMSTAFF'S BUSINESS COULD BE HARMED.

     Because many of the laws related to the employment relationship were enacted prior to the development of professional employer organizations and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. TeamStaff's operations are affected by numerous federal, state and local laws and regulations relating to labor, tax, insurance and employment matters. By entering into an employment relationship with employees who work at client locations, TeamStaff assumes obligations and responsibilities of an employer under these laws. Uncertainties arising under the Internal Revenue Code of 1986, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by TeamStaff and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on results of operations and financial condition.

     While many states do not explicitly regulate PEOs, approximately one-third of the states have enacted laws that have licensing or registration requirements for PEOs, and several additional states are considering such laws. Such laws vary from state to state but generally provide for the monitoring of the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOS. There can be no assurance that TeamStaff will be able to comply with any such regulations which may be imposed upon it in the future, and TeamStaff's inability to comply with any such regulations could have a material adverse effect on its results of operations and financial condition.

     In addition, there can be no assurance that existing laws and regulations which are not currently applicable to TeamStaff will not be interpreted more broadly in the future to apply to TeamStaff's existing activities or that new laws and regulations will not be enacted with respect to TeamStaff's activities. Either of these changes could have a material adverse effect on TeamStaff's business, financial condition, results of operations and liquidity.


TEAMSTAFF BEARS THE RISK OF NONPAYMENT FROM ITS CLIENTS AND BANKRUPTCY OF
CLIENTS.



     To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, TeamStaff's financial condition and results of operations could be adversely affected. For work performed prior to the termination of a client agreement, TeamStaff may be obligated, as an employer, to pay the gross salaries and wages of the client's worksite employees and the related employment taxes and workers' compensation costs, whether or not TeamStaff's client pays TeamStaff on a timely basis, or at all. TeamStaff has in the past incurred bad debt expense in connection with its contract staffing business and PEO business. In addition, in each payroll period it has a nominal number of clients who fail to make timely payment prior to delivery of the payroll. A significant increase in TeamStaff's uncollected account receivables may have a material adverse effect on TeamStaff's earnings and financial condition.



     To the extent that TeamStaff extends credit to its clients under its client service agreements or is liable for employee payroll and related expenses and the client files for protection under the bankruptcy laws, TeamStaff may be unable to collect the funds owed to it from the client. As a result, TeamStaff may be required to pay payroll and related expenses without reimbursement. In addition, although TeamStaff believes that its client service agreements should be terminable by it once a client enters bankruptcy, there is a risk that a bankruptcy court may not agree and would require TeamStaff to continue to perform services for such client, thereby increasing the risk that TeamStaff would be unable to collect funds from the client. Therefore, the filing for bankruptcy by a significant client, or a number of clients, may have a material adverse effect upon TeamStaff's financial condition.



TEAMSTAFF'S CLIENT AGREEMENTS ARE SHORT TERM IN NATURE AND IF A SIGNIFICANT NUMBER OF CLIENTS DO NOT RENEW THEIR CONTRACTS, TEAMSTAFF'S BUSINESS MAY SUFFER.



     TeamStaff's standard client agreement provides for successive one-year terms, subject to termination by the client upon written notice delivered at least 60 days prior to expiration of any one-year term. A significant number of terminations by clients could have a material adverse effect on TeamStaff's financial condition, results of operations and liquidity.


TEAMSTAFF MAY BE LIABLE FOR ACTIONS OF WORKSITE EMPLOYEES OR CLIENTS AND TEAMSTAFF'S INSURANCE POLICIES MAY NOT BE SUFFICIENT TO COVER SUCH LIABILITIES.


     TeamStaff's standard client agreement establishes a contractual division of responsibilities between TeamStaff and each client for various human resource matters, including compliance with and liability under various governmental laws and regulations. However, TeamStaff may be subject to liability for violations of these or other laws despite these contractual provisions, even if it does not participate in such violations. Although such client agreements generally provide that the client indemnify TeamStaff for any liability attributable to the client's failure to comply with its contractual obligations and to the requirements imposed by law, TeamStaff may not be able to collect on such a contractual indemnification claim, and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be TeamStaff's agents, subjecting TeamStaff to liability for the actions of such worksite employees.



     As an employer, TeamStaff, from time to time, may be subject in the ordinary course of its business to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hours violations and other matters. Although TeamStaff carries $2 million of general liability insurance and carries employment practices liability insurance in the amount of $3.0 million, with a $10,000 deductible, there can be no assurance that any such insurance carried by TeamStaff or its providers will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. There also can be no assurance that sufficient insurance will be available to TeamStaff in the future and, if available, on satisfactory terms. If the insurance carried by

TeamStaff is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, then TeamStaff's business and financial condition could be materially adversely affected.

ANTI-TAKEOVER PROVISIONS IN TEAMSTAFF'S ARTICLES OF INCORPORATION MAKE A CHANGE IN CONTROL OF TEAMSTAFF MORE DIFFICULT.

     The provisions of TeamStaff's articles of incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for TeamStaff's common stock. Among other things, these provisions:

     - require certain supermajority votes;

     - establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders' proposals to be considered at shareholders' meetings; and

     - divide the board of directors into three classes of directors serving staggered three-year terms.

     Pursuant to TeamStaff's articles of incorporation, the board of directors has authority to issue up to 5,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to TeamStaff's common stock. Issuance of preferred shares could result in the dilution of the voting power of TeamStaff's common stock, adversely affecting holders of TeamStaff's common stock in the event of its liquidation or delay, and defer or prevent a change in control. In certain circumstances, such issuance could have the effect of decreasing the market price of TeamStaff's common stock.

     In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.

                           FORWARD-LOOKING STATEMENTS


     This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often, although not always, include words or phrases like "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, those set forth under "Risk Factors" in this joint proxy statement/prospectus. The forward-looking statements contained in this joint proxy statement/prospectus include statements about the following:


     - our ability to integrate TeamStaff's and BrightLane's businesses and operations;

     - the anticipated growth and growth strategies of TeamStaff and BrightLane;


     - the ability of our marketing partners, such as First Union Corporation, to market our services and products to their customers and our ability to effectively service such customers; and


     - our ability to implement our goals of developing an Internet-based process to market and deliver TeamStaff's services to clients and employees.


     For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see TeamStaff's quarterly results on Form 10-Q and its annual report on Form 10-K that TeamStaff and other Exchange Act filings that are made by it with the SEC.


     In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

     TeamStaff must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Exchange Act, TeamStaff must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:


     500 West Madison Street        or            7 World Trade Center
     Suite 1400                                   Suite 1300
     Chicago, Illinois 60661-2511                 New York, New York 10048-1102

     You may obtain information on the operation of the Public Conference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of TeamStaff's materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the SEC's home page on the Internet at HTTP://WWW.SEC.GOV.

     TeamStaff's common stock is listed on the Nasdaq SmallCap Market. Therefore, reports and other information concerning TeamStaff should be available for inspection and copying at the offices of the Nasdaq Stock Market at:

     1735 K Street, N.W.
     Washington, D.C. 20006-1504.

     All information contained in this joint proxy statement/prospectus with respect to TeamStaff and TeamSub, was supplied by TeamStaff and all information with respect to BrightLane was supplied by BrightLane. Neither TeamStaff nor BrightLane can warrant the accuracy or completeness of the information relating to the other party.

     The SEC allows TeamStaff to "incorporate by reference" information from other documents that TeamStaff files with the SEC, which means that TeamStaff can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and information TeamStaff later files with the SEC will automatically update and supersede this information. TeamStaff incorporates by reference its:

     - Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (filed January 16, 2001) (a copy of which is being delivered with this joint proxy statement/prospectus);

     - Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 (filed February 14, 2001);

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (filed May 16, 2001) (a copy of which is being delivered with this joint proxy statement/prospectus);

     - the description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990; and

     - any future filings TeamStaff makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or telephoning TeamStaff at 300 Atrium Drive, Somerset, New Jersey 08873,
Attention: Donald T. Kelly, telephone (732) 748-1700.

     TeamStaff filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the issuance of the shares offered by this joint proxy statement/prospectus to the BrightLane shareholders. This joint proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement and exhibits thereto, certain portions of which we have omitted from this joint proxy statement/prospectus as permitted by the SEC's rules and regulations. You may obtain copies of the registration statement and its amendments (including the omitted portions), including exhibits, from the SEC upon payment of prescribed rates or on the Internet at http:www.sec.gov. For further information about TeamStaff's common stock, we refer you to the registration statement and the exhibits thereto. Statements contained in this joint proxy statement/prospectus or the registration statement relating to the contents of any contract or other document TeamStaff filed as an exhibit to the registration statement are only summaries of those documents and are not necessarily complete. Therefore, we qualify each of these statements by reference to the full text of those contracts and documents TeamStaff has filed with the SEC.

     You should rely only on the information or representations provided in this joint proxy statement/prospectus or incorporated herein by reference. TeamStaff has not authorized anyone else to provide you with different information. TeamStaff will not offer the shares of its common stock in any state where the offer is not permitted. You should not assume that the information in this joint proxy statement/prospectus, including information incorporated herein by reference, is accurate as of any date other than the date on the cover page.

                          THE TEAMSTAFF ANNUAL MEETING


     This joint proxy statement/prospectus is being furnished to stockholders of TeamStaff, Inc., a New Jersey corporation, as part of the solicitation of proxies by the TeamStaff board of directors for use at an annual meeting of shareholders of TeamStaff to be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873 on August 29, 2001 at 10:30 AM New Jersey Time, and at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of TeamStaff on or about August 9, 2001.


MATTERS TO BE CONSIDERED

     The purpose of the TeamStaff annual meeting is:


     1. To approve the issuance of up to an estimated maximum of 8,216,631 shares of TeamStaff common stock (including 150,000 additional shares for indemnification) to the stockholders of BrightLane, a Georgia corporation, and related transactions as contemplated by the agreement and plan of merger, dated as of March 6, 2001, as amended, by and among TeamStaff, Inc., TeamSub, Inc., a Georgia corporation, and a wholly owned subsidiary of TeamStaff, Inc., and BrightLane.com, Inc., a Georgia corporation that will result in BrightLane.com, Inc. becoming a wholly owned subsidiary of TeamStaff, Inc.



     2. To elect three (3) Class 2 Directors to the Corporation's board of directors to hold office for a period of three years or until their successors are duly elected and qualified, all of whom will be replaced if the transaction with BrightLane is consummated as described in the agreement and plan of merger and this joint proxy statement/prospectus;


     3. To transact such other business as may properly come before the TeamStaff annual meeting or any adjournment or postponement of the meeting.

RECOMMENDATION OF TEAMSTAFF'S BOARD OF DIRECTORS

     THE TEAMSTAFF BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION AND REVIEW OF THE OPINION OF RAYMOND JAMES & ASSOCIATES INC., HAS UNANIMOUSLY APPROVED THE MERGER AND THE AGREEMENT AND PLAN OF MERGER AND THE PROPOSED ISSUANCE OF THETEAMSTAFF COMMON STOCK IN CONNECTION WITH THE MERGER. THE TEAMSTAFF BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ISSUANCE OF TEAMSTAFF COMMON STOCK IN CONNECTION WITH THE MERGER.

RECORD DATE AND VOTING


     Holders of record of shares of TeamStaff common stock at the close of business on July 31, 2001, are entitled to notice of and to vote at the TeamStaff annual meeting. On the record date, there were outstanding 8,079,553 shares of TeamStaff common stock, each of which will be entitled to one vote. One-half of the shares of TeamStaff common stock entitled to vote must be present in person or represented by proxy at the TeamStaff annual meeting to constitute a quorum.


     Under the rules of the Nasdaq Stock Market, the proposed issuance of TeamStaff common stock in connection with the merger requires shareholder approval because the number of shares of TeamStaff common stock to be issued in the merger will be equal to approximately 49.9% of the number of shares of TeamStaff common stock outstanding before issuance of the stock in the merger. The affirmative vote of a majority of the shares of TeamStaff common stock present in person or represented by proxy at the TeamStaff annual meeting and entitled to vote is required to approve the issuance of the shares of TeamStaff common stock in the merger.

     Shares of TeamStaff common stock present in person or represented by proxy at the TeamStaff annual meeting and entitled to vote will be counted for the purposes of determining whether a quorum is present. Abstentions and broker "non-votes" will be counted as present or represented and entitled to vote at the TeamStaff annual meeting for purposes of determining whether a quorum is present. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal. Abstentions will be included in the number of shares present or represented and voting on each matter. Broker "non-votes" will not be considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     The TeamStaff annual meeting may be adjourned or postponed by the chairman of the board for any proper reason including to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted on any proposal submitted to the shareholders to adjourn or postpone the annual meeting.


     As of July 31, 2001, directors, executive officers and shareholders of TeamStaff, and their affiliates, who collectively beneficially own approximately 19.4% of the outstanding shares of TeamStaff common stock have agreed to vote their shares in favor of the issuance of TeamStaff common stock in connection with the merger.


PROXIES

     All shares of TeamStaff common stock which are entitled to vote and are represented at the TeamStaff annual meeting by properly executed proxies received by TeamStaff prior to or at the meeting, and not revoked, will be voted at the meeting or any adjournment thereof in accordance with the instructions indicated on the proxies. If no instructions are indicated (other than broker non-votes), the proxies will be voted FOR approval of the proposed issuance of TeamStaff common stock in connection with the merger and FOR the election of three Class 2 Directors to hold office for a period of three years or until their successors are duly elected and qualified all as proposed in this joint proxy statement/prospectus.

     The TeamStaff board does not know of any matters other than those described in the notice of the TeamStaff annual meeting that are to come before the meeting. If any other matters are properly presented at the TeamStaff annual meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place, the persons named in the enclosed forms of proxy generally will have discretion to vote on such matters in accordance with their best judgment. However, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of TeamStaff, at or before the taking of the vote at the TeamStaff annual meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of TeamStaff before the taking of the vote at the TeamStaff annual meeting; or

     - attending the TeamStaff annual meeting and voting in person, although attendance at the TeamStaff annual meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to TeamStaff, Inc., at 300 Atrium Drive, Somerset, NJ 08873; , Attention: Corporate Secretary, or hand delivered to the Secretary of TeamStaff at or before the taking of the vote at the TeamStaff annual meeting.

     All expenses of TeamStaff's solicitation of proxies for the TeamStaff annual meeting will be borne by TeamStaff. In addition to solicitation by use of the mails, proxies may be solicited from TeamStaff shareholders by an independent proxy solicitation firm or directors, officers and employees of TeamStaff. Proxies may be solicited in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and TeamStaff will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses.

     The Annual Report to shareholders for the fiscal year ended September 30, 2000, including financial statements, and TeamStaff's report on form 10-Q for the six months ended March 31, 2000, accompanies this proxy statement.

INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors of the Company has selected Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending September 30, 2001. Shareholders are not being asked to approve such selection because such approval is not required. The audit services provided by Arthur Andersen LLP consist of examination of financial statements, review of filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                         THE BRIGHTLANE SPECIAL MEETING


     This joint proxy statement/prospectus is being furnished to stockholders of BrightLane, a Georgia corporation, as part of the solicitation of proxies by the BrightLane board of directors for use at the special meeting of shareholders of BrightLane to be held at 3650 Mansell Road, Suite 200, Alpharetta, Georgia 30022, at 10:00 a.m. eastern standard time, and at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being mailed to stockholders of BrightLane on or about August 9, 2001.


MATTERS TO BE CONSIDERED

     The purpose of the BrightLane special meeting is:

     1. To approve and adopt the agreement and plan of merger, dated as of March 6, 2001, as amended among TeamStaff Inc., a New Jersey corporation, TeamSub, Inc., a Georgia corporation and a wholly owned subsidiary of TeamStaff, and BrightLane, that will result in BrightLane becoming a wholly owned subsidiary of TeamStaff.

     2. To transact such other business as may properly come before the BrightLane special meeting or any adjournment or postponement of the meeting.

RECOMMENDATION OF BRIGHTLANE'S BOARD OF DIRECTORS

     The BrightLane board of directors, after careful consideration and review of the opinion of Robinson-Humphrey, has unanimously approved the agreement and plan of merger. The BrightLane board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR approval and adoption of the agreement and plan of merger.

RECORD DATE AND VOTING


     Holders of record of shares of BrightLane common stock, series A preferred stock, series B preferred stock, and series C preferred stock at the close of business on August 8, 2001, are entitled to notice of and to vote at the BrightLane special meeting. At the BrightLane record date, there were outstanding 4,841,392 shares of BrightLane common stock, 38,390 shares of BrightLane series A preferred stock, 1,717,385 shares of BrightLane series B preferred stock, and 536,682 shares of BrightLane series C preferred stock. Each share of BrightLane common stock, series A preferred stock and series B preferred stock will entitle the holder to one vote per share. Each share of series C preferred stock will entitle the holder to the number of votes with respect to such share equal to the number of shares of common stock into which such share could be converted into on the record date. The representation, in person or by properly executed proxy, of the holders of a majority in voting power of all of the outstanding shares of common stock, series A preferred stock, series B preferred stock and series C preferred stock entitled to vote at the BrightLane special meeting is necessary to constitute a quorum at the BrightLane special meeting.


     The approval and adoption of the agreement and plan of merger will require the affirmative vote of the holders of:

     - a majority of the votes represented by the outstanding shares of BrightLane common stock, series A preferred stock, series B preferred stock, and series C preferred stock, voting as a single class,

     - a majority of the votes represented by the outstanding shares of BrightLane series B preferred stock, voting as a single class, and

     - a majority of the votes represented by the outstanding shares of BrightLane series C preferred stock, voting as a single class.

     Shares of BrightLane common stock, series A preferred stock, series B preferred stock and series C preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the BrightLane special meeting. All shares with respect to which holders abstain from voting as to the proposal to adopt the agreement and plan of reorganization will be treated as shares that are present and entitled to vote at the BrightLane special meeting for the purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the agreement and plan of merger.


     As of August 8, 2001, directors, executive officers and stockholders of BrightLane, and their affiliates, who collectively beneficially own approximately 33% of the outstanding shares of BrightLane common stock have agreed to vote their shares in favor of the approval and adoption of the merger and the agreement and plan of merger. In addition, First Union Private Capital, Inc. the owner of 100% of the series B preferred stock, and Nationwide Financial Services, Inc. the owner of 100% of the series C preferred stock, have agreed to vote their shares in favor of the approval and adoption of the agreement and plan of merger.


PROXIES

     All shares of BrightLane common stock, series A preferred stock, series B preferred stock and series C preferred stock which are entitled to vote and are represented at the BrightLane special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, the proxies will be voted FOR each proposal.

     The BrightLane board does not know of any matters other than those described in the notice of the BrightLane special meeting that are to come before the meeting. If any other matters are properly presented at the BrightLane special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time and/or place, the persons named in the enclosed forms of proxy generally will have discretion to vote on such matters in accordance with their best judgment. However, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of BrightLane, at or before the taking of the vote at the BrightLane special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of BrightLane before the taking of the vote at the BrightLane special meeting; or

     - attending the BrightLane special meeting and voting in person although attendance at the BrightLane special meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice of revocation or subsequent proxy should be sent to BrightLane.com, Inc., 3650 Mansell Road, Suite 200, Alpharetta, Georgia 30022,
Attention: Secretary, or hand delivered to the Secretary of BrightLane at or before the taking of the vote at the BrightLane special meeting.

     All expenses of BrightLane's solicitation of proxies for the BrightLane special meeting will be borne by BrightLane. In addition to solicitation by use of the mails, proxies may be solicited from BrightLane shareholders by directors, officers and employees of BrightLane in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

                                   PROPOSAL I
                                   THE MERGER


     This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the agreement and plan of merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to TeamStaff and BrightLane shareholders. You should read the agreement and plan of merger and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.


GENERAL


     TeamStaff and BrightLane have entered into an agreement and plan of merger that provides for the merger of BrightLane and a wholly owned subsidiary of TeamStaff. As a result of the merger, BrightLane will become a wholly owned subsidiary of TeamStaff and BrightLane common and preferred stockholders will collectively receive 8,066,631 shares of TeamStaff common stock in exchange for the shares of BrightLane common stock and preferred stock they own. Out of the 8,066,631 shares to be issued in the merger, 7,915,631 will be issued at the closing and 150,000 will be withheld and will be placed in escrow under the indemnification provisions of the merger agreement. It is anticipated that the BrightLane shareholders will own not more than approximately 49.9% of the outstanding shares of TeamStaff common stock outstanding after the merger. At July 31, 2001 TeamStaff had 8,079,553 shares outstanding.


     The agreement and plan of merger, and amendments are attached to this joint proxy statement/ prospectus as Appendix A. The exhibit and schedules to the merger agreement are not included but may be obtained from TeamStaff upon request.

     TeamStaff, like the PEO industry generally, expects to face growing competitive threats from Internet-enabled providers of outsourced human resources. BrightLane, like other new economy companies, must continue to develop effective and efficient ways to establish an extensive customer base and grow its revenues. We believe the combination addresses each company's needs. BrightLane offers TeamStaff valuable Internet delivery capabilities and services and TeamStaff offers BrightLane a broad customer base representing a potential source of additional revenues.

     TeamStaff's business strategy is to develop the post merger company as a brand name provider of comprehensive business support services and business process outsourcing solutions for small and middle market companies. Central to this strategy is using the Internet's speed and efficiency to deliver current services and an expanding array of business products to TeamStaff's customers and employees. TeamStaff has an estimated community of small businesses and worksite employees. This customer base provides a valuable commercial opportunity for BrightLane's online business center.

     BrightLane has also developed relationships with various banking and financial institutions that serve many small business customers, many of whom are candidates for PEO and human resource outsourcing services. These institutions and their customers provide an opportunity for TeamStaff's human resource outsourcing business. As part of the merger, TeamStaff has entered into a marketing agreement with First Union Corporation under which First Union will promote TeamStaff's PEO services to its business banking customers and be will be paid by TeamStaff for each successful referral, as defined in the marketing agreement. First Union Corporation and its affiliates will own 3,334,177 shares of TeamStaff common stock after the merger.

     The management teams and staffs of TeamStaff and BrightLane complement each other. TeamStaff has years of experience offering human resource outsource services and has an established management team and personnel. BrightLane has expertise in technology and Internet development expertise and has established a strong technical development team. The two companies expect to combine their talent and skills to take advantage of the new economy and compete effectively as a comprehensive provider of human resources services and products.

BACKGROUND OF THE MERGER

     Management of TeamStaff has been considering various methods to position TeamStaff as a brand name provider of comprehensive business support and outsourcing services for small and middle market companies. One of the methods considered by management is to implement the delivery of its services through the Internet, which would increase its presence in the market, as well as provide clients and employees with alternative service distribution capabilities.

     On September 28, 2000, representatives of Raymond James & Associates, met with T. Stephen Johnson, Chairman of the board of BrightLane to discuss merging BrightLane with a professional employer organization. Raymond James & Associates suggested several PEOs and, after analyzing the merits of each, Mr. Johnson advised Raymond James that he wished to pursue discussions with TeamStaff.

     On October 6, 2000, members of TeamStaff, including Donald Kappauf, CEO, and Ken Jankowski, Chief Operating Officer of TeamStaff's PEO division, visited the BrightLane offices where members of BrightLane's management team gave a presentation on BrightLane and the parties began discussing the strategic advantages of combining. On October 17, 2000, management of both companies met with representatives of First Union Corporation and Nationwide Financial Services, both of whom are significant shareholders of BrightLane, to give a preliminary presentation regarding the combined company's potential opportunities, a discussion on PEO services and the benefits of the merger for BrightLane shareholders.

     On November 3, 2000, management of both companies, in conjunction with Raymond James, held a telephone call with certain members of the board of directors of both companies to discuss potential pro forma effects of the merger including an internal rate of return analysis and pro forma financial statements.

     On November 13, 2000, TeamStaff management gave a presentation to their Board of Directors regarding the pro forma financial statements and the potential value to shareholders. At this meeting, management obtained approval to go forward with discussion on a merger with BrightLane. TeamStaff's senior management and technology staff undertook preliminary due diligence on BrightLane and their information technology systems. Simultaneously, BrightLane undertook a preliminary review of the PEO and other businesses of TeamStaff as well as its financial condition.

     Management of TeamStaff presented their findings to TeamStaff's board of directors at a meeting on November 11, 2000. Mr. Kappauf, Chief Executive Officer of TeamStaff, introduced the transaction to the board and discussed the synergies between BrightLane and TeamStaff and the advantages gained in the product delivery technology and business opportunities which might be achieved by a combination of the two companies. At the request of Mr. Kappauf, a representative of Raymond James & Associates reported on its initial review of BrightLane and the potential benefits of a combination with TeamStaff. The board discussions included a review of the background of the directors and strategic relationships of BrightLane, and outlined the objectives of a merger including the new business that each company would derive from the combination.

     The initial discussions and due diligence between the parties led to several other conversations culminating in a proposal by TeamStaff that the parties merge or that one acquire the other in a stock transaction. After further negotiations, TeamStaff and BrightLane agreed to the terms of a letter of intent on November 27, 2000.

     On November 27, 2000, the date that the parties announced that the non-binding letter of intent had been executed, the closing price of TeamStaff's common stock was $5.25. The terms of the transaction were not disclosed at such time. On January 22, 2001, the date of announcement of the principal terms of the merger, the closing price of TeamStaff's common stock was $5.75. Based on the closing prices of the TeamStaff common stock for the period consisting of
(i) two days prior to announcement of execution of the definitive merger agreement, (ii) the day of the announcement and (iii) the two days following the announcement, the average closing price of the Company's common stock for such 5 day period was $5.73, which has been utilized by management as the accounting basis of evaluating the cost of the transaction.

The average closing price for the 30 trading days prior to execution of the letter of intent on November 27, 2000 was approximately $3.16.

     Subsequent to the execution of the letter of intent, the parties commenced their formal legal and financial due diligence, as well as drafting and negotiating a definitive agreement. Various proposals were submitted by the parties to each other, including proposals as to which entity would acquire the other, or whether a merger of the two entities should be considered. The two organizations worked through the production of a definitive agreement for TeamStaff to acquire BrightLane that was executed on March 6, 2001.


     On March 21, 2001 and April 6, 2001, the parties executed amendments to the merger agreement. These amendments were necessitated to address changes in dates regarding the completion of due diligence, to address the composition of the post closing board of directors and to provide for the sale by TeamStaff to BrightLane of its series A preferred stock effected in April 2001, as discussed elsewhere in this joint proxy statement/prospectus.


     Simultaneously with the negotiation and execution of the merger agreement, TeamStaff commenced negotiations with First Union Corporation regarding the marketing of TeamStaff's PEO products and services to First Union's small business banking customers. This marketing agreement was executed by the parties on April 11, 2001.

DIRECTORS AND EXECUTIVE OFFICERS OF TEAMSTAFF AFTER THE MERGER

     TeamStaff's board of directors and executive officers will consist of the following persons upon completion of the merger:

NAME                                        POSITION                DIRECTOR
CLASS    TERM EXPIRES
----                                        --------
--------------    ------------
T. Stephen Johnson.............  Chairman of the Board of              Class 1
         2003
                                 Directors
William Marino.................  Director                              Class 1
         2003
Susan A. Wolken................  Director                              Class 1
         2003
Karl Dieckmann.................  Vice Chairman of the Board of         Class 2
         2004
                                   Directors
Donald W. Kappauf..............  President and Chief Executive         Class 2
         2004
                                   Officer, Director
David M. Carroll...............  Director                              Class 2
         2004
Martin Delaney.................  Director                              Class 3
         2002
Donald M. MacLeod..............  Director                              Class 3
         2002
Donald T. Kelly................  Chief Financial Officer, Vice
                                   President and Secretary

     Under the terms of the merger agreement, the parties have agreed that a ninth person will be mutually selected by the members of the board of directors. No person has been identified as of the date of this proxy statement. It is anticipated that the ninth member will be mutually chosen following closing of the merger and will serve as a Class 3 director.

TEAMSTAFF'S REASONS FOR THE MERGER AND RECOMMENDATION OF TEAMSTAFF'S BOARD OF DIRECTORS


     The TeamStaff board of directors, after careful consideration, has unanimously approved the merger and the agreement and plan of merger and the proposed issuance of TeamStaff common stock in connection with the merger. The TeamStaff board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the proposed issuance of TeamStaff common stock in connection with the merger and the related transactions.

     The TeamStaff board of directors also considered and reviewed with management the reasons listed below in reaching its decision to approve the merger:

     - Maintaining historical rates of growth and increasing profit margins will require access to significant additional capital to fund acquisitions, modernize infrastructure and develop new products. The merger provides approximately $12.6 million (before payment by BrightLane of its transaction expenses, operating costs of BrightLane to the date of closing, and amounts made as loans to BrightLane's exercising option holders), in additional capital and access to new sources of financing.

     - The merger may enhance TeamStaff's ability to achieve its strategic objective of becoming the brand name provider of comprehensive business support services and business process outsource solutions for small and middle market companies. TeamStaff intends to use BrightLane's established technology group to develop Internet distribution systems to enhance its services to its customers and reduce costs by creating operational efficiencies.

     - TeamStaff intends to build brand loyalty and increase profit margins by selling additional products and services to its customers and employees. TeamStaff intends to use BrightLane's online business center, which currently offers small business owners and employees the ability to obtain products and services on-line, to implement this strategy.


     - The merger will enable TeamStaff to expand and diversify its product offering to its customers.



     In reaching its conclusions, the board of TeamStaff also considered the following:


     - The results of managements analysis of the professional employer organization industry generally;

     - the results of the solicitation by Raymond James of other online business centers and PEOs which TeamStaff may acquire;


     - the written opinion of Raymond James, financial advisors to the board, dated March 30, 2001, that, as of March 30, 2001, and based on the considerations set forth in the opinion, the exchange of 8,066,631 shares of TeamStaff's common stock for all of the BrightLane common and preferred stock outstanding is fair from a financial point of view to TeamStaff's shareholders;


     - the board of directors' valuation of BrightLane at approximately $46.22 million (utilizing a price per share of $5.73), as a result of extensive arm's length negotiations with BrightLane and the assistance of Raymond James, its financial adviser;

     - the fact that TeamStaff would remain a public entity after the merger was complete; and

     - TeamStaff's ability to terminate the merger agreement if the TeamStaff board of directors were presented with a superior offer, upon the payment of a termination fee of $1.0 million to BrightLane, as well as other grounds for termination, with or without termination fees; and

     TeamStaff's board of directors also considered a variety of potential risks and detriments in its consideration of the merger agreement, including the following:

     - BrightLane has a limited operating history;

     - BrightLane has limited revenue, and historical and projected losses from operations;


     - the difficulties associated with merging the operations of each company including the distance between operational locations; and



     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors," starting on page 14.


     The board of directors was aware that some directors and members of management have interests in the merger that are separate from the interests of the shareholders of TeamStaff generally. See "The Merger -- Interests of Directors and Officers in the Merger." The board viewed such interests as neutral to their determination because of their belief that such interests are customary and reasonable under all of the circumstances.


     The foregoing discussion of the information and factors considered by the board of directors is not meant to be exhaustive, but includes the principal factors considered by the board of TeamStaff.


BRIGHTLANE'S REASONS FOR THE MERGER AND RECOMMENDATION OF BRIGHTLANE'S BOARD OF DIRECTORS

     The BrightLane board of directors unanimously determined that the agreement and plan of merger is advisable and in the best interests of BrightLane and the BrightLane shareholders and recommends adoption and approval of the agreement and plan of merger by the BrightLane shareholders.

     In evaluating the merger, the BrightLane board of directors consulted with its management and gave careful consideration to a number of factors which supported the board of directors' determinations, including the following:

     - the various alternatives to the merger, including an initial public offering of stock, and the risks associated with those alternatives and the current climate for such offerings;

     - the expected operational synergies resulting from the merger of BrightLane and TeamStaff;

     - the ability of TeamStaff to cross-sell BrightLane's services to each of TeamStaff's current clients and their worksite employees;

     - the number of TeamStaff customers BrightLane may be able to establish as BrightLane customers after the merger;

     - the fact that BrightLane's shareholders would have the opportunity to participate in the potential for growth of TeamStaff after the merger, as the merger is expected to result in a combined company with greater resources to develop and market BrightLane's services;

     - the shares of TeamStaff's common stock that BrightLane's shareholders will receive in the merger will be publicly tradable, and will provide BrightLane shareholders greater liquidity;

     - the fact that the merger is expected to be a tax-free reorganization for federal income tax purposes;

     - the written opinion of The Robinson-Humphrey Company, LLC, financial advisors to the BrightLane board, dated March 21, 2001, that, as of that date, and based on the considerations set forth in the opinion, the consideration to be offered by TeamStaff to the BrightLane shareholders in the merger is fair from a financial point of view to BrightLane's shareholders; and

     - the BrightLane board of directors' review of the terms and conditions of the merger agreement.

     The BrightLane board of directors also considered a variety of risks and other potentially negative factors in its consideration of the merger agreement and the merger, including the following:

     - the risk that the benefits sought to be achieved by the merger will not be realized;

     - the possibility that TeamStaff will not continue to increase its revenues after the merger;

     - the possibility of a disruption in management associated with the merger and the challenges and costs of integrating the operations of the companies;

     - the possible unwillingness of TeamStaff clients to use BrightLane services;

     - the risks associated with TeamStaff's PEO operations; and


     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors," starting on page 14.


     The foregoing discussion of the information and factors considered and given weight by the BrightLane board of directors is not intended to be exhaustive but summarizes the material factors considered. The BrightLane board of directors did not assign any relative or specific weights to the various factors considered. Instead, the BrightLane board of directors conducted an overall analysis of the factors described above. In considering the factors described above, the individual directors may have given different weight to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE BRIGHTLANE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DEEMED ADVISABLE AND IN THE BEST INTERESTS OF THE BRIGHTLANE SHAREHOLDERS THE AGREEMENT AND PLAN OF MERGER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE BRIGHTLANE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

OPINION OF TEAMSTAFF'S FINANCIAL ADVISOR, RAYMOND JAMES & ASSOCIATES

     On March 30, 2001, Raymond James & Associates, Inc. rendered its written opinion that, as of March 30, 2001, the consideration to be paid to the BrightLane shareholders, as provided for in the merger agreement, is fair, from a financial point of view, to TeamStaff's shareholders.

     The full text of the written opinion of Raymond James, dated March 30, 2001, which sets forth assumptions made, matters considered and limits on the scope of review undertaken, is attached as Appendix D to this joint proxy statement registration statement and is incorporated by reference herein. TeamStaff's shareholders are urged to read this opinion in its entirety. Raymond James' opinion, which is addressed to TeamStaff's board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be paid for BrightLane by TeamStaff, as provided for in the merger agreement and does not constitute a recommendation to any shareholder of TeamStaff regarding how said shareholder should vote on the proposed Merger and does not address any other aspect of the transactions provided for in the merger agreement. Raymond James neither determined nor recommended to the Company's board of directors the amount of such consideration. Raymond James consents to the summarization of its opinion in, and attachment of its opinion to, this proxy statement. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with Raymond James' review of the proposed Transaction and the preparation of its opinion, Raymond James has, among other things:

     1. reviewed the financial terms and conditions of merger as stated in the merger agreement;

     2. reviewed the marketing agreement between First Union Corporation and TeamStaff related to the Merger.

     3. reviewed the audited financial statements of BrightLane as of and for the years ended December 31, 2000 and 1999;

     4. reviewed other BrightLane financial and operating information requested from and/or provided by BrightLane;

     5. reviewed certain other publicly available information on BrightLane;

     6. discussed with members of the senior management of BrightLane certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

     7. reviewed TeamStaff's audited financial statements as of and for the fiscal year ended September 30, 2000, 1999 and 1998, and TeamStaff's Quarterly Report filed on Form 10-Q for the quarter ended December 31, 2000;

     8. reviewed certain other publicly available information on TeamStaff;

     9. discussed with management of TeamStaff certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of TeamStaff, including management's forecasts for the years ended September 30, 2001, 2002, and 2003, and the prospects of the TeamStaff-BrightLane combined company after the merger;

     10. reviewed publicly available information concerning companies in industries considered by Raymond James to be most comparable to TeamStaff and BrightLane;

     11. reviewed the combined pro forma financial statements and projected financial results, prepared by TeamStaff and BrightLane management, showing the effects of the proposed merger on the projected results of TeamStaff; and

     12. conducted such other financial studies and analyses and performed such other investigations and taken into account such other matters as Raymond James deemed relevant and necessary for the purposes of this opinion.

     In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including a review of (i) historical and projected revenues, operating earnings, net income and capitalization of TeamStaff and BrightLane and certain other publicly held companies in businesses it believed to be comparable to TeamStaff and BrightLane; (ii) the current and projected financial position and results of operations of TeamStaff and BrightLane; and (iii) the general condition of the securities markets.

     As described in its opinion, Raymond James relied upon and assumed the accuracy and completeness of all information supplied or otherwise made available to Raymond James by TeamStaff or any party and did not attempt to verify independently any such information. Furthermore, Raymond James did not make or receive any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TeamStaff, nor has Raymond James been furnished with any such evaluation or appraisal. Raymond James assumed that the financial forecasts, estimates, projections and other information with respect to TeamStaff and BrightLane examined by Raymond James have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of TeamStaff and BrightLane, and Raymond James relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James became inaccurate or was required to be updated during the period of its review. In addition, Raymond James has assumed the merger will be consummated substantially in accordance with the terms set forth in the merger agreement.

     Raymond James' opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, the date of its opinion (March 30, 2001), and Raymond James has undertaken no obligation to reevaluate its opinion.

  Value of Consideration Paid for BrightLane

     The value of consideration to be paid to BrightLane shareholders, based on the closing price of TeamStaff common stock prior to the public announcements related to the merger, ranges from $43.9MM to $46.1MM.

                             VALUE OF CONSIDERATION

                                                         11/24/00*    1/19/01**
                                                         ---------    ---------
Closing Share Price....................................    $5.44        $5.72
Shares Issued (MM).....................................     8.07         8.07
                                                           -----        -----
Value of Consideration (MM)............................    $43.9        $46.1
30-Day Average Share Price.............................    $3.28        $5.23

---------------
 * Date prior to initial announcement of the letter of intent
** Date prior to terms of merger announced

     The following is a summary of the financial analyses performed by Raymond James in connection with the preparation of its opinion:

  Selected Companies Analysis for BrightLane

     Raymond James reviewed financial information, ratios and public market multiples relating to BrightLane and compared them to corresponding financial information, ratios and public market multiples for the following publicly traded corporations: Exult, Inc.; ProBusiness Services, Inc.; CheckFree Corporation; McAfee.com Corporation (the "BrightLane Comparison Companies"). Raymond James chose the BrightLane Comparison Companies because they are publicly traded companies that engage in businesses and possess operations that, for the purposes of this analysis, may be considered similar to BrightLane.

     In its analysis, Raymond James used closing market prices on March 29, 2001 and other publicly available information. Raymond James calculated the total enterprise value ("TEV") to gross revenue multiples of BrightLane and the BrightLane Comparison Companies for fiscal years 2001, 2002 and 2003. The forward estimates of gross revenue were based on research published by other investment firms for the BrightLane Comparison Companies, if available, and management estimates for BrightLane.

     The following table lists the minimum, mean, median, and maximum TEV to gross revenue for the BrightLane Comparison Companies for the fiscal year 2001, 2002, and 2003.

                  MULTIPLES OF BRIGHTLANE COMPARISON COMPANIES

                                                     2001 REVENUE    2002
REVENUE
                                                     MULTIPLE (E)    MULTIPLE
(E)
                                                     ------------
------------
Low................................................     3.05x           2.01x
Median.............................................     3.41x           2.36x
Average............................................     3.96x           2.91x
High...............................................     5.98x           4.37x

     The table below depicts the implied valuation of BrightLane's capital stock based on the mean revenue multiple of BrightLane Comparison Companies. As forecasts for 2003 revenue multiples for the BrightLane comparison companies are not available, 2002 Multiples were applied to BrightLane's 2003 revenue estimate and discounted at an appropriate rate.

                  IMPLIED VALUATION BASED ON THE MEAN MULTIPLE
                     OF THE BRIGHTLANE COMPARISON COMPANIES

                                                         2001    2002    2003
                                                         ----    ----    ----
Implied Equity Value ($MM).............................  18.4     30     42.8

  Analysis of Incremental PEO Services


     A significant source of expected revenues after the merger is driven from marketing relationships between BrightLane's largest investors, First Union Corporation and Nationwide Financial Services, Inc., and TeamStaff whereby First Union and Nationwide will market TeamStaff products. As of March 30, 2001, a marketing agreement had been signed with First Union. Similar negotiations were ongoing with Nationwide as of March 30, 2001. As this represents traditional PEO revenue streams, Raymond James evaluated the incremental benefit to TeamStaff based on TeamStaff's 2001 forward gross margin multiple as of the close of business on March 29, 2001. 2002 and 2003 projections were discounted at appropriate rates. The following table lists the projected value for fiscal years 2001, 2002, and 2003.

       IMPLIED VALUATION BASED ON THE GROSS MARGIN MULTIPLE OF TEAMSTAFF

                                                          2001    2002    2003
                                                          ----    ----    ----
Implied Equity Value ($MM)..............................  0.2     5.7     17.1

  Discounted Cash Flow Analysis

     Raymond James performed a discounted cash flow analysis using TeamStaff's management projections for BrightLane and the incremental cash flows created by the merger, based on guidance. Raymond James calculated a range of net present values of free cash flows for the years 2001 through 2005 using discount rates ranging from 18.55% to 22.55%. Raymond James calculated TeamStaff's terminal value in the year 2005 based on a cash flow perpetuity multiple calculated as 13.3x. The value of BrightLane and the incremental cash flows created by the merger implied by this analysis ranged from $96.9MM to $97.1MM.

  Consideration Paid for BrightLane by Sophisticated Investors

     On July 12, 2000, BrightLane received its most recent funding from sophisticated investors, engaged in valuing and investing in private companies, yielding a post-money valuation of $100MM.

  Opinion of Raymond James

     On March 30, 2001, Raymond James rendered its written opinion that, based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be paid to BrightLane shareholders, as provided for in the merger agreement, is fair, from a financial point of view, to TeamStaff's shareholders.

     The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James' opinion or its presentation to TeamStaff's board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of the merger.

     In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond TeamStaff's control. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness, from a financial point of view, of the consideration to be paid to BrightLane shareholders, as provided for in the merger agreement, from a financial point of view, to TeamStaff's shareholders, and were provided to TeamStaff's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by TeamStaff's board of directors in making its determination to approve the Transaction. Consequently, the analyses described above should not be viewed as determinative of TeamStaff's board of directors' or TeamStaff's management's opinion with respect to the value of the merger. TeamStaff placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

  Information Concerning TeamStaff's Financial Advisor

     In connection with the merger, TeamStaff contracted with Raymond James to provide external investment banking services, pursuant to which TeamStaff requested that Raymond James provide the fairness opinion summarized herein. TeamStaff's board of directors retained Raymond James because of Raymond James' qualifications, expertise, and reputation. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions TeamStaff paid Raymond James a fee $150,000 for the fairness opinion, and will pay additional advisory fees upon the consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of TeamStaff for its own account and for the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

OPINION OF BRIGHTLANE'S FINANCIAL ADVISOR, THE ROBINSON-HUMPHREY COMPANY, LLC

     BrightLane engaged The Robinson-Humphrey Company, LLC to act as its exclusive financial advisor in connection with the merger on November 30, 2000. On March 21, 2001, at a meeting of the board of directors of BrightLane held to evaluate the merger agreement and the merger, Robinson-Humphrey reviewed with the BrightLane board its financial analysis of the consideration to be offered by TeamStaff to the BrightLane shareholders in the proposed merger and delivered to the BrightLane board its written opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration being offered in the merger was fair, from a financial point of view, to the shareholders of BrightLane.

     The full text of Robinson-Humphrey's written opinion dated March 21, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E and is incorporated herein by reference.

     ROBINSON-HUMPHREY'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF BRIGHTLANE AND RELATES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF BRIGHTLANE OF THE CONSIDERATION TO BE OFFERED IN THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE MERGER. THE SUMMARY OF ROBINSON-HUMPHREY'S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION WHICH IS ATTACHED AS APPENDIX E.

     In arriving at its opinion, Robinson-Humphrey:

     - reviewed the merger agreement;

     - reviewed and analyzed publicly available information concerning TeamStaff which Robinson-Humphrey believed to be relevant to its inquiry;

     - reviewed and analyzed financial and operating information with respect to the business, operations and prospects of BrightLane and TeamStaff furnished to Robinson-Humphrey by BrightLane and TeamStaff, respectively;

     - reviewed and analyzed the trading history of the common stock of TeamStaff from May 1986 to March 20, 2001 and compared that trading history with those of other publicly traded companies which were deemed relevant;

     - reviewed and analyzed a comparison of the historical financial results and present financial condition of BrightLane and TeamStaff with those of publicly traded companies which were deemed relevant;

     - compared the financial terms of the merger with the publicly available financial terms of other recent transactions which Robinson-Humphrey deemed relevant; and

     - conducted discussions with members of BrightLane's and TeamStaff's management concerning their respective businesses, operations, assets, present condition and future prospects.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by Robinson-Humphrey in arriving at its opinion. With respect to the financial forecasts of BrightLane, TeamStaff and the combined company provided to or discussed with Robinson-Humphrey, Robinson-Humphrey assumed, at the direction of the management of BrightLane and without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of BrightLane as to the future financial performance of BrightLane, TeamStaff and the combined company, and Robinson-Humphrey expressed no opinion with respect to such forecasts or the assumptions on which the forecasts were based. In arriving at its opinion, Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of BrightLane or TeamStaff or make or obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities or liability related to any outstanding or potential litigation), contingent or otherwise, of BrightLane or TeamStaff. Robinson-Humphrey also assumed the following:

     - that the proposed merger would be consummated in accordance with the terms of the merger agreement;

     - that the merger will be treated as a tax-free reorganization for federal income tax purposes; and

     - that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on BrightLane or TeamStaff, or on the expected benefits of the merger.

     Robinson-Humphrey's opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of March 21, 2001. Robinson-Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of BrightLane. Although subsequent developments may affect its opinion, Robinson-Humphrey does not have any obligation to update or revise its opinion. The board of directors of BrightLane imposed no other instructions or limitations on Robinson-Humphrey with respect to the investigations made or the procedures followed by it in rendering its opinion.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

     In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry and economic conditions, many of which are beyond the control of BrightLane or TeamStaff. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business or transaction used in such analyses as a comparison is identical to BrightLane, TeamStaff, their respective businesses or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

     Robinson-Humphrey's opinion and financial analyses were only one of many factors considered by BrightLane's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of BrightLane's board of directors or management with respect to the merger or the consideration to be received by the shareholders of BrightLane in the merger. The type and amount of consideration to be received by the shareholders of BrightLane in the merger was determined through direct negotiation between BrightLane and TeamStaff. Although Robinson-Humphrey provided financial advice to BrightLane during the course of negotiations, the decision to enter into the merger was solely that of the board of directors.

     The following is a summary of the material financial analyses presented by Robinson-Humphrey to the BrightLane board of directors in connection with its opinion.

     SELECTED COMPANIES ANALYSIS. Robinson-Humphrey analyzed the financial and stock market information for the following selected publicly held companies involved in Internet businesses, including enterprise level application service providers and business to business Internet infrastructure providers:
     - Ariba Inc.
     - Commerce One
     - Concur Technologies
     - Extensity Inc.
     - I2 Technologies
     - Onvia.com
     - Purchasepro.com
     - Breakaway Solutions
     - Corio Inc.
     - Futurelink Corp.
     - Interliant, Inc.
     - Usinternetworking

     Robinson-Humphrey reviewed firm values, calculated as the greater of equity market value plus net debt or net cash, as multiples of, among other things, latest 12 months and estimated calendar years 2001 and 2002 revenues. All multiples were based on closing stock prices on March 20, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. The following table states the low, median and high multiples indicated by these analyses:

                                                               LOW     MEDIAN
HIGH
                                                              -----    ------
----
SELECTED COMPANIES' FIRM VALUE TO:
Latest 12 Months Revenue....................................  0.48x     4.1x
9.9x
Estimated Calendar Year 2001 Revenue........................  0.34x     1.7x
4.7x
Estimated Calendar Year 2002 Revenue........................  0.28x     1.7x
3.5x

     Robinson-Humphrey then applied the median multiples resulting from the analyses above to the estimated revenues for BrightLane for the latest 12 months, calendar year 2001 and calendar year 2002. This analysis yielded implied equity values for BrightLane of approximately $20.2 million, $21.2 million and $33.1 million, respectively. These implied equity values were compared to the aggregate market value of the consideration to be received by BrightLane's shareholders in the merger of approximately $41.6 million, based on TeamStaff's market price as of March 20, 2001, multiplied by the total number of shares to be issued by TeamStaff in the merger of 8,066,631. Estimated financial data for BrightLane was based on internal estimates of the management of BrightLane.

     SELECTED TRANSACTIONS ANALYSIS. Robinson-Humphrey reviewed the purchase prices and implied transaction value multiples in the following selected transactions in the Internet industry:

ACQUIRER                             TARGET           ACQUISITION DATE
--------                    ------------------------  ----------------
Ariba                       Agile Software Group        Pending
Proxim, Inc.                Netopia, Inc.               Pending
NetIQ Corp.                 WebTrends Corporation       Pending
CyBear Inc.                 Mediconsult.com             Pending
Hotel Reservations Network  TravelNow.com               Pending
Ovia.com                    Demandstar.com              3/06/01
Hewlett-Packard             Bluestone Software, Inc.    1/19/01
Mucho.com                   Team America Corp.          1/02/01
Trilogy Software            pcOrder.com                 12/22/00
Barnesandnoble.com          Fatbrain.com                11/17/00
Sabre Holding Company       Getthere.com                10/17/00
Investor Group              CareerBuilder, Inc.         8/25/00
Breakaway Solutions         Eggrock Partners            4/01/00
Egain Communications Corp.  Big Science Company         3/07/00
Interliant Inc.             Resource Partner Inc.       3/02/00
Commerce One                Mergent Systems             1/07/00

     Robinson-Humphrey reviewed firm values in the selected transactions as multiples of, among other things, latest 12 months revenue. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following table states the low, median and high implied multiples indicated by these analyses:

                                                              LOW     MEDIAN
HIGH
                                                              ----    ------
-----
Firm Value to Latest 12 Months Revenue......................  0.0x     8.8x
56.5x

     Robinson-Humphrey then applied the median multiple resulting from the analyses above to the estimated revenues for BrightLane for the latest 12 months. This analysis yielded an implied equity values for BrightLane of approximately $21.1 million. This implied equity value was compared to the aggregate market value of the consideration to be received by BrightLane's shareholders in the merger of approximately $41.6 million, based on TeamStaff's market price as of March 20, 2001, multiplied by the total number of shares to be issued by TeamStaff in the merger of 8,066,631. Estimated financial data for BrightLane's business was based on internal estimates of the management of BrightLane.

     The summary set forth above does not purport to be a complete description of the analyses conducted or data presented by Robinson-Humphrey. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Robinson-Humphrey believes that the summary set forth above and their analyses must be considered as a whole and that selecting only portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Robinson-Humphrey based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The preparation of fairness opinions does not involve mathematical weighing of the results of the individual analyses performed, but requires Robinson-Humphrey to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Robinson-Humphrey was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Robinson-Humphrey did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robinson-Humphrey considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole.

INFORMATION CONCERNING BRIGHTLANE'S FINANCIAL ADVISOR

     Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. BrightLane selected Robinson-Humphrey because of its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robinson-Humphrey's familiarity with BrightLane. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of TeamStaff for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     Pursuant to an engagement letter dated November 30, 2000, BrightLane agreed to pay Robinson-Humphrey a fee of $250,000 in connection with the preparation and delivery of its opinion. BrightLane has also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses incurred in connection with the engagement, and to indemnify Robinson-Humphrey against specified liabilities, including specified liabilities under federal securities laws.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     Some of the directors and executive officers of TeamStaff and BrightLane have interests in the merger that are different from, or are in addition to, the interests of their company's shareholders. These interests include the potential for positions as directors or executive officers of TeamStaff after the merger.

     Donald W. Kappauf, the President and Chief Executive Officer of TeamStaff, will continue in his position after the merger but will have an increase his base salary to $300,000 per annum.

     Donald T. Kelly, the Chief Financial Officer of TeamStaff, will continue in his position after the merger but will have an increase his base salary to $200,000 per annum.

     Vinson A. Brannon, President and Chief Executive Officer of BrightLane, has an employment agreement that provides that all of his options immediately vest upon the merger, and in addition, grants him a two year, $16,667 per month severance payment in the event his employment is terminated without cause or he voluntarily leaves the employ of BrightLane within 30 days after the merger.

     D. Alan Najjar, Chief Operating Officer of BrightLane, has an employment agreement that provides that all of his options immediately vest upon the merger, and in addition, grants him a two year $12,500 per month severance payment in the event his employment is terminated without cause or he voluntarily leaves the employ of BrightLane within 30 days after the merger.


     T. Stephen Johnson, Chairman of the Board of BrightLane, will serve as Chairman of the Board of TeamStaff after the merger and will be compensated at the rate of $2,500 a month for these services. In addition, Mr. Johnson will receive certain loans in connection with the exercise of his BrightLane stock options in the approximate amount of $300,000.


     Karl Dieckmann, current Chairman of the Board of TeamStaff, will serve as Vice Chairman of TeamStaff after the merger and will also be compensated at the rated of $2,500 a month for these services.

     David M. Carroll and Donald M. MacLeod will join the TeamStaff board of directors as the representatives of First Union Capital Corporation.

     Susan A. Wolken will join the board of directors of TeamStaff as the representative of Nationwide Financial Corporation.

     William Marino, director of TeamStaff, will continue to serve as a director of TeamStaff upon completion of the merger.

     Martin Delaney, director of TeamStaff, will continue to serve as a director of TeamStaff upon completion of the merger.

     Rocco Marano, John H. Ewing and Charles R. Dees, Jr., directors of TeamStaff, will cease to be directors after the merger, but have been awarded warrants to purchase 1,000 shares of TeamStaff's common stock for each year of service as a director. The award of these warrants is effective at the closing.

     Effective at closing of the transaction, the compensation payable to TeamStaff's directors will be changed so that $2,500.00 per month will be paid to the chairman of the board and to the vice-chairman of the board.

                     MARKET PRICE AND DIVIDEND INFORMATION


     TeamStaff's common stock is traded in the over-the-counter market and listed on the Nasdaq National Stock Market under the symbol "TSTF". Effective June 2, 2000 TeamStaff completed a reverse split of its common stock at a rate of one new share for each existing 3.5 shares. All common shares and per share amounts in the accompanying financial statements have been adjusted retroactively to effect the reverse stock split.


     The range of high and low bid prices (rounded to the nearest hundreth), which have been adjusted to reflect the reverse stocks split of 3.5 to 1 effected in June 2000, for TeamStaff's common stock for the periods indicated below, are:


                                                               HIGH       LOW
FISCAL YEAR 1999                                              -------    ------
                                                                 $         $
1st Quarter.................................................   6.453      3.281
2nd Quarter.................................................   5.6875     3.281
3rd Quarter.................................................   5.140      3.062
4th Quarter.................................................   5.25       3.50
                                                               HIGH       LOW
FISCAL YEAR 2000                                              -------    ------
                                                                 $         $
1st Quarter.................................................   5.031      2.625
2nd Quarter.................................................   7.656      4.375
3rd Quarter.................................................   7.328      3.50
4th Quarter.................................................   3.812      2.25
                                                               HIGH       LOW
FISCAL YEAR 2001                                              -------    ------
                                                                 $         $
1st Quarter.................................................   6.125      2.406
2nd Quarter.................................................   6.10       4.15
3rd Quarter.................................................   9.16       4.00



     The above quotations, reported by NASDAQ, represent prices between dealers and do not include retail mark-ups, mark-downs or commissions. Such quotations do not necessarily represent actual transactions. On July 31, 2001, TeamStaff's common stock had a closing price of $8.40 per share. On July 31, 2001, TeamStaff had 8,079,553 shares of common stock issued and outstanding.


DIVIDENDS

     The payment of cash dividends by the Company is restricted by the Company's loan agreements with its debt facility provider, FINOVA Capital Corporation. Without FINOVA's prior written consent, which FINOVA may withhold in its sole discretion, the Company may not declare or pay cash dividends upon any of its stock. The Company has not declared any cash dividends on its common stock since inception, and has no present intention of paying any cash dividends on its common stock in the foreseeable future.

                       TEAMSTAFF AND BRIGHTLANE UNAUDITED
                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     On March 6, 2001, TeamStaff entered into a definitive agreement to acquire BrightLane in a transaction to be accounted for as a purchase. Under the merger agreement with BrightLane, TeamStaff will acquire BrightLane in exchange for 8,066,631 shares of TeamStaff common stock, valued at approximately $48.66 million (based upon a price of $5.73 per share) including transaction charges. The following sets forth summary unaudited pro forma combined financial data to give effect to the issuance of the 8,066,631 TeamStaff shares of common stock in the merger as if the transaction had been completed on October 1, 1999 for statement of operations purposes and March 31, 2001 for balance sheet purposes.

     The pro forma combined financial data does not give effect to:

     - the sale by TeamStaff to BrightLane, on April 12, 2001, of 3.5 million shares of TeamStaff series A preferred stock for an investment of $3.5 million and the use of the proceeds of this investment (and additional TeamStaff funds) by TeamStaff to repay one of three term loans outstanding to FINOVA Capital, TeamStaff's lender.

     - TeamStaff's proposed repayment in full of TeamStaff's remaining obligations to FINOVA Capital Corporation, which is expected to occur promptly following completion of the merger.


     - any loans which may be made to the holders of BrightLane's outstanding options which may approximate between $800,000 and $1,200,000.



     This summary unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined condensed financial information and accompanying notes which are included in this joint proxy statement/prospectus, the separate historical financial statements and accompanying notes of TeamStaff, which are incorporated by reference in this joint proxy statement/prospectus and the historical financial statements of BrightLane which are included in this joint proxy statement/prospectus. It is important that you read TeamStaff's Annual Report on Form 10-K for the year ended September 30, 2000 and Form 10-Q for the quarter ended March 31, 2001 which are incorporated by reference. See "Where You Can Find More Information" on page 27.


     The pro forma condensed combined financial data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000

                                              HISTORICAL
PRO FORMA
                                     ----------------------------
---------------------------
                                      TEAMSTAFF       BRIGHTLANE     ADJUSTMENTS
     COMBINED
                                     ------------    ------------    -----------
   ------------
Revenues...........................  $447,743,000    $    199,000    $        --
   $447,942,000
Direct Expenses....................   426,987,000         174,000             --
    427,161,000
                                     ------------    ------------    -----------
   ------------
     Gross profit..................    20,756,000          25,000             --
     20,781,000
Selling, General and Administrative
  Expenses.........................    17,005,000      15,067,000             --
     32,072,000
Depreciation and Amortization......     1,333,000         907,000
5,776,000(5)    8,016,000
                                     ------------    ------------    -----------
   ------------
  Income (Loss) from operations....     2,418,000     (15,949,000)
(5,776,000)    (19,307,000)
                                     ------------    ------------    -----------
   ------------
Other income (expense)
  Interest and other income........       584,000       1,303,000             --
      1,887,000
  Interest and other expense.......    (1,623,000)             --             --
     (1,623,000)
                                     ------------    ------------    -----------
   ------------
                                       (1,039,000)      1,303,000             --
        264,000
                                     ------------    ------------    -----------
   ------------
  Income (Loss) before tax.........     1,379,000     (14,646,000)
(5,776,000)   $(19,043,000)
Income Tax (Expense) Benefit.......      (428,000)             --
428,000(7)           --
                                     ------------    ------------    -----------
   ------------
Net Income (Loss)..................  $    951,000    $(14,646,000)
$(5,348,000)   $(19,043,000)
                                     ============    ============    ===========
   ============
Basic Earnings (Loss) Per Common
  Share............................  $       0.12
   $      (1.19)
                                     ============
   ============
Basic Shares Outstanding...........     7,954,176
8,066,631(6)   16,020,807
                                     ============
   ============
Diluted Earnings (Loss) Per Common
  Share............................  $       0.12
   $      (1.19)
                                     ============
   ============

(36,736)(6)
Diluted Shares Outstanding.........     7,990,912
8,066,631(6)   16,020,807
                                     ============
   ============

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 2001

                                            HISTORICAL                       PRO
FORMA
                                    ---------------------------
-----------------------------
                                     TEAMSTAFF      BRIGHTLANE     ADJUSTMENTS
     COMBINED
                                    ------------    -----------    -----------
   ------------
Revenues..........................  $323,070,000    $   167,000    $        --
   $323,237,000
Direct Expenses...................   309,576,000        145,000             --
    309,721,000
                                    ------------    -----------    -----------
   ------------
     Gross profit.................    13,494,000         22,000             --
     13,516,000
Selling, General & Administrative
  Expenses........................    10,648,000      3,524,000             --
     14,172,000
Depreciation and Amortization.....       720,000        527,000
2,888,000(5)      4,135,000
                                    ------------    -----------    -----------
   ------------
  Income (Loss) from operations...     2,126,000     (4,029,000)    (2,888,000)
     (4,791,000)
                                    ------------    -----------    -----------
   ------------
Other income (expense)
  Interest and other income.......       418,000        821,000             --
      1,239,000
  Interest expense................      (927,000)            --             --
       (927,000)
                                    ------------    -----------    -----------
   ------------
                                        (509,000)       821,000             --
        312,000
                                    ------------    -----------    -----------
   ------------
  Income (Loss) before tax........     1,617,000     (3,208,000)    (2,888,000)
     (4,479,000)
Income Tax Expense................      (676,000)            --
676,000(7)             --
                                    ------------    -----------    -----------
   ------------
Net Income (Loss).................       941,000     (3,208,000)    (2,212,000)
     (4,479,000)
Charge Related to Contingent
  Warrants........................            --     (1,876,000)            --
     (1,876,000)
                                    ------------    -----------    -----------
   ------------
Net Income (Loss) Attributable to
  Common Shareholders.............  $    941,000    $(5,084,000)   $(2,212,000)
   $ (6,355,000)
                                    ============    ===========    ===========
   ============
Basic Earnings (Loss) Per Common
  Share...........................  $       0.12
   $      (0.40)
                                    ============
   ============
Basic Shares Outstanding..........     8,009,586
8,066,631(6)     16,076,217
                                    ============
   ============
Diluted Earnings (Loss) Per Common
  Share...........................  $       0.12
   $      (0.40)
                                    ============
   ============

(85,538)(6)
Diluted Shares Outstanding........     8,095,124
8,066,631(6)     16,076,217
                                    ============
   ============

           UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA
                              AS OF MARCH 31, 2001

                                                        HISTORICAL
      PRO FORMA
                                                 -------------------------
------------------------------
                                                  TEAMSTAFF    BRIGHTLANE
ADJUSTMENTS         COMBINED
                                                 -----------   -----------
------------      ------------
ASSETS

CURRENT ASSETS
  Cash.........................................  $ 7,880,000   $17,599,000   $
      --      $ 25,479,000
  Accounts receivable, net of allowance........   20,222,000        63,000
      --        20,285,000
  Deferred tax asset...........................    1,385,000            --
      --         1,385,000
  Other current assets.........................      521,000       189,000
      --           710,000
                                                 -----------   -----------
------------      ------------
          Total current assets.................   30,008,000    17,851,000
      --        47,859,000
RESTRICTED CASH................................           --       544,000
      --           544,000
EQUIPMENT AND IMPROVEMENTS, NET................    1,240,000     1,235,000
      --         2,475,000
INTANGIBLES, net of amortization...............   19,494,000       100,000
28,878,000(1)     48,472,000
OTHER ASSETS...................................      672,000       591,000
      --         1,263,000
                                                 -----------   -----------
------------      ------------
          TOTAL ASSETS.........................  $51,414,000   $20,321,000   $
28,878,000      $100,613,000
                                                 ===========   ===========
============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long-term debt............  $ 1,931,000   $    20,000   $
      --      $  1,951,000
  Accounts payable.............................    7,351,000       283,000
      --         7,634,000
  Accrued expenses and other current
     liabilities...............................   17,802,000       209,000
2,430,000(3)     20,441,000
                                                 -----------   -----------
------------      ------------
          Total current liabilities............   27,084,000       512,000
2,430,000        30,026,000
LONG-TERM LIABILITIES
  Long-term debt...............................    5,322,000        24,000
      --         5,346,000
                                                 -----------   -----------
------------      ------------
          Total Liabilities....................   32,406,000       536,000
2,430,000        35,372,000

SHAREHOLDERS' EQUITY

(1,439,000)(4)
  Common stock.................................        8,000     1,439,000
   8,000(2)         16,000
  Preferred stock..............................           --    40,157,000
(40,157,000)(4)            --
  Additional paid-in capital...................   21,305,000            --
46,225,000(2)     67,530,000
  Accumulated deficit..........................   (2,169,000)  (21,811,000)
21,811,000(4)     (2,169,000)
  Treasury stock...............................     (136,000)           --
      --          (136,000)
                                                 -----------   -----------
------------      ------------
          Total shareholders' equity...........   19,008,000    19,785,000
26,448,000        65,241,000
                                                 -----------   -----------
------------      ------------
TOTAL LIABILITIES AND EQUITY...................  $51,414,000   $20,321,000   $
28,878,000      $100,613,000
                                                 ===========   ===========
============      ============

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated statements of operations have been prepared to reflect the acquisition of BrightLane as if the acquisition occurred on October 1, 1999. The unaudited pro forma condensed consolidated balance sheet was prepared to reflect the acquisition as of March 31, 2001. BrightLane's historical financial statements were derived from its books and records and reflect:

     - The statement of operations of BrightLane for the six month period ended March 31, 2001;

     - The statement of operations of BrightLane for the twelve month period ended December 31, 2000; and

     - The balance sheet of BrightLane as of March 31, 2001.

     TeamStaff's historical financial statements were derived from its books and records and reflect:

     - The statement of operations of TeamStaff for the six month period ended March 31, 2001;

     - The statement of operations of TeamStaff for the twelve month period ended September 30, 2000; and

     - The balance sheet of TeamStaff as of March 31, 2001.

     The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated balance sheet:

     (1) Represents the preliminary estimates of the excess purchase price over the net tangible assets acquired as follows:

Purchase price (including $2,430,000 of transaction
  expenses).................................................  $ 48,663,000
Net tangible assets acquired................................   (19,785,000)
                                                              ------------
Excess of purchase price over net tangible assets
  acquired..................................................  $ 28,878,000
                                                              ============

     The total estimated purchase price of the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of fair value, with the excess over the net tangible assets acquired allocated to intangible assets. These allocations are subject to change pending a final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of any of these changes could be material.

     On January 22, 2001, the date of announcement of the principal terms of the merger, the closing price of TeamStaff's common stock was $5.75. Based on the closing prices of TeamStaff's common stock for the period consisting of (i) two days prior to announcement of the principal terms, (ii) the day of the announcement and (iii) the two days following the announcement, the average closing price of the Company's common stock for such 5 day period was $5.73, which has been utilized by management as the accounting basis of evaluating the cost of the transaction.

     (2) Includes the issuance of 8,066,631 shares of TeamStaff common stock to BrightLane shareholders at an estimated fair market value of $5.73 per share or total fair value of $46,233,000 ($8,000 for $.001 par value common stock and $46,225,000 additional paid in capital).

     TeamStaff shareholders will retain the majority of shares post merger and thus TeamStaff will be deemed the acquiror for accounting purposes.

     (3) Represents the accrual of $2,430,000 for certain legal, accounting, investment banking and other miscellaneous expenses associated with the acquisition.

     (4) Represents the elimination of BrightLane's historical equity accounts ($1,439,000 common stock, $40,157,000 preferred stock, and ($21,811,000)
accumulated deficit).

     The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated statement of operations:

     (5) Represents amortization of intangible assets ($28,878,000) over 5 years.

Excess purchase price over net tangible assets acquired.....  $28,878,000
Estimated life..............................................            5
                                                              -----------
Estimated annual amortization...............................  $ 5,776,000
                                                              ===========
Estimated six-month amortization............................  $ 2,888,000
                                                              ===========


     On June 30, 2001, the Financial Accounting Standards Board (FASB) issued a Statement of Financial Accounting Standards, No. 142 entitled "Goodwill and Other Intangible Assets." The FASB concluded that goodwill generated in a business combination will no longer be amortized against earnings, but instead written off to expense only when its value has been determined to have been impaired. For purchase accounted acquisitions consummated after June 30, 2001, any goodwill or intangibles with indefinite life will not be amortized. The pro forma financial statements contained in this joint proxy statement/prospectus have not been prepared to reflect the new rule. Upon completion of a valuation to allocate the purchase price and determine the goodwill value, such goodwill will not be amortized against earning.



     (6) Represents the issuance of 8,066,631 shares of TeamStaff common stock to BrightLane's shareholders and the removal of incremental TeamStaff shares for assumed conversion of options as those incremental shares would be non-dilutive for pro forma purposes.


     (7) Represents a reduction to income tax expense as a result of BrightLane's losses.

                        THE AGREEMENT AND PLAN OF MERGER

     The following is a brief summary of the material provisions of the agreement and plan of merger dated as of March 6, 2001, as amended, a copy of which (without exhibits or schedules) is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the agreement and plan of merger. We urge all shareholders of TeamStaff and BrightLane to read the agreement and plan of merger in its entirety for a more complete description of the terms and conditions of the merger.

GENERAL


     In the merger, a wholly owned subsidiary of TeamStaff, named TeamSub, Inc., will be merged with and into BrightLane, and BrightLane will survive the merger and become a wholly owned subsidiary of TeamStaff. The merger will be completed only after the adoption of the agreement and plan of merger by the shareholders of BrightLane, the approval of the issuance of shares of TeamStaff common stock by the shareholders of TeamStaff, and the satisfaction or waiver of the other conditions to the merger. The merger will become effective at the time of the filing of a certificate of merger with the secretary of state of the state of Georgia. The parties anticipate completing the transaction within several days of the shareholders' meetings.


CONVERSION OF BRIGHTLANE SHARES


     With the exception of dissenting shares, all issued and outstanding shares of BrightLane common stock and series A, B and C preferred stock, will automatically be converted into the right to receive shares of TeamStaff common stock at the effective time of the merger. The number of shares of TeamStaff common stock that we will issue to BrightLane's shareholders in exchange for all the outstanding BrightLane common stock and series A, B and C preferred stock will equal not more than 8,066,631 shares of TeamStaff common stock, subject to adjustment for the reasons described below. As a condition of the merger, all outstanding BrightLane stock options must be exercised according to their terms or terminated at the effective time of the merger.



     Each share of BrightLane common stock and series A, B and C preferred stock will be exchanged for shares of TeamStaff common stock at different "exchange ratios." The exchange ratios will be determined at the closing of the merger by dividing the total number of shares of TeamStaff common stock to be issued to each class of BrightLane shareholders, by the total number of shares of stock of such class outstanding at the closing. The table below sets forth the exchange ratios for each class based on the number of shares to be issued to each class of BrightLane shareholders and the anticipated number of shares of BrightLane common stock and series A, B and C preferred stock to be outstanding at the closing of the merger.



ANTICIPATED NUMBER OF
                                             NUMBER OF SHARES OF      SHARES OF
BRIGHTLANE     APPROXIMATE
                                               TEAMSTAFF STOCK          STOCK
OUTSTANDING       EXCHANGE
CLASS OF BRIGHTLANE STOCK                  TO BE ISSUED AT CLOSING         AT
CLOSING             RATIO
-------------------------                  -----------------------
---------------------    -----------
common...................................         1,601,731
7,292,292              0.22
series A preferred.......................           874,295
38,390            22.774
series B preferred.......................         3,334,117
1,717,385             1.941
series C preferred.......................         2,256,488
536,682             4.205
                                                  ---------
TOTAL....................................         8,066,631

     BrightLane's board of directors determined these exchange ratios after giving consideration to several factors, including:


     - the amounts invested by each class of stock;



     - how recently these investments were made;



     - the number of shares of common stock issuable upon conversion of each class of preferred stock;

     - the rights of each class of preferred stock to approve or reject the merger; and


     - negotiations with the holders of series B and series C preferred stock.


     The number of shares of TeamStaff common stock to be issued to the BrightLane shareholders in the merger is 8,066,631 subject to adjustment for fractional share redemption and any TeamStaff stock split, reverse split, stock dividend, reorganization or recapitalization. The merger agreement provides that BrightLane will provide to TeamStaff financial statements at closing and if the financial statements reflect a material adverse change in the financial condition of BrightLane and TeamStaff chooses to proceed with the merger, the parties may mutually agree to reduce the number of shares of TeamStaff common stock to be issued in the merger at the rate of one share for each $4.00 of material adverse change. A "material adverse change" in its financial position, defined as: (1) accounts payable and accrued expenses in excess of $600,000; or
(2) less than $16,500,000 in cash, restricted cash and cash equivalents minus:
(A) any amounts paid as fees or expenses incurred after February 1, 2001 related to the merger transactions, up to $800,000; (B) any amounts made as a loan to TeamStaff; (C) any amounts made as loans to holders of BrightLane option holders; (D) the sum of $3,500,000 representing the purchase price of the TeamStaff series A preferred stock plus an additional $425,000 (representing series A preferred stock transaction costs and a related "success" fee); and (E) for each 30 day period that the Closing does not occur commencing July 31, 2001, the sum of $425,000 for usual and ordinary operating costs of BrightLane.


TREATMENT OF STOCK OPTIONS

     TeamStaff. When the merger is completed, each outstanding TeamStaff option will remain outstanding.


     BrightLane. As a condition of the merger, all outstanding BrightLane stock options must be exercised according to their terms or terminated at the effective time of the merger. BrightLane believes that holders of options to acquire approximately 2,450,900 shares of its common stock will exercise their options prior to the closing. At July 31, 2001, BrightLane had outstanding options to purchase 2,576,000 shares of its common stock. The merger agreement provides that BrightLane may make recourse loans to holders of options that elect to exercise prior to the closing in an amount determined by BrightLane, subject to approval of TeamStaff not to be unreasonably withheld, to estimate such exerciser's estimated state and federal income tax liability resulting from such exercise. BrightLane believes that it will make loans in the aggregate principal amount of approximately $800,000 to $1,200,000.


ESCROW OF SHARES

     BrightLane has agreed to place 150,000 shares of the TeamStaff common stock to be received in the merger in escrow at the time of closing to indemnify TeamStaff against any claims arising out of a breach by BrightLane of any of its representations, warranties and covenants in the merger agreement. The escrowed shares will be withheld from all of the BrightLane shareholders, pro rata, based on the amount of BrightLane shares each shareholder owns before the merger and rounded to the nearest whole share. The escrow fund will serve as TeamStaff's sole source for payment of indemnification obligations of the BrightLane shareholders under the merger agreement. In the event of a successful claim by TeamStaff against the escrow shares, the amount of the claim will be satisfied by deducting such number of escrow shares as shall have a market value equal to the claim.

     The shares deposited in the escrow fund will remain available to compensate TeamStaff for one year from the date of the closing of the merger. However, if a claim is asserted prior to the one year anniversary of the closing and the claim has not been resolved by the one year anniversary, shares will remain in the escrow fund even though the one-year period has elapsed. The number of shares remaining will be that number having a fair market value equal to the amount of the unresolved claim. These shares will be released promptly upon resolution of the related indemnification claim. After the escrow period, the amount of shares remaining in escrow will be distributed to the BrightLane shareholders, pro rata in proportion to the number of shares placed in escrow by each BrightLane shareholder.

     TeamStaff has also agreed to place an additional 150,000 shares in escrow to indemnify the former BrightLane shareholders against any claims arising out of a breach by TeamStaff of any of its covenants, representations and warranties in the merger agreement. In the event of a successful claim by BrightLane, the amount of the claim will be satisfied by deducting the number of escrow shares that have a market value equal to the claim and distributing these shares, pro rata, to the BrightLane shareholders. The TeamStaff escrow shares will be released to TeamStaff one year following the date of the closing of the merger. However, if a claim is asserted prior to the one year anniversary of the closing and the claim has not been resolved by the one year anniversary, shares will remain in the escrow fund after the one year period has elapsed. The number of shares remaining will be that number having a fair market value equal to the amount of the unresolved claim. The shares will be released promptly upon resolution of the related indemnification claim.


     By approving the agreement and plan of merger, the BrightLane shareholders will approve the creation of the escrow fund, the terms of the escrow agreement and the appointment of T. Stephen Johnson as their agent with respect to indemnification matters. TeamStaff shareholders, by approving the issuance of shares in the merger, will also approve the issuance of up to an additional 150,000 shares under the terms of the agreement and plan of merger. Mr. Donald Kappauf will serve as agent for TeamStaff.

     A copy of the form of escrow agreement is attached as Appendix B. We encourage you to read the escrow agreement carefully.

LOCK-UP AGREEMENTS


     At or prior to closing, each BrightLane common stockholder who owns 1% or more of the BrightLane common stock as determined on a fully-diluted basis and
T. Stephen Johnson, First Union Private Capital, Inc. and Nationwide Financial Services, Inc will be required to sign a lockup agreement preventing the sale of TeamStaff common stock they receive as a result of the merger for a period of one year from the merger closing and further preventing the sale or transfer of 50% of the TeamStaff common stock for a period of two years from the merger closing. Each person who owns 1% or more of BrightLane's common stock, as determined on a fully diluted basis, and who exercises BrightLane options immediately prior to the closing shall also be required to sign a lock up agreement prohibiting the sale, transfer, pledge, encumbrance or hypothecation of any TeamStaff common stock received as a result of the merger for a period of two years from the closing.



     Any shares of TeamStaff common stock acquired by any of such persons in the open market or elsewhere will not be subject to this restriction. After the closing and prior to the termination of the lock-up period, the board of directors of TeamStaff will have the discretion to release the lock up, in full or in part.


EXCHANGE OF STOCK CERTIFICATES

     - General. When the merger is completed, BrightLane common stock and series A, B and C preferred stock will automatically convert into the right to receive shares of TeamStaff common stock. BrightLane shareholders will be requested to exchange their BrightLane stock certificates for TeamStaff stock certificates.


     - Surrender of Shares Of BrightLane Stock. After the effective time of the merger, TeamStaff's transfer agent, Continental Stock Transfer & Trust Company, will deliver to BrightLane's shareholders of record, a letter of transmittal and instructions to exchange certificates. A BrightLane shareholder who surrenders his or her certificate to Continental Stock Transfer & Trust Company, together with a duly executed letter of transmittal, will receive a certificate representing the shares of TeamStaff common stock that the shareholder is entitled to receive, less the portion to be placed in escrow, and when applicable, a check representing cash in lieu of any fractional shares. The surrendered certificates will be canceled. Holders of BrightLane common stock and series A, B and C preferred Stock should not send in their certificates until they receive a letter of transmittal from Continental Stock Transfer & Trust Company.



     - Fractional Shares. TeamStaff will not issue any fractional shares of TeamStaff common stock in the merger. Instead, each holder of shares of BrightLane common stock or preferred stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of TeamStaff common stock will receive cash in an amount equal to the product of the fractional part of TeamStaff common stock multiplied by the closing market price of TeamStaff common stock at the effective time.

     - No Further Registration or Transfer of BrightLane Common Stock. At the effective time, the stock transfer books of BrightLane will be closed and there will be no further transfers of shares of BrightLane common stock on the records of BrightLane. After the effective time, the holders of BrightLane stock certificates will cease to have any rights with respect to such shares of BrightLane common stock except to exchange the certificate for shares of TeamStaff common stock or as otherwise provided by law.

     - Lost Certificates. If any BrightLane certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of loss to TeamStaff. TeamStaff may require the owner of such certificate to deliver a bond as indemnity against any claim that may be made against TeamStaff with respect to the BrightLane certificates alleged to have been lost, stolen or destroyed.


     - BRIGHTLANE SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL FROM CONTINENTAL STOCK & TRUST COMPANY.



NASDAQ LISTING; CHANGE OF CONTROL ISSUES



     The shares of TeamStaff common stock to be issued in the merger will be listed on the Nasdaq National Stock Market. TeamStaff's common stock trades on the Nasdaq National Market under the symbol "TSTF".



     Under the Nasdaq Stock Market rules, any transaction which may result in the issuance of 20% or more of a listed companies' outstanding stock or in a change of control of a listed entity is subject to review by Nasdaq and must be submitted for shareholder approval. This joint proxy statement/prospectus has been mailed to TeamStaff's shareholders in order to obtain such shareholder approval.


COVENANTS AND CONDITIONS TO COMPLETION OF THE MERGER

     The merger agreement contains covenants that TeamStaff and BrightLane have made in connection with the merger. These covenants relate to:

     - the conduct of TeamStaff's business and that of its subsidiaries before the completion of the merger;

     - the conduct of BrightLane's business before the completion of the merger;

     - the preparation and filing of a registration statement with the Securities and Exchange Commission; and

     - other customary covenants for agreements of this type.

     In addition, each of TeamStaff and BrightLane have made representations and warranties about matters including their respective assets, liabilities, financial statements, and authority to enter into the merger. These representations and warranties are customary in this type of transaction.

     The merger agreement also contains conditions that TeamStaff and BrightLane each must satisfy before any of them are obligated to complete the merger. These conditions may be amended or waived prior to the time the merger becomes effective if such amendment or waiver is in writing and signed by both TeamStaff and BrightLane in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective. No amendment will require further approval by the shareholders of TeamStaff or BrightLane, as the case may be, unless further shareholder approval is required by law. These conditions require that:

     - BrightLane obtains adoption and approval of the agreement and plan of merger from its shareholders;

     - TeamStaff obtains approval of the issuance of the shares of TeamStaff common stock in the merger;

     - no legal injunction, order or decree be in effect that would prevent completion of the merger as contemplated by the parties in the merger agreement;


     - each holder of BrightLane Capital Stock who owns 1% or more of the BrightLane common stock, on a fully diluted basis, and T. Stephen Johnson, First Union Private Capital, Inc. and Nationwide Financial Services Financial Inc. enter into lock up agreements with TeamStaff;


     - TeamStaff and First Union Corporation shall enter into a marketing agreement;

     - key shareholders of TeamStaff and BrightLane shall have entered into a voting agreement;

     - the SEC shall have declared effective the Form S-4 Registration Statement regarding the merger;

     - holders of not more than 230,000 shares of BrightLane's outstanding common stock notify BrightLane in accordance with Georgia law of their intention to assert dissenters' rights;

     - TeamStaff shall have a market capitalization of at least $22 million. BrightLane shall have cash and/or cash equivalents of at least $12.6 million (before payment by BrightLane of its transaction costs, operating costs of BrightLane to the closing date and amounts made as loans to BrightLane's exercising option holders); and

     - all officers, directors and certain key BrightLane shareholders shall have agreed to delivered general releases in favor of BrightLane and TeamStaff.

     In addition, the merger agreement provides conditions under which TeamStaff or BrightLane may terminate the merger agreement. These conditions are customary in this type of transaction and include the failure to consummate the transaction by September 30, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of its obligations under the merger agreement.


     If the TeamStaff board of directors fails to recommend the approval of the merger to the TeamStaff shareholders as a result of a "superior offer," TeamStaff will owe a $1.0 million termination fee to BrightLane. Under the merger agreement, a "superior proposal" means a bona fide written proposal from a third party to acquire a majority of the voting stock of TeamStaff which the board of directors of TeamStaff concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation) (A) is more favorable to the stockholders of TeamStaff from a financial point of view, than the transactions contemplated by the merger agreement with BrightLane and (B) is fully financed or a substantial probability exists that it can be fully financed and otherwise reasonably capable of being completed on the terms proposed.


EXPENSES

     Generally, TeamStaff and BrightLane will each pay its own transaction costs and expenses in connection with the merger. The parties have agreed that BrightLane's expenses may not exceed $800,000 after February 1, 2001. In the event that BrightLane's fees exceed such amount, TeamStaff will be entitled to indemnification under the merger agreement to the extent of any material excess.

BRIGHTLANE DISSENTERS' RIGHTS

     Under the Official Code of Georgia Annotated, BrightLane common and preferred shareholders are entitled to dissenters' rights in the merger. A copy of the statute on dissenters' rights is attached to this joint proxy statement/prospectus as Appendix F. BrightLane shareholders who are considering exercising dissenters' rights should review the statute carefully, particularly the steps required to perfect dissenters' rights. No provision under Georgia law provides a shareholder the right to later withdraw and demand payment if the shareholder does not comply with the statutory requirements. Set forth below is a summary of the steps to be taken by a holder of record to exercise the right to dissent. This summary should be read in conjunction with the full text of the attached statute.

     To exercise your right to dissent:

     - before the vote is taken, you must deliver written notice to the BrightLane secretary stating that you intend to demand payment for your shares if the merger with TeamStaff is completed; and

     - you must NOT vote your shares in favor of the merger either by proxy or in person.

     If you send written notice of your intent to dissent before the vote on the merger, BrightLane must send you a written dissenters' notice within 10 days after the merger is effective telling you:

     - where your demand for payment must be sent and where your stock certificates must be deposited;

     - what happens if you own shares but do not have the stock certificate; and


     - the date by which BrightLane must receive the demand form, which must be between 30 and 60 days after notice delivery;


     and providing you:

     - a form to demand payment setting forth the date by which you must have acquired beneficial ownership of your shares in order to dissent (a date prior to the public announcement of the merger); and

     - a copy of the statute.

     YOUR FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTERS' NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR BRIGHTLANE SHARES. YOUR RIGHTS AS A BRIGHTLANE SHAREHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELED OR MODIFIED BY THE COMPLETION OF THE MERGER.

     Within 30 days of receipt of a properly executed demand for payment, BrightLane must pay you what it determines to be the fair market value plus interest for your shares. Payment must be accompanied by specific financial records of BrightLane, a statement of BrightLane's fair value estimate, including how interest was calculated, information regarding your right to challenge the fair value estimate, and copies of relevant portions of the Official Code of Georgia Annotated.

     Within 30 days from the receipt of the fair value payment, you may notify BrightLane in writing of your own fair value estimate and demand the difference. Failure to demand the difference within 30 days of receipt of payment terminates your right to challenge BrightLane's calculation of fair value.

     If you and BrightLane cannot agree on fair market value within 60 days after BrightLane receives a shareholder demand, BrightLane must commence legal action seeking court determination of fair market value. If BrightLane fails to commence a legal action within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount they demanded. Proceedings instituted by BrightLane will be in Atlanta, Georgia. Costs of legal action will be assessed against BrightLane, unless the court finds that the dissenters acted arbitrarily, in which case costs will be equitably distributed. Attorneys' and expert fees may be divided in the court's discretion among the parties.

ACCOUNTING TREATMENT


     TeamStaff intends to account for the merger as an acquisition of BrightLane by TeamStaff using the purchase method of accounting under generally accepted accounting principles. TeamStaff will be deemed the acquiring party. As of July 31, 2001, TeamStaff had 8,079,553 shares of common stock issued and outstanding. After the completion of the merger with the TeamStaff subsidiary, the results of operations of BrightLane will be included in the consolidated financial statements of TeamStaff. The purchase price will be allocated to BrightLane's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of BrightLane acquired will be recorded as intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. It is anticipated that the amount of intangible assets will be significant and will therefore have a significant negative impact on TeamStaff's operating results.



     On June 30, 2001, the Financial Accounting Standards Board (FASB) issued a Statement of Financial Accounting Standards, No. 142 entitled "Goodwill and Other Intangible Assets." The FASB concluded that goodwill generated in a business combination will no longer be amortized against earnings, but instead written off to expense only when its value has been determined to have been impaired. For purchase accounted acquisitions consummated after June 30, 2001, any goodwill or intangibles with indefinite life will not be amortized. The pro forma financial statements contained in this joint proxy statement/prospectus have not been prepared to reflect the new rule. Upon completion of a valuation to allocate the purchase price and determine the goodwill value, such goodwill will not be amortized against earning.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     General

     The following discussion summarizes certain federal income tax consequences of the merger to the shareholders of BrightLane who are subject to United States federal income taxes. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular shareholders and may not be applicable to shareholders who are not citizens or residents of the United States, or who will acquire their shares of TeamStaff common stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address any aspect of any applicable foreign, state, local or other tax law. THE DISCUSSION SET FORTH BELOW IS INCLUDED BY BRIGHTLANE FOR THE BENEFIT OF THE BRIGHTLANE SHAREHOLDERS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     Although the merger is intended to qualify as a tax-deferred reorganization for U.S. federal income tax purposes, no ruling has been sought from the U.S. Internal Revenue Service (the "IRS") as to the federal income tax consequences of the merger. At the closing of the merger, no legal opinion will be rendered concerning the income tax consequences of the merger. Furthermore, this summary is not binding on the IRS, and the IRS is not precluded from adopting a contrary position.

     Assuming, however, that the merger qualifies as a reorganization under
Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the merger generally will have the following federal income tax consequences for BrightLane shareholders, BrightLane, TeamSub, Inc. and
TeamStaff:

     1. No gain or loss will be recognized by BrightLane, TeamStaff or TeamSub, Inc. as the result of the merger;

     2. No gain or loss will be recognized by the BrightLane shareholders upon the exchange of BrightLane capital stock solely for shares of TeamStaff common stock in the merger;

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     3. Cash received by the BrightLane shareholders in lieu of fractional shares of TeamStaff common stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provision of Section 302 of the Code, as if such fractional shares had been issued in the merger and then redeemed by TeamStaff;

     4. The tax basis of the shares of TeamStaff common stock received by BrightLane shareholders in the merger will be equal to the tax basis of the shares of the BrightLane capital stock exchanged therefor in the merger, reduced by any basis allocable to a fractional share of TeamStaff common stock treated as sold or exchanged under Section 302 of the Code; and

     5. The holding period of the shares of TeamStaff common stock received by the BrightLane shareholders in the merger will include the holding period for the shares of the BrightLane capital stock exchanged therefor in the merger, provided that the shares of the BrightLane capital stock are held as capital assets at the effective time of the merger.

     A successful IRS challenge to the reorganization status of the merger would result in a BrightLane shareholder recognizing gain or loss with respect to each share of BrightLane capital stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the TeamStaff common stock received in exchange therefor. In such event, a BrightLane shareholder's aggregate basis in the TeamStaff common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the merger.

  Receipt of Cash by Dissenting Holders

     A BrightLane shareholder who perfects dissenters' rights under Georgia law and who receives cash for the fair value of it shares of BrightLane capital stock will be treated as having received such payments in redemption of shares, subject to the conditions and limitations of Section 302 of the Code. If the holder owns, either actually or constructively under the provisions of Section 318 of the Code, any TeamStaff shares after the effective time of the merger, the payment to the holder could be treated as a dividend and possibly recognized as ordinary income. In general, under Section 318 of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, and stock that the holder, or related individuals or entities, have the right to acquire by exercising an option or converting a convertible security. Each BrightLane shareholder who contemplates exercising dissenters' rights should consult his or her own tax adviser as to the taxation of any gain or loss and the possibility that any payment to him or her will be treated as a dividend.

  No Tax Effect on TeamStaff Shareholders

     The merger should not result in any U.S. federal income tax consequences to the TeamStaff shareholders as the TeamStaff shareholders will not be exchanging any of their shares in the merger nor receiving any consideration for their shares in the merger. Furthermore, TeamStaff shareholders are not entitled to exercise dissenter's rights with respect to the merger.

OTHER AGREEMENTS

  Marketing Agreement with First Union Corporation

     TeamStaff has entered into a marketing agreement with First Union Corporation that will become effective upon the closing of the merger. Under the marketing agreement, First Union has agreed to promote and market TeamStaff's PEO and employee leasing services to First Union's small business banking customers, but will not include TeamStaff's payroll processing services in the marketing efforts.

     As compensation for First Union's services, TeamStaff will pay First Union an initial fee for each business banking customer employee referred by First Union to TeamStaff who becomes a leased or co-employee of TeamStaff and is scheduled to work a minimum of 1500 hours per annum. TeamStaff will

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also pay First Union an additional fee for each business customer banking employee who remains a leased or co-employee of TeamStaff for a minimum of 60 days.


     The marketing agreement requires First Union to promote TeamStaff's services to its business banking customers throughout the United States and designate a coordinator for promotional efforts with TeamStaff. TeamStaff and First Union will also develop certain marketing material to be distributed to First Union's business banking customers.

     TeamStaff is responsible for providing all of the services to the customers referred by First Union as well as reimbursing First Union for all reasonable costs and expenses associated with marketing TeamStaff's services up to a maximum of $50,000 during any 12-month period.


     The agreement is for a term of two years, during which First Union has agreed not to enter into a referral or joint marketing agreement with any other provider of certain "services" (as defined in the agreement) provided by TeamStaff, subject to certain exceptions. Similarly, TeamStaff has agreed not to enter into any referral or joint marketing agreement with any financial institution in a market that has been prioritized as a rollout market for the marketing of the TeamStaff services. The agreement may be terminated prior to the end of two years in the event of breach by either party, which may include a failure to timely pay any require payments by TeamStaff.


     First Union Private Capital, an affiliate of First Union Corporation, owns all of the series A preferred stock of BrightLane. As a result of the merger, First Union Corporation and its affiliates will own 3,334,117 shares of TeamStaff common stock after the merger. In addition, the parties have agreed that two persons on the TeamStaff board of directors, effective at closing, will be nominees of First Union.

  Release by Certain BrightLane Shareholders

     Pursuant to the merger agreement, certain significant BrightLane shareholders, including all officers and directors, First Union Corporation and Nationwide Financial Services, have agreed to release BrightLane and TeamStaff from any and all claims related to their investment in, and ownership of, shares of BrightLane.

PURCHASE OF PREFERRED STOCK

     TeamStaff and BrightLane determined that it was in their mutual interests to enable TeamStaff to repay FINOVA Capital Corporation, TeamStaff's primary lender, the outstanding balance of a term loan of approximately $3,800,000 (including principal and related fees) in April 2001. To enable TeamStaff to repay the term loan, TeamStaff sold to BrightLane 3,500,000 shares of newly created series A preferred stock for a purchase price of $1.00 per share. The series A preferred stock is convertible into common stock only if the merger agreement between TeamStaff and BrightLane is terminated. The conversion price is equal to 70% of the market price of TeamStaff common stock at the time of conversion, but in no event less than $2.34 per share.

     In the event the merger is completed, the preferred stock will be canceled by TeamStaff.


     In repaying this FINOVA term loan, TeamStaff saved $375,000 out of a $500,000 success fee that would have been payable to FINOVA had the loan not been repaid. The $375,000 portion of this success fee has been waived by FINOVA and will not be payable by TeamStaff, provided that TeamStaff completes this merger and repays on or before September 30, 2001 its remaining obligations to FINOVA represented by two remaining outstanding term loans and a revolver loan which have an aggregate outstanding principal balance of $4.4 million at April 30, 2001. If TeamStaff does not complete this merger and repay these two remaining term loans and related fees by that date, then TeamStaff will be required to pay FINOVA the $375,000 portion of the success fee.


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RESALE OF TEAMSTAFF SHARES/RESALES BY AFFILIATES


     Shareholders who are deemed "affiliates" of BrightLane under Rule 145 of the Securities Act will only be permitted to transfer their shares of TeamStaff common stock issued in the merger under the following circumstances:

     - pursuant to an effective registration statement under the Securities Act;

     - in compliance with Rule 145; or

     - pursuant to an exemption from the registration requirements of the Securities Act.

     TeamStaff will place appropriate legends on the certificates of its common stock to be received by affiliates of BrightLane. TeamStaff may also issue stop transfer instructions to its transfer agent, Continental Stock Transfer & Trust Company, reflecting the resale restrictions on BrightLane affiliates stated above.

     Affiliates of BrightLane are also subject to the lock up agreements described above restricting their ability to sell their TeamStaff common stock for a period of two years after the closing. TeamStaff has also agreed, in the merger agreement, to file a registration statement within 30 days of the closing covering the sales of TeamStaff common stock received in the merger for public resale. After the registration statement is effective, the affiliates of BrightLane will no longer be restricted by the limitations of Rule 145.


     TeamStaff has agreed, pursuant to the merger agreement, to file a registration statement under the Securities Act with the SEC within 30 days of the closing of the merger, to provide for resale by affiliates of the shares issued in the merger. Following registration, the sale of the shares of TeamStaff common stock received by certain shareholders of BrightLane is subject to the described lock up agreement in favor of TeamStaff.


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                       DESCRIPTION OF BRIGHTLANE BUSINESS

     BrightLane provides products and services for small businesses. Through its BrightLane.com online business center website, BrightLane's small business customers can purchase banking, 401(k), insurance, payroll, online recruiting and other administrative products and services. BrightLane also markets software to third parties such as banks and insurance companies to use for creating a private online business center for their small business customers.

     BrightLane offers its online business center products and services through strategic relationships with well-known suppliers of small business products and services who sign on to participate in the BrightLane online business center. BrightLane supplies banking services through First Union, payroll services through Paymaxx, Inc., 401(k) products services from Nationwide Financial Services, business insurance coverage through CoverageCorp, employee benefits and health plans through eHealthInsurance, and recruiting services through Headhunter.net. BrightLane also offers links to additional administrative business services including debt collection through Recoverdebt.com and business filings through Business Filings Incorporated. BrightLane's customers access these services directly through the BrightLane.com online business center, and enjoy the benefits of a unified log-on to a single website, a safe and secure online environment, continuous data back-up and an easy-to-use account management tool.

     BrightLane offers its online business center software, on a private label basis, to third parties who desire to use this software to establish and maintain an online business center for their small business customers. This private label software is offered primarily to companies such as banks, insurance companies, employee benefits companies and staffing companies who desire to increase their revenues from their existing and future small business customers. BrightLane will work together with its customer to design a private online business center and develop, maintain, host and support that online business center. BrightLane derives revenues from software license fees, ongoing support, consulting and design fees and from business transactions conducted through the BrightLane participants.

     Key benefits of the BrightLane solution include the following:

     Access to an array of essential products and services through a unified log-on to a single website. By using the BrightLane business center, small businesses may access a variety of products and services through pre-selected participant suppliers. BrightLane qualifies the supplier, negotiates competitive pricing and provides a method to link directly to the supplier without a separate log-off and new log-in to the participant's site. By providing access to these qualified suppliers, the BrightLane network helps small businesses simplify procedures, increase efficiencies and lower their procurement costs.

     Integrated personalized network to provide automated online transaction processing. The integration of the BrightLane online business center with the websites of its participants creates a virtual single website featuring unified log-on, customer information, account management, security, reporting and the ability to automate transactions between multiple suppliers. This integrated, personalized e-commerce solution makes it easier for BrightLane customers to use its business center, thereby increasing customer satisfaction.

     Outsource non-core business functions to trusted partners. The BrightLane online business center allows small businesses to outsource non-core business functions, thereby permitting the small business owner and its employees to focus on their core business functions, such as sales and marketing.

     Comprehensive customer care and support. BrightLane utilizes a trained customer care staff that provides multiple levels of customer service, ranging from site usage to post-sales technical support. This provides BrightLane's customers with a single source of support, allowing the customer to avoid the requirement to deal individually with the various suppliers who are participants in the BrightLane online business center.

     Private label customers may leverage BrightLane's strategic partner relationship. BrightLane's private label customers may leverage the established relationships with existing BrightLane business center participants, or they may establish new or additional relationships with other suppliers. BrightLane supports

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its sales effort through its staff of direct sales employees and through marketing and advertising campaigns, including print and literature advertising directed to small businesses.

     BrightLane's online business center and its private label software products leverage technologies that are designed to support significant web traffic volume and to avoid downtime and system failure. BrightLane's systems incorporate a combination of proprietary technologies and commercially available licensed technologies. BrightLane supports its proprietary technologies through copyright, trade secret and confidential information measures. BrightLane has also filed for patent protection for certain processes that it considers unique related to the unified log-on process of BrightLane's online business center. BrightLane cannot assure that its intellectual property rights will be protected in whole or in part, since the validity and enforceability of proprietary rights in software, web-sites and similar products and services are uncertain and evolving.

     BrightLane competes both with companies that provide business products and services through the Internet, as well as with companies that provide software to enable their customers to directly market small business administrative products and services. Additionally, BrightLane's online business center competes with traditional companies that offer and sell small business administrative products and services directly to customers, such as banks, insurance companies, and companies that market payroll and employee benefits services. BrightLane anticipates that it will continue to face additional competition from both traditional and new economy companies that offer competitive products and services. BrightLane's markets present relatively low barriers of entry and BrightLane anticipates that it will continue to face increasing competition. In order to compete successfully, BrightLane must continually enhance its web-site and service offerings, continue to increase the functionality of its software and determine a way to successfully market its offerings to a responsive target market. BrightLane's failure to achieve these enhancements could increase the probability that BrightLane will not achieve profitability. Additionally, BrightLane's success will depend on whether small businesses adopt and utilize online business centers as a source to purchase administrative products and services. To date, adoption has been very low. Many of BrightLane's current competitors have significantly more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources. Existing competitors have been more successful than BrightLane in selling administrative products and services to small businesses.


     As of July 31, 2001, BrightLane had 20 full-time employees, with 3 in sales and marketing, 14 in technology development, and 3 in general and administration. None of BrightLane's employees are represented by union or collective bargaining agreements. BrightLane considers its relations with its employees to be good.


     BrightLane's headquarters are located in Alpharetta, Georgia where it leases approximately 11,000 sq. ft. of office space. This lease expires in November 2004. The lease has generally required BrightLane to pay insurance, utilities, real estate taxes and repair and maintenance expenses. BrightLane believes that these lease facilities are sufficient to meet its space requirements throughout the lease term.

     BrightLane is not currently involved in any material legal proceedings or litigation.

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              BRIGHTLANE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     BrightLane commenced operations in May 1999 and is a development stage enterprise whose primary business is providing an Internet-based online business center through which small businesses may acquire administrative products and services, including 401(k), banking, insurance, office product, payroll, recruiting and other administrative products and services. BrightLane also markets its software on a "private label" basis to larger companies such as banks and insurance companies that desire to establish and operate a private online business center for their small business customers. To date, BrightLane has not generated significant revenues, has incurred significant expenses to develop and market its online business center and its software, and has sustained substantial losses. Its operations are subject to all of the risks inherent in establishing and growing a new business enterprise. BrightLane can be expected to sustain continuing substantial losses for the foreseeable future.

     BrightLane derives revenues from the sale of products and services from its online business center and from the sale of its software on a "private label" basis and related ongoing support services. Revenues from the sale of products and services from the online business center generally are recognized when the product is delivered to the customer or when the service is provided. The Company acts as principal in product sales, as orders are initiated directly on the Company's web site, the Company takes title to the goods during shipment and has economic risk related to collection, customer service and returns. BrightLane recognizes software license revenue over the term of the license. Revenue related to maintenance and support agreements is recognized ratably over the term of the agreement. If the license agreement contains extended terms, revenue may be recognized as services are rendered and payments become due, assuming that all other revenue recognition criteria are met. BrightLane may, from time to time, provide professional services associated with its software. These services, if provided, which may include training and consulting, would be recognized at the time the service is performed.


     The following financial statements of BrightLane are included as Appendices G and H to this joint proxy statement/prospectus:


     - BrightLane.com, Inc. Financial Statements as of December 31, 1999 and December 31, 2000 and the Period May 7, 1999 (date of inception) through December 31, 1999, for the year ended December 31, 2000 and the period May 7, 1999 (date of inception) through December 31, 2000, together with Auditors' Report ((included as Appendix G to the joint proxy statement/prospectus forming a part of this Registration Statement)


     - BrightLane.com, Inc. Unaudited Balance Sheet at March 31, 2001, Statements of Operations for the three months ended March 31, 2001 and March 31, 2000, and the period from May 7, 1999 (date of inception) through March 31, 2001 Statements of Cash Flows for the three months ended March 31, 2001 and March 31, 2000 and the period from May 7, 1999 (date of inception) through March 31, 2001.


RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000.

     Revenues. Revenues increased to $87,600 in the three months ended March 31, 2001 compared to $18,100 for the three months ended March 31, 2000. The increase in revenue related primarily to an increase in the number of small businesses purchasing office products through the BrightLane online business center. Sales of office products increased from $18,087 in the earlier period to $84,767 in the later period. BrightLane also experienced modest increases in revenues for payroll and insurance benefits.

     Cost of Revenues. Cost of revenues increased to $75,800, or 86.5% of net revenues, in the first three months of 2001, compared to $15,400 or 85.3% of net revenues, for the same period in 2000. Cost of

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revenues for both periods represented the cost of office products sold through the BrightLane on-line business center.

     Sales and Marketing. Sales and marketing expenses decreased to $283,300 in the three months ended March 31, 2001, compared to $1.3 million for the three months ended March 31, 2000. This decrease primarily represented BrightLane's decision to eliminate the cost of advertising and marketing promotions, primarily television, radio and print advertisements designed to create brand awareness. Sales and marketing expense for the most recent period represents primarily costs paid to BrightLane's direct sales force, marketing and customer service personnel, as well as less expensive promotions directly to small business owners through targeted print media and direct delivery.

     Product Development. Product development expense represents primarily the cost of developing and upgrading the BrightLane online business center as well as the cost of developing private label software offered to third parties, such as banks and insurance companies, to develop and maintain an online business center for their small business customers. Product development expenses increased to $835,000 for the three months ended March 31, 2001, compared to $544,000 for the three months ended March 31, 2000. This increase represented primarily the cost of additional personnel hired to continue efforts to develop and upgrade the BrightLane online business center as well as to develop private label software offered to third parties to develop and maintain an online business center for their small business customers.

     General and Administrative. General and administrative expenses increased to $593,000 for the three months ended March 31, 2001, compared to $395,000 for the three months ended March 31, 2000. This increase in expense represented primarily the cost of additional general and administrative personnel and legal and accounting fees related to an abandoned acquisition. From December 31, 2000 to April 1, 2001, BrightLane reduced the number of its administrative personnel from six to four. Consequently BrightLane anticipates that general and administrative expense will decrease for future periods.

     Depreciation and Amortization. Depreciation and amortization expenses represent primarily the depreciation of property, computer equipment, third party software and capitalization of internally developed software. Depreciation and amortization increased to $264,500 for the three months ended March 31, 2001 as compared to $156,700 for the three months ended March 31, 2000. This increase reflected primarily the amortization of internally developed software beginning in April of 2000.

     Loss from Operations. BrightLane's loss from operations decreased to $2.0 million for the three months ended March 31, 2001, compared to a loss from operations of $2.4 million for the three months ended March 31, 2000. This decrease primarily resulted from the significant decrease in sales and marketing expenses associated with BrightLane's television, radio and print advertising campaign, which was substantially discontinued in 2000. BrightLane has undertaken to reduce a substantial portion of its sales and marketing costs, as well as other costs associated with its business, but expects to continue to incur ongoing significant losses from its operations.


     Charge Related to Contingent Warrants. In January 2001, the contingency period ended with respect to contingent warrants issued with the series C preferred stock and the warrants were exercised. Consequently, Brightlane recorded a charge of $1.9 million to accumulated deficit reflecting the value of the warrants and beneficial conversion feature associated with the warrants.


     Interest Income. Interest income increased to $320,000 for the three months ended March 31, 2001 compared to $230,000 for the three months ended March 31, 2000. This increase was primarily due to higher average invested cash balances for the most recent period, compared to those of the previous period and, to a lesser extent, to higher interest rates on invested funds in the most recent period. Interest income represents primarily the earnings on investments of cash and cash equivalents derived from investments in BrightLane by its principal shareholders, First Union Private Capital and Nationwide Financial Services, Inc.

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YEAR ENDED DECEMBER 31, 2000 COMPARED TO PERIOD FROM INCEPTION (MAY 7, 1999)
THROUGH DECEMBER 31, 1999.

     Revenues. Revenues increased to $199,200 in 2000 compared to $5,200 in 1999. The increases in revenue primarily related to an increase in the number of small businesses purchasing products and services through the BrightLane online business center, primarily the purchases of office products. BrightLane sold products and services to approximately 363 small businesses in fiscal 2000 compared to 25 in fiscal 1999. Of sales in 2000, 98.7% represented the purchase of office products and 1.3% represented the purchase of other products and services. BrightLane did not recognize any revenues from the license of private label software for any period prior to December 31, 2000.

     Cost of Revenues. Cost of revenues increased to $173,800, or 87.2% of net revenues, in 2000, compared to $4,300, or 89.5% of net revenues, in 1999. Cost of revenues for both 1999 and 2000 represented the cost of office products sold through the BrightLane online business center.

     Sales and Marketing. Sales and marketing expense increased to $9.9 million in 2000, compared to $972,600 in 1999. These increases primarily represented the cost of advertising and marketing promotions, primarily television, radio and print advertisements designed to create brand awareness. In 2000, BrightLane incurred total television, radio and print advertising and promotion costs of $7.0 million. The balance represented primarily costs paid to direct sales force, marketing and customer service personnel hired at the end of 1999 and beginning of 2000. By the end of 2000, BrightLane had discontinued its television and radio advertising promotions, and continues significantly less expensive promotions directly to small business owners through targeted print media and direct delivery. Consequently, BrightLane anticipates that sales and marketing expense will decrease significantly in 2001 and thereafter.

     Product Development. Product development expense represents primarily the cost of developing and upgrading the BrightLane online business center as well as the cost of developing private label software offered to third parties, such as banks and insurance companies, to develop and maintain an online business center for their small business customers. Product development expense increased to $2.5 million in 2000, compared to $1.4 million in 1999. This increase represented primarily the cost of additional personnel. At December 31, 2000, BrightLane employed 19 persons engaged primarily in product development, while at December 31, 1999, BrightLane employed only 6 persons in product development.

     General and Administrative. General and administrative expenses increased to $1.6 million in 2000, compared to $1.2 million in 1999. This increase in expense represented primarily the cost of legal and accounting fees. From December 31, 2000 to April 1, 2001, BrightLane reduced the number of its administrative personnel from 6 to 4. Consequently, BrightLane anticipates that general and administrative expense will decrease in the current year.

     Depreciation and Amortization. Depreciation and amortization expense represents primarily the depreciation of property, computer equipment, third party software and capitalization of internally developed software. The increase in depreciation and amortization from $234,000 in fiscal 1999 to $907,000 in fiscal 2000 reflected primarily the continuing investment in computer equipment and software, as well as the amortization of additional internally developed software. The increase was affected by depreciation over the full twelve months in 2000 as compared to the shorter 1999 period from inception at May 7, 1999 through December 31, 1999.

     Loss from Operations. BrightLane's loss from operations increased to $16.0 million in 2000, compared to $3.8 million in 1999. The increase in this loss primarily related to the significant increase in total operating expenses, primarily sales and marketing expenses associated with BrightLane's television, radio and print advertising campaign, without significant additional revenues. BrightLane has undertaken to reduce a substantial portion of these costs, but expects to continue to incur ongoing significant losses from its operations.

     Interest Income. Interest income increased to $1.3 million in 2000, compared to $235,000 in 1999. This increase was primarily due to higher average invested cash balances compared to those of the previous period and, to a lesser extent, to higher interest rates on invested funds. Interest income
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represents primarily the earnings on investments of cash and cash equivalents derived from investments in BrightLane by its principal shareholders, First Union Private Capital and Nationwide Insurance Company.

LIQUIDITY AND CAPITAL RESOURCES

     BrightLane has financed its operations since inception primarily by the proceeds of debt and equity financings, and interest income from investments. Since inception, operations have been funded through debt and equity infusions of approximately $39.7 million. BrightLane does not have material borrowings. At March 31, 2001 and December 31, 2000, BrightLane had cash and cash equivalents of approximately $17.6 and $19.0 million respectively.

     Net cash used in operating activities increased to $13.9 million in 2000, compared to $2.6 million in 1999, representing primarily BrightLane's net loss. Net cash used in investing activities decreased to $547,000 in 2000, compared to $2.5 million in 1999. This decrease reflected primarily decreases in the purchase of property and equipment from $1.8 million in 1999 to $554,000 in 2000. Net cash provided by financing activities was $14.2 million in 2000 (representing primarily the sale of preferred stock to Nationwide Financial Services) compared to $24.4 million in 1999 (representing the sale of a long-term note to First Union, and proceeds from the sale of common and preferred stock to other investors). In 2000, BrightLane's $19.5 million long-term note payable to First Union Private Capital was converted into BrightLane series B preferred stock.

     Net cash used in operating activities decreased to $1.3 million for the three months ended March 31, 2001, compared to $7.8 million for the three months ended March 31, 2000. This significant decrease resulted primarily from a decrease in the amount of prepaid expenses. In the three months ended March 31, 2000, BrightLane prepaid approximately $5.1 million of expenses associated with its television, radio and print advertising promotion campaign. This decrease was also affected by the decrease in BrightLane's net loss in the most recent period. Net cash used in investing activities decreased to $25,500 for the three months ended March 31, 2001 compared to $160,000 for the three months ended March 31, 2000. This decrease related primarily to decreases in the purchases of computer equipment in the most recent period as compared to the earlier period. Net cash used in financing activities was $6,660 for the three months ended March 31, 2001, related to the payment of capital lease obligations, as compared to net cash provided by financing activities of $17,000 for the three months ended March 31, 2000, representing primarily the proceeds from capital lease obligation borrowings. Cash on hand at March 31, 2001 was $17.6 million as compared to $11.2 million as of March 31, 2000. This increase was attributable primarily to the proceeds from the sale of preferred stock to Nationwide Financial Services. Management of BrightLane believes that its existing cash will be sufficient to support its operations for the next 12 months.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS.

     BrightLane's management does not believe that any recently issued accounting pronouncements will have a material impact on BrightLane's financial position, results of operations or cash flows.

INFLATION

     BrightLane management currently believes that inflation has not had, and is not likely to have, a material adverse effect on BrightLane's results of operations.

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             COMPARISON OF RIGHTS BETWEEN BRIGHTLANE AND TEAMSTAFF

INTRODUCTION

     Upon completion of the merger, the shareholders of BrightLane, a Georgia corporation, will become shareholders of TeamStaff, a New Jersey corporation, and New Jersey law, the TeamStaff restated certificate of incorporation and the TeamStaff bylaws will govern the rights of these new TeamStaff shareholders. The following is a summary of certain similarities and material differences between the rights of TeamStaff shareholders and BrightLane shareholders. These differences arise from differences between various provisions of New Jersey and Georgia law, as well as differences between the TeamStaff certificate of incorporation and bylaws and the BrightLane articles of incorporation and bylaws. Although it is impractical to compare all of the aspects in which New Jersey and Georgia law and the companies' charter documents differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them. We encourage you to read the relevant provisions of New Jersey and Georgia law, the TeamStaff certificate of incorporation and bylaws and the BrightLane certificate of incorporation and bylaws.

AUTHORIZED CAPITAL STOCK

     TeamStaff. The TeamStaff certificate of incorporation authorize TeamStaff to issue 40,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, par value $.001 per share.


     BrightLane. The BrightLane articles of incorporation authorizes BrightLane to issue 250,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. The BrightLane articles of incorporation also authorize its board of directors from time to time to designate the rights, voting powers, restrictions, limitations, qualifications, terms and conditions of such preferred stock.


NUMBER OF DIRECTORS; STAGGERED BOARD

     TeamStaff. TeamStaff's bylaws and certificate of incorporation provide for a minimum of three and a maximum of fifteen directors that must or may serve on the TeamStaff Board. The number of directors serving on the TeamStaff Board is currently set at seven with one vacancy.

     The board of directors of TeamStaff is comprised of three classes, each class to consist of as nearly an equal number of directors as possible. The classes serve in staggered terms of three years, with one class being called for election at each annual meeting of shareholders. The current classes expire as follows:

Class 1.........................................  2002 annual meeting
Class 2.........................................  2001 annual meeting
Class 3.........................................  2003 annual meeting

     BrightLane. The BrightLane articles of incorporation provide for 12 directors to serve on the BrightLane Board. There are no classes in the BrightLane board of directors. The holders of the BrightLane Series B preferred stock are entitled to elect up to 2 persons to serve on the BrightLane board of directors and the holders of the Series C preferred stock are entitled to elect one person to serve on the BrightLane board of directors.

ELECTION OF THE BOARD OF DIRECTORS


     TeamStaff and BrightLane. Under New Jersey law and in accordance with the TeamStaff bylaws, and under Georgia law and in accordance with the BrightLane bylaws, directors may be elected by a plurality of votes cast at a meeting of shareholders, at which a quorum is present, by the holders of shares entitled to vote in the election.


REMOVAL OF DIRECTORS


     TeamStaff. Under New Jersey law and in accordance with the TeamStaff restated certificate of incorporation, any director may be removed at any time, only with cause, by, and only by the holders of 66 2/3% of the combined voting power of all outstanding voting stock. "Cause" is defined to mean the willful failure of a director to perform in any substantial respect such director's duties to the Corporation, willful malfeasance by a director in the performance of his duties to the Corporation which is materially and demonstrably injurious to the Corporation, the commission by a director of an act of fraud in the performance of his duties, the conviction of a director for a felony punishable by confinement for a period in excess of one year, or the ineligibility of a director for continuation in office under any applicable rules, regulations or orders of any federal or state regulatory authority.


     BrightLane. Under Georgia law, except as otherwise provided in the corporation's articles of incorporation, shareholders may remove one or more directors with or without cause. The BrightLane bylaws provide that any or all of the directors of BrightLane may be removed at any time, with or without cause, by the holders of a majority of the outstanding shares of BrightLane entitled to vote generally in the election of directors.


VACANCIES ON THE BOARD OF DIRECTORS


     TeamStaff. The TeamStaff certificate of incorporation and bylaws provide that any vacancy in the TeamStaff board may be filled by a majority of the remaining directors or by the shareholders at a shareholders' meeting called for such purpose. Directors elected to fill vacancies hold office for the remainder of the term for the class in which the vacancy was filled.



     BrightLane. Under Georgia law, unless the articles of incorporation or bylaws adopted by the shareholders provides otherwise, vacancies and newly created directorships may be filled by the shareholders, by the Board of Directors, or by a majority of the directors remaining in office, even if such directors constitute less than a quorum. The BrightLane bylaws provide that either shareholders or the directors may fill any directorship that may become vacant prior to the expiration of the director's term, or may fill any directorship created as a result of an increase in the number of directors. Directors selected to fill a vacancy serve until the expiration of the term of the director whose place has become vacant, or until the next election of directors by the shareholders, or until his or her earlier resignation, removal from office or death.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     TeamStaff. As authorized under New Jersey law, TeamStaff's certificate of incorporation provides that a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty owed to the corporation, except to the extent that such exemption from, or a limitation of, liability is not permitted under the New Jersey Business Corporation Act.


     Under its certificate of incorporation, TeamStaff is required, to the fullest extent permitted by the New Jersey Business Corporation Act or any other law, to indemnify and hold harmless its directors, officers, employees and agents. The New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees or agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the party being indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, such party being indemnified had no reasonable cause to believe his conduct was unlawful. In proceedings by or in the right of the corporation, a party seeking to be indemnified, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except as the court deems proper. A party seeking to be indemnified must be indemnified against expenses by the corporation to the extent such party has been successful on the merits or otherwise in a proceeding arising out of such party's duties.



     BrightLane. The BrightLane bylaws provide that BrightLane shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of the corporation for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys' fees), incurred in connection with the proceeding if the individual acted in a manner that he or she believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceedings, he or she had no reasonable cause to believe that his or her contact was unlawful. To the extent that a director or officer or agent of BrightLane has been successful, on the merits or otherwise in the defense of any proceeding to which he or she was a party because he or she is or was a director, officer or employee of the agent of the corporation, BrightLane shall indemnify such individual against reasonable expenses. The determination of indemnification shall be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, by a majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding, by special legal counsel selected by the board of directors or a committee of the board, or by the shareholders. However, under Georgia law, BrightLane may not indemnify (i) a director in connection with a proceeding by or in the right of BrightLane in which the director is liable to BrightLane or with a proceeding where the individual was found to receive an improper personal benefit or (ii) an officer, employee or agent in connection with appropriation of a BrightLane business opportunity, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of improper personal benefit.


SPECIAL MEETINGS OF THE SHAREHOLDERS

     TeamStaff. New Jersey law, together with the TeamStaff by-laws, permits special meetings of shareholders to be called by the president, the chairman of the board of directors or a majority of the board of directors. New Jersey law also provides that upon application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called.


     BrightLane. Under Georgia law, a special meeting of shareholders may be called by the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws. In addition, Georgia law provides that a special meeting of shareholders may also be called by any holder or holders of at least 25%, or such greater or lesser percentages as the articles of incorporation or bylaws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting. BrightLane's bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, the president or any holder or holders of at least 25% of the outstanding capital stock of BrightLane.


ANNUAL MEETING OF SHAREHOLDERS

     TeamStaff. The date and time of each annual meeting of the TeamStaff shareholders shall be held on the third Tuesday in February of each year, or on such other date as determined by the board of directors.

     BrightLane. The date and time of each annual meeting of BrightLane shareholders is determined by the board of directors.

SHAREHOLDER ACTION WITHOUT A MEETING

     TeamStaff. New Jersey law generally provides that any shareholder action required or permitted to be taken by shareholder vote, other than the election of directors, can be taken without a meeting by the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting. Under New Jersey law, the election of directors by the shareholders, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent.

     Under New Jersey law, a shareholder vote on a plan of merger or consolidation or sale or disposition of all or substantially all of the assets, if not conducted at a shareholders' meeting, may only be effected by either (a) unanimous written consent of all shareholders, or (b) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a meeting, with advance notice to all other shareholders.

     BrightLane. Under Georgia law, shareholders may take action by written consent in lieu of voting at a shareholder meeting. Under Georgia law, all actions taken by written consent must be unanimous unless the articles of incorporation provide otherwise. BrightLane's articles of incorporation and bylaws provide that any action taken by written consent of the shareholders in lieu of a meeting may be taken by all of the shareholders entitled to vote on the action, or by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to take such action at the meeting.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LIST

     TeamStaff. New Jersey law provides that a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of at least 5% of the outstanding shares of any class or series of stock of TeamStaff's upon at least 5 days' written demand, has the right for any proper purpose to inspect, in person or by agent or attorney, the minutes of the proceedings of TeamStaff's shareholders and TeamStaff's record of shareholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of TeamStaff. New Jersey law also provides that a list of shareholders be available for inspection by any shareholder during a meeting of shareholders.


     BrightLane. Under Georgia law, a shareholder is entitled to inspect and copy, during regular business hours at the principal office, any of the records of the corporation, including the articles of incorporation, bylaws, resolutions related to classification of directors, creation of classes or series of shares, board size, shareholder minutes, written communications to shareholders, director and officer names and addresses, and most recent annual registration. Shareholder must give BrightLane written notice of this demand at least five (5) business days before the date of inspection. In addition, a shareholder that makes a good faith and legitimate demand, described with reasonable particularity the purpose of the desired records, may inspect and copy excerpts from minutes of board of directors meetings, accounting records of the corporation and the record of shareholders by giving written notice of this demand at least five (5) business days prior to the date of inspection. Georgia law also provides that a list of shareholders be available for inspection by any shareholder during a meeting of the shareholders.


AMENDMENT TO CHARTER DOCUMENTS


     TeamStaff. Pursuant to New Jersey law, a proposed amendment to the TeamStaff certificate of incorporation generally requires approval by the board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. However, under the TeamStaff certificate of incorporation, Article SIXTH relating to the staggered board of directors and removal for cause may be changed only upon the affirmative vote of at least 66 2/3% of the combined voting power of all outstanding voting stock.


     BrightLane. Under Georgia law, unless the articles of incorporation provide otherwise, a corporation's board of directors may adopt one or more amendments to the corporation's articles of incorporation without shareholder action:

     - To extend the duration of the corporation if it was incorporated at a time when limited duration was required by law;

     - To delete the names and addresses of the initial directors;

     - To delete the name and address of the initial registered agent or registered office, if an annual registration is on file with the Secretary of State;

     - To change each issued or unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding;

     - To change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding;

     - To change the corporate name; or

     - To make any other change expressly permitted by Georgia law to be made without shareholder action.


     Under the articles of incorporation require a greater vote or a vote by voting groups, other amendments to be adopted require the approval of at least a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment proposed by the board of directors.


AMENDMENT TO BYLAWS

     TeamStaff. The TeamStaff bylaws may be altered, amended or repealed by the board of directors or shareholders, subject to any limitations in the certificate of incorporation.


     BrightLane. BrightLane's bylaws may be altered, amended or repealed by majority vote of the board of directors or by vote of the shareholders holding a majority of the shares entitled to vote, provided that the shareholders may provide by resolution that any bylaw provision repealed, adopted or amended or altered by them may not be repealed, adopted or amended or altered by the board of directors.


MERGER OR BUSINESS COMBINATIONS

     TeamStaff. New Jersey law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by the board of directors and by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. New Jersey law does not require shareholder approval for control share acquisitions and does not require shareholder approval for a merger if the corporation is the surviving entity and (i) the corporation's certificate of incorporation is not amended in connection with the merger, (ii) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger, and (iii) the number of voting or participation shares outstanding immediately after the merger, plus the number of voting or participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participation shares of the surviving corporation outstanding immediately before the merger.


     BrightLane. Under Georgia law, "business combinations" by corporations with "interested shareholders" are subject to a moratorium of three or five years, respectively, unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested shareholder. Under Georgia law, an interested shareholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such shareholder becomes an interested shareholder, approves such transaction or the transaction by which such shareholder becomes an interested shareholder. The similar provisions of Georgia law do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. The BrightLane bylaws do not contain a provision electing to be governed by the similar provisions of Georgia law.



     Georgia law also contains a provision concerning "fair price requirements" which if elected by a Georgia corporation in its bylaws imposes certain requirements on "business combinations" of a Georgia corporation with any person who is an "interested shareholder" of that corporation. The BrightLane bylaws do not contain a provision electing to be governed by the fair price requirements.


DISSENTERS' RIGHTS/APPRAISAL RIGHTS

     TeamStaff. Under New Jersey law, a shareholder of a New Jersey corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, (1) a merger or consolidation to which the corporation is a party or (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business. However, unless the corporation's articles of incorporation provide otherwise (and TeamStaff's restated certificate of incorporation does not), a shareholder does not have such dissenters' rights if the shares held by the shareholder are listed on a national securities exchange or held of record by 1,000 holders or more, or, generally, in any transaction in connection with which the shareholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or be held of record by not less than 1,000 holders, or (c) cash and such securities.

     BrightLane. Under Georgia law, a shareholder of a corporation participating in certain major corporate transactions may be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Georgia law, dissenters' rights are available in the event of any of the following corporate actions:

     - a merger if the approval of the shareholders is required for such merger and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent,

     - a share exchange in which the corporation's shares will be acquired, if the shareholder is entitled to vote on the share exchange,

     - a sale or exchange of all or substantially all of the assets of a corporation, if a shareholder vote is required, other than a sale pursuant to a court order or a sale for cash the proceeds of which will be distributed to the shareholder within one year,

     - an amendment of the articles of incorporation that adversely affects rights relating to such shareholder's shares, or

     - any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     This right is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise, or in a plan of merger or share exchange the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for payments in lieu of fractional shares. As such, under Georgia law, BrightLane's shareholders are entitled to dissenters' rights in connection with the merger.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     TeamStaff. The TeamStaff certificate of incorporation provides that a director shall not be personally liable to the corporation, or to its shareholders, for monetary damages for breaches of their fiduciary duty of care, provided, however, that a director or officer cannot be relieved from liability for any breach of duty based upon an act or omission (1) in breach of such person's duty of loyalty to the entity or its shareholders, (2) not in good faith or involving a knowing violation of law or (3) resulting in the receipt by such person of an improper personal benefit.

     BrightLane. The BrightLane articles eliminate a director's personal liability for monetary damages to BrightLane or any of its shareholders for any breach of duties of such position, except that such liability is not eliminated for:


     - any appropriation, in violation of such director's duties, of any business opportunity of BrightLane;



     - acts or omissions which involve intentional misconduct or a knowing violation of law;



     - liability for any unlawful distributions; and


     - any transaction from which the director received an improper personal benefit.

     BrightLane's articles of incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of BrightLane shall be eliminated or limited to the fullest extent permitted thereby.

                                   PROPOSAL 2
                             ELECTION OF DIRECTORS
                                  OF TEAMSTAFF

GENERAL


     The discussion provided herein relates to the election of the board of directors of TeamStaff. TeamStaff's certificate of incorporation provides for the classification of the board of directors into three classes of Directors, each class as nearly equal in number as possible but not less than one director, each to serve for a three-year term, staggered by class. The certificate of incorporation further provides that any class of TeamStaff's directors may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all outstanding voting stock, with vacancies on the board being filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.



     At the Annual Meeting, the Class 2 directors are being considered for election. TeamStaff's board of directors has nominated John H. Ewing, Mr. Rocco Marano and Mr. Charles R. Dees, Jr. for election as Class 2 directors to hold office until the 2004 Annual Meeting of TeamStaff shareholders and until their successors have been elected and qualified. TeamStaff's board of directors believes that all of the nominees for Class 2 directors will be available and able to serve as directors. However, in the event that the merger with BrightLane is consummated, the three nominees for election as Class 2 directors will resign, and will be replaced as described below.


     The affirmative vote of a plurality of the outstanding shares of TeamStaff common stock entitled to vote thereon, voting together as a single class at the TeamStaff Annual Meeting of Shareholders is required to elect the directors. All proxies received by the board of directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The board of directors knows of no reason to anticipate that this will occur. No family relationship exists between any nominee for election as a director. BrightLane shareholders are not voting with respect to the election of TeamStaff directors.

     The terms of the Class 3 and Class 1 directors expire at the annual meetings of TeamStaff shareholders in 2002 and 2003, respectively. Generally, directors hold office until the annual meeting of TeamStaff shareholders in the year in which the term of their Class expires and until their successors have been duly elected and qualified. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall be elected and shall qualify.


     The following table sets forth certain information as of July 31, 2001 with respect to the nominees for election of the Class 2 Directors of the Company.



      DIRECTOR
                                                     POSITION WITH COMPANY:
    CONTINUOUSLY     TERM
NAME                                              PRINCIPAL OCCUPATION; AND AGE
       SINCE        EXPIRES
----                                              -----------------------------
    ------------    -------
                                       CLASS 2 -- NOMINEES
John H. Ewing.................................  Director; 80
        1990         2001
Rocco J. Marano...............................  Director; 72
        1999         2001
Charles R. Dees, Jr. .........................  Director; 60
        1998         2001

     John H. Ewing, has been a Director of TeamStaff since April, 1990. Mr. Ewing has been a State Senator for the state of New Jersey from 1978 to 1998. From 1968 to 1977, Mr. Ewing was a New Jersey State Assemblyman. From 1940 to 1968, he was employed by Abercrombie and Fitch Co., New York City, and eventually rose to the position of Chairman of the Board.

     Rocco Marano, joined the board of directors of TeamStaff in July, 1999. Mr. Marano, a prominent telecommunications executive, is the retired chairman and President of Bellcore, Inc. a Bell Communica-tions research and engineering entity formerly owned by the seven Bell regional communications companies. His present additional board affiliations include:
Park Place Entertainment Corp. and Computer Horizons Corp. He has also served as Chairman of Horizon Blue Cross/Blue Shield of New Jersey.

     Charles R. Dees, Jr. joined the board of directors of TeamStaff in July, 1998. Mr. Dees is a nationally known university administrator and former official of the U. S. Department of Education. He is currently Senior Vice President for Institutional Advancement of Fairleigh Dickinson University.

     The other current members of the board of directors of TeamStaff are set forth below:


      DIRECTOR
                                                     POSITION WITH COMPANY:
    CONTINUOUSLY     TERM
NAME                                              PRINCIPAL OCCUPATION; AND AGE
       SINCE        EXPIRES
----                                              -----------------------------
    ------------    -------
                                                  CLASS 1
Karl Dieckmann................................  Chairman of the board of
        1990         2003
                                                directors; 72
Donald W. Kappauf.............................  President and Chief Executive
        1998         2003
                                                Officer, Director; 54
William J. Marino.............................  Director; 57
        1995         2003
                                                  CLASS 3
Martin J. Delaney.............................  Director; 57
        1998         2002

     Karl W. Dieckmann, Director of TeamStaff since April, 1990, has been Chairman of the Board since November, 1991. From 1980 to 1988, Mr. Dieckmann was the Executive Vice President of Science Management Corporation and managed the Engineering, Technology and Management Services Groups. From 1948 to 1980, Mr. Dieckmann was employed by the Allied Signal Corporation (now Honeywell Corporation) in various capacities including President, Semet Solvay Division; Executive Vice President, Industrial Chemicals Division; Vice President Technical -- Fibers Division; Group General Manager -- Fabricated Products Division; and General Manager -- Plastics Division, as well as various positions with the Chemicals Division.

     Donald W. Kappauf became President and Chief Executive Officer of TeamStaff on December 16, 1997. Mr. Kappauf joined the Company in 1990 and has held several senior management positions including Division President and Executive Vice President. From 1988 to 1990, Mr. Kappauf was President of Perm Staff/Temp Staff in Princeton, New Jersey. He was Assistant Vice President of SMC Engineering and then President of SMC Personnel Support from 1968 to 1988.

     William J. Marino, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, joined the board of directors of TeamStaff in October, 1995. He joined Horizon Blue Cross Blue Shield in 1992 and was named to his present post in 1994. From 1968 to 1991, Mr. Marino held a variety of sales, marketing and management positions with the Prudential Insurance Company of America. He is currently Chairman of the Board of Trustees at St. Peter's College and is Past Chairman of the Board of Trustees of the United Way of Essex and West Hudson (NJ). He is also Past Chairman of the board of directors and executive committee of the Regional Business Partnership, and a Trustee of the New Jersey Network Foundation, New Jersey State Chamber of Commerce and the Newark Museum.


     Martin J. Delaney joined TeamStaff's board of directors in July, 1998. Mr. Delaney is a prominent healthcare executive who serves as President, CEO and a director of the Long Island Health Network in Long Island, New York.


     In February, 2001, Mr. Kirk Scoggins resigned from the board of directors. Mr. Scoggins was a Class 3 director. The vacancy has not been filled and there are presently two vacancies in Class 3.

DIRECTORS AND EXECUTIVE OFFICERS OF TEAMSTAFF AFTER THE MERGER


     In the event that the merger is consummated, the Class 2 members of TeamStaff's board of directors and Messrs. Kappauf and Dieckmann shall resign. The then remaining directors of TeamStaff, Messrs. Delaney and Marino, shall appoint Messrs. Kappauf, Dieckmann and Mr. David Carroll to serve as Class 2 directors of TeamStaff who shall hold office until the annual meeting of TeamStaff shareholders in the year in which the term of their Class expires (year 2004) and until their successors have been duly elected and qualified. Thereafter, Messrs. Delaney and Marino shall resign from the board of directors of TeamStaff and the remaining directors shall appoint the following persons so that upon completion of the merger, TeamStaff's board of directors shall be constituted as follows:


NAME                                               POSITION
DIRECTOR CLASS    TERM EXPIRES
----                                               --------
--------------    ------------
T. Stephen Johnson......................  Chairman of the Board
Class 1            2003
William Marino..........................  Director
Class 1            2003
Susan A. Wolken.........................  Director
Class 1            2003
Karl Dieckmann..........................  Vice Chairman
Class 2            2004
Donald W. Kappauf.......................  President and Chief
Class 2            2004
                                          Executive Officer, Director
David M. Carroll........................  Director
Class 2            2004
Donald MacLeod..........................  Director
Class 3            2002
Martin Delaney..........................  Director
Class 3            2002

     The biographies of the other new Directors appear below:

     David M. Carroll has served as Executive Vice President and Chief E-Commerce and Technology Officer of First Union Corporation, since 1999. Mr. Carroll has been with First Union Corporation and its affiliates since 1981, and has held the following positions: President, First Union-Florida; president, First Union-Georgia; vice chairman and General Banking Group executive of First Union-Virginia; executive vice president, First Union-South Carolina; senior vice president and region executive in Eastern South Carolina; commercial banking manager and area executive Greenville/Anderson, S.C.; commercial banking officer in Burlington, N.C.; national accounts officer in the multinational division of the Corporate Banking Group; manager, Financial Services office in Atlanta; credit analyst. Mr. Carroll holds a B.S. in business administration from University of North Carolina-Chapel Hill. Mr. Carroll is a member of the board of directors of Capital.com, Consumer Finance Network, Inc., and Arcot Systems, Inc.

     T. Stephen Johnson, is Chairman and owner of T. Stephen Johnson & Associates, Inc., or TSJ&A, a bank-consulting firm. The firm is involved in merger and acquisition work and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 130 banks in the Southeastern United States. Through TSJ&A, Mr. Johnson has founded and serves as Chairman of several financial services companies including, Net.Bank, Inc., a public company, which offers a full service financial bank system of home banking via the internet; Director, Inc., which provides financial products/services to the unbanked market through the employer; BrightLane.com, a super site that includes banking services, office supplies, recruiting and payroll for small businesses via the internet; and Vice Chairman of Florida Banks, Inc., a holding company headquartered in Jacksonville, Florida. Mr. Johnson has a B.S. degree from The Georgia Institute of Technology and an M.B.A. from Georgia State University. Having been appointed by three different Governors, Mr. Johnson has served for twenty years on the board of directors of Stone Mountain Park. Presently he serves on The Carter Center Board of Councilors and on the Alexander-Tharpe Fund, Inc., Board of Trustees.


     Susan A. Wolken is the Senior Vice President of Product Management and Marketing of Nationwide Financial Services. She began her Nationwide Financial Services career as a life underwriter and held several management positions in Individual Life and Health Operations. She has held positions in sales, marketing, and administration. In 1989, she became the Vice President of Individual Life and Health Operations and has held positions as Vice President of Human Resources, Senior Vice President of Human Resources, Senior Vice President of Enterprise Administration, and most recently Senior Vice

President of Life Company Operations. A graduate of Ohio University, Athens, Ohio, Susan received her law degree from Capital University, Columbus, Ohio. She is a member of the Ohio Bar and holds the CLU and CFO designations. Ms. Wolken serves as a director on various boards including the Gladden Community House, The Ohio University, The Insurance Institute Board of Advisors and the Ohio University Alumni Board.


     Donald M. MacLeod has been Senior Vice President and head of Deposit Products and Services, Consumer Banking Group, of First Union Corporation since 1998. Mr. MacLeod has been with First Union Corporation and its affiliates since 1987 as General Banking executive, First Union-Tennessee and Senior vice president and manager, Cash Management. Mr. MacLeod holds a B.A. in business administration from Vanderbilt University.


THE BOARD OF DIRECTORS OF TEAMSTAFF DEEMS PROPOSAL 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended September 30, 2000, TeamStaff's board of directors met on 8 occasions and acted by unanimous written consent on 8 occasions. The board of directors is currently comprised of 7 persons and has 4 committees. Messrs. Dieckmann, Ewing, Delaney and Marino are members of the Board's compensation committee. Messrs. Dieckmann, Ewing, Marano, and Dees are members of the Board's audit committee. Messrs. Dieckmann, Kappauf and Marino are members of the Board's nominating committee. Messrs. Marano, Dees, Delaney, Kappauf and Scoggins are members of the strategic planning committee (Mr. Scoggins resigned from the board of directors effective February 2001). The audit committee, the nominating committee, compensation committee and strategic planning committee of the board of directors met on 3, 1, 3 and 1 occasions, respectively, during the fiscal year. No director failed to attend fewer then 75% of the Board or committee meetings.

COMMITTEES OF THE BOARD


     Audit Committee. TeamStaff's audit committee acts to:(i) review with management the finances, financial condition and interim financial statements of TeamStaff; (ii) review with TeamStaff's independent auditors the year-end financial statements; and (iii) review implementation with the independent auditors and management any action recommended by the independent auditors. During the fiscal year ended September 30, 2000, the audit committee met on three occasions. If the merger is approved, the members of the audit committee will be determined by the newly constituted board of directors of TeamStaff.


     The audit committee adopted a written charter governing its actions effective June 14, 2000. The Charter of the audit committee of TeamStaff appears in full at Appendix I of this joint proxy statement/prospectus. The present members of the audit committee are Karl Dieckmann, John H. Ewing, Charles R. Dees, Jr., Rocco Marano All four members of TeamStaff's audit committee are "independent" within the definition of that term as provided by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

     The audit committee hereby states that it:

     - has reviewed and discussed the audited financial statements with TeamStaff's management;

     - has discussed with TeamStaff's independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

     - has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants the independent accountant's independence; and

     - has recommended to the board of directors of TeamStaff that the audited financial statements be included in TeamStaff's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Commission.

                                          The Audit Committee

                                          Karl Dieckmann
                                          John H. Ewing
                                          Charles R. Dees, Jr.
                                          Rocco Marano


     Compensation Committee.  The members of the compensation committee are Karl
W. Dieckmann, John H. Ewing, and William J. Marino. The compensation committee functions include administration of TeamStaff's 2000 Employee Stock Option Plan and Non-Executive Director Stock Option Plan and negotiation and review of all employment agreements of executive officers of the Company. If the merger is approved, the members of the compensation committee will be determined by the newly constituted board of directors of TeamStaff.



     Nominating Committee. The members of the nominating committee are Karl W. Dieckmann, Donald W. Kappauf and William J. Marino. The nominating committee functions include the review of all candidates for a position on the board of directors including existing directors for renomination and reports its findings with recommendations to the Board. The nominating committee solicits candidates on behalf of TeamStaff to fill any vacancy on the Board. The nominating committee performs such other duties and assignments as directed by the Chairman or the Board but shall have no power to add or remove a director without the approval of the Board. If the merger is approved, the members of the nominating committee will be determined by the newly constituted board of directors of TeamStaff.



     Strategic Planning Committee. If the merger is approved, the members of the Strategic Planning Committee will be determined by the newly constituted board of directors of TeamStaff.


  Fees paid to Independent Public Accountants

     In connection with its audit services of TeamStaff's audited financial statements for the year ended September 30, 2000, and for review of the Company's quarterly reports during the September 30, 2000 fiscal year, TeamStaff paid Arthur Andersen LLP the sum of $165,000.

     Arthur Andersen LLP also provided due diligence and tax related services during the past fiscal year. With respect to these other services provided to TeamStaff, Arthur Andersen LLP received total fees of $184,000. TeamStaff did not engage Arthur Andersen LLP to provide advice regarding financial information system design and implementation.

     The board of directors of TeamStaff has determined that the services provided by Arthur Andersen do not conflict with or violate the independence of Arthur Andersen LLP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee of the board of directors of TeamStaff. During the fiscal year ended September 30, 2000, the compensation committee was responsible for reviewing TeamStaff's stock plans and reviewing and approving compensation matters concerning the executive officers and key employees of TeamStaff.

     Overview and Philosophy. TeamStaff uses its compensation program to achieve the following objectives:

     - To provide compensation that attracts, motivates and retains the talented, high caliber officers and employees necessary to achieve TeamStaff's strategic objectives, as determined by the compensation committee;

     - To align the interest of officers with the success of TeamStaff;

     - To align the interest of officers with stockholders by including long-term equity incentives; and

     - To increase the long-term profitability of TeamStaff and, accordingly, increase stockholder value.

     Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, bonus compensation and long-term incentive awards, generally in the form of options to purchase common stock. In addition, the compensation program includes various other benefits, including medical and insurance plans, TeamStaff's 401(k) Plan and the employee stock option incentive plans, which plans are generally available to all employees of TeamStaff. In addition, the committee considers the eligibility of certain executive officers in a supplemental executive retirement plan ("SERP Plan").

     The principal factors which the compensation committee considered with respect to each officer's compensation package for fiscal year ended September 30, 2000 are summarized below. The compensation committee may, however, in its discretion, apply different or additional factors in making decisions with respect to executive compensation in future years.

     Base Salary. Compensation levels for each of TeamStaff's officers, including the Chief Executive Officer, are generally set within the range of salaries that the compensation committee believes are paid to officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the compensation committee takes into account such factors as (i) TeamStaff's past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The compensation committee does not assign relative weights or ranking to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to TeamStaff's long-term goals and strategies. Base salary, while reviewed annually, is only adjusted as deemed necessary by the compensation committee in determining total compensation for each officer. Base salary levels for each of TeamStaff's officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer. Additionally, certain executives, including Donald Kappauf, the Chief Executive Officer, and Donald Kelly, the Chief Financial Officer, have existing employment agreements with TeamStaff which set forth certain levels of base salary.

     Equity Incentives. The compensation committee believes that stock participation aligns officers' interests with those of the stockholders. In addition, the compensation committee believes that equity ownership by officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers. Long term incentive compensation, generally granted in the form of stock options, allows the officers to share in any appreciation in the value of TeamStaff's common stock.

     In making stock option grants, the compensation committee considers general corporate performance, individual contributions to TeamStaff's financial, operational and strategic objectives, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of restricted stock or options, vesting schedules of outstanding restricted stock or options and the current stock price. With respect to the compensation determination for the fiscal year ended September 30, 2000, the compensation committee believes that the current stock ownership position of the executive officers was sufficient to achieve the benefits intended by equity ownership. Accordingly, in the fiscal year ended September 30, 2000, the compensation committee did not grant the executive officers any restricted stock or options.

     Other Benefits. TeamStaff also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. TeamStaff offers a stock incentive plan and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. TeamStaff also maintains insurance and other benefit plans for its employees, including executive officers of TeamStaff.

     The compensation committee determined that the 401(k) plan did not provide sufficient retirement benefits to its top executive officers, including its Chief Executive Officer and Chief Financial Officer.

Accordingly, during the last fiscal year the compensation committee created the SERP Plans to provide retirement benefits comparable with plans offered executives in comparable positions at other companies.


     Chief Executive Officer Compensation. In the fiscal year ended September 30, 2000, TeamStaff's President and Chief Executive Officer, Donald Kappauf, received a base salary of $230,126, which represents a 2.2% increase from his base salary in the fiscal year ended September 30, 1999. The base salary is believed by the compensation committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size.


     Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to TeamStaff to $1 million for compensation paid to any of the executive officers unless certain requirements are met. The compensation committee has considered these requirements and the regulations. It is the compensation committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The compensation committee believes that any compensation deductions attributable to options granted under the employee stock option plan currently qualify for an exception to the disallowance under Section 162(m). Future option grants to executive officers under each of the TeamStaff employee stock option plans will be granted by the compensation committee.

                                          By the Compensation Committee of
                                          of the Board of Directors of
                                          TeamStaff, Inc.

                                          Karl W. Dieckmann
                                          John H. Ewing
                                          William J. Marino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS


     Karl W. Dieckmann, John H. Ewing, Martin J. Delaney and William J. Marino served on TeamStaff's compensation committee during the last fiscal year. There are no interlocks between any of TeamStaff's directors and directors of other companies, including compensation committee interlocks.

                             EXECUTIVE COMPENSATION

     The following provides certain summary information concerning compensation paid or earned by TeamStaff during the years ended September 30, 2000, 1999 and 1998 to TeamStaff's Chief Executive Officer and each of the executive officers of TeamStaff who received in excess of $100,000 in compensation during the fiscal year ended September 30, 2000.


    LONG TERM
                                                      ANNUAL COMPENSATION
  COMPENSATION
NAME AND                                        -------------------------------
  -------------
PRINCIPAL POSITION                      YEAR     SALARY      BONUS       OTHER
  OPTIONS/SAR'S
------------------                      ----    --------    --------    -------
  -------------
Donald W. Kappauf.....................  2000    $230,126    $      0    $17,251
     57,143
  Chief Executive Officer               1999    $225,154    $175,500    $14,876
     14,286
                                        1998    $173,308    $ 89,670    $16,991
     57,143
Donald T. Kelly.......................  2000    $165,500    $      0    $12,231
     14,286
  Chief Financial Officer               1999    $157,115    $ 87,800    $ 6,000
     14,286
                                        1998    $145,038    $ 45,000    $ 6,000
     14,286
Kirk A. Scoggins(1)...................  2000    $176,561    $      0    $ 9,600
          0
  President -- PEO Division             1999    $129,348    $      0    $ 6,277
     28,571
George J. Eklund(2)...................  2000    $      0    $      0    $     0
          0
  Director                              1999    $100,153    $      0    $     0
          0
                                        1998    $210,000    $      0    $     0
          0
Elizabeth Hoaglin.....................  2000    $ 86,662    $ 92,050    $ 3,600
      4,268
                                        1999    $ 67,362    $ 40,000    $ 3,600
      2,858
                                        1998    $ 75,077    $ 20,000    $ 3,600
          0

---------------

(1) The 1999 salary includes Mr. Scoggins's compensation as the President -- PEO Division commencing as of January 25, 1999. Mr. Scoggin's employment as President of the PEO Division terminated January 25, 2001.



(2) Mr. Eklund's employment with TeamStaff commenced on September 19, 1994. He assumed the position of Chief Executive Officer in March 1996. In December 1997 due to health concerns, his position changed. Mr. Eklund remained a director until his resignation on January 14, 1999.


     TeamStaff provides normal and customary life and health insurance benefits to all of its employees including executive officers. TeamStaff also has a 401(k) plan in which participation is voluntary.

COMPENSATION OF DIRECTORS


     During fiscal year ended September 30, 2000 directors who are employees of TeamStaff were not compensated for services in such capacity except under the Director Plan, as discussed below. Non-Employee Directors received $1,000 per board meeting and $ 500.00 per non-board meeting, related travel expenses, and $400 for each committee meeting. The Director Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.


     In January 2001, the TeamStaff board of directors adopted increases to compensation paid to the board members. Each member receives $1,500 per meeting. In addition, each board member (other than the committee chairman) will receive a fee of $600.00 for each meeting of any committee on which such member serves, each committee chairman receives $1,000 per meeting and each board member receives a fee of $1,000.00 for any other meeting with TeamStaff executives which are not meetings of a committee or the full board of directors, but for which the chairman or chief executive officer has requested the Board member attend to assist in, or provide advice upon, the business of TeamStaff.

     Effective upon closing of the merger, the chairman and vice chairman will receive $2,500 per month.

EMPLOYMENT AGREEMENTS

     TeamStaff entered into a new employment agreement with Mr. Donald Kappauf effective April 2, 2001 which replaced his existing agreement which would have expired on September 30, 2001. Mr. Kappauf will continue to serve as the TeamStaff's President and Chief Executive Officer at his current salary of $230,000 and will receive (i) an increase in annual compensation to $300,000 commencing on the closing of the BrightLane acquisition, and increasing yearly thereafter at the discretion of the compensation committee; and (ii) a bonus based on the achievement of certain performance criteria as determined by the compensation committee. In addition, Mr. Kappauf receives certain other benefits including insurance benefits, a car allowance and participation in a supplemental executive retirement plan. Mr. Kappauf was also awarded options to purchase 300,000 shares of the TeamStaff's common stock exercisable at 4.625 per share and subject to certain vesting requirements.

     TeamStaff entered into a new employment agreement with Mr. Donald Kelly effective April 2, 2001 which replaced his existing agreement which would have expired on September 30, 2001. Mr. Kelly will continue to serve as the TeamStaff's Secretary and Chief Financial Officer at his current salary of $165,000 and will receive (i) an increase in annual compensation to $200,000 commencing on the closing of the BrightLane acquisition, and increasing yearly thereafter at the discretion of the compensation committee; and (ii) a bonus based on the achievement of certain performance criteria as determined by the compensation committee. In addition, Mr. Kelly receives certain other benefits including insurance benefits, a car allowance and participation in a supplemental executive retirement plan. Mr. Kelly was also awarded options to purchase 150,000 shares of the TeamStaff's common stock exercisable at $4.625 per share and subject to certain vesting requirements.


     TeamStaff entered into a two-year agreement with Kirk Scoggins as of January 25, 1999, the date the company acquired the TeamStaff Companies. Mr. Scoggins served as the President of TeamStaff's professional employer organization division and received (i) annual compensation of $175,000 for the first year of the agreement increasing at the discretion of the compensation committee. and (ii) a bonus based on the achievement of certain performance criteria as determined by the compensation committee. In addition, Mr. Scoggins received certain other benefits including insurance benefits and a car allowance. Mr. Scoggins' employment with the Company terminated in January 2001. Mr. Scoggins' resigned from the board of directors in February 2001. Although no suit or other proceeding has been initiated, Mr. Scoggins has threatened to file suit alleging improper termination of his employment. TeamStaff believes his termination was proper and will defend itself in any such proceeding.


     On February 16, 2000 TeamStaff entered into an employment agreement with Kenneth Jankowski providing for Mr. Jankowski to be employed as Senior Vice President and Chief Operating Officer of the PEO Division of TeamStaff. The agreement is for a term of two years terminating February 15, 2002. Mr. Jankowski's base salary is $160,000 per year and he may receive bonuses as determined by senior management. In addition, Mr. Jankowski receives a car allowance and is entitled to participate in the TeamStaff health and other benefit plans. Mr. Jankowski received stock options under the TeamStaff employee stock option plan to purchase 100,000 shares of common stock, which vest in increments of 50,000 shares per year commencing on February 15, 2001. The exercise price of the options is $6.89 per share.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                            NO. OF      PERCENTAGE
                                          SECURITIES     OF TOTAL
                                          UNDERLYING     OPTIONS/
                                           OPTIONS      GRANTED IN     EXERCISE
OF BASE
NAME                                       GRANTED      FISCAL YEAR    PRICE PER
SHARE     EXPIRATION DATE
----                                      ----------    -----------
----------------    ---------------
Donald Kappauf..........................    57,143          40%
$3.8283           10/04/2004
Donald Kelly............................    14,286          10%
$3.8283           10/04/2004
Elizabeth Hoaglin.......................     4,286           3%
$4.8125           01/03/2005

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table sets forth information with respect to the named executive officers concerning exercise of stock options and SARs during the last fiscal year and the value of unexercised options and SARs held as of the year ended September 30, 2000.

                                                                   NUMBER OF
                                                                   SECURITIES
    VALUE OF UNEXERCISED
                                                                   UNDERLYING
        IN-THE MONEY
                                                                  UNEXERCISED
         OPTIONS AS
                                                                  OPTIONS/SARS
      OF SEPTEMBER 30,
                                        SHARES                 SEPTEMBER 30,
2000            2000
                                       ACQUIRED
------------------    --------------------
                                          ON        VALUE         EXERCISABLE/
        EXERCISABLE/
NAME                                   EXERCISE    REALIZED      UNEXERCISABLE
      UNEXERCISABLE(1)
----                                   --------    --------
------------------    --------------------
Donald W. Kappauf....................     0           0          100,000/28,572
           $0/$0
Donald T. Kelly......................     0           0           44,286/7,142
           $0/$0
Kirk A. Scoggins.....................     0           0          14,286/14,286
           $0/$0

---------------
(1) Based upon a closing bid price of the common stock at $3 3/8 per share on September 30, 2000.

STOCK OPTION PLANS

     In April, 1990, the board of directors adopted the 1990 Employees Stock Option Plan which was approved by shareholders in August, 1990. The 1990 Plan provided for the grant of options to purchase up to 285,714 shares of TeamStaff's common stock. Under the terms of the 1990 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ISOs under Section 422A of the Code, or options which do not so qualify Non-ISO's.

     In April 1990, the board of directors adopted the Non-Executive Director Stock Option Plan which was approved by shareholders in August, 1991 and amended in March 1996. The Director Plan provided for issuance of a maximum of 142,857 shares of common stock upon the exercise of stock options arising under the Director Plan.

     In April 1990, the board of directors adopted and in August, 1990, TeamStaff's shareholders approved the Senior Management Incentive Plan for use in connection with the issuance of stock, options and other stock purchase rights to executive officers and other key employees and consultants who render significant services to TeamStaff and its subsidiaries. A total of 1,428,571 shares of common stock were reserved for issuance under the Management Plan.

2000 EMPLOYEE STOCK OPTION PLAN

     In the last fiscal year, the board of directors and shareholders approved the adoption of the 2000 Employee Stock Option Plan to provide for the grant of options to purchase up to 1,714,286 shares of

TeamStaff's common stock to all employees, including senior management. The 2000 Plan replaces the 1990 Employee Plan and Senior Management Plans, both of which expired. Under the terms of the approved 2000 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment under Section 422A of the Code (ISO's), or options which do not so qualify (Non-
ISOs).


     The 2000 Plan is administered by the compensation committee designated by the board of directors. The compensation committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option. The committee has full authority to interpret the 2000 Plan and to establish and amend rules and regulations relating thereto.

     Under the 2000 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the common stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent (10%) shareholder (as defined in the 2000 Plan), such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISO options may be less than such fair market value.

     The aggregate fair market value of shares subject to options granted to a participant, which are designated as ISOs and which become exercisable in any calendar year, shall not exceed $100,000.

     The compensation committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay the exercise price or any taxes that may arise in connection with the exercise or cancellation of an option. The compensation committee can also permit the payment of the exercise price in the common stock of the Corporation held by the optionee for at least six months prior to exercise.

NON-EXECUTIVE DIRECTOR PLAN

     In fiscal 2000, the board of directors and stockholders approved the adoption of the 2000 Non-Executive Director Stock Option Plan to provide for the grant of options to non-employee directors of TeamStaff. Under the terms of the Director Plan, each non-executive director is automatically granted an option to purchase 5,000 shares upon joining the Board and each September lst, pro rata, based on the time the director has served in such capacity during the previous year. The Directors' Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000. The Director Plan replaced the previous Director Plan which expired in April, 2000.

     Under the Director Plan, the exercise price for options granted under the Director Plan shall be 100% of the fair market value of the common stock on the date of grant. Until otherwise provided in the Stock Option Plan, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of common stock of the Company or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five (5) years from the date of grant. The committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth herein is a line graph comparing the total returns (assuming reinvestment of dividends) of TeamStaff's common stock, the Standard and Poor Industrial Average, and an industry composite consisting of a group of four peer issuers selected in good faith by TeamStaff. TeamStaff's common stock is listed for trading in the Nasdaq SmallCap market and is traded under the symbol "TSTF." The members of the issuers peer group are Team America, Inc., Employee Solutions, Inc., Administaff and Staff Leasing, Inc.


                                  [LINE GRAPH]

                                CERTAIN REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TeamStaff's directors and executive officers, and persons who own more than 10% of a registered class of TeamStaff's equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of common stock and other equity securities of TeamStaff. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish TeamStaff with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports received by TeamStaff, TeamStaff believes that during the fiscal year ended September 30, 2000, all officers, Directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements during the 2000 fiscal year.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                          AND MANAGEMENT OF TEAMSTAFF



     The following table sets forth certain information as of July 31, 2001 with respect to each director, each of the named executive officers as defined in
Item 402(a)(3), and directors and executive officers of TeamStaff as a group, and to the persons known by TeamStaff to be the beneficial owner of more than five percent of any class of the Company's voting securities. As of July 31, 2001, there were 8,079,553 shares of Common Stock issued and outstanding. The common stock is the only voting securities of TeamStaff.

     The table also indicates the percentage of common stock to be owned by officers and directors (including new directors) following completion of the transaction with BrightLane.



                                                         PERCENT OF
              PERCENT OF
                                                         TEAMSTAFF'S
NUMBER OF        TEAMSTAFF'S
                                     NUMBER OF        OUTSTANDING STOCK
SHARES OWNED      OUTSTANDING
NAME OF OFFICER, DIRECTOR,        SHARES PRESENTLY        PRIOR TO
AFTER          STOCK AFTER
SHAREHOLDER AND ADDRESS               OWNED(1)         TRANSACTION(2)
TRANSACTION(3)    TRANSACTION(3)
--------------------------        ----------------    -----------------
--------------    --------------
Karl W. Dieckmann(4)............       87,639                   1%
87,639               *%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
John H. Ewing(5)................       24,034                   *%
24,034               *%
  76 Claremont Road
  Barnardsville, NJ 07924
William J. Marino(6)............       26,547                   *%
26,547               *%
  c/o Horizon Blue Cross
  Blue Shield of New Jersey
  3 Penn Plaza East
  Newark, NJ 07105
Donald W. Kappauf(7)............      275,359                 3.3%
275,359             1.6%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Donald T. Kelly(8)..............      103,214                 1.2%
103,214               *%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Charles R. Dees, Jr. Ph.D.(9)...        4,381                   *%
4,381               *%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Rocco Marano(10)................       12,971                   *%
12,971               *%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Martin Delaney(11)..............       26,235
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Kirk Scoggins(12)...............      412,348                 5.1%
412,348             2.5%
  c/o TeamStaff, Inc.
  300 Atrium Drive
  Somerset, NJ 08873
Warren M. Cason(13).............      942,884                11.6%
942,884             5.7%
  400 N. Ashley Drive, Suite
  2300
  Tampa, FL 33602
T. Stephen Johnson(14)..........            0                   0%
                     %
David Carroll(14)(15)...........            0                   0%
3,334,117            20.6%
Susan Wolken(14)(16)............            0                   0%
2,256,488            13.9%
Donald M. MacLeon(14)(15).......            0                   0%
3,334,117            20.6%
First Union Private Capital,
  Inc.(14)(18)..................            0                   0%
3,334,117            20.6%

                                                         PERCENT OF
              PERCENT OF
                                                         TEAMSTAFF'S
NUMBER OF        TEAMSTAFF'S
                                     NUMBER OF        OUTSTANDING STOCK
SHARES OWNED      OUTSTANDING
NAME OF OFFICER, DIRECTOR,        SHARES PRESENTLY        PRIOR TO
AFTER          STOCK AFTER
SHAREHOLDER AND ADDRESS               OWNED(1)         TRANSACTION(2)
TRANSACTION(3)    TRANSACTION(3)
--------------------------        ----------------    -----------------
--------------    --------------
Nationwide Financial Services,
  Inc.(14)(19)..................            0                   0%
2,256,488            13.9%
All officers and directors as a
  group (8) persons.............      560,560                 6.6%
560,560             3.4%


---------------

  * Denotes less than 1 percent.



 (1)Ownership consists of sole voting and investment power except as otherwise noted.



 (2)Based upon 8,079,553 shares issued and outstanding.



 (3)Based upon 8,079,553 shares issued and outstanding and the issuance of 8,066,632 shares to be issued to the BrightLane shareholders.



 (4)Includes options to purchase 5,714 shares of the Company's common stock, and excludes unvested options to purchase 5,000 shares of common stock.



 (5)Includes options to purchase 5,714 shares of the Company's common stock, and excludes unvested options to purchase 5,000 shares of common stock.



 (6)Includes options to purchase 5,714 shares of the Company's common stock and excludes unvested options to purchase 5,000 shares of common stock.



 (7)Includes options to purchase 214,286 shares of the Company's common stock, and excludes unvested options to purchase 214,286 shares of common stock.



 (8)Includes options to purchase 101,429 shares of the Company's common stock, and excludes unvested options to purchase 150,000 shares of common stock.



 (9)Includes options to purchase 3,215 shares of common stock, and excludes unvested options to purchase 5,000 shares of common stock.



(10)Includes options to purchase 2,857 shares of common stock, and excludes unvested options to purchase 5,000 shares of common stock.



(11)Includes options to purchase 3,215 shares of common stock and excludes unvested options to purchase 5,000 shares of common stock.



(12)Mr. Scoggins received these shares as a former owner of 10 separate entities operating under the tradename the TeamStaff Companies which were acquired by TeamStaff on January 25, 1999. Of the shares currently owned by Mr. Scoggins and Mr. Cason, 75,000 shares have been placed in escrow to indemnify TeamStaff in connection with certain third party claims against the TeamStaff Companies.



(13)Mr. Cason received these shares as a former owner of 10 separate entities operating under the tradename the TeamStaff Companies which were acquired by TeamStaff on January 25, 1999. Of the shares currently owned by Mr. Cason and Mr. Scoggins, 75,000 shares have been placed in escrow to indemnify TeamStaff in connection with certain third party claims against the TeamStaff Companies. Includes shares owned by the Warren M. Cason Revocable Living Trust and the Dorothy C. Cason Revocable Living trust. Mr. Cason is the husband of Dorothy Cason. Mr. Cason disclaims beneficial ownership of shares owned by Dorothy Cason.



(14)Currently does not serve as a director or officer of TeamStaff. It is contemplated that this person will be appointed to the Board of Directors of TeamStaff effective at closing of the transaction with BrightLane.



(15)Mr. Carroll will serve as a nominee of First Union Private Capital. Mr. Carroll is the Executive Vice President and Chief E-Commerce and Technology Officer of First Union Corporation. Includes shares owned by First Union Corporation and its affiliates.

(16)Ms. Wolken is the Senior Vice President of Product Management and Marketing of Nationwide Financial Services. Includes shares owned by Nationwide Financial Services.



(17)Mr. MacLeod will serve as a nominee of First Union Private Capital. Mr. MacLeod is a Senior Vice President of First Union Corporation. Includes shares owned by First Union Corporation and its affiliates.



(18)First Union Private Capital, an affiliate of First Union Corporation, is the holder of the Series B preferred stock of BrightLane and will receive an aggregate of 3,334,117 shares of TeamStaff common stock in the BrightLane transaction.



(19)Nationwide Financial Services is the holder of the Series C preferred stock of BrightLane, and will receive 2,256,488 shares of TeamStaff common stock in the BrightLane transaction.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     For information concerning employment agreements with and compensation of TeamStaff's executive officers and directors, see "Executive Compensation." The Directors' Plan provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.



     In January, 1999, TeamStaff purchased 10 entities operating under the tradename "The TeamStaff Companies". These entities were private companies owned by Kirk Scoggins and Warren Cason and related trusts and affiliates. The former shareholders of the TeamStaff Companies received approximately 2,352,381 shares and $3,200,000 in consideration for selling the entities to TeamStaff. Mr. Scoggins served as a Director of TeamStaff until February 2001 and as President of the PEO Division until January, 2001. See "Business" "Management Discussion and Analysis" and "Executive Compensation."



     TeamStaff and BrightLane determined that it was in their mutual interests to enable TeamStaff to repay FINOVA Capital Corporation, TeamStaff's primary lender, the outstanding balance of one of TeamStaff's then outstanding term loans of approximately $3,800,000 (principal, interest and fees) in April 2001. To enable TeamStaff to repay the term loan, TeamStaff sold to BrightLane 3,500,000 shares of newly created series A preferred stock for a purchase price of $1.00 per share. The series A preferred stock is convertible into TeamStaff common stock only if the merger agreement between TeamStaff and BrightLane is terminated. The conversion price is equal to 70% of the market price of TeamStaff common stock at the time of conversion, but in no event less than $2.34 per share (representing the right to receive, if converted, not more than 1,500,000 shares of TeamStaff common stock).



     In the event the merger is completed, the series A preferred stock will be canceled by TeamStaff.


                             STOCKHOLDER PROPOSALS


     Proposals of Stockholders intended to be presented at TeamStaff's Year 2002 Annual Meeting of Stockholders must be received by TeamStaff on or prior to May 1, 2002 to be eligible for inclusion in TeamStaff's proxy statement and form of proxy to be used in connection with the Year 2002 Annual Meeting of Stockholders.


                                    EXPERTS


     The financial statements and schedule of TeamStaff incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


     The financial statements of BrightLane included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this joint proxy/prospectus, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS


     TeamStaff has engaged Goldstein & DiGioia, LLP to assist TeamStaff with legal matters concerning the merger. Partners of Goldstein & DiGioia LLP who participated in the preparation of this joint proxy statement/prospectus beneficially own approximately 28,000 shares of TeamStaff common stock.


     Certain legal matters will be passed upon by Morris, Manning & Martin, LLP on behalf of BrightLane.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                TEAMSTAFF, INC.,

                                 TEAMSUB, INC.
                                      AND

                              BRIGHTLANE.COM, INC.

                           DATED AS OF MARCH 6, 2001

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
1.   Definitions........................................................    6
2.   Basic Transaction..................................................   10
      2.1   The Merger..................................................   10
      2.2   Effective Time..............................................   10
      2.3   Effect of the Merger........................................   11
      2.4   Articles of Incorporation...................................   11
      2.5   Bylaws......................................................   11
      2.6   Directors and Officers of Surviving Corporation and
            TeamStaff...................................................   11
      2.7   Conversion of BrightLane Capital Stock, Exchange Ratio......   12
      2.8   Adjustment in Number of TeamStaff Shares as Merger
            Consideration...............................................   13
      2.9   Cancellation of BrightLane Capital Stock....................   13
      2.10  Conversion of TeamSub Stock.................................   13
      2.11  Conversions of All BrightLane Stock Options and Warrants....   13
      2.12  Adjustments to BrightLane Exchange Ratios...................   13
      2.13  No Fractional Shares........................................   14
      2.14  Exchange Procedures for BrightLane Shares Surrender of
            BrightLane Certificates.....................................   14
      2.15  Further Ownership Rights in BrightLane Stock................   15
      2.16  Lost, Stolen or Destroyed Certificates......................   15
      2.17  Tax Consequences............................................   15
      2.18  Further Assurances..........................................   15
      2.19  The Closing.................................................   16
      2.20  Deliveries at the Closing...................................   16
3.   Representations and Warranties by TeamStaff and TeamSub............   16
      3.1   Organization and Qualification of TeamStaff and TeamSub.....   16
      3.2   Subsidiaries................................................   16
      3.3   Authorization of Transaction................................   17
      3.4   Required Vote...............................................   17
      3.5   Noncontravention............................................   17
      3.6   Approvals...................................................   17
      3.7   Capitalization of TeamStaff and TeamSub.....................   18
      3.8   Title to Assets.............................................   18
      3.9   SEC Documents: Financial Statements.........................   18
      3.10  Registration Statement; Proxy Statement/Prospectus..........   19
      3.11  No Material Adverse Changes.................................   19
      3.12  Absence of Undisclosed Liabilities..........................   19
      3.13  Compliance..................................................   20
      3.14  Litigation..................................................   20
      3.15  Tax Matters.................................................   21
      3.16  Employees...................................................   21
      3.17  Employee Benefits...........................................   21
      3.18  Contracts...................................................   22
      3.19  Environment, Health, and Safety.............................   23
      3.20  Real Property Interests.....................................   24
      3.21  Intellectual Property.......................................   24
      3.22  Tangible Assets.............................................   26
      3.23  Notes and Accounts Receivable...............................   26

                                                                          PAGE
                                                                          ----
      3.24  Powers of Attorney..........................................   26
      3.25  Brokers' Fees...............................................   26
      3.26  Guarantees..................................................   26
      3.27  Investment..................................................   26
      3.28  Transactions with Affiliates................................   26
      3.29  Insurance...................................................   26
      3.30  Disclosure..................................................   27
4.   Representations and Warranties Concerning BrightLane...............   27
      4.1   Organization and Qualification of BrightLane................   27
      4.2   Subsidiaries................................................   27
      4.3   Authorization of Transaction................................   27
      4.4   Required Vote...............................................   27
      4.5   Noncontravention............................................   28
      4.6   Approvals...................................................   28
      4.7   Capitalization..............................................   28
      4.8   Title to Assets.............................................   29
      4.9   Financial Statements........................................   29
      4.10  Registration Statement; Proxy Statement/Prospectus..........   29
      4.11  Events Subsequent to BrightLane Most Recent Financial
            Statements..................................................   29
      4.12  Absence of Undisclosed Liabilities..........................   31
      4.13  Compliance..................................................   31
      4.14  Litigation..................................................   32
      4.15  Tax Matters.................................................   32
      4.16  Employees...................................................   33
      4.17  Employee Benefits...........................................   33
      4.18  Contracts...................................................   34
      4.19  Environment, Health, and Safety.............................   35
      4.20  Real Property Interests.....................................   35
      4.21  Intellectual Property.......................................   36
      4.22  Tangible Assets.............................................   37
      4.23  Notes and Accounts Receivable...............................   38
      4.24  Powers of Attorney..........................................   38
      4.25  Brokers' Fees...............................................   38
      4.26  Guarantees..................................................   38
      4.27  Investment. Intentionally omitted...........................   38
      4.28  Insurance...................................................   38
      4.29  Certain Business Relationships with BrightLane..............   38
      4.30  Disclosure..................................................   38
5.   Pre-Closing Covenants..............................................   39
      5.1   General.....................................................   39
      5.2   Notices and Consents........................................   39
      5.3   Operation of Businesses.....................................   39
      5.4   Preservation of Business....................................   41
      5.5   Full Access.................................................   41
      5.6   Notice of Developments......................................   41
      5.7   Preparation of Proxy Statement/Prospectus & Shareholders'
            Meetings....................................................   41
      5.8   Continuing Due Diligence and Disclosure Schedule Delivery...   45

                                                                          PAGE
                                                                          ----
6.   Post-Closing Covenants.............................................   45
      6.1   General.....................................................   45
      6.2   Litigation Support..........................................   46
      6.3   Transition..................................................   46
      6.4   Confidentiality.............................................   46
      6.5   Covenant Not to Compete.....................................   47
      6.6   Indemnification; Directors and Officer Insurance............   47
      6.7   Continuity of Business Enterprise...........................   47
      6.8   Continuity of Interest......................................   48
      6.9   Substantially All Requirement...............................   48
      6.10  Resale Registration Statement...............................   48
7.   Certain Agreements.................................................   48
      7.1   Marketing Agreement.........................................   48
      7.2   Lockup Agreements...........................................   48
      7.3   Releases by BrightLane Shareholders.........................   49
8.   Conditions to Obligation to Close..................................   49
      8.1   Conditions to Obligation of TeamStaff.......................   49
      8.2   Conditions to Obligation of BrightLane......................   50
9.   Remedies for Breaches of This Agreement............................   51
      9.1   Survival of Representations and Warranties..................   51
      9.2   Indemnification Provisions for Benefit of TeamStaff.........   51
      9.3   Indemnification Provisions for Benefit of the BrightLane
            Shareholders................................................   51
      9.4   Matters Involving Third Parties.............................   52
      9.5   Determination of Adverse Consequences.......................   52
      9.6   Escrow of Shares by BrightLane Shareholders.................   53
      9.7   TeamStaff Escrow Shares.....................................   54
      9.8   Determination/Resolution of Claims..........................   55
      9.9   Indemnification Threshold...................................   56
      9.10  Other Indemnification Provisions............................   56
10.  Termination........................................................   56
     10.1   Termination of Agreement....................................   56
     10.2   Effect of Termination.......................................   57
     10.3   Termination Fee.............................................   57
11.  Miscellaneous......................................................   57
     11.1   Press Releases and Public Announcements.....................   57
     11.2   No Third-Party Beneficiaries................................   57
     11.3   Entire Agreement............................................   57
     11.4   Succession and Assignment...................................   57
     11.5   Counterparts................................................   58
     11.6   Headings....................................................   58
     11.7   Notices.....................................................   58
     11.8   Governing Law/Submission to Jurisdiction/Arbitration........   58
     11.9   Amendments and Waivers......................................   58
     11.10  Severability................................................   59
     11.11  Expenses....................................................   59
     11.12  Construction................................................   59
     11.13  Incorporation of Exhibits, Annexes, and Schedules...........   59
     11.14  Specific Performance........................................   60

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A                         Form of Certificate of Merger
Exhibit B                         BrightLane Financial Statements
Exhibit C                         Form of Non-Competition Agreement
Exhibit D                         Form of Opinion of Counsel to BrightLane
Exhibit E                         Form of Opinion of Counsel to TeamStaff
Exhibit F                         Form of BrightLane Shareholder and TeamStaff
Shareholder
                                  Voting Agreement
Exhibit G                         Form of Cross Marketing Agreement between
TeamStaff and
                                  First Union Corporation
Exhibit H                         Form of General Release to be Delivered by
BirghtLane
                                  Shareholders
Exhibit I                         Form of Escrow Agreement for Holdback Shares
and TeamStaff
                                  Escrow Shares
Schedules:
TeamStaff Disclosure Schedule     Exceptions to Representations and Warranties
Concerning
                                  TeamStaff, TeamSub and Subsidiaries
BrightLane Disclosure Schedule    Exceptions to Representations and Warranties
Concerning
                                  BrightLane
Schedule 6.5                      Persons to Deliver Non-Compete Agreements
Schedule 7.2                      Persons to Deliver Lock Up Agreements
Schedule 7.3                      Persons to Deliver General Releases
Schedule 9.6                      Allocation of Holdback Shares among BrightLane
Shareholders

                                 AGREEMENT AND
                                 PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is entered into as of March 6, 2001 by and among TeamStaff, Inc., a New Jersey corporation with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), TeamSub, Inc. a Georgia corporation and a direct wholly-owned subsidiary of TeamStaff with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamSub" or the "Merger Corporation") and BrightLane.com , Inc. a Georgia corporation with its principal address at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 ("BrightLane"). TeamStaff, TeamSub and BrightLane are referred to individually as a "Party" and collectively in this Agreement as the "Parties."

                                   WITNESSETH

     WHEREAS, TeamSub is a wholly-owned subsidiary of TeamStaff which was formed to merge with and into BrightLane;

     WHEREAS, the Boards of Directors of TeamStaff, TeamSub and BrightLane have each approved the Merger (as defined in Section 2.1) of TeamSub with and into BrightLane, in accordance with the Official Code of Georgia Annotated ("OCGA") and subject to the conditions set forth herein, which will result in, among other things, BrightLane becoming a wholly owned Subsidiary of TeamStaff, and have approved and declared this Agreement advisable and in the best interests of their respective shareholders;

     WHEREAS, it is the intention of the Parties that the Merger contemplated herein qualify as a Tax free reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code (as defined below).

     NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  Definitions.

     "Additional Holdback Shares" means any shares to TeamStaff Common Stock issuable to BrightLane shareholders by way of dividend or distribution on the Holdback Shares.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

     "Approvals" means any and all consents, orders, permits or licenses of governmental or self regulatory agencies, departments or bureaus.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Blue Sky Laws" means the securities laws and regulations of the various states.

     "BrightLane" has the meaning set forth in the preface above.

     "BrightLane Balance Sheet" has the meaning set forth in Section 4.9 below.

     "BrightLane Capital Stock" means all outstanding shares of Common Stock, preferred stock, options, warrants or other convertible securities of BrightLane.

     "BrightLane Closing Financial Statements" has the meaning set forth in
Section 8.1(j) below.

     "BrightLane Disclosure Schedule" has the meaning set forth in the preface to Section 4 below.

     "BrightLane Financial Statements" has the meaning set forth in Section 4.9 below.

     "BrightLane Material Adverse Change" means, (i) as reflected on the BrightLane Closing Financial Statements accounts payable and accrued expenses in excess of $600,000; or (ii) BrightLane's cash, restricted cash and cash equivalents as set forth on the BrightLane Closing Financial Statements (the "BrightLane Closing Cash Amount") of less than an amount (the "Target BrightLane Closing Cash Amount") equal to $16,500,000, minus: (A) any amounts paid as fees or expenses incurred after February 1, 2001 related to the transactions contemplated herein provided that such fees and expenses do not exceed the limitations set forth in Section 11.11 below, (B) any amounts made as a loan to TeamStaff, or (C) any amounts made as loans to holders of BrightLane options or warrants as contemplated in Section 2.11 hereof.

     "BrightLane Material Adverse Effect" means any event on or with respect to BrightLane which is materially adverse to the condition (financial or otherwise), of the properties, assets (including intangible assets), Liabilities, business, results of operations or prospects of BrightLane. With respect to a financial event, material adverse effect shall mean any event which has an effect of $50,000 or more.

     "BrightLane Most Recent Balance Sheet" means the balance sheet contained within the BrightLane Recent Financial Statements.

     "BrightLane Most Recent Fiscal Month End" has the meaning set forth in
Section 4.9 below.

     "BrightLane Most Recent Fiscal Year End" has the meaning set forth in
Section 4.9 below.

     "BrightLane Plan" has the meaning set forth in Section 4.17 below.

     "BrightLane Shareholders" means the holders of all of the outstanding BrightLane Capital Stock.

     "BrightLane Shareholders Meeting" means the meeting of BrightLane Shareholders called by the BrightLane Board of Directors to approve the Merger.

     "BrightLane Shares" means the issued and outstanding shares of the Common Stock of BrightLane.

     "Closing" has the meaning set forth in Section 2.19 below.

     "Closing Date" has the meaning set forth in Section 2.19 below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the operations, businesses and affairs of the particular Party, as the context may require, that is not already generally available to the public. Without limiting the foregoing, "Confidential Information" shall include marketing and sales information, customer and account lists and pricing information, internal forecasts and projections and employee information.

     "Consent" means all consents, approvals or authorizations of third parties required in connection with the valid execution, delivery or performance of this Agreement or the Related Agreements, or the consummation of the Mergers or any of the transactions contemplated hereby or thereby.

     "Effective Time" has the meaning set forth in Section 2.2 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" has the meaning set forth in Section 9 below.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fair Market Value" means, with respect to Holdback Shares or TeamStaff Escrow Shares to be released from escrow in satisfaction of indemnification claims pursuant to Section 9 hereof, the average closing price of the TeamStaff Common Stock on the Nasdaq Small Cap Market (or the primary market on which such shares then trade) for the 10 trading days ending on the third business day prior to the Closing Date.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Foreign Competition Laws" means any law or regulation regarding anti-trust or anti-competition of any Governmental Authority of any foreign jurisdiction.

     "Form S-4 Registration Statement" has the meaning set forth in Section 5.7(a) hereof.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, tribal, provincial, state, regional, local or municipal.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Holdback Agent" has the meaning set forth in Section 9 below.

     "Holdback Fund" means the Holdback Shares and Additional Shares held by the Holdback Agent pursuant to Section 9 below.

     "Holdback Shares" has the meaning set forth in Section 9.

     "Indemnified Party" has the meaning set forth in Section 9.4 below.

     "Indemnifying Party" has the meaning set forth in Section 9.4 below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 5.7(a) hereof.

     "Knowledge" means an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation. Where the reference is to the "knowledge" of a corporation. partnership or similar entity, knowledge shall mean after reasonable investigation by the officers and directors and employees with responsibility for the subject matter of the entity.

     "Law" means statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and by-laws of a Governmental Authority.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Merger" has the meaning set forth in Section 2.1 below.

     "Merger Consideration" has the meaning set forth in Section 2.7 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "OCGA" has the meaning set forth in the preface above.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PEO" means professional employer services.

     "PEO Form Contract" shall have the meaning set forth in Section 3.18.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Related Agreements" means all documents, agreements, certificates or instruments required to be executed by any party pursuant to this Agreement.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Shareholders' Agent" has the meaning set forth in Section 9.6 below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TeamStaff's Agent" has the meaning set forth in Section 9.7 hereof.

     "TeamStaff Common Stock" means the Common Stock of TeamStaff, par value $.01 per share.

     "TeamStaff Corporate Employees" means all employees of TeamStaff who are not worksite employees of TeamStaff PEO customers.

     "TeamStaff Disclosure Schedule" has the meaning set forth in the preface to
Section 3 below.

     "TeamStaff Escrow Shares" has the meaning set forth in Section 9.7 below.

     "TeamStaff Material Adverse Effect" means any event on or with respect to any entity which, is materially adverse to the condition (financial or otherwise), of the properties, assets (including intangible assets), Liabilities, business, results of operations or prospects of TeamStaff. With respect to a financial event, material adverse effect shall mean any event which has an effect of $150,000 or more.

     "TeamStaff Most Recent Balance Sheet" means the balance sheet contained within the TeamStaff Most Recent Financial Statements.

     "TeamStaff Most Recent Fiscal Year End" has the meaning set forth in
Section 3.9 below.

     "TeamStaff Financial Statements" has the meaning set forth in Section 3.9 below.

     "TeamStaff Preferred Shares" has the meaning set forth in Section 3.7 below.

     "TeamStaff SEC Documents" has the meaning set forth in Section 3.9 below.

     "TeamStaff Shareholders' Meeting" means the meeting of TeamStaff shareholders called by the TeamStaff Board of Directors to approve the Merger.

     "TeamSub" has the meaning set forth in the preface above.

     "Third Party Claim" has the meaning set forth in Section 9.4 below.

     "Threshold" has the meaning set forth in Section 9.9 below.

     2.  Basic Transaction.

     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the OCGA, (a) TeamSub shall merge with and into BrightLane, and the separate corporate existence of TeamSub shall thereupon cease, and (b) BrightLane shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed under the OCGA as a wholly owned subsidiary of TeamStaff.

     2.2 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Section 8, the parties hereto shall execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Georgia, in such form as required by and executed in accordance with the relevant provisions of the OCGA, and make such other filings and take such other actions as may be required by Law. The BrightLane Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Georgia Secretary of State or at such later date and time as may be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the OCGA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of BrightLane and TeamSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of BrightLane and TeamSub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be and read as the Articles of Incorporation of TeamSub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     2.5 Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be and read as the Bylaws of TeamSub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     2.6  Directors and Officers of Surviving Corporation and TeamStaff.

          (i) The directors and officers of the Surviving Corporation at and as of the Effective Time shall be as follows:

NAME                                                     TITLE
----                                                     -----
Donald Kappauf....................  Chief Executive Officer, Director
Donald Kelly......................  Chief Financial Officer and Secretary,
Director
Vincent Brannon...................  President
D. Alan Najjar....................  Chief Operating Officer
Victor DiGioia....................  Assistant Secretary

          (ii) Effective at the Closing the Board of Directors of TeamStaff shall consist of a total of nine persons, and be comprised as follows: (A) TeamStaff shall designate four persons; (B) BrightLane shall designate one persons; (C) First Union Private Capital, Inc. (or its affiliates) shall designate two persons and (D) Nationwide Financial, Inc. shall designate one person and (E) the parties will mutually agree upon a ninth member (who shall be a Class 1 member). TeamStaff's Board of Directors shall continue to be classified into three classes (with each class containing at least one TeamStaff designee on the one hand, and one designee of either BrightLane, First Union or Nationwide on the other hand), and all such directors shall continue to serve in accordance with the Bylaws and Articles of Incorporation of TeamStaff until their successors are duly elected and qualified. Class I directors shall serve for an initial period of one year, Class II directors shall serve for an initial period of two years and Class III directors shall serve for an initial period of three years. In the event that any nominee of TeamStaff, BrightLane, Nationwide or First Union, as the case may be, is unable or determines not to complete his initial term, then a replacement nominee of TeamStaff, BrightLane, First Union or Nationwide as the case may be, shall fill such vacancy, subject to approval of the Board of Directors nominating committee, which approval shall not be unreasonably withheld.

          (iii) Effective at the Closing, the directors and officers of TeamStaff (other than the ninth member of the Board of Directors) shall be:

NAME                                                 TITLE
CLASS
----                                                 -----
-------
T. Stephen Johnson................  Chairman of the Board
Class 3
Karl Dieckmann....................  Vice Chairman
Class 3
Donald Kappauf....................  President and Chief Executive Officer,
Class 3
                                    Director
Donald Kelly......................  Chief Financial Officer, Vice President
                                    and Secretary
First Union 2nd Designee..........  Director
Class 2
David Carroll.....................  Director
Class 2
Susan Wolken......................  Director
Class 1
William Marino....................  Director
Class 2
Martin Delaney....................  Director
Class 1
Victor DiGioia....................  Assistant Secretary

          (iv) At Closing, the Board of Directors shall have in place resolutions authorizing payment of compensation in the amount of $2,500.00 per month to the Chairman of the Board and to the Vice-Chairman of the Board, and $1,500.00 per meeting to the remaining members of the Board of Directors. In addition, each Board member (other than the committee chairman) shall receive a fee of $600.00 for each meeting of any committee on which such member serves, each committee chairman shall receive $1,000 per meeting and each Board member shall receive a fee of $1,000.00 for any other meeting with TeamStaff executives which are not meetings of a committee or the full Board of Directors, but for which the Chairman or Chief Executive Officer has requested the Board member attend to assist in, or provide advice upon, the business of the Company.

     2.7 Conversion of BrightLane Capital Stock, Exchange Ratio. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities, and after giving effect to the exercise or conversion of all options and warrants to acquire BrightLane Common Stock as set forth in clause 2.11 below:

          (i) the shares of BrightLane's Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive an aggregate of 1,601,731 fully paid and nonassessable shares of TeamStaff Common Stock, and each share of BrightLane's Common Stock that is outstanding immediately prior to the Effective Time will be converted automatically into the right to receive that number of shares of TeamStaff Common Stock determined by dividing the aggregate number of shares of TeamStaff Common Stock issuable pursuant to this subsection 2.7(i) by the total number of shares of BrightLane's Common Stock that are issued outstanding immediately prior to the Effective Time (the "Common Stock Exchange Ratio");

          (ii) the shares of BrightLane's Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive an aggregate of 874,295 fully paid and nonassessable shares of TeamStaff Common Stock (the "Series A Exchange Ratio"), and each share of BrightLane's Series A Preferred Stock that is outstanding immediately prior to the Effective Time will be converted automatically into the right to receive that number of shares of TeamStaff Common Stock determined by dividing the aggregate number of shares of TeamStaff Common Stock issuable pursuant to this subsection 2.7(ii) by the total number of shares of BrightLane's Series A Stock that are issued outstanding immediately prior to the Effective Time (the "Series A Preferred Stock Exchange Ratio");

          (iii) the shares of BrightLane's Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive an aggregate of 3,334,117 fully paid and nonassessable shares of TeamStaff Common Stock (the "Series B Exchange Ratio"), and each share of BrightLane's Series B Preferred Stock that is outstanding immediately prior to the Effective Time will be converted automatically into the right to receive that number of shares of TeamStaff Common Stock determined by dividing the aggregate number of shares of TeamStaff Common Stock issuable pursuant to this subsection 2.7(iii) by the total number of shares of BrightLane's Series B Stock that are issued outstanding immediately prior to the Effective Time (the "Series B Preferred Stock Exchange Ratio");

          (iv) the shares of BrightLane's Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive an aggregate of 2,256,488 fully paid and nonassessable shares of TeamStaff Common Stock (the "Series C Exchange Ratio"), and each share of BrightLane's Series C Preferred Stock that is outstanding immediately prior to the Effective Time will be converted automatically into the right to receive that number of shares of TeamStaff Common Stock determined by dividing the aggregate number of shares of TeamStaff Common Stock issuable pursuant to this subsection 2.7(iv) by the total number of shares of BrightLane's Series C Stock that are issued outstanding immediately prior to the Effective Time (the "Series C Preferred Stock Exchange Ratio");

          (v) each share of BrightLane Stock issued and outstanding immediately prior to the Effective Time shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such BrightLane Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of TeamStaff Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.13 hereof, without interest.

          (vi) At the Effective Time, the aggregate number of shares of TeamStaff Common Stock to be issued to all holders of BrightLane Capital Stock in exchange for all of BrightLane Capital Stock shall equal 8,066,631 shares of TeamStaff Common Stock (the "Merger Consideration") less any fractional shares redeemed pursuant to Section 2.13 below, and subject to adjustments in accordance with the terms of Section 2.12 below.

     2.8 Adjustment in Number of TeamStaff Shares as Merger Consideration. In the event that the BrightLane Closing Financial Statements evidence a BrightLane Material Adverse Change, and TeamStaff waives the condition to close set forth in Section 8.1(a) then the parties may mutually agree to decrease the number of TeamStaff Shares to be delivered as Merger Consideration by one TeamStaff Share for every $4.00 by which (i) BrightLane's accounts payable or accrued expenses are greater than an aggregate of $600,000 as set forth on the BrightLane Closing Financial Statements or (ii) the BrightLane Closing Cash is less than the Target BrightLane Closing Cash Amount.

     2.9 Cancellation of BrightLane Capital Stock. Each share of BrightLane Capital Stock, if any, owned by TeamStaff, or TeamSub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

     2.10 Conversion of TeamSub Stock. Each share of TeamSub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of TeamSub evidencing ownership of any shares of TeamSub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     2.11  Conversions of All BrightLane Stock Options and Warrants.

     All options and warrants to acquire BrightLane Capital Stock that are outstanding effective immediately prior to the Effective Time shall be terminated pursuant to the terms thereof or exercised. In order to provide inducement to the holder thereof to exercise such option or warrant BrightLane may make a recourse loan to a holder of an option or warrant that elects to exercise prior to the Effective Time in an amount determined by BrightLane, subject to approval of TeamStaff not to be unreasonably withheld, to estimate such exerciser's estimated state and federal income Tax Liability resulting from such exercise.

     2.12 Adjustments to BrightLane Exchange Ratios. Without limiting any other provision of this Agreement, the Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into BrightLane Capital Stock), reorganization, recapitalization or other like change with respect to TeamStaff Common Stock or BrightLane Capital Stock occurring after the date hereof and prior to the Effective Time.

     2.13 No Fractional Shares. No certificates or scrip representing fractional shares of TeamStaff Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of TeamStaff. In lieu of the issuance of fractional shares, each holder of shares of BrightLane Stock who would otherwise be entitled to a fraction of a share of TeamStaff Common Stock (after aggregating all fractional shares of TeamStaff Common Stock to have been otherwise received by such holder) shall receive from TeamStaff an amount of cash (rounded down to the nearest whole cent and without interest) equal to the product of such fractional part of a share of TeamStaff Common Stock multiplied by the average closing price per share of TeamStaff Common Stock (rounded to the nearest cent) on the Nasdaq Small Cap Market ("Nasdaq") (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source selected by TeamStaff) for the 10 trading days ending on the third trading day immediately prior to (and excluding the date of) the Effective Time.

     2.14 Exchange Procedures for BrightLane Shares. Surrender of BrightLane Certificates.

     (i) When and as needed, TeamStaff shall make available to Continental Stock Transfer and Trust Company (the "Exchange Agent") for exchange in accordance with this Section 2, through such reasonable procedures as TeamStaff may adopt, sufficient shares of TeamStaff Common Stock to be exchanged hereunder.

     (ii) Promptly after the Effective Time, the TeamStaff shall cause the Exchange Agent to mail a letter of transmittal to each BrightLane holder of record of a certificate or certificates (the "BrightLane Certificates") of BrightLane Capital Stock that immediately prior to the Effective Time represented outstanding shares of BrightLane Capital Stock to be exchanged hereunder. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to BrightLane Certificates shall pass, only upon delivery of BrightLane Certificates to the Exchange Agent and shall be in such form and have such other provisions as TeamStaff may reasonably specify, including instructions for effecting the surrender of BrightLane Certificates in exchange for certificates representing shares of TeamStaff Common Stock. Upon surrender of a BrightLane Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such BrightLane Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TeamStaff Common Stock and payment in lieu of fractional shares which such holder has the right to receive after giving effect to any required Tax withholdings, and BrightLane Certificate so surrendered shall forthwith be canceled. At any time following the first anniversary of the Effective Time, all or any number of shares of TeamStaff Common Stock (and any or all cash payable in lieu of fractional shares of TeamStaff Common Stock) deposited with or made available to the Exchange Agent pursuant hereto, which remain undistributed to the holders of BrightLane Certificates, shall be delivered to TeamStaff upon demand, and thereafter such holders of unexchanged BrightLane Certificates shall be entitled to look only to TeamStaff (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the shares of TeamStaff Common Stock for payment upon due surrender of their BrightLane Certificates.

     (iii) No dividends or other distributions declared or made after the Effective Time with respect to shares of TeamStaff Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered BrightLane Certificate with respect to the whole shares of BrightLane Capital Stock represented thereby and no cash payment in lieu of fractional shares of TeamStaff Common Stock shall be paid to any such holder until the holder of record surrenders such BrightLane Certificate. Subject to the effect of applicable Laws, following surrender of any such BrightLane Certificate, there shall be paid to the record holder of the certificates representing whole shares of TeamStaff Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of fractional shares of TeamStaff Common Stock to which the holder is entitled pursuant hereto and the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole shares of TeamStaff Common Stock.

     (iv) If any certificate for shares of TeamStaff Common Stock is to be issued in a name other than the name in which BrightLane Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) BrightLane Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and accompanied by all other documents required to evidence and effect such transfer and (ii) either (x) that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for shares of TeamStaff Common Stock in a name other than the name of the registered holder of BrightLane Certificate surrendered or (y) established to the satisfaction of TeamStaff, or any agent designated by TeamStaff, that such Tax has been paid or is not applicable.

     (v) Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, TeamStaff, BrightLane or TeamSub shall be liable to a holder of a Certificate for any TeamStaff Common Stock (and any cash payable for fractional shares of TeamStaff Common Stock or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (vi) TeamStaff or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of BrightLane Stock such amounts as TeamStaff (or any Affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by TeamStaff or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of BrightLane Stock in respect of whom such deduction and withholding were made by TeamStaff.

     2.15 Further Ownership Rights in BrightLane Stock. All shares of TeamStaff Common Stock issued upon the surrender for exchange of BrightLane Capital Stock in accordance with the terms of this Section 2 (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such BrightLane Capital Stock. At the Effective Time, the stock transfer books of BrightLane shall be closed, and thereafter there shall be no further registration of transfers of shares of BrightLane Capital Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of BrightLane Certificates evidencing ownership of shares of BrightLane Capital Stock outstanding shall cease to have any rights with respect to such shares of BrightLane Capital Stock except as otherwise provided for herein. If, after the Effective Time, BrightLane Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

     2.16 Lost, Stolen or Destroyed Certificates. In the event any BrightLane Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed BrightLane Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of TeamStaff Common Stock and cash for fractional shares, if any; provided, however, that TeamStaff may, in its discretion and as a condition precedent to the issuance thereof, require the owner of

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such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against TeamStaff or the Exchange Agent with respect to BrightLane Certificates alleged to have been lost, stolen or destroyed.

     2.17 Tax Consequences. For federal income Tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of
Section 368 of the Code. Accordingly, unless otherwise required by Law, no Party shall take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and the parties shall not take any position on any Tax Return (as defined herein) or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section.

     2.18 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either BrightLane or TeamSub or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either BrightLane or TeamSub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of BrightLane or TeamSub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of BrightLane or TeamSub, as applicable, and otherwise to carry out the purposes of this Agreement.

     2.19 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Goldstein & DiGioia LLP at 369 Lexington Avenue in New York, New York, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as TeamStaff and BrightLane may mutually determine (the "Closing Date").

     2.20 Deliveries at the Closing. At the Closing, (i) BrightLane will deliver to TeamStaff the various certificates, instruments, and documents referred to in Section 8.1 below, (ii) TeamStaff will deliver to BrightLane the various certificates, instruments, and documents referred to in Section 8.2 below, (iii) BrightLane and TeamSub will file with the Secretary of State of Georgia Certificate of Merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger").

     3. Representations and Warranties by TeamStaff and TeamSub.

     TeamStaff and TeamSub each jointly and severally represent and warrant to BrightLane that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in disclosure schedule to be delivered to BrightLane by TeamStaff within 5 business days of the date hereof and initialed by the Parties ("TeamStaff Disclosure Schedule"). Nothing in the TeamStaff Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the TeamStaff Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The TeamStaff Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     3.1 Organization and Qualification of TeamStaff and TeamSub. Each of TeamStaff and TeamSub is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. TeamStaff has all the requisite corporate power and authority, and, except as set forth on Section 3.1 of the TeamStaff Disclosure Schedule, is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the

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failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect. TeamStaff is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a TeamStaff Material Adverse Effect. TeamSub is a newly-formed single purpose entity which have been formed solely for the purposes of the Merger and have not carried on, and prior to the closing will not carry on, any business or engaged in any activities other than those reasonably related to the Merger.

     3.2 Subsidiaries. The TeamStaff Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of TeamStaff's directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity or other interest owned by TeamStaff or another Subsidiary of TeamStaff. Each TeamStaff Subsidiary is a legal entity, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to possess such Approvals could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect. Each TeamStaff Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect. TeamStaff owns no other equity investments in any other entity.

     3.3 Authorization of Transaction. Each of TeamStaff and TeamSub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, except for the approval of the shareholders of TeamStaff which approval shall be a condition to Closing. This Agreement constitutes the valid and legally binding obligation of each of TeamStaff and TeamSub, enforceable in accordance with its terms and conditions. Neither TeamStaff nor TeamSub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than notice and filings pursuant to (i) the rules of the Nasdaq SmallCap Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia and (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus (as defined in Section 5.7 hereof) and
(iv) the TeamStaff financing agreements with FINOVA Capital Corporation.

     3.4 Required Vote. As of the date hereof and as of the Effective Time, the Board of Directors of TeamStaff has, at a meeting duly called and held, by a unanimous vote of the members present, approved and declared advisable this Agreement and each Related Agreement to which TeamStaff is or is to become a party. Not later than thirty (30) days following the date hereof, the TeamStaff Board of Directors shall meet for the purpose of considering the transactions contemplated hereby and whether such are advisable, fair to and in the best interests of the holders of TeamStaff Common Stock, and whether to recommend approval of the Merger. Assuming the TeamStaff Board of Directors approves the terms of this Agreement as fair to and in the best interests of the TeamStaff shareholders, except as allowed under Section 5.7 hereof the Board of Directors shall not thereafter withdraw, rescind or modify such approval, determination, and resolutions. The affirmative vote of a majority of all outstanding shares of TeamStaff Common Stock is the only vote of the holders of any class or series of capital stock of TeamStaff necessary to approve and authorize the Merger. As of February 25, 2001, the holders of the TeamStaff Common Stock that are intended to be parties to the TeamStaff Voting Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 2,591,301 shares of TeamStaff Common Stock.

     3.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute,
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regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TeamStaff or TeamSub is subject or any provision of its charter or bylaws or (B) other than TeamStaff's financing agreements with FINOVA Capital Corporation, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TeamStaff or TeamSub are a party or by which they are bound or to which any of their respective assets are subject .

     3.6 Approvals. The execution and delivery by TeamStaff and TeamSub of this Agreement and Related Agreements to which it is or is required to become a Party do not, and the performance by TeamStaff, and TeamSub of this Agreement and any such Related Agreement shall not, require TeamStaff or TeamSub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for
(i) compliance with applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, (ii) the filing of the Certificate of Merger in accordance with the OCGA, (iii) the filing of a listing application or other documents as required by NASDAQ or (iv) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect, or (v) those persons listed on Schedule 3.6 to the TeamStaff Disclosure Schedule.

     3.7 Capitalization of TeamStaff and TeamSub. The entire authorized capital stock of TeamStaff consists of 40,000,000 shares of TeamStaff Common Stock $.01 par value per share and 5,000,000 shares of preferred stock, par value $.01 per share (the "TeamStaff Preferred Shares"). As of March 1, 2001 there were:

          (i) 8,044,600 shares of TeamStaff Common Stock issued and outstanding;

          (ii) no TeamStaff Preferred Shares issued and outstanding;

          (iii) 451,875 shares of TeamStaff Common Stock duly reserved for future issuance pursuant to outstanding options;

          (iv) 226,280 shares of TeamStaff Common Stock duly reserved for future issuance pursuant to outstanding warrants; and

          (v) 35,400 shares of TeamStaff Common Stock held in the treasury of TeamStaff.

     The entire authorized capital stock of TeamSub consists of 10,000 shares of common stock. All outstanding shares of TeamStaff and TeamSub have been duly authorized and validly issued and are fully paid and nonassessable. Except for options and the warrants described above, there are no other options, warrants, calls, rights, commitments, or agreements of any character to which TeamStaff is bound, obligating TeamStaff to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of TeamStaff or obligating TeamStaff to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Common Stock of TeamStaff to be issued pursuant to the Merger ("TeamStaff Shares") will be duly authorized, validly issued, fully paid and nonassessable.

     3.8 Title to Assets. Except as set forth on Section 3.8 of the TeamStaff Disclosure Schedule, TeamStaff has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on their premises, or shown on the TeamStaff Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.

     3.9 SEC Documents: Financial Statements. (i) TeamStaff has furnished to BrightLane a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424 (b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by TeamStaff since January 1, 1998, and prior to the Effective Time, TeamStaff will have furnished the Sellers with true and complete copies of any additional documents filed with the SEC by TeamStaff after the date hereof and prior to the Effective Time (collectively, the "TeamStaff SEC Documents"). In
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

addition, TeamStaff has made available to BrightLane all exhibits to the TeamStaff SEC Documents filed prior to the date of this Agreement and will promptly make available to BrightLane all exhibits to any additional TeamStaff SEC Documents filed prior to the Effective Time.

     (ii) All documents required to be filed as exhibits to the TeamStaff SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms and neither TeamStaff nor any of its Subsidiaries is in material default under such material contracts except where such default would not have a TeamStaff Material Adverse Effect upon TeamStaff. As of their respective filing dates, the TeamStaff SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and the Securities Act and none of the TeamStaff SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed TeamStaff SEC Document prior to the Closing Date. The audited consolidated balance sheets ("TeamStaff Balance Sheet") and statements of income and cash flow of TeamStaff as of and for the fiscal year ended September 30, 2000 ("TeamStaff Most Recent Fiscal Year End"), including the notes thereto, included in the TeamStaff SEC Documents (the "TeamStaff Audited Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The unaudited consolidated balance sheets and statements of income and cash flows of TeamStaff as of and for the quarter ended December 31, 2000 ("TeamStaff Most Recent Financial Statements"), including the notes thereto, were included in the TeamStaff's SEC Documents, were prepared in accordance with GAAP, and present fairly the financial condition of TeamStaff as of such date and the results of operations of TeamStaff for such period. The TeamStaff Financial Statements fairly present the consolidated financial condition and operating results of TeamStaff and its Subsidiaries at the dates and during the periods indicated therein. There has been no change in TeamStaff's accounting policies except as described in the notes to the TeamStaff Financial Statements. The TeamStaff Audited Financial Statements and TeamStaff Most Recent Financial Statements together are referred to herein as the "TeamStaff Financial Statements."

     3.10 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by TeamStaff for inclusion or incorporation by reference in the S-4 Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by TeamStaff for inclusion in the Joint Proxy Statement/Prospectus shall, on the date the Joint Proxy Statement/Prospectus is first mailed to BrightLane's Shareholders or TeamStaff's shareholders, at the time of the BrightLane Shareholders' Meeting or the TeamStaff Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the BrightLane Shareholders' Meeting or the TeamStaff Shareholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, TeamStaff makes no representation, warranty or covenant with respect to any information supplied by BrightLane which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

     3.11 No Material Adverse Changes. Since October 1, 2000, TeamStaff has conducted its business in the ordinary course consistent with past practice and there has not occurred, except as may be described in the TeamStaff SEC Documents or Section 3.11 of the TeamStaff Disclosure Schedule: (i) any change,

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event, condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a TeamStaff Material Adverse Effect;
(ii) any acquisition, sale or transfer of any material asset of TeamStaff or any of its Subsidiaries other than in the Ordinary Course of Business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by TeamStaff or any revaluation by TeamStaff of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the TeamStaff Common Stock or any direct or indirect redemption, purchase or other acquisition by TeamStaff of any of its shares of capital stock; (v) any material contract entered into by TeamStaff, other than in the Ordinary Course of Business and as provided to BrightLane or any material amendment or termination of, or default under, any material contract to which TeamStaff is a party or by which it is bound; (vi) any amendment or change to TeamStaff's Certificate of Incorporation or Bylaws; or (vii) any negotiation or agreement by TeamStaff or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with BrightLane and its representatives regarding the transactions contemplated by this Agreement).

     3.12 Absence of Undisclosed Liabilities. To the Knowledge of TeamStaff, except as disclosed on Schedule 3.12 of the TeamStaff Disclosure Schedule, TeamStaff has no Liabilities (and to its Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, litigation, charge, complaint, claim or demand giving rise to any Liability) other than (i) those set forth or adequately provided for in the TeamStaff SEC Documents or TeamStaff Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business after the Most Recent TeamStaff Financial Statements, or (iii) except with respect to TeamStaff's worker's compensation policies, Liabilities outside the Ordinary Course of Business, which may not exceed $150,000 individually or $300,000 in the aggregate.

     3.13  Compliance.

          (i) To its Knowledge, TeamStaff has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where such non-compliance has not and would not have a TeamStaff Material Adverse Effect. TeamStaff holds all licenses and permits, required to be held by it under the laws all jurisdictions in which it operates in order to operate its business as currently operated and TeamStaff has not received any notice, written or otherwise, of the initiation of proceedings to revoke any such license or permit, except where such failure to hold any such licenses or permits would not have a TeamStaff Material Adverse Effect. Section 3.13 of the TeamStaff Disclosure Schedule sets forth the names of those states in which TeamStaff operates.

          (ii) TeamStaff has not, since its incorporation, entered into a memorandum of understanding, consent decree or similar instrument with any governmental agency or has been the subject of any investigation or legal proceeding, which could have a TeamStaff Material Adverse Effect.

          (iii) Neither TeamStaff nor any of its respective officers, directors, employees or agents, has directly or indirectly: (A) offered or paid any amount to, or made any financial arrangement with, any of the accounts in order to promote business from such accounts, other than standard pricing or discount arrangements consistent with proper business practices; (B) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any current account or supplier, source of financing, landlord, sub-tenant, licensee or anyone else; or (C) made, or has agreed to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for the benefit of any current account or employee, supplier or landlord of such current account, or for any purpose other than that reflected in the documents supporting the payments.

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

          (iv) TeamStaff and each of its Subsidiaries are in compliance with, and are not in default or violation of, (A) the Certificate of Incorporation and Bylaws of TeamStaff or the equivalent organizational documents of such Subsidiary, (B) any Law or Order or by which any of their respective assets or properties are bound or affected and (C) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (B) and (C), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect. TeamStaff and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect. Except as set forth in the TeamStaff Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a TeamStaff Material Adverse Effect, neither TeamStaff nor any of its Subsidiaries has received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material TeamStaff or any of its Subsidiaries.

     3.14 Litigation. Except as set forth on Schedule 3.14 of the TeamStaff Disclosure Schedule or with respect to employee related claims incurred by TeamStaff in the Ordinary Course of Business, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of TeamStaff or any of its Subsidiaries, threatened against TeamStaff or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to result in a TeamStaff Material Adverse Effect. Except as set forth on Schedule 3.14 of the TeamStaff Disclosure Schedule, there is no judgment, decree or order against TeamStaff or any of its Subsidiaries or, to the Knowledge of TeamStaff or any of its Subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to result in a TeamStaff Material Adverse Effect.

     3.15 Tax Matters. Except as set forth in Section 3.15 of the TeamStaff Disclosure Schedule:

          (i) Except where there would be no TeamStaff Material Adverse Effect, all material Tax Returns required to be filed by or on behalf of TeamStaff, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which TeamStaff or any of its Subsidiaries is a member have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

          (ii) Except where there would be no TeamStaff Material Adverse Effect, all material Taxes payable by or with respect to TeamStaff and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid when due, and adequate reserves (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP are provided on the respective TeamStaff's Balance Sheet for any material Taxes not yet due. All assessments for material Taxes due and owing by or with respect to TeamStaff and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither TeamStaff nor any of its Subsidiaries has incurred a Tax Liability from the date of the TeamStaff Most Recent Financial Statements other than a Tax Liability in the Ordinary Course of Business.

          (iii) Except where there would be no TeamStaff Material Adverse Effect, no action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been given that such audit or other proceeding is pending or, to TeamStaff's Knowledge, threatened with respect to TeamStaff or any of its Subsidiaries or any group of corporations of which any of TeamStaff and its Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

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     3.16  Employees.  To the Knowledge of TeamStaff, no executive, key employee, or group of employees has any plans to terminate employment with TeamStaff. TeamStaff is not a party to or bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. TeamStaff, to its knowledge, has not, and has not received notice from any governmental agency charging or alleging that is has, committed any unfair labor practice. TeamStaff has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of TeamStaff.

     3.17  Employee Benefits.

          (i) Section 3.17 of the TeamStaff Disclosure Schedule lists each Employee Benefit Plan that TeamStaff sponsors for the benefit of, or to which TeamStaff contributes as a plan sponsor, for the benefit of the TeamStaff Corporate Employees (collectively, the "TeamStaff Plan"), and except as set forth on Section 3.17 of the TeamStaff Disclosure Schedule:

             (A) Each TeamStaff Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

             (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such TeamStaff Plan that is an Employee Welfare Benefit Plan.

             (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such TeamStaff Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each TeamStaff Plan or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such TeamStaff Plan which is an Employee Welfare Benefit Plan.

             (D) Each TeamStaff Plan which is an Employee Pension Benefit Plan has received, within the last two years, a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401 (a).

             (E) TeamStaff does not currently sponsor or contribute to, or has ever sponsored or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA.

             (F) TeamStaff has made available for inspection by BrightLane correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each TeamStaff Plan.

          (ii) No Prohibited Transactions have occurred with respect to any TeamStaff Plan and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any TeamStaff Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any TeamStaff Plan (other than routine claims for benefits) is pending or, to the Knowledge of TeamStaff, threatened. No officer, director or employee with responsibility for ERISA matters has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

             (A) No such TeamStaff Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No

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        proceeding by the PBGC to terminate any such Employee Pension Benefit
        Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of TeamStaff threatened.

             (B) To TeamStaff's Knowledge, there have been no Prohibited Transactions with respect to any such TeamStaff Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such TeamStaff Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such TeamStaff Plan (other than routine claims for benefits) is pending or to the Knowledge of TeamStaff, threatened.

             (C) TeamStaff has not incurred, nor has TeamStaff (or any officer with responsibility for ERISA matters) any Knowledge of any circumstances that might reasonably be expected to result in TeamStaff incurring, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such TeamStaff Plan which is an Employee Pension Benefit Plan.

          (iii) TeamStaff has never contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (iv) TeamStaff does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     3.18 Contracts. (i) Section 3.18 of the TeamStaff Disclosure Schedule lists the following contracts and other agreements to which TeamStaff is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          (b) other than contracts for PEO services entered into in the Ordinary Course of Business, any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of TeamStaff in excess of $50,000, or involve consideration in excess of $50,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) any agreement concerning confidentiality or noncompetition, other than agreements arising in the Ordinary Course of Business in contracts with PEO clients, employees, vendors or licensors of software products;

          (f) any agreement with any of TeamStaff shareholders and their Affiliates;

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (h) any collective bargaining agreement;

          (j) other than a contract for PEO Services in the Ordinary Course of Business, any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

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          (k) any agreement under which it has advanced or loaned in excess of
     $5,000 to any of its directors, officers or employees;

          (l) any agreement under which the consequences of a default or termination could have a TeamStaff Material Adverse Effect; or

          (m) other than a contract for PEO Services in the Ordinary Course of Business, any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

     (ii) TeamStaff has delivered to BrightLane a correct and complete copy of each written agreement listed in Section 3.18 of the TeamStaff Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the TeamStaff Disclosure Schedule. With respect to each such agreement and except for matters which would not have a Material Adverse Effect on TeamStaff taken as a whole:
(A) as regards TeamStaff the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) as regards TeamStaff the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of TeamStaff , no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of TeamStaff, no party has repudiated any provision of the agreement.

     (iii) Section 3.18 (iii) of the TeamStaff Disclosure Schedule sets forth the standard form contract used by TeamStaff in its PEO business ("PEO Form Contract") for its PEO customers.

     3.19  Environment, Health, and Safety.

     (i) To the Knowledge of TeamStaff, TeamStaff and its respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, TeamStaff and its respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

     (ii) To the Knowledge of TeamStaff, TeamStaff has no Liability (and TeamStaff, and its predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of TeamStaff giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (iii) To TeamStaff's Knowledge, all properties and equipment used in the business of TeamStaff, and their respective predecessors and Affiliates, have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

     3.20 Real Property Interests. Section 3.20 of the TeamStaff Disclosure Schedule lists and describes briefly all real property leased or subleased to any of TeamStaff or its Subsidiaries. TeamStaff has made available for inspection by BrightLane correct and complete copies of the leases and subleases listed in the TeamStaff Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in

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the TeamStaff Disclosure Schedule, except for matters that do not have a
TeamStaff Material Adverse Effect:

          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the lease or sublease has repudiated any provision thereof;

          (v) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vi) TeamStaff has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

     3.21  Intellectual Property.

     (i) TeamStaff owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of TeamStaff as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of TeamStaff immediately prior to the Closing hereunder will be owned or available for use by such TeamStaff on identical terms and conditions immediately subsequent to the Closing hereunder, except as set forth on Section 3.21 of the TeamStaff Disclosure Schedule. TeamStaff has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

     (ii) Except as set forth in Section 3.21 of the TeamStaff Disclosure Schedule, TeamStaff has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither TeamStaff nor the directors and officers (and employees with responsibility for Intellectual Property matters) of TeamStaff has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TeamStaff must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of TeamStaff and the directors and officers (and employees with responsibility for Intellectual Property matters) of TeamStaff, except as set forth in Section 3.21 of the TeamStaff Disclosure Schedule no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TeamStaff.

     (iii) Section 3.21 of the TeamStaff Disclosure Schedule identifies each patent or registration which has been issued to TeamStaff with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which TeamStaff has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which TeamStaff has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). TeamStaff has made available for inspection by BrightLane correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to TeamStaff correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The TeamStaff Disclosure Schedule also identifies each trade name or unregistered trademark used by TeamStaff in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in the TeamStaff Disclosure Schedule, except for matters which would not have a TeamStaff Material Adverse Effect:

          (A) TeamStaff possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;
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

          (B) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (C) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of TeamStaff is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (D) TeamStaff has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (iv) Section 3.21 of the TeamStaff Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that TeamStaff uses pursuant to license, sublicense, agreement, or permission. TeamStaff has made available for inspection by BrightLane correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the TeamStaff Disclosure Schedule, except for matters which would not have a TeamStaff Material Adverse Effect:

          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

          (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are materially true and correct with respect to the underlying license;

          (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of TeamStaff and the directors and officers (and employees with responsibility for Intellectual Property matters) of TeamStaff, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (H) TeamStaff has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (v) To the Knowledge of TeamStaff, the use by TeamStaff and its Subsidiaries of their respective Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continue operation of its business as presently conducted.

     3.22 Tangible Assets. Except as set forth on the TeamStaff Disclosure Schedule, TeamStaff owns or leases all buildings, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used with such exceptions as would not have a TeamStaff Material Adverse Effect.

     3.23 Notes and Accounts Receivable. All notes and accounts receivable of TeamStaff are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and to the Knowledge of TeamStaff will be collected in accordance with their terms at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Most Recent
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Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP.

     3.24 Powers of Attorney. The TeamStaff Disclosure Schedule sets forth outstanding powers of attorney executed on behalf of TeamStaff.

     3.25 Brokers' Fees. TeamStaff has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which BrightLane could become liable or obligated other than fees payable to Raymond James & Associates, Inc., for which fees TeamStaff shall bear sole responsibility.

     3.26 Guarantees. Other than in respect to its obligations under its credit facilities with FINOVA Capital Corporation, TeamStaff is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     3.27 Investment. TeamStaff is not acquiring BrightLane Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act

     3.28 Transactions with Affiliates. Except as disclosed in the TeamStaff SEC Filings filed prior to the date of this Agreement, or as disclosed in the TeamStaff Disclosure Schedule, since October 1, 2000 there have been no transactions, agreements, arrangements or understandings between TeamStaff and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

     3.29 Insurance. Section 3.29 of the TeamStaff Disclosure Schedule contains each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which TeamStaff has been a party, a named insured, or otherwise the beneficiary of coverage since January 1, 2000.

          (i) With respect to each such insurance policy and except for matters which would not have a Material Adverse Effect on TeamStaff taken as a whole: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) none of TeamStaff or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. TeamStaff has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

          (ii) TeamStaff has continuously maintained in effect since January 1, 1996, without lapse or suspension, insurance policies which have provided its employees with worker's compensation insurance or similar occupational accident coverage insurance.

          (iii) To TeamStaff's Knowledge, all claims of any kind or nature accrued or made by TeamStaff's employees or others as of the Closing Date which could have a TeamStaff Material Adverse Effect are fully insured under policies of workers' compensation and employee related insurance (except for applicable deductibles) which have been maintained by TeamStaff as indicated in 3.29 of the TeamStaff Disclosure Schedule.

     3.30  Disclosure.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4.  Representations and Warranties Concerning BrightLane.

     BrightLane represents and warrants to TeamStaff and TeamSub that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as
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

of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule to be delivered by BrightLane to TeamStaff within 5 business days of the date hereof and initialed by the Parties (the "BrightLane Disclosure Schedule"). Nothing in the BrightLane Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the BrightLane Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The BrightLane Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization and Qualification of BrightLane. BrightLane is a corporation duly organized, validly existing, and in good standing (or with active status) under the laws of the jurisdiction of its incorporation. BrightLane is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. BrightLane has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the BrightLane Disclosure Schedule lists the directors and officers of each of BrightLane. BrightLane has delivered to TeamStaff correct and complete copies of the charter and bylaws of BrightLane (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of BrightLane are correct and complete in all material respects. BrightLane is not in default under or in violation of any provision of its charter or bylaws.

     4.2  Subsidiaries.  BrightLane has no Subsidiaries.

     4.3 Authorization of Transaction. BrightLane has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, except for the approval of the shareholders and Board of Directors of BrightLane which approvals shall be a condition to Closing. This Agreement constitutes the valid and legally binding obligation of BrightLane, enforceable in accordance with its terms and conditions. BrightLane is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than notice and filings pursuant to (i) the filing of the Certificate of Merger with the Secretary of State of Georgia and (ii) the filing with the SEC of the Joint Proxy Statement/Prospectus.

     4.4 Required Vote. As of the date hereof, the Board of Directors of BrightLane has, at a meeting duly called and held, by a unanimous vote of the members present, authorized BrightLane's executive officers to negotiate and execute this Agreement and each Related Agreement to which BrightLane is a party as of the date hereof. Not later than thirty (30) days following the date hereof, the BrightLane Board of Directors shall meet for the purpose of considering the transactions contemplated hereby and whether such are advisable, fair to and in the best interests of the holders of BrightLane Capital Stock entitled to vote thereon, and whether to recommend approval of Merger. Assuming the BrightLane Board of Directors approves the terms of this Agreement as fair to and in the best interests of the BrightLane Shareholders, the Board of Directors shall not thereafter withdraw, rescind or modify such approval, determination, and resolutions. The affirmative vote of a majority of all outstanding shares of BrightLane Common Stock and each series of BrightLane's preferred stock are the only vote of the holders of any class or series of BrightLane capital stock necessary to approve and authorize the Merger. As of February 28, 2001, the holders of BrightLane Capital Stock that are intended to be parties to the BrightLane Voting Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 2,747,576 shares of BrightLane Common Stock, 1,717,385 shares of BrightLane's Series B Preferred Stock and 536,682 shares of BrightLane's Series C Preferred Stock.

     4.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BrightLane is subject or any provision of the charter or bylaws of

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BrightLane or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BrightLane is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

     4.6 Approvals. The execution and delivery by BrightLane of this Agreement the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by BrightLane at the Closing do not, and the performance by BrightLane of this Agreement and any such Related Agreement or instrument shall not, require BrightLane to (A) obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for the filing of the Certificate of Merger in accordance with the OCGA, where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a BrightLane Material Adverse Effect or (B) obtain the consent from any other person other than those persons listed on Schedule 4.6 to the BrightLane Disclosure Schedule.

     4.7 Capitalization. As of the date hereof, the authorized capital stock of BrightLane consists of 250,000,000 shares of common stock, no par value and 10,000,000 share of preferred stock, no par value. As of March 1, 2001:

          (i) 4,841,392 shares of BrightLane Common Stock were issued and outstanding;

          (ii) 38,390 shares of BrightLane Series A Preferred Stock were issued or outstanding;

          (iii) 1,717,385 shares of Series B Preferred Stock were issued and outstanding;

          (iv) 536,682 shares of Series C Preferred Stock were issued and outstanding;

          (v) 2,588,400 shares of BrightLane Common Stock duly reserved for future issuance pursuant to outstanding options; and

          (vi) no shares of BrightLane Common Stock duly reserved for future issuance pursuant to outstanding warrants.

          No shares of BrightLane Common Stock are held in the treasury of BrightLane;

     All of the issued and outstanding shares of BrightLane Capital Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective BrightLane Shareholders as set forth on Section
4.7 of the BrightLane Disclosure Schedule. Other than as contemplated in Section
2.11 hereof or as set forth on Section 4.7 of the BrightLane Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BrightLane to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of BrightLane. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of BrightLane, except as set forth on Section 4.7 of the BrightLane Disclosure Schedule. No classes of capital stock or other securities of BrightLane (including without limitation, bonds, debentures, notes or indebtedness) other than BrightLane Common Stock and the BrightLane Series A Preferred Shares, Series B Shares and Series C Preferred Shares has a right to vote on the transactions contemplated herein.

     4.8 Title to Assets. Except as set forth on Section 4.8 of the BrightLane Disclosure Schedule, BrightLane has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.

     4.9 Financial Statements. In Section 4.9 of the BrightLane Disclosure Schedules are the following financial statements (collectively the "BrightLane Financial Statements"): (i) unaudited consolidated
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

balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal year ended December 31, 2000 (the "BrightLane Most Recent Fiscal Year End"); and (ii) unaudited consolidated and balance sheets and statements of income and cash flow (the "BrightLane Most Recent Financial Statements") as of and for the month ended January 31, 2001 (the "BrightLane Most Recent Fiscal Month End") which audited and unaudited financials shall be delivered as soon as possible within the 20 day due diligence period set forth in Section 5.8 hereof. The BrightLane Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of BrightLane as of such dates and the results of operations of BrightLane for such periods, are correct and complete in all material respects, and are consistent with the books and records of BrightLane.

     4.10 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by BrightLane for inclusion or incorporation by reference in (i) the Form S-4 Registration Statement (as defined in Section 5) will, at the time the Form S-4 Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by BrightLane with respect to statements made or incorporated by reference therein based on information supplied by TeamStaff for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

     4.11  Events Subsequent to BrightLane Most Recent Financial
Statements. Since BrightLane Most Recent Fiscal Month End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of BrightLane. Without limiting the generality of the foregoing, since that date:

          (i) BrightLane has not sold, leased, transferred, or assigned any of its assets, tangible or intangible;

          (ii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not entered into any agreement, contract (including, without limitation, employment agreements), lease, or license (or series of related agreements, contracts, leases, and licenses) but in no event exceeding $50,000 in consideration or liabilities outside the Ordinary Course of Business;

          (iii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, no party (including BrightLane) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which BrightLane is a party or by which any of them is bound;

          (iv) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule BrightLane has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not made any capital expenditure (or series of related capital expenditures);

          (vi) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (vii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

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          (viii) Except as set forth on Section 4.11 of the BrightLane
     Disclosure Schedule, BrightLane has not delayed or postponed the payment of accounts payable and other Liabilities;

          (ix) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000 singly or $50,000 in the aggregate;

          (x) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, there has been no change made or authorized in the charter or bylaws of BrightLane or any of its Subsidiaries;

          (xii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or made any distribution of any kind to its shareholders;

          (xiv) BrightLane has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees.

          (xvi) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not granted any increase in the compensation of any of its directors, officers, and employees;

          (xviii) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, BrightLane has not made any other change in employment terms for any of its directors, officers, and employees;

          (xx) BrightLane has not made or pledged to make any charitable or political contribution in excess of an aggregate of $5,000;

          (xxi) Except as set forth on Section 4.11 of the BrightLane Disclosure Schedule, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; and

          (xxii) BrightLane has not committed to any of the foregoing.

     4.12  Absence of Undisclosed Liabilities.  Except as set forth on Section
4.12 of the BrightLane Disclosure Schedule, BrightLane has, to its Knowledge, no Liability (and, to its Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), other than: (i) Liabilities set forth or adequately provided for in the BrightLane Most Recent Financial Statements or (ii) Liabilities which have arisen after the BrightLane Most Recent Financial Statements in the Ordinary Course of Business (none of which results

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from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) but in no event in excess of $50,000 individually or $300,000 in the aggregate or (iii) expenditures outside the Ordinary Course of Business, which may not exceed $50,000 individually or $300,000 in the aggregate.

     4.13  Compliance.

          (i) To its Knowledge, BrightLane has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except where such non-compliance has not and would not have a BrightLane Material Adverse Effect on its business or operations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. BrightLane holds all licenses and permits, required to be held by it under the laws all jurisdictions in which it operates in order to operate its business as currently operated and BrightLane has not received any notice, written or otherwise, of the initiation of proceedings to revoke any such license or permit, except where such failure to hold any such licenses or permits would not have a BrightLane Material Adverse Effect. Section 4.13 of the BrightLane Disclosure Schedule sets forth the names of those states in which BrightLane operates.

          (ii) BrightLane has not, since its incorporation, entered into a memorandum of understanding, consent decree or similar instrument with any governmental agency or has been the subject of any investigation or legal proceeding, which could have a material adverse effect on its business or operations.

          (iii) Neither BrightLane nor any of respective officers, directors, employees or agents, has directly or indirectly: (a) offered or paid any amount to, or made any financial arrangement with, any of the accounts in order to promote business from such accounts, other than standard pricing or discount arrangements consistent with proper business practices; (b) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any current account or supplier, source of financing, landlord, sub-tenant, licensee or anyone else; or (c) made, or has agreed to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for the benefit of any current account or employee, supplier or landlord of such current account, or for any purpose other than that reflected in the documents supporting the payments.

          (iv) BrightLane is in compliance with, and are not in default or violation of, (a) its Certificate of Incorporation and Bylaws, (b) any Law or Order or by which any of its assets or properties are bound or affected and (c) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which it is a party or by which it is or any of its assets or properties are bound or affected, except, in the case of clauses (b) and (c), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a BrightLane Material Adverse Effect. BrightLane is in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a BrightLane Material Adverse Effect. Except as set forth in the BrightLane Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a BrightLane Material Adverse Effect, BrightLane has not received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material to BrightLane.

     4.14 Litigation. Except as set forth on Section 4.14 of the BrightLane Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of BrightLane, threatened against BrightLane or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a BrightLane Material Adverse

Change. Except as set forth on Schedule 4.14 of the BrightLane Disclosure Schedule, there is no judgment, decree or order against BrightLane or, to the Knowledge of BrightLane, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to result in a BrightLane Material Adverse Change.

     4.15 Tax Matters. Except as set forth on Section 4.15 of the BrightLane Disclosure Schedule:

          (i) BrightLane has filed all Tax Returns that it was required to file , and has paid all Taxes shown on such Tax Returns as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects. All Taxes owed by BrightLane (whether or not shown on any Tax Return) have been paid. BrightLane currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made within the last three (3) years by an authority in a jurisdiction where BrightLane does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of BrightLane that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) BrightLane has withheld and paid all Taxes required to have been withheld (including payroll and related taxes) and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (iii) Except as set forth on Section 4.15(iii) of the BrightLane Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of BrightLane either (A) claimed or raised by any authority in writing or (B) as to which BrightLane and the directors or officers (and employees responsible for Tax matters) of BrightLane has Knowledge based upon personal contact with any agent of such authority. Section 4.15 of the BrightLane Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to BrightLane for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BrightLane has delivered to TeamStaff correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BrightLane since December 31, 1999.

          (iv) BrightLane has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) BrightLane has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. BrightLane has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. BrightLane has not been, and is not, a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). BrightLane has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. BrightLane is not a party to any Tax allocation or sharing agreement. BrightLane (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group consisting of only BrightLane) (B) has no Liability for the Taxes of any Person (other than any of BrightLane) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (vi) The unpaid Taxes of BrightLane (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.

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     4.16  Employees.  To the Knowledge of the directors and officers (and employees with responsibility for employment matters) of BrightLane, no executive, key employee, or group of employees has any plans to terminate employment with BrightLane. BrightLane is not a party to or bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. BrightLane has not committed any unfair labor practice. None of the directors and officers (and employees with responsibility for human resource matters) has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of BrightLane.

     4.17  Employee Benefits.

     (i) Section 4.17 of the BrightLane Disclosure Schedule lists each Employee Benefit Plan that BrightLane sponsors for the benefit of or to which BrightLane contributes on behalf as a Plan Sponsor, for the benefit of the employees of BrightLane (individually, a "BrightLane Plan" and collectively, the "BrightLane Plans"), and except as set forth on Section 4.17 of the BrightLane Disclosure
Schedule:

          (a) Each BrightLane Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

          (b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such TeamStaff Plan that is an Employee Welfare Benefit Plan.

          (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such BrightLane Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each BrightLane Plan or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such BrightLane Plan which is an Employee Welfare Benefit Plan.

          (d) Each BrightLane Plan which is an Employee Pension Benefit Plan has received, within the last two years, a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401 (a).

          (e) BrightLane does not currently sponsor or contribute to, or has ever sponsored or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA.

          (f) BrightLane has delivered to TeamStaff correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each BrightLane Plan.

     (ii) No Prohibited Transactions have occurred with respect to any BrightLane Plan and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any BrightLane Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any BrightLane Plan (other than routine claims for benefits) is pending or, to the Knowledge of BrightLane, threatened. No officer, director or employee with responsibility for ERISA matters has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

          (a) No such BrightLane Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of BrightLane threatened.
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

          (b) There have been no Prohibited Transactions with respect to any such BrightLane Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such BrightLane Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such BrightLane Plan (other than routine claims for benefits) is pending or to the Knowledge of BrightLane, threatened.

          (c) BrightLane has not incurred, nor has BrightLane (or any officer with responsibility for ERISA matters) any Knowledge of any circumstances that might reasonably be expected to result in BrightLane incurring, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such BrightLane Plan which is an Employee Pension Benefit Plan.

     (iii) BrightLane has never contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

     (iv) BrightLane does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     4.18 Contracts. Section 4.18 of the BrightLane Disclosure Schedule lists the following contracts and other agreements to which BrightLane is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          (ii) any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of BrightLane in excess of $50,000, or involve consideration in excess of $50,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with BrightLane Shareholders and their Affiliates;

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

          (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of BrightLane; or

          (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

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

BrightLane has delivered to TeamStaff a correct and complete copy of each written agreement listed in Section 4.18 of the BrightLane Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.18 of the BrightLane Disclosure Schedule. With respect to each such agreement and except for matters which would not have a Material Adverse Effect on BrightLane taken as a whole:
(A) as regards BrightLane the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) as regards BrightLane the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of BrightLane, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of BrightLane, no party has repudiated any provision of the agreement.

     4.19  Environment, Health, and Safety.

     (i) To the Knowledge of BrightLane, BrightLane and its respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, BrightLane and its respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

     (ii) To the Knowledge of BrightLane, BrightLane has no Liability (and BrightLane, and its predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of BrightLane giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (iii) To the Knowledge of BrightLane, all properties and equipment used in the business of BrightLane, and their respective predecessors and Affiliates, have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

     4.20 Real Property Interests. Section 4.20 of the BrightLane Disclosure Schedule lists and describes briefly all real property leased or subleased to BrightLane. BrightLane has delivered to TeamStaff correct and complete copies of the leases and subleases listed on Section 4.20 of the BrightLane Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
Section 4.20 of the BrightLane Disclosure Schedule, except for matters that do not have a BrightLane Material Adverse Effect:

          (i) as regards BrightLane the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (ii) as regards BrightLane the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the lease or sublease has repudiated any provision thereof;

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

          (v) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vi) as regards BrightLane with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

          (vii) BrightLane has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (viii) to BrightLane's Knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (x) to BrightLane's Knowledge, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

     4.21  Intellectual Property.

     (i) BrightLane owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of BrightLane as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by BrightLane immediately prior to the Closing hereunder will be owned or available for use by such TeamStaff on identical terms and conditions immediately subsequent to the Closing hereunder, except as set forth on Section
4.21. BrightLane has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

     (ii) Except as set forth in Section 4.21 of the BrightLane Disclosure Schedule, BrightLane has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither BrightLane nor the directors and officers (and employees with responsibility for Intellectual Property matters) of BrightLane has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BrightLane must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of BrightLane and the directors and officers (and employees with responsibility for Intellectual Property matters) of BrightLane, except as set forth in Section 4.21 of the BrightLane Disclosure Schedule no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BrightLane.

     (iii) Section 4.21 of the BrightLane Disclosure Schedule identifies each patent or registration which has been issued to BrightLane with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which BrightLane has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which BrightLane has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). BrightLane has delivered to TeamStaff correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to TeamStaff correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.21(c) of BrightLane Disclosure Schedule also identifies each trade name or unregistered trademark used by BrightLane in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.21(c)

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

of BrightLane Disclosure Schedule, except for matters which would not have a BrightLane Material Adverse Effect:

          (A) BrightLane possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

          (B) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (C) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of BrightLane is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (D) BrightLane has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (iv) Section 4.21(iv) of BrightLane Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that BrightLane uses pursuant to license, sublicense, agreement, or permission. BrightLane have delivered to TeamStaff correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.21(i) of the BrightLane Disclosure Schedule, except for matters which would not have a BrightLane Material Adverse Effect:

          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

          (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are materially true and correct with respect to the underlying license;

          (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of BrightLane and the directors and officers (and employees with responsibility for Intellectual Property matters) of BrightLane, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (H) BrightLane has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (v) To the Knowledge of BrightLane, the use by BrightLane of its respective Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continue operation of its business as presently conducted.

     4.22 Tangible Assets. Except as set forth on Section 4.22 of the BrightLane Disclosure Schedule, BrightLane owns or leases all buildings, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used with such exceptions as would not have a BrightLane Material Adverse Effect.

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     4.23  Notes and Accounts Receivable.  All notes and accounts receivable of
BrightLane are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and to the Knowledge of BrightLane will be collected in accordance with their terms at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP.

     4.24 Powers of Attorney. Section 4.24 of the BrightLane Disclosure Schedule sets forth outstanding powers of attorney executed on behalf of BrightLane.

     4.25 Brokers' Fees. BrightLane has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and there are no other fees or commissions, except for the fees payable to The Robinson-Humphrey Company, Inc., for a fairness opinion for which fees BrightLane shall bear sole responsibility.

     4.26 Guarantees. BrightLane is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     4.27  Investment.  Intentionally omitted.

     4.28 Insurance. Section 4.28 of the BrightLane Disclosure Schedule contains each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which BrightLane has been a party, a named insured, or otherwise the beneficiary of coverage at any time since its inception.

          (i) With respect to each such insurance policy and except for matters which would not have a BrightLane Material Adverse Effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither BrightLane nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. BrightLane has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

          (ii) BrightLane has continuously maintained in effect since the commencement of its business, without lapse or suspension, insurance policies which have provided its employees with worker's compensation insurance or similar occupational accident coverage insurance.

          (iii) To BrightLane's Knowledge, all claims of any kind or nature accrued or made by BrightLane's employees or others as of the Closing Date which could have a BrightLane Material Adverse Effect are fully insured under policies of workers' compensation and employee related insurance (except for applicable deductibles) which have been maintained by BrightLane as indicated in Section 4.28 of the BrightLane Disclosure Schedule.

          (iv) Bright.Lane has never maintained any loss sensitive insurance program, including, without limitation, any retrospectively rated or minimum premium or self-insured insurance programs.

     4.29 Certain Business Relationships with BrightLane. Except as set forth on Section 4.29 of the BrightLane Disclosure Schedule, none of BrightLane Shareholders or their Affiliates has been involved in any business arrangement or relationship with BrightLane within the past 12 months, and BrightLane Shareholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of BrightLane.

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     4.30  Disclosure.  The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1  General.

     (a) Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

     (b) BrightLane and TeamStaff shall cooperate with one another:

          (i) in connection with the preparation of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus;

          (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals or Consents are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

          (iii) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Registration Statement or the Joint Proxy Statement/Prospectus, and seeking timely to obtain any such Approvals, or making any filings;

          (iv) in connection with the registration and listing with Nasdaq of the TeamStaff Shares.

          (v) in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transaction contemplated by this Agreement (the "Conveyance Taxes"), that are required or permitted to be filed on or before the Effective Time.

     5.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain, any Consents and Approvals in connection with the matters referred to in Sections
3.6 and 4.6 above. Without limiting the generality of the foregoing, TeamStaff will file the Joint Proxy Statement/Prospectus and Form S-4 Registration Statement pursuant to the rules and regulations of the SEC and BrightLane shall provide to TeamStaff all required financial statements and other information regarding BrightLane for inclusion therewith.

     5.3 Operation of Businesses. Except as contemplated by this Agreement, neither BrightLane nor TeamStaff will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, neither BrightLane nor TeamStaff will:

          (a) amend or otherwise change their respective Certificates or Articles of Incorporation or bylaws or equivalent organizational document or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Party;

          (b) except as contemplated under Section 2.10 herein, issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options (other than stock options under the stock option plans granted to employees consistent with past practice in order to continue employee recruitment and retention as mutually and reasonably determined by TeamStaff and BrightLane) warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (except for the issuance of Common Stock issuable pursuant to the exercise of outstanding options or

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     warrants); adopt, ratify or effectuate a shareholders' rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock;

          (c) except as contemplated under Section 2.10 herein, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

          (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets (including any Intellectual Property), except for the sale of goods, licenses of Intellectual Property involving annual revenue, payments or liabilities of less than $100,000 or having a term of less than one year, and dispositions of other immaterial assets, in any case, in the Ordinary Course of Business and in a manner consistent with past practice;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or, except as contemplated under Section 2.10 herein, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures which are, in the aggregate, in excess of $100,000, other than as contemplated herein; provided, however, TeamStaff may make loans to its officers or directors solely to allow such officers or directors to exercise outstanding stock options;

          (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

          (h) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (i) (1) other than in the Ordinary Course of Business, enter into any agreement that if entered into prior to the date hereof would be a material contract; (2) modify, amend in any material respect, transfer or terminate any Material Contracts or waive, release or assign any rights or claims thereto or thereunder; (3) enter into or extend any lease with respect to Real Property with any third party; (4) modify, amend or transfer in any way or terminate any material contracts, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; or (5) other than as contemplated by the Cross Marketing Agreement between TeamStaff and First Union Corporation, enter into, modify or amend any Contract to provide exclusive rights or obligations;

          (j) make any material Tax election other than an election in the ordinary course of business consistent with the past practices of BrightLane or settle or compromise any federal, state, local or foreign income tax Liability or agree to an extension of a statute of limitations;

          (k) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause Tax Returns when filed to be complete and accurate in all material respects;

          (l) fail to pay any Taxes or other material debts when due;

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          (m) pay, discharge, satisfy or settle any material Litigation or waive, assign or release any material rights or claims;

          (n) other than employment agreements to be entered into by TeamStaff at Closing with Donald Kappauf and Donald Kelly, engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any director, officer, stockholder or other Affiliate, except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses;

          (o) fail to maintain in full force and effect all programs of self-insurance and insurance, as the case may be, currently in effect;

          (p) fail to make in a timely manner any filings required to be made with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder; or

          (q) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

     5.4 Preservation of Business. Each Party will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with worksite employers, lessors, licensors, suppliers, customers and employees.

     5.5 Full Access. Each party will permit representatives of the other parties to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of BrightLane or TeamStaff, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to BrightLane or TeamStaff.

     5.6 Notice of Developments. The Parties shall notify the other Parties in writing of any development causing a breach of any of the representations and warranties contained in this Agreement. Unless the Party receiving such notice objects to such development and exercises that right within the period of 10 business days, the written notice pursuant to this Section 5.6 will be deemed to have amended the applicable disclosure schedule, to have qualified the representations and warranties contained in this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed under this Agreement by reason of the development.

     5.7  Preparation of Joint Proxy Statement/Prospectus & Shareholders'
Meetings.

     (a) (i) As promptly as reasonably practicable following the date hereof, TeamStaff and BrightLane shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials in accordance with SEC rules and regulations (including, without limitation, delivery by each Party of financial statements in accordance with Regulation S-X) which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the BrightLane at the BrightLane Shareholders Meeting and to the TeamStaff stockholders at the TeamStaff Shareholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/ Prospectus") and TeamStaff shall prepare and file with the SEC a registration statement on Form S-4 ("Form S-4 Registration Statement) (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of TeamStaff Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). TeamStaff shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 Registration Statement declared effective by the SEC and to keep the Form S-4 Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. TeamStaff shall, as promptly as practicable after receipt thereof, provide BrightLane with copies of any written comments and advise BrightLane of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 Registration Statement received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the TeamStaff Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement prior to filing such with the SEC, and TeamStaff will provide BrightLane with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by

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incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form
S-4 Registration Statement shall be made without the approval of each party, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. TeamStaff shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. TeamStaff will advise BrightLane promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the TeamStaff Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of BrightLane and TeamStaff.

     (ii) Letter of BrightLane's Accountants. BrightLane shall use its reasonable best efforts to cause to be delivered to TeamStaff a letter of Deloitte & Touche LLP, dated a date within two business days before the date of the Joint Proxy/ Registration Statement, and addressed to TeamStaff, in form and substance reasonably satisfactory to TeamStaff and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (iii) Letter of TeamStaff's Accountants. TeamStaff shall use its reasonable best efforts to cause to be delivered to BrightLane a letter of Arthur Andersen LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to TeamStaff, in form and substance reasonably satisfactory to TeamStaff and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (iv) Receipt of Investment Banking Fairness Opinion. Notwithstanding anything in this Section 5.7 to the contrary, neither TeamStaff nor BrightLane shall be required to file the Joint Proxy Statement/ Prospectus with the SEC prior to the date that each receives a fairness opinion, in form and substance satisfactory to it from their respective investment bankers, regarding the fairness of the transaction to the shareholder of the respective party.

     (b) Subject to receipt by BrightLane of a fairness opinion from its investment banker as to the fairness from a financial point of view of the Merger Consideration and adoption by the BrightLane Board of Directors of resolutions approving the Merger as fair to and in the best interests of the BrightLane Shareholders, BrightLane shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 Registration Statement becomes effective (the "BrightLane Stockholders Meeting") for the purpose of recommending to, and obtaining the approval of, the BrightLane Shareholders in accordance with the OGCA and its Articles of Incorporation ("Required BrightLane Vote") with respect to the transactions contemplated by this Agreement and shall use all reasonable best efforts to solicit the adoption of this Agreement by the Required BrightLane Vote and the Board of Directors of BrightLane shall recommend adoption of this Agreement by the stockholders of BrightLane (the "BrightLane Recommendation"). Following delivery of the Joint Proxy Statement/Prospectus, the Board of Directors of BrightLane shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) such recommendation in
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any manner adverse to TeamStaff or (y) take any other action or make any other statement in connection with the BrightLane Stockholders Meeting inconsistent with such recommendation. This Agreement shall be submitted to all of the holders of BrightLane Capital Stock entitled to vote at the BrightLane Stockholders Meeting for the purpose of adopting this Agreement.

     (c) Subject to receipt by TeamStaff of a fairness opinion from its investment banker as to the fairness from a financial point of view of the Merger, TeamStaff shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 Registration Statement becomes effective (the "TeamStaff Stockholders Meeting") for the purpose of recommending to, obtaining the approval of, its shareholders in accordance with the New Jersey Business Corporation Act ("NJBCA") and its Certificate of Incorporation ("Required TeamStaff Vote") with respect to the transactions contemplated by this Agreement. Unless it is permitted to make a Change in TeamStaff Recommendation (as defined below) pursuant to Section (g), following delivery of the Joint Proxy Statement/Prospectus, the Board of Directors of TeamStaff shall use all reasonable best efforts to solicit the adoption of this Agreement by the Required TeamStaff Vote; and the Board of Directors of TeamStaff shall recommend adoption of this Agreement by the stockholders of TeamStaff (the "TeamStaff Recommendation") and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to BrightLane such recommendation or (y) take any other action or make any other statement in connection with the TeamStaff Stockholders Meeting inconsistent with such recommendation (a "Change in TeamStaff Recommendation"), except as and to the extent expressly permitted by Section (g).

     (d) Subject to receipt by TeamStaff of a fairness opinion from its investment banker as to the fairness from a financial point of view of the Merger Consideration, and approval by the TeamStaff Board of Directors of resolutions approving the Merger as fair to and in the best interests of the TeamStaff shareholders, the Board of Directors of TeamStaff shall recommend that TeamStaff's shareholders approve the Merger and the issuance of shares of TeamStaff Common Stock in connection with the Merger at the TeamStaff Shareholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of TeamStaff has recommended that TeamStaff's shareholders approve the Merger and the issuance of shares at the TeamStaff Shareholders' Meeting; and (iii) subject to receipt by TeamStaff of a Superior Proposal, as defined in clause (g) below, neither the Board of Directors of TeamStaff nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to BrightLane, the recommendation of the Board of Directors of TeamStaff that TeamStaff's shareholders approve such issuance of shares.

     (e) BrightLane and TeamStaff shall each use their commercially reasonable efforts to cause the BrightLane Stockholders Meeting and the TeamStaff Stockholders Meeting to be held on the same date.

     (f) Each of BrightLane and TeamStaff shall use their reasonable best efforts to cause the persons and entities set forth on Schedule 5.7(f) to execute agreements in the form of Exhibit F annexed hereto pursuant to which such persons shall agree to vote all shares of capital stock of BrightLane or TeamStaff, as the case may be, in favor of the Merger and the transactions contemplated herein.

     (g) (i) Each of TeamStaff and BrightLane agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal,

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offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

     (ii) Notwithstanding anything in this Agreement to the contrary, TeamStaff and its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in TeamStaff Recommendation (a "Change in Recommendation"), or (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

          (1) TeamStaff's meeting to vote on the adoption of this Agreement shall not have occurred,

          (2) TeamStaff has complied in all material respects with this Section 5.7,

          (3) TeamStaff's Board of Directors, after consultation with outside counsel, determines in good faith that failure to take such action would likely be inconsistent with its fiduciary duties under applicable law,

          (4) in the case only of clause (B) above, (I) TeamStaff has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) (after giving effect to all of the concessions which may be offered by the other party to this Agreement pursuant to clause (III) below), (II) TeamStaff has notified BrightLane at least five business days in advance of its intention to effect a Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and furnishing to the other party to this Agreement a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (III) prior to effecting such a Change in Recommendation, TeamStaff has, and has caused its financial and legal advisors to, negotiate with BrightLane in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (v) in the case only of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the confidentiality agreement in effect between TeamStaff and BrightLane, and

          (5) TeamStaff notifies BrightLane as promptly as practicable (and in any event within 24 hours of providing any confidential information or data to any person or entering into discussions or negotiations with any person), of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence). TeamStaff and BrightLane agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

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     (iii) Each of TeamStaff and BrightLane agrees that (A) it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal, (B) it will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (C) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of TeamStaff and BrightLane agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.7

     (iv) Nothing in this Section 5.7 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

     (v) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of TeamStaff concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation) (A) is more favorable to the stockholders of TeamStaff from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or a substantial probability exists that it can be fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of the definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.7(g)(i), except that the reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the acquisition of the right to vote a majority of the voting securities of TeamStaff.

     (vi) Any public disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) made pursuant to clause (A) of Section 5.7(g)(ii) shall be deemed to be a Change in Recommendation unless the Board of Directors of the party making such disclosure expressly reaffirms the TeamStaff Recommendation or BrightLane Recommendation, as the case may be.

     5.8  Continuing Due Diligence and Disclosure Schedule Delivery.

     (i) Both BrightLane and TeamStaff shall have the period commencing on the date of this Agreement and ending on the Deadline Date twenty (20) business days after signing to continue and complete their due diligence review of each other. Each Party shall cooperative in good faith with such continuing investigation. If at any time either BrightLane or TeamStaff shall determine, in good faith that they are not satisfied with the results of their due diligence for any reason, they may, but are not required to, of their election immediately give notice ("Diligence Notice") to terminate the Merger and this Agreement pursuant to Section 10 without further obligation or liability to the other. If neither party gives a Diligence Notice on or before the Deadline Date, then no party may thereafter terminate the Merger or this Agreement pursuant to this Section 5.8.

     (ii) For the period commencing on the date of this Agreement and ending on the Deadline Date twenty (20) business days after signing, both BrightLane and TeamStaff shall exercise commercially reasonable efforts to seek and obtain fairness opinions with respect to the transactions contemplated by this Agreement. In the event that a Party is unable to obtain such fairness opinions on or before the Deadline Date, or in the event that the Board of Directors of such Party (after consideration of such fairness opinion) shall determine not to recommend approval of the Merger by such Party's shareholders, then such Party may, by notice to the other Party pursuant to Section 10, terminate the Merger and this Agreement without further obligation or liability to the other.

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     (iii) Each of BrightLane and TeamStaff shall deliver their respective
Disclosure Schedule to the other party within 5 business days of the date hereof and the Parties shall use their reasonable best efforts to deliver the TeamStaff Voting Agreements and BrightLane Voting Agreements within 20 days of the date hereof.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). BrightLane acknowledges and agrees that from and after the Closing, TeamStaff will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to BrightLane; provided, however, that after Closing, TeamStaff shall provide the BrightLane Shareholders with reasonable access to and the right to copy such documents, books, records (including Tax records), agreements, and financial data where the BrightLane Shareholders have a legitimate purpose, including without limitation, in the event of an Internal Revenue Service audit.

     6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving BrightLane, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9 below).

     6.3 Transition. BrightLane will exercise reasonably commercial efforts to assure that none of the BrightLane Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of BrightLane from maintaining the same business relationships with BrightLane after the Closing as it maintained with BrightLane prior to the Closing. BrightLane will refer all customer inquiries relating to the businesses of BrightLane to TeamStaff or the Surviving Corporation from and after the Closing.

     6.4 Confidentiality. (i) BrightLane, its officers, directors and employees will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to TeamStaff or destroy, at the request and option of TeamStaff, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that BrightLane, its officers, directors and employees is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such person will notify TeamStaff promptly of the request or requirement so that TeamStaff may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of such persons, on the advice of counsel, are compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing person shall use his or its reasonable best efforts to obtain, at the reasonable request of TeamStaff, (and at the expense of TeamStaff) an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as TeamStaff shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

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     (ii) TeamStaff and its Subsidiaries will treat and hold as such all of the
Confidential Information regarding BrightLane, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to BrightLane or destroy, at the request and option of BrightLane, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that TeamStaff or any its Subsidiaries is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that TeamStaff will notify BrightLane promptly of the request or requirement so that BrightLane may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, TeamStaff or any of its Subsidiaries is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that TeamStaff and its Subsidiaries may disclose the Confidential Information to the tribunal; provided, however, TeamStaff and its Subsidiaries shall use their reasonable best efforts to obtain, at the reasonable request of BrightLane, (and at the expense of BrightLane) an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as BrightLane shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     6.5 Covenant Not to Compete. At Closing, BrightLane shall deliver to TeamStaff written agreements from the persons set forth on Schedule 6.5 annexed hereto whereby each such person agrees that for a period of two years such persons shall not engage directly or indirectly in the businesses conducted by BrightLane or TeamStaff as of the Closing Date; provided, however, that no owner of 1% of the outstanding stock of any publicly held entity shall be deemed to engage in such business solely by reason of such stock ownership. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     6.6  Indemnification; Directors and Officer Insurance.

     (i) From and after the Effective Time, TeamStaff will cause the Surviving Corporation to fulfill and honor in all respects the obligations of BrightLane pursuant to any indemnification agreements between BrightLane and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification or expense advancement provisions under BrightLane's Articles of Incorporation or bylaws as in effect on the date hereof. The Articles of Incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification and expense advancement that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and bylaws of BrightLane as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of BrightLane, unless such modification is required by Law.

     (ii) TeamStaff shall use its commercially reasonable efforts to cause to be maintained for a period of six (6) years from the Effective Time BrightLane's current directors and officers insurance policy (the "BrightLane's D&O Insurance") to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of BrightLane on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, the "Maximum Premium"). If TeamStaff is unable to obtain such policy, then upon request by any Person who is a current BrightLane officer or director, BrightLane shall use its commercially reasonable efforts to extend coverage under BrightLane's D&O Insurance by obtaining a six-year "tail" policy (provided, that the lump sum payment to purchase such coverage does not exceed three times the Maximum Premium) and such "tail" policy shall satisfy
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TeamStaff's obligations under this Section 6.6(ii). TeamStaff's obligations under this Section 6.6 shall also be satisfied if TeamStaff's directors and officers insurance provides (or is amended to provide) substantially similar coverage and coverage levels for events occurring prior to the Effective Time for Persons who are directors and officers of BrightLane on the date of this Agreement. If BrightLane's existing directors and officers insurance expires, is terminated or canceled during such six-year period or a "tail" policy cannot be purchased on the terms set forth above and TeamStaff cannot or determines not to satisfy its obligations under this Section 6.6 pursuant to the preceding sentence, TeamStaff shall use its commercially reasonable efforts to cause to be obtained as much directors and officers insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than BrightLane's D&O Insurance.

     (iii) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to the benefits hereof and the heirs and representatives of such Person.

     6.7 Continuity of Business Enterprise. TeamStaff will continue at least one significant historic business line of BrightLane, or use at least a significant portion of BrightLane's historic business assets in a business, in each case within the meaning of Reg. sec.1,368-1(d), except that TeamStaff may transfer BrightLane's historic business assets (i) to a corporation that is a member of TeamStaff's "qualified group," within the meaning of Reg. sec.1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of TeamStaff's "qualified group" have active and substantial management functions as a partner with respect to BrightLane's historic business or (B) members of TeamStaff's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in BrightLane's historic business, in each case within the meaning of Reg. sec.1.368-1(d)(r)(ii).

     6.8 Continuity of Interest. Within the meaning of Reg. sec. 1.368-1(e), neither TeamStaff nor, to TeamStaff's knowledge, any person "related" to TeamStaff, is obligated nor has any plan or intention to acquire, either before or after the Merger, any BrightLane Capital Stock other than as provided in this Agreement.

     6.9 Substantially All Requirement. Following the Merger, to the Knowledge of TeamStaff, BrightLane will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by BrightLane immediately prior to the Effective Time, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by TeamSub immediately prior to the Effective Time. Insofar as this representation is dependent upon actions of BrightLane prior to the Merger, TeamStaff and TeamSub have assumed that BrightLane will take no action prior to the Merger that will cause BrightLane not to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets immediately prior to the Effective Time. For purposes of this paragraph, cash or other property paid by BrightLane or TeamSub to shareholders, or used by BrightLane or TeamSub to pay reorganization expenses, or distributed by BrightLane or Team Sub with respect to or in redemption of its outstanding stock, other than regular dividends paid in the ordinary course and other than cash or other property transferred by TeamStaff to TeamSub in pursuance of the plan of Merger immediately preceding, or in contemplation of, the Merger are included as assets held by BrightLane and TeamSub immediately prior to the Effective Time. Additionally, TeamStaff has not participated in any plan of BrightLane to effect (i) any distribution with respect to any BrightLane stock (other than regular dividend distributions made in the ordinary course), or (ii) any redemption or acquisition of any BrightLane stock (other than in the Merger).

     6.10 Resale Registration Statement. Within 30 days of the Closing TeamStaff shall, at its cost and expense, prepare a registration statement on Form S-3 (or Form S-1 if TeamStaff is not then eligible to file on Form S-3) to be filed with the SEC in connection with the resale by the BrightLane Shareholders of the TeamStaff Shares received by the BrightLane Shareholders pursuant to the terms of the Merger (the "Resale Registration Statement") in accordance with the Securities Act. TeamStaff shall use reasonable commercial efforts to respond promptly to any comments, if any, made by the SEC with respect to the Resale Registration Statement and to cause the Resale Registration Statement to be

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

declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC, but in no event later than the date the SEC declares that either (x) it will not review and has no comments to the Resale Registration Statement or (y) it has no further comments to the Resale Registration Statement. If the Resale Registration Agreement is declared effective under the Securities Act, then TeamStaff shall use reasonable best efforts to prepare and file such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective for a period of three years from the Closing Date.

     7.  Certain Agreements.

     7.1 Marketing Agreement. At or prior to Closing, TeamStaff and First Union Corporation shall enter into a Cross Marketing Agreement substantially in the form attached hereto as Exhibit G.

     7.2 Lockup Agreements. At or prior to Closing, BrightLane shall cause to be delivered to TeamStaff a written agreement, in form and substance reasonably satisfactory to TeamStaff, whereby (i) each holder of BrightLane Capital Stock who (i) owns 1% or more of the BrightLane Common Stock (as determined on a fully diluted basis and who does not exercise appraisal rights in connection with the Merger, and (ii) Stephen Johnson, First Union Private Capital and Nationwide Financial Inc. shall agree not to sell, transfer, pledge, encumber or hypothecate (such event being deemed a "Transfer") any TeamStaff Shares as follows: (A) each person converting or exercising options or warrants into BrightLane Common Stock pursuant to Section 2.10 hereof shall agree not to sell transfer any TeamStaff Shares for period of two years from the Closing Date and
(B) all other BrightLane Shareholders shall agree not to Transfer any TeamStaff Shares, except that 50% of such TeamStaff shares may be Transferred commencing on the 1st anniversary of the Closing Date and the remaining 50% of such TeamStaff Shares may be transferred commencing on the 2nd anniversary date of the Closing Date.

     7.3 Releases by BrightLane Shareholders. Within 20 days of the date hereof, BrightLane shall cause to be delivered from the BrightLane Shareholders whose names appear on Schedule 7.3 annexed hereto to TeamStaff, a general release in the form of Exhibit H.

     8.  Conditions to Obligation to Close.

     8.1 Conditions to Obligation of TeamStaff. The obligation of TeamStaff and TeamSub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) BrightLane's representations and warranties set forth in Section 4 above shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except as affected by the transactions contemplated hereby and except as has not resulted in or will not constitute a BrightLane Material Adverse Effect.

          (b) BrightLane shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (c) BrightLane shall have procured all of the third party Approvals and Consents specified in Sections 4.6 and 5.2 above;

          (d) no action, suit, or proceeding shall be pending or to BrightLane's Knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of TeamStaff to own BrightLane Capital Stock and to control BrightLane, or (D) affect adversely the right of BrightLane to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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

          (e) BrightLane shall have delivered to TeamStaff a certificate to the effect that each of the conditions specified above in Section 8.1(a)-(d) is satisfied in all respects;

          (f) TeamStaff and First Union Corporation shall have entered into a Cross Marketing Agreement substantially in the form annexed hereto as Exhibit G;

          (g) TeamStaff shall have received from counsel to BrightLane an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to TeamStaff, and dated as of the Closing Date;

          (h) TeamStaff shall have received properly executed non-competition agreements from the persons required to deliver such agreements as listed on Schedule 6.5.

          (i) TeamStaff shall have received the approval of its shareholders for the transactions contemplated herein in accordance with the Business Corporation Act of New Jersey and the rules of the Nasdaq Stock Market;

          (j) At least 5 business days prior to Closing, TeamStaff shall have received financial statements from BrightLane, prepared in accordance with GAAP, for the fiscal month ending within 30 days of the Closing, which financial statements ("BrightLane Closing Financial Statements") shall not evidence or indicate a BrightLane Material Adverse Change.

          (k) TeamStaff shall have received certified resolutions of the BrightLane Shareholders approving the Merger and evidence satisfactory to TeamStaff that holders of not more than 230,000 shares of BrightLane Common Stock and that no shares of Series B Preferred Stock or Series C Preferred Stock have exercised any appraisal rights under the OCGA or rights to demand any liquidation payments under the terms of any preferred stock.

          (l) The Joint Proxy Statement/Prospectus on Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted, or to the Knowledge of TeamStaff, threatened, by the SEC or any state regulatory authority

          (m) BrightLane shall have delivered the Lock-Up Agreements from the holders of BrightLane Capital Stock and are required to deliver a lock-up pursuant to Section 7.2 hereof.

          (n) TeamStaff shall have received a general release from the persons required to deliver such releases as provided in Section 7.3 hereof.

TeamStaff may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

     8.2 Conditions to Obligation of BrightLane. The obligation of BrightLane to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) TeamStaff's and TeamSub's representations and warranties set forth in Section 3 above shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except as affected by the transactions contemplated hereby and except as has not resulted in or will not constitute a TeamStaff Material Adverse Effect;

          (b) TeamStaff and TeamSub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) TeamStaff and TeamSub shall have procured all of the third party Approvals and Consents specified in Sections 3.6 and 5.2 above.

          (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would

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     (A) prevent consummation of any of the transactions contemplated by this
     Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (e) TeamStaff shall have delivered to BrightLane a certificate to the effect that each of the conditions specified above in Section 8.2(a)-(d) is satisfied in all respects;

          (f) BrightLane shall have received from counsel to TeamStaff and TeamSub an opinion in form and substance as set forth in Exhibit E attached hereto dated as of the Closing Date;

          (g) The Joint Proxy Statement/Prospectus on Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted, or to the knowledge of TeamStaff, threatened, by the SEC or any state regulatory authority

          (h) The TeamStaff Shareholders have entered into a voting agreement substantially in the form annexed hereto as Exhibit F;

          (i) The market value of the shares of TeamStaff Common Stock issued and outstanding immediately prior to consummation of the Merger must be not less than $22.0 million, as determined by reference to the average closing price of the TeamStaff Common Stock for the 10 trading days ending two days prior to Closing.

          (j) The officers and Board of Directors of TeamStaff and the Surviving Corporation described in Section 2.6 hereof shall have been appointed and/or elected to their respective positions as required by Section 2.6 hereof with such appointment or election effective immediately after the Closing.

          (k) BrightLane shall have received the approval of its shareholders for the transactions contemplated hereby in accordance with the OCGA.

BrightLane may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

     9.  Remedies for Breaches of This Agreement.

     9.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (unless the non-breaching party had received from the breaching party written notice of any misrepresentation or breach of warranty prior to the time of Closing and expressly waived in writing such breach or misrepresentation) and continue in full force and effect until a period of ONE YEAR from the Closing Date ("Survival Period").

     9.2 Indemnification Provisions for Benefit of TeamStaff. In the event that BrightLane breaches (or in the event any third party alleges facts that are ultimately proven or conceded to represent a BrightLane breach) any of its representations, warranties, and covenants contained herein and, if there is an applicable Survival Period pursuant to Section 9.1 above, provided that TeamStaff makes a written claim for indemnification against BrightLane pursuant to Section 9.8 below within the Survival Period, then SUBJECT TO THE INDEMNIFICATION THRESHOLD PROVIDED IN SECTION 9.9 BELOW the BrightLane Shareholders agree to indemnify TeamStaff from and against the entirety of any Adverse Consequences that TeamStaff may suffer through and after the date of the claim for indemnification (including any Adverse Consequences TeamStaff, may suffer after the end of any applicable Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. Any liability incurred by the BrightLane Shareholders pursuant to the terms of this Section
9.2 shall be limited to, and paid by, the BrightLane Shareholders to TeamStaff by return and cancellation of the Holdback Shares in accordance with Section 9.6 hereof. The BrightLane Shareholders shall have no liability beyond the value of the TeamStaff Shares held in escrow pursuant to Section 9.6 below.

     9.3  Indemnification Provisions for Benefit of the BrightLane
Shareholders. In the event TeamStaff breaches (or in the event any third party alleges facts that are ultimately proven or conceded to represent
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a TeamStaff breach) any of its representations, warranties, and covenants contained herein, and, if there is an applicable Survival Period pursuant to
Section 9.8 above, provided that BrightLane makes a written claim for indemnification against TeamStaff pursuant to Section 9.7 below within the Survival Period, then, SUBJECT TO THE INDEMNIFICATION THRESHOLD PROVIDED IN
SECTION 9.9 BELOW, TeamStaff agrees to indemnify the BrightLane Shareholders from and against the entirety of any Adverse Consequences, that the BrightLane shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the BrightLane Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN ORDER FOR THE BRIGHTLANE SHAREHOLDERS TO INITIATE A CLAIM AND PROVE THEY HAVE SUFFERED ADVERSE CONSEQUENCES ALLOWING INDEMNIFICATION UNDER THIS AGREEMENT, THE BRIGHTLANE SHAREHOLDERS MUST PROVE THAT (I) THE TEAMSTAFF SHARES HAVE DECREASED IN FAIR MARKET VALUE FROM THE DATE OF THE CLOSING AND (II) THE DECREASE IN VALUE MUST BE THE DIRECT CONSEQUENCE OF THE ALLEGED BREACH OF A REPRESENTATION OR WARRANTY BY TEAMSTAFF. Any Liability incurred by TeamStaff pursuant to the terms of this
Section 9.7 shall be limited to, and paid by, TeamStaff by release to the BrightLane Shareholders (pro rata in accordance with their receipt of the Merger Consideration) of the TeamStaff Escrow Shares in accordance with Section 9.6 hereof.

     9.4  Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days (or earlier in the event the underlying Third Party claim requires action) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 9.4(ii) above fail to be complied with, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9, subject to the limitations set forth in this Section 9.

          (v) Notwithstanding anything to the contrary contained in this Section 9, TeamStaff shall have the right to settle and pay any Third Party Claim if, in the determination of its Board of Directors and counsel, evidenced by written notice to the BrightLane Representative, settlement of the Third Party claim is in the best interests of TeamStaff.

     9.5 Determination of Adverse Consequences. All claims for indemnification payments under this Section 9 shall be made in good faith and although a claim may be made hereunder, no payments shall be made for the benefit of the Indemnified Party until the Indemnified Party has incurred actual out-of pocket expenses; provided, however, in the event TeamStaff has made a claim for indemnification prior to the termination of any applicable Survival Period, no shares held in escrow shall be released from the escrow provided in Section 9 herein until such time as the claim has been resolved and the amount of the claim has been liquidated.

     9.6 Escrow of Shares by BrightLane Shareholders. As the sole source for the payment of the indemnification obligations of the BrightLane Shareholders under this Section 9, BrightLane authorizes TeamStaff to withhold, and TeamStaff shall withhold, from the delivery of the TeamStaff Shares to the BrightLane Shareholders, for delivery into escrow, pursuant to an Escrow Agreement in the form of Exhibit I annexed hereto, that number of TeamStaff Shares (the "Holdback Shares") for each BrightLane Shareholder as set forth on Schedule 9.6 annexed hereto.

          (i) Holdback Shares. The Holdback Shares shall equal an aggregate of 150,000 TeamStaff Shares, which TeamStaff Shares will be withheld at the Closing. Such Holdback Shares shall be withheld from the BrightLane Shareholders pro-rata in proportion to the total number BrightLane Shares held by each as set forth on Schedule 9.6. The Holdback Shares shall be registered in the name of the Shareholders' Agent, and shall be held by Continental Stock Transfer & Trust Company (for purposes of this Section 9, the "Holdback Agent"), and shall constitute the holdback fund (the "Holdback Fund") and to be governed by the terms set forth herein. In the event TeamStaff issues any Additional Holdback Shares, such Additional Holdback Shares will be issued in the name of the Shareholders' Agent and held by the Holdback Agent in the same manner as the Holdback Shares delivered at the Closing. Once released from the Holdback Fund, TeamStaff Shares shall cease to be Holdback Shares.

          (ii) Payment of Dividends; Voting. Except for Additional Holdback Shares, which shall be treated as Holdback Shares pursuant to this Section 9, any cash dividends, dividends payable in securities, or other distributions of any kind made in respect of the Holdback Shares will be delivered to the Shareholders' Agent on behalf of and for the benefit of the BrightLane Shareholders and promptly remitted to the BrightLane Shareholders. The BrightLane Shareholders shall be entitled to designate, through the Shareholders' Agent, how the Holdback Shares will be voted on any matters to come before the shareholders of TeamStaff, with each BrightLane Shareholder being entitled to direct the voting of its or his pro rata share of such Holdback Shares.

          (iii) Distribution of Holdback Shares.  At the times provided for in
     Section 9.6(v), the Holdback Shares shall be released to the BrightLane Shareholders pro rata in proportion to the number of TeamStaff Shares received in the Merger by each unless the Shareholders' Agent shall have instructed the Holdback Agent otherwise in writing, in which case the Holdback Agent shall be entitled to rely upon such instructions. TeamStaff will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Holdback Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Holdback Fund to the BrightLane Shareholders.

          (iv) Assignability. No Holdback Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any BrightLane Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such BrightLane Shareholder of its or his pro rata portion of the Holdback Fund by the Holdback Agent as provided herein.

          (v) Release from Holdback Fund. Within three (3) business days following expiration of the Survival Period (the "Release Date"), the Holdback Shares will be released from the Holdback Fund to the BrightLane Shareholders less the number of Holdback Shares, if any, with a Fair Market Value equal to the amount of Adverse Consequences set forth in any Indemnification Notice from TeamStaff with respect to any pending but unresolved claim for indemnification. Any Holdback Shares retained in the Holdback Fund as a result of the immediately preceding sentence shall be released to the BrightLane Shareholders or TeamStaff, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Section 9.

          (vi) BrightLane Shareholders' Agent.

             (A) T. Stephen Johnson shall be constituted and appointed jointly as the Shareholders' Agent for and on behalf of BrightLane and the BrightLane Shareholders to give and receive notices and communications, to vote all Holdback Shares and Additional Holdback Shares, to authorize delivery to TeamStaff of TeamStaff Shares from the Holdback Fund in satisfaction of indemnification claims by TeamStaff, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than 10 days' prior written notice, executed by the Shareholders' Agent, to TeamStaff. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from BrightLane and each of the BrightLane Shareholders.

             (B) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The BrightLane Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

             (C) A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all BrightLane Shareholders for whom TeamStaff Shares otherwise issuable to them are deposited in the Holdback Fund and shall be final, binding, and conclusive upon each such BrightLane Shareholder, and TeamStaff may rely upon any decision, act, consent, or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such BrightLane Shareholder.

     9.7 TeamStaff Escrow Shares. As the sole source for the payment of the indemnification obligations of TeamStaff under this Section 9, TeamStaff will be required to deliver into escrow, pursuant to an Escrow Agreement in the form of
Exhibit I annexed hereto, (the "TeamStaff Escrow") with the Holdback Agent, 150,000 shares of TeamStaff Common Stock (the "TeamStaff Escrow Shares"), which shall constitute newly issued and outstanding shares of TeamStaff Common Stock, and shall be in addition to the TeamStaff Shares issued as the Merger Consideration.

          (i) Payment of Dividends; Voting on TeamStaff Escrow Shares. No dividends or distributions shall accrue with respect to the TeamStaff Escrow Shares and there shall be no voting with respect thereto until the TeamStaff Escrow Shares have been released from the TeamStaff escrow to the BrightLane shareholders.

          (ii) Distribution of TeamStaff Escrow Shares. At the times provided for in Section 9.7(v), the TeamStaff Escrow Shares shall be released to the BrightLane Shareholders pro rata in proportion to the number of TeamStaff Shares received in the Merger by each unless the Shareholders' Agent shall have instructed the Holdback Agent otherwise in writing, in which case the Holdback Agent shall be entitled to rely upon such instructions, or to TeamStaff for cancellation. TeamStaff will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons in the event the TeamStaff Escrow shares must be released to BrightLane Shareholders. Certificates representing TeamStaff Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the TeamStaff Escrow to the BrightLane Shareholders.

          (iii) Assignability. No TeamStaff Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any BrightLane Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such BrightLane Shareholder of its or his pro rata portion of the TeamStaff Escrow Shares by the Holdback Agent as provided herein.

          (iv) Release from Holdback Fund. TeamStaff Escrow Shares will be released to TeamStaff, subject to any outstanding claims of the BrightLane Shareholders, on the Release Date less the number of TeamStaff Escrow Shares, if any, with a Fair Market Value equal to the amount of Adverse Consequences set forth in any Indemnification Notice from the Shareholder's Agent with respect to any pending but unresolved claim for indemnification. Any TeamStaff Shares retained in the TeamStaff Escrow as a result of the immediately preceding sentence shall be released to the BrightLane Shareholders or TeamStaff, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of this
     Section 9.

          (v) TeamStaff Agent.

             (A) Donald Kappauf shall be constituted and appointed as TeamStaff's Agent for and on behalf of TeamStaff to give and receive notices and communications, to authorize delivery of TeamStaff Escrow Shares in satisfaction of indemnification claims by BrightLane, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims of the BrightLane Shareholders, and to take all actions necessary or appropriate in the judgment of TeamStaff's Agent for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than 10 days' prior written notice, executed by TeamStaff's Agent, to the Shareholders' Agent. No bond shall be required of TeamStaff's Agent, and TeamStaff's Agent shall receive no compensation for his services. Notices or communications to or from TeamStaff's Agent shall constitute notice to or from TeamStaff.

             (B) TeamStaff's Agent shall not be liable for any act done or omitted hereunder as TeamStaff's Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. TeamStaff shall severally indemnify TeamStaff's Agent and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the TeamStaff and arising out of or in connection with the acceptance or administration of his duties hereunder.

             (C) Actions of the TeamStaff's Agent. A decision, act, consent or instruction of TeamStaff's Agent shall constitute a decision of TeamStaff for whom TeamStaff Escrow Shares deposited in the TeamStaff Escrow and shall be final, binding, and conclusive upon TeamStaff, and the Shareholders' Agent may rely upon any decision, act, consent, or instruction of TeamStaff's Agent as being the decision, act, consent or instruction of TeamStaff.

     9.8  Determination/Resolution of Claims.

          (i) If an Indemnified Party wishes to make a claim for indemnification against another Party (the "Indemnifying Party"), such Indemnified Party shall deliver a notice to the Indemnifying Party (an "Indemnification Notice") on or before the Release Date. Such Indemnification Notice shall contain the amount of Adverse Consequences for which the Indemnified Party is seeking indemnification and shall set forth the reasons therefore in reasonable detail.

          (ii) If TeamStaff asserts a claim upon the Holdback Fund by delivering an Indemnification Notice to the Shareholders' Agent and the Holdback Agent on or before the end of the Survival Period, the Holdback Agent shall retain in the Holdback Fund TeamStaff Shares having a Fair Market Value equal to such claimed Adverse Consequences.

          (iii) If the Shareholders' Agent asserts a claim upon the TeamStaff Escrow Shares Fund by delivering an Indemnification Notice to TeamStaff's Representative and the Holdback Agent and on or before the end of the Survival Period, the Holdback Agent shall retain TeamStaff Escrow Shares having a Fair Market Value equal to such claimed Adverse Consequences.

          (iv) Unless the Shareholders' Agent shall notify TeamStaff's Representative and the Holdback Agent or TeamStaff's Representative shall notify the Shareholder's Agent and the Holdback Agent, as the case may be, in writing within 15 days after receipt of an Indemnification Notice that such party objects to any claim for indemnification set forth therein, which notice shall include a reasonable explanation of the basis for such objection, then such indemnification claim shall be deemed to be accepted by such party. If the Shareholders' Agent shall timely notify TeamStaff's Representative and the Holdback Agent, or TeamStaff's Representative shall timely notify the Shareholders' Agent and the Holdback Agent, as the case may be, in writing that it objects to any claim for indemnification made in such an Indemnification Notice, TeamStaff or the Shareholders' Agent, as the case may be, shall have 15 days from receipt of such notice to respond in a written statement to such objection. If after such 15-day period there remains a dispute as to any indemnification claims set forth in such Indemnification Notice, the Shareholders' Agent and TeamStaff's Representative shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and TeamStaff should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Holdback Agent shall be entitled to rely on any such memorandum and distribute TeamStaff Shares from the Holdback Fund in accordance with the terms thereof. In the event that the parties are unable to agree upon resolution of the claims in accordance with the foregoing, then the disputed claims shall be submitted to arbitration in accordance with
     Section 11 hereof. Upon final resolution of any claim, shares of TeamStaff Common Stock held in escrow pursuant to this Section 9 shall be deemed to have a Fair Market Value equal to the average closing price of the TeamStaff Common Stock on the Nasdaq SmallCap Market over the 10 trading days prior to the Closing Date.

     9.9 Indemnification Threshold. Notwithstanding anything to the contrary contained herein, no Person or Party shall have any obligation to indemnify the TeamStaff or BrightLane Shareholders, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of TeamStaff or BrightLane hereunder, as the case may be, until TeamStaff or the BrightLane Shareholders, as the case may be, has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $300,000 aggregate threshold (the "Threshold") and such indemnification shall be made only to the extent of any excess over the Threshold.

     9.10 Other Indemnification Provisions. No officer or director of BrightLane shall make any claim for indemnification against any of TeamStaff and its Subsidiaries by reason of the fact that he or it was a director, officer, employee, or agent of BrightLane or was serving at the request of BrightLane as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by TeamStaff pursuant to this Agreement.

     10.  Termination.

     10.1 Termination of Agreement. This Agreement may be terminated as provided below:

          (a) TeamStaff and BrightLane may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Either Party may terminate this Agreement for the reasons and within the time periods specified in Section 5.8 above below.

          (c) TeamStaff may terminate this Agreement by giving written notice to BrightLane at any time prior to the Closing (A) in the event BrightLane has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, TeamStaff has notified BrightLane of the breach, and the breach has continued without cure for a period of the earlier of (I) 20 days after the notice of breach or (II) the Closing Date or (B) if the Closing shall not have occurred on or before July 30, 2001, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement) or (C) in the event that holders of more than 230,000 shares of BrightLane Common Stock exercise appraisal or dissenters' rights under the OCGA or (D) in the event that BrightLane Closing Financial Statements reflect a BrightLane Material Adverse Change.

          (d) BrightLane may terminate this Agreement by giving written notice to TeamStaff at any time prior to the Closing (A) in the event TeamStaff has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BrightLane has notified TeamStaff of the breach, and the breach has continued without cure for a period of the earlier to occur of (I) 20 days after the notice of breach or
     (II) the Closing Date or (B) if the Closing shall not have occurred on or before July 30, 2001, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from BrightLane themselves breaching any representation, warranty, or covenant contained in this Agreement) or (C) in the event that the market capitalization of TeamStaff, as determined with reference to the average closing price of its Common Stock for the 20 trading days ending two days prior to the proposed Closing, does not equal or exceed $22,000,000.

          (e) TeamStaff may terminate this Agreement in the event that it does not obtain approval of its shareholders for the transactions contemplated herein prior to July 30, 2001; provided, however, TeamStaff shall use reasonable good faith efforts to obtain such approval prior to such date.

          (f) BrightLane may terminate this Agreement in the event that it does not obtain approval of the holders of each class of BrightLane Capital Stock for the transactions contemplated herein prior to July 30, 2001; provided, however, BrightLane shall use reasonable good faith efforts to obtain such approval prior to such date.

     10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except as provided in Section 10.3 below).

     10.3 Termination Fee. Solely in the event that the Merger is not consummated following a TeamStaff Change in Recommendation in accordance with
Section 5.7 hereof, then in such event TeamStaff shall, within 5 business days of termination of this Agreement, pay to BrightLane a fee of

$1,000,000 (the "Termination Fee"). The parties hereto agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate BrightLane for the costs incurred, efforts expanded and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

     11.  Miscellaneous.

     11.1 Press Releases and Public Announcements. Neither BrightLane nor TeamStaff shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of TeamStaff. TeamStaff may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case TeamStaff will use its reasonable best efforts to advise BrightLane prior to making the disclosure).

     11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns and the BrightLane Shareholders.

     11.3 Entire Agreement. This Agreement and all Related Agreements together constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of TeamStaff and BrightLane; provided, however, that, except with respect to the obligation to issue and deliver the TeamStaff Shares and file the Joint Proxy Statement/Prospectus, TeamStaff may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases TeamStaff nonetheless shall remain responsible for the performance of all of its obligations hereunder) including without limitation, the obligation to issue the TeamStaff shares, which obligation may not be assigned or delegated; provided, that no such assignment may be made if it would cause a breach of Section 2.17 hereof.

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed (i) duly given if (and then delivered three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient or (ii) duly given if it is sent by overnight courier and addressed to the intended recipient. All notices shall be sent to the addresses as set forth below:

If to BrightLane:                          Copy to:
BrightLane.com, Inc.                       Morris, Manning & Martin, LLP
Suite 200                                  1600 Atlanta Financial Center
3650 Mansell Road                          3343 Peachtree Road, N.E.
Alpharetta, GA 30022                       Atlanta, GA 30326
Attn: Vince Brannon                        Attn: Oby T. Brewer III, Esq.
If to TeamStaff:                           Copy to:
TeamStaff, Inc.                            Goldstein & DiGioia LLP
300 Atrium Drive                           369 Lexington Avenue, 18th Fl
Somerset, NJ 08873                         New York, NY 10017
Attn: Donald Kappauf                       Attn: Brian C. Daughney, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.8 Governing Law/Submission to Jurisdiction/Arbitration. (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (ii) All disputes under this Agreement and all agreements delivered in connection herewith shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA. The arbitration shall be held in New York, New York before three (3) arbitrators of the AAA, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party shall have the right to choose one arbitrator, with the third arbitrator being chosen by the mutual agreement of the Parties hereto. Pending a final award, arbitrator compensation and expenses shall be advanced equally by both Parties. The final award may grant such other, further, and different relief as authorized by the AAA Commercial Arbitration Rules, but may not include punitive damages. The final award may include instructions to the Holdback Agent to deliver TeamStaff Escrow Shares or Holdback Shares to the appropriate Party.

     11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by TeamStaff and BrightLane. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.11 Expenses. Each Party shall bear its own costs and expenses (including legal fees and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall BrightLane's fees and expenses related to this Agreement and the transactions contemplated herein (including, without limitation, legal and accounting fees and investment banking fees for a fairness opinion payable to The Robinson-Humphrey Corporation and severance and restructuring costs) exceed the sum of $800,000 after the date of Most Recent Financial Statements. In the event such fees exceed such amount, TeamStaff shall be entitled to indemnification pursuant to Section 9 hereof.

     11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     11.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Appendices, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[remainder of page intentionally left blank -- signature page follows]

     11.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, except as provided herein, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            TEAMSTAFF, INC.

                                            By:
                                              ----------------------------------
                                                Donald Kappauf
                                                Chief Executive Officer

TEAMSUB, INC.

By:
    -------------------------------------------------
    Donald Kappauf
    President

                                            BRIGHTLANE.COM INC.

                                            By:
                                              ----------------------------------
                                                T. Stephen Johnson
                                                Chairman

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger dated as of March 26, 20001 is entered into by and among TeamStaff, Inc., a New Jersey corporation with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), TeamSub, Inc. a Georgia corporation and a direct wholly-owned subsidiary of TeamStaff with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamSub") and BrightLane.com , Inc. a Georgia corporation with its principal address at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 ("BrightLane") TeamStaff, TeamSub and BrightLane are sometimes referred to herein collectively as the "Parties".

                                   WITNESSETH

     WHEREAS, TeamStaff, TeamSub and BrightLane are parties to that certain Agreement and Plan of Merger entered into as of March 6, 2001 ("the Agreement").

     WHEREAS, the Parties have determined it to be in their best interests to amend certain terms and conditions contained in the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual terms and conditions contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

     1. Section 5.8 of the Agreement is hereby amended and restated to read as follows:

          5.8  Continuing Due Diligence and Disclosure Schedule Delivery

          (i) Both BrightLane and TeamStaff shall have the period commencing on March 6, 2001 and ending on April 2, 2001 (the "Deadline Date") to continue and complete their due diligence review of each other. Each Party shall cooperative in good faith with such continuing investigation. If at any time either BrightLane or TeamStaff shall determine, in good faith that they are not satisfied with the results of their due diligence for any reason, they may, but are not required to, give notice of their election ("Diligence Notice") to terminate the Merger and this Agreement pursuant to
     Section 10 without further obligation or liability to the other. If neither party gives a Diligence Notice on or before the Deadline Date, then no party may thereafter terminate the Merger or this Agreement pursuant to this Section 5.8.

          (ii) For the period commencing on the date of this Agreement and ending on the Deadline Date, both BrightLane and TeamStaff shall exercise commercially reasonable efforts to seek and obtain fairness opinions with respect to the transactions contemplated by this Agreement. In the event that a Party is unable to obtain such fairness opinions on or before the Deadline Date, or in the event that the Board of Directors of such Party (after consideration of such fairness opinion) shall determine not to recommend approval of the Merger by such Party's shareholders, then such Party may, by notice to the other Party pursuant to Section 10, terminate the Merger and this Agreement without further obligation or liability to the other.

          (iii) Each of BrightLane and TeamStaff shall deliver their respective Disclosure Schedule to the other party on or before March 16, 2001 and the Parties shall use their reasonable best efforts to deliver the TeamStaff Voting Agreements and BrightLane Voting Agreements prior to the Deadline Date.

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     3. This Amendment No. 1 to Agreement and Plan of Merger may be executed in counterpart, each of which shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first above written.

                                            TEAMSTAFF, INC.

                                            By:
                                              ----------------------------------
                                                Donald Kappauf
                                                Chief Executive Officer

TEAMSUB, INC.

By:
    --------------------------------
    Donald Kappauf
    President

                                            BRIGHTLANE.COM INC.

                                            By:
                                              ----------------------------------
                                                T. Stephen Johnson
                                                Chairman

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 dated as of April 6, 2001, is entered into by and among TeamStaff, Inc., a New Jersey corporation with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), TeamSub, Inc. a Georgia corporation and a direct wholly-owned subsidiary of TeamStaff with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamSub") and BrightLane.com , Inc. a Georgia corporation with its principal address at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 ("BrightLane", TeamStaff, TeamSub are sometimes referred to herein collectively as the "Parties").

                                   WITNESSETH

     WHEREAS, TeamStaff, TeamSub and BrightLane are parties to that certain Agreement and Plan of Merger entered into as of March 6, 2001, as amended by amendment No. 1 dated as of March 26, 2001 ("the Merger Agreement").

     WHEREAS, the Parties have determined it to be in their best interests to clarify and amend certain terms and conditions contained in the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual terms and conditions contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

     1.  The Merger Agreement is hereby amended to provide as follows:

          A. The Parties have determined that it is in their mutual interests that BrightLane purchase from TeamStaff 3,500,000 shares of newly created Series A Preferred Stock for a purchase price of $3,500,000 pursuant to a Stock Purchase Agreement being entered into between BrightLane and TeamStaff on April 6, 2001. The terms of the Series A Preferred Stock created by TeamStaff are set forth on the Certificate of Designation on Exhibit A annexed hereto. The proceeds of the purchase shall be used by TeamStaff to repay Term Loan C under its FINOVA Capital loan facility. As a result of the Series A Preferred Stock transaction, the following Sections of the Merger Agreement (and related Disclosure Schedules of the Parties) are hereby amended to reflect the sale and purchase of the Series A Preferred Shares:

             (I) Section 3. TeamStaff Representations and Warranties

                   Section 3.7     Section 3.11     Section 3.18

             (II) Section 4. BrightLane Representations and Warranties

                   Section 4.2     Section 4.11     Section 4.18

             (III) Section 5.3 Operation of Business

     2.  Section 10.1 (c) (B) is hereby amended to read as follows:

          (B) if the Closing shall not have occurred on or before September 30, 2001, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement) or

     3.  Section 10.1 (d)(B) is hereby amended to read as follows:

          (B) if the Closing shall not have occurred on or before September 30, 2001, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement) or

     4.  Section 10.(e) is hereby amended to read as follows:

          (e) TeamStaff may terminate this Agreement in the event that it does not obtain approval of its shareholders for the transactions contemplated herein prior to September 30, 2001; provided, however, TeamStaff shall use reasonable good faith efforts to obtain such approval prior to such date.

     5.  Section 10.(f) is hereby amended to read as follows:

          (f) BrightLane may terminate this Agreement in the event that it does not obtain approval of the holders of each class of BrightLane Capital Stock for the transactions contemplated herein prior to September 30, 2001; provided, however, BrightLane shall use reasonable good faith efforts to obtain such approval prior to such date.

     6. The Parties confirm that each has completed its due diligence of the other in accordance with Section 5.8 and that pursuant to Sections 10.1 and
Section 5.8 each party waives all right to terminate the Merger Agreement based upon due diligence related matters.

     7. The definition of BrightLane Material Adverse Effect is hereby amended to read as follows:

          "BrightLane Material Adverse Change" means, (i) as reflected on the BrightLane Closing Financial Statements accounts payable and accrued expenses in excess of $600,000; or (ii) BrightLane's cash, restricted cash and cash equivalents as set forth on the BrightLane Closing Financial Statements (the "BrightLane Closing Cash Amount") of less than an amount (the "Target BrightLane Closing Cash Amount") equal to $16,500,000, minus:
     (A) any amounts paid as fees or expenses incurred after February 1, 2001 related to the transactions contemplated herein provided that such fees and expenses do not exceed the limitations set forth in Section 11.11 below,
     (B) any amounts made as a loan to TeamStaff, (C) any amounts made as loans to holders of BrightLane options or warrants as contemplated in Section
     2.11 hereof (D) the sum of $3,500,000 representing the purchase price of the Series A Preferred Stock plus an additional $425,000 (representing Series A Preferred Stock transaction costs and a related "success" fee) or
     (E) for each 30 day period that the Closing does not occur commencing July 31, 2001, the sum of $425,000 for usual and ordinary operating costs of BrightLane. The Parties agree that they shall meet (either in person or by telephone conference call) at least monthly commencing on the date hereof until the Closing Date, to review all operating costs of BrightLane for the purpose of containing and/or reducing such operating costs.

     8. Section 2.6(iii) of the Agreement is hereby replaced in its entirety to read as follows:

          (iii) Effective at the Closing, the directors and officers of TeamStaff (other than the ninth member of the Board of Directors) shall be:

            NAME                              TITLE                      CLASS
            ----                              -----                     -------
Karl Dieckmann..............  Vice Chairman                             Class 3
Donald Kappauf..............  President and Chief Executive Officer,    Class 3
                              Director
David Carroll...............  Director                                  Class 3
Donald Kelly................  Chief Financial Officer, Vice
                              President and Secretary
T. Stephen Johnson..........  Chairman of the Board                     Class 2
Susan Wolken................  Director                                  Class 2
William Marino..............  Director                                  Class 2
Martin Delaney..............  Director                                  Class 1
First Union 2nd Designee....  Director                                  Class 1
Victor DiGioia..............  Assistant Secretary

     9. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 2 as of the date first above written.

                                            TEAMSTAFF, INC.

                                            By:
                                              ----------------------------------
                                                Donald Kelly
                                                Vice President and Chief
                                                Financial Officer

TEAMSUB, INC.

By
   ---------------------------------
   Donald Kelly
   Vice President and Chief
   Financial Officer

                                            BRIGHTLANE.COM, INC.

                                            By:
                                              ----------------------------------
                                                Alan Najjar
                                                Chief Operating Officer

                                                                      APPENDIX B

                            FORM OF ESCROW AGREEMENT

     This ESCROW AGREEMENT ("Agreement") is entered into as of the
               day of             2001 by and among TeamStaff, Inc., a New
Jersey corporation with its principal place of business at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), T. Stephen Johnson ("BrightLane Shareholders' Agent") with an address at 3650 Mansel Road, Suite 200, Alpharetta, GA 30022, and Continental Stock Transfer & Trust Company, with an address at 2 Broadway, New York, New York 10004 (the "Escrow Agent").

                                  WITNESSETH:

     WHEREAS, TeamStaff has entered into a Agreement and Plan of Merger dated as of March 6, 2001 by and among TEAMSTAFF, INC., TEAMSUB, INC. and BRIGHTLANE.COM, INC. (the "Merger Agreement"), whereby TeamStaff has agreed to acquire all of the capital stock of BrightLane.com, Inc., a Georgia corporation ("BrightLane") from the holders thereof ("BrightLane Shareholders");

     WHEREAS, the acquisition of BrightLane shall be accomplished through the merger of TeamStaff's wholly owned subsidiary, TeamSub, Inc., with and into BrightLane, pursuant to which BrightLane will become a wholly owned subsidiary of TeamStaff;

     WHEREAS, BrightLane has made certain representations and warranties in the Merger Agreement to TeamStaff regarding, among other things, the financial condition, business and operations of BrightLane;

     WHEREAS, it is a condition to the Merger Agreement that the BrightLane Shareholders place into escrow (the "Escrow") 150,000 shares of the TeamStaff common stock (the TeamStaff "Common Stock") beneficially owned by the BrightLane Shareholders and received as the Merger Consideration (as defined in the Merger Agreement) in order to serve as a payment for any Liability (as defined in the Merger Agreement) for which TeamStaff may be entitled to indemnification under
Section 9 of the Merger Agreement; and

     WHEREAS, pursuant to Section 9 of the Merger Agreement, the BrightLane Shareholders have duly appointed the BrightLane Shareholders' Agent as their agent to act on their behalf with regard to this Escrow Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and for other good and valuable consideration the parties hereto agree as follows:

     1. Defined Terms. All terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     2. Appointment of Escrow Agent. The BrightLane Shareholders' Agent and TeamStaff hereby appoint Continental Stock Transfer & Trust Company as Escrow Agent, and the Escrow Agent hereby accepts appointment, all upon the terms and provisions set forth in this Agreement. The Escrow Agent shall receive a fee of $200.00 per month for its services hereunder. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by TeamStaff upon receipt of written invoice from the Escrow Agent.

     3. Establishment of Escrow. Simultaneously with the execution and delivery of this Agreement, TeamStaff has caused to be delivered to the Escrow Agent share certificates for 150,000 shares of TeamStaff Common Stock issued in the name of "Escrow Agent on behalf of the BrightLane Shareholders" (the "Escrow Shares") which shall be deemed beneficially owned by the BrightLane Shareholders as set forth on Schedule II annexed hereto. TeamStaff and the BrightLane Shareholders hereby agree that the Escrow Shares held by the Escrow Agent shall be held by it and disposed of only in accordance with the terms of this Escrow Agreement and Section 9 of the Merger Agreement. The

Escrow Agent is granted the power to effect any permissible transfer of Escrow Shares contemplated by this Agreement.

     4. Escrow Period. The Escrow Shares shall be held for the earlier of (a) a period of one year from the date hereof or (b) until such time as there are no longer any Escrow Shares being held in escrow, as provided in Section 6 hereof ("Escrow Period").

     5.  Dividends/Distributions on Escrow Shares.

     During the Escrow Period that the Escrow Shares are held by the Escrow Agent, the parties hereby agree and acknowledge that the BrightLane Shareholders shall be entitled to vote the Escrow Shares in any matter submitted for shareholder approval by notifying the BrightLane Shareholders' Agent and shall promptly receive any and all dividends or distributions of any kind with respect to the Escrow Shares. The Escrow Agent shall deliver to the BrightLane Shareholders any distributions or dividends declared on the Escrow Shares as the Escrow Agent may be instructed in writing by the BrightLane Shareholders' Agent. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Merger Agreement, the BrightLane Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement.

     6.  Release of Escrow Shares; Termination of Escrow.

     (a) At the times provided for in Section 6(c), the Escrow Shares shall be released to the BrightLane Shareholders pro rata in proportion to the total aggregate number of TeamStaff Shares received in the Merger by each unless the BrightLane Shareholders' Agent shall have instructed the Escrow Agent otherwise in writing, in which case the Escrow Agent shall be entitled to rely upon such instructions. TeamStaff and the Escrow Agent will take such action as may be necessary to cause such certificates to be transferred to and issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered to the BrightLane Shareholders. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the then-current Fair Market Value (as determined in accordance with the Merger Agreement) of the Escrow Shares. Within five (5) business days after written request from the BrightLane Shareholders' Agent, TeamStaff will deposit with the Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

     (b) No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any BrightLane Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such BrightLane Shareholder of its or his pro rata portion of the Escrow Shares by the Escrow Agent as provided herein.

     (c) Within three (3) business days following expiration of the Escrow Period (the "Release Date"), the Escrow Shares will be released from the Escrow to the BrightLane Shareholders less the number of Escrow Shares, if any, with a Fair Market Value (as determined in accordance with the Merger Agreement) equal to the amount of Adverse Consequences set forth in any Indemnification Notice from TeamStaff with respect to any pending but unresolved claim for indemnification which Indemnification Note has been delivered by TeamStaff to the BrightLane Shareholders' Agent under Section 9 of the Merger Agreement. Any Escrow Shares retained in the Escrow as a result of the immediately preceding sentence shall be released to the BrightLane Shareholders or TeamStaff, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of Section 9 of the Merger Agreement.

     (d) The Escrow Shares held in escrow shall be released by the Escrow Agent only upon the Escrow Agent's receipt of written instructions executed by both TeamStaff and the BrightLane Shareholders' Agent, which instructions shall state that the number of Escrow Shares as set forth in the instructions may be released from Escrow and delivered to either TeamStaff or the BrightLane Shareholders, as the case may be. The instructions shall be in the form of Exhibit B annexed hereto. Notwithstanding the foregoing, in the event that TeamStaff has not delivered a notice to the Escrow Agent and the BrightLane Shareholders' Agent prior to the expiration of the Escrow Period stating that TeamStaff has a claim for indemnification under Section 9 of the Merger Agreement and that some or all of the Escrow Shares may not be released, the BrightLane Shareholders' Agent may send written notice to the Escrow Agent (with a copy delivered to TeamStaff) to release the Escrow Shares and the Escrow Shares shall be automatically released from Escrow to the BrightLane Shareholders on the 3rd business day following termination of such Escrow Period.

     7.  Limitation of Escrow Agent Liability and Indemnity.

     (a) The Escrow Agent shall be obligated only for the performance of such duties as are expressly set forth herein and may rely and shall be protected in acting or refraining from acting on any written instructions believed by it to be genuine and to have been signed or presented by the proper party or parties and may reasonably assume that any person purporting to give notice or receipt of advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable for any action taken or omitted by it except for breach of the terms or conditions of this Agreement and for its own bad faith, gross negligence or willful misconduct. The parties hereto agree that the Escrow Agent is an agent and shall have no fiduciary duties or liabilities as a fiduciary hereunder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

     (b) The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including (but not limited to) the following: (i) the act, failure or gross negligence of any agent or correspondent selected without gross negligence by the Escrow Agent for the remittance of the Escrow Shares;
(ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (iii) the acts or edicts of any government or governmental agency.

     (c) Each of TeamStaff and BrightLane hereby agrees to fully indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, tax or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the legal costs and expenses of defending itself against any claim or liability. Should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement due to a reason other than the gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, each of TeamStaff on one hand, and BrightLane on the other hand, hereby agrees to pay the Escrow Agent, in addition to any charges made hereunder for acting as Escrow Agent, one half of reasonable attorney's fees and expenses incurred by the Escrow Agent, and any other reasonable disbursements, expenses, losses, costs and damages in connection with and resulting from such actions.

     (d) The BrightLane Shareholders hereby acknowledge that Continental Stock Transfer & Trust Company serves as stock transfer agent to TeamStaff and it shall have the right and option to continue to serve as stock transfer agent to TeamStaff in the event that a dispute shall arise with respect to this Agreement and/or the Merger Agreement or the transactions contemplated herein or therein.

     (e) Should any controversy arise between the parties hereto with respect to this Agreement or if the Escrow Agent is called upon to take any other action other than as provided for in this Agreement, before taking such action, the Escrow Agent shall require written instructions signed by the BrightLane Shareholders Agent and TeamStaff instructing the Escrow Agent to take such actions or, in the event the Escrow Agent fails to receive written instructions, may require a judgment of a court of competent jurisdiction directing the Escrow Agent to take such action, and in any event the Escrow Agent will only be required to use good faith in determining what its action shall be.

     8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed (i) duly given if (and then delivered three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient or (ii) duly given if (and then delivered one business day after) it is sent by overnight courier and addressed to the intended recipient. All notices shall be sent to the addresses as set forth below:

If to the BrightLane Shareholders' Agent:    Copy to:
c/o T. Stephen Johnson & Associates, Inc.    Morris Manning & Martin
3650 Mansel Road                             1600 Atlanta Financial Center
Alpharetta, GA 30022                         Atlanta, GA 30326
Attn: T. Stephen Johnson                     Attn: Oby Brewer, Esq.
If to TeamStaff:                             Copy to:
TeamStaff Inc.                               Goldstein & DiGioia LLP
300 Atrium Drive                             369 Lexington Avenue, 18th Fl
Somerset, NJ 08873                           New York, NY 10017
Attn: Donald Kappauf                         Attn: Brian C. Daughney, Esq.
If to the Escrow Agent:
Continental Stock Transfer & Trust
  Company
2 Broadway
New York, NY 10004
Attn: Steve Nelson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8. Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of New York, United States of America.

     IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed as of the date first above written.

TEAMSTAFF, INC                                              BRIGHTLANE
SHAREHOLDERS' AGENT

By:                                                         By:

-----------------------------------------------------
-----------------------------------------------------           T. Stephen
Johnson
    Name:
    Title:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
-----------------------------------------------------
    Name:
    Title:

                                                                      APPENDIX C

                            FORM OF ESCROW AGREEMENT

     This ESCROW AGREEMENT ("Agreement") is entered into as of the   day of
       2001 by and among TeamStaff, Inc., a New Jersey corporation with its principal place of business at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), Donald Kappauf ("TeamStaff's Agent") with an address at c/o TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873, T. Stephen Johnson ("BrightLane Shareholders' Agent") with an address at 3650 Mansel Road, Alpharetta, GA 30022, and Continental Stock Transfer & Trust Company, with an address at 2 Broadway, New York, New York 10004 (the "Escrow Agent").

                                  WITNESSETH:

     WHEREAS, TeamStaff has entered into a Agreement and Plan of Merger dated as of March 5, 2001 by and among TEAMSTAFF, INC., TEAMSUB, INC. and BRIGHTLANE.COM, INC. (the "Merger Agreement"), whereby TeamStaff has agreed to acquire all of the capital stock of BrightLane.com, Inc., a Georgia corporation ("BrightLane") from the holders thereof ("BrightLane Shareholders");

     WHEREAS, the acquisition of BrightLane shall be accomplished through the merger of TeamStaff's wholly owned subsidiary, TeamSub, Inc., with and into BrightLane, pursuant to which BrightLane will become a wholly owned subsidiary of TeamStaff;

     WHEREAS, TeamStaff has made certain representations and warranties in the Merger Agreement to BrightLane regarding, among other things, the financial condition, business and operations of TeamStaff;

     WHEREAS, it is a condition to the Merger Agreement that TeamStaff place into escrow (the "Escrow") 150,000 shares of TeamStaff Common Stock which shall constitute newly issued and outstanding shares of TeamStaff Common Stock (the "TeamStaff Escrow Shares"), and shall be in addition to the TeamStaff Shares issued as the Merger Consideration (as defined in the Merger Agreement), in order to serve as a payment for any Liability (as defined in the Merger Agreement) for which BrightLane may be entitled to indemnification under Section 9 of the Merger Agreement;

     WHEREAS, pursuant to Section 9 of the Merger Agreement, TeamStaff has duly appointed Donald Kappauf as their agent to act on their behalf with regard to this Escrow Agreement; and

     WHEREAS, pursuant to Section 9 of the Merger Agreement, BrightLane has duly appointed T. Stephen Johnson as their agent to act on their behalf with regard to this Escrow Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and for other good and valuable consideration the parties hereto agree as follows:

     1. Defined Terms. All terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     2. Appointment of Escrow Agent. The BrightLane Shareholders' Agent and TeamStaff hereby appoint Continental Stock Transfer & Trust Company as Escrow Agent, and the Escrow Agent hereby accepts appointment, all upon the terms and provisions set forth in this Agreement. The Escrow Agent shall receive a fee of
$          for its services hereunder.

     3. Establishment of Escrow. Simultaneously with the execution and delivery of this Agreement, TeamStaff has caused to be delivered to the Escrow Agent share certificates for 150,000 shares of TeamStaff Escrow Shares, together with a stock power duly endorsed in blank by TeamStaff's Agent, signature guaranteed. TeamStaff and the BrightLane Shareholders' Agent hereby agree that the TeamStaff Escrow Shares held by the Escrow Agent shall be held by it and disposed of only in accordance with the terms of this Escrow Agreement and
Section 9 of the Merger Agreement.

     4. Escrow Period. The TeamStaff Escrow Shares shall be held for the earlier of (a) a period of one year from the date hereof or (b) until such time as there are no longer any TeamStaff Escrow Shares being held in escrow, as provided in Section 6 hereof ("Escrow Period").

     5.  Dividends/Distributions on TeamStaff Escrow Shares.

     During the Escrow Period that the TeamStaff Escrow Shares are held by the Escrow Agent, the parties hereby agree and acknowledge that no dividends or distributions shall accrue with respect to the TeamStaff Escrow Shares and there shall be no voting with respect thereto until the TeamStaff Escrow Shares have been released from the Escrow.

     6.  Release of TeamStaff Escrow Shares; Termination of Escrow.

     (a) At the times provided for in Section 6(c), the TeamStaff Escrow Shares shall be released to TeamStaff unless TeamStaff's Agent and the BrightLane Shareholders' Agent shall have instructed the Escrow Agent otherwise in writing, in which case the Escrow Agent shall be entitled to rely upon such instructions. If the TeamStaff Escrow Shares are to be delivered to the BrightLane Shareholders, TeamStaff will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing TeamStaff Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered to the BrightLane Shareholders.

     (b) No TeamStaff Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by TeamStaff or the BrightLane Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of TeamStaff or the BrightLane Shareholders, prior to the delivery to TeamStaff or the BrightLane Shareholders, as the case may be, of that portion of the TeamStaff Escrow Shares by the Escrow Agent as provided herein.

     (c) Within three (3) business days following expiration of the Escrow Period (the "Release Date"), the Escrow Shares will be released from the Escrow to TeamStaff less the number of TeamStaff Escrow Shares, if any, with a Fair Market Value (as determined in accordance with the Merger Agreement) equal to the amount of Adverse Consequences set forth in any Indemnification Notice from the BrightLane Shareholders' Agent with respect to any pending but unresolved claim for indemnification which Indemnification Notice has been delivered by the BrightLane Shareholders' Agent to TeamStaff's Agent under Section 9 of the Merger Agreement. Any TeamStaff Escrow Shares retained in the Escrow as a result of the immediately preceding sentence shall be released to the BrightLane Shareholders or TeamStaff, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of Section 9 of the Merger Agreement.

     (d) The TeamStaff Escrow Shares held in escrow shall be released by the Escrow Agent only upon the Escrow Agent's receipt of written instructions executed by both TeamStaff's Agent and the BrightLane Shareholders' Agent, which instructions shall state that the number of TeamStaff Escrow Shares as set forth in the instructions may be released from Escrow and delivered to either TeamStaff or the BrightLane Shareholders, as the case may be. The instructions shall be in the form of Exhibit B annexed hereto. Notwithstanding the foregoing, in the event that the BrightLane Shareholders' Agent has not delivered a notice to the Escrow Agent and TeamStaff's Agent prior to the expiration of the Escrow Period stating that the BrightLane Shareholders have a claim for indemnification under Section 9 of the Merger Agreement and that some or all of the TeamStaff Escrow Shares may not be released, TeamStaff's Agent may send written notice to the Escrow Agent (with a copy delivered to the BrightLane Shareholders' Agent) to release the TeamStaff Escrow Shares and the TeamStaff Escrow Shares shall be automatically released from Escrow to TeamStaff on the 3rd business day following termination of such Escrow Period.

     7.  Limitation of Escrow Agent Liability and Indemnity.

     (a) The Escrow Agent shall be obligated only for the performance of such duties as are expressly set forth herein and may rely and shall be protected in acting or refraining from acting on any written instructions believed by it to be genuine and to have been signed or presented by the proper party or parties and may reasonably assume that any person purporting to give notice or receipt of advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable for any action taken or omitted by it except for breach of the terms or conditions of this Agreement and for its own bad faith, gross negligence or willful misconduct. The parties hereto agree that the Escrow Agent is an agent and shall have no fiduciary duties or liabilities as a fiduciary hereunder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

     (b) The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including (but not limited to) the following: (i) the act, failure or gross negligence of any agent or correspondent selected without gross negligence by the Escrow Agent for the remittance of the Escrow Shares;
(ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (iii) the acts or edicts of any government or governmental agency.

     (c) Each of TeamStaff and BrightLane hereby agrees to fully indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, tax or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the legal costs and expenses of defending itself against any claim or liability. Should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement due to a reason other than the gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, each of TeamStaff on one hand, and BrightLane on the other hand, hereby agrees to pay the Escrow Agent, in addition to any charges made hereunder for acting as Escrow Agent, one half of reasonable attorney's fees and expenses incurred by the Escrow Agent, and any other reasonable disbursements, expenses, losses, costs and damages in connection with and resulting from such actions.

     (d) The BrightLane Shareholders hereby acknowledge that Continental Stock Transfer & Trust Company serves as stock transfer agent to TeamStaff and it shall have the right and option to continue to serve as stock transfer agent to TeamStaff in the event that a dispute shall arise with respect to this Agreement and/or the Merger Agreement or the transactions contemplated herein or therein.

     (e) Should any controversy arise between the parties hereto with respect to this Agreement or if the Escrow Agent is called upon to take any other action other than as provided for in this Agreement, before taking such action, the Escrow Agent shall require written instructions signed by the BrightLane Shareholders' Agent and TeamStaff's Agent instructing the Escrow Agent to take such actions or, in the event the Escrow Agent fails to receive written instructions, may require a judgment of a court of competent jurisdiction directing the Escrow Agent to take such action, and in any event the Escrow Agent will only be required to use good faith in determining what its action shall be.

     8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed (i) duly given if (and then delivered three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient or (ii) duly given if (and then delivered one business day after) it is sent by overnight courier and addressed to the intended recipient. All notices shall be sent to the addresses as set forth below:


     If to the BrightLane Shareholders'
     Agent:
     c/o T. Stephen Johnson & Associates,       Copy to:
     Inc.                                       Morris Manning & Martin
     3650 Mansel Road                           1600 Atlanta Financial Center
     Alpharetta, GA 30022                       Atlanta, GA 30326
     Attn: T. Stephen Johnson                   Attn: Oby Brewer, Esq.
     If to TeamStaff's Agent:                   Copy to:
     Donald Kappauf                             Goldstein & DiGioia LLP
     TeamStaff, Inc.                            369 Lexington Avenue, 18th Fl
     300 Atrium Drive                           New York, NY 10017
     Somerset, NJ 08873                         Attn: Brian C. Daughney, Esq.
     If to the Escrow Agent:
     Continental Stock Transfer & Trust
     Company
     2 Broadway
     New York, NY 10004
     Attn: Steve Nelson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8. Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of New York, United States of America.

     IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be duly executed as of the date first above written.

TEAMSTAFF'S AGENT                              BRIGHTLANE SHAREHOLDERS' AGENT

By:                                            By:
------------------------------------------
------------------------------------------
           Donald Kappauf                                 T. Stephen Johnson

TEAMSTAFF, INC                                 CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:                                            By:
------------------------------------------
------------------------------------------
           Name:                                          Name:
           Title:                                         Title:

                                                                      APPENDIX D

                        RAYMOND JAMES & ASSOCIATES, INC.

                                FAIRNESS OPINION

March 30, 2001

Board of Directors
TeamStaff, Inc.
300 Atrium Drive
Somerset, NJ 08873
Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of the outstanding common stock, par value $0.01 (the "Common Stock") of TeamStaff, Inc. (the "Company" or "TeamStaff") of the consideration to be paid by the Company in connection with the proposed Merger (the "Merger") of BrightLane.com, Inc. ("BrightLane") with the Company pursuant and subject to the Agreement and Plan of Merger between the Company and BrightLane.com dated as of March 6th, 2001 (the "Agreement"). The consideration to be offered by the Company in exchange for all BrightLane.com Capital Stock will be 8,066,631 shares of TeamStaff Common Stock.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

     1.  reviewed the financial terms and conditions as stated in the Agreement;

     2. reviewed the audited financial statements of BrightLane as of and for the years ended December 31, 2000 and 1999;

     3. reviewed other BrightLane financial and operating information requested from and/or provided by BrightLane;

     4.  reviewed certain other publicly available information on BrightLane;

     5. discussed with members of the senior management of BrightLane certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

     6. reviewed TeamStaff's audited financial statements as of and for the fiscal year ended September 30, 2000, 1999 and 1998, and TeamStaff's Quarterly Report filed on Form 10-Q for the quarter ended December 31, 2000;

     7.  reviewed certain other publicly available information on the Company;

     8. discussed with management of TeamStaff certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of TeamStaff, including management's forecasts for the years ended September 30, 2001, 2002, and 2003, and the prospects of the TeamStaff-BrightLane combined company after the Merger;

     9. reviewed publicly available information concerning companies in industries considered by Raymond James to be most comparable to TeamStaff and BrightLane;

    10. reviewed the combined pro forma financial statements, jointly prepared by TeamStaff and BrightLane management, showing the effects of the proposed Merger on the projected results of TeamStaff;

    11. conducted such other financial studies and analyses and performed such other investigations and taken into account such other matters as Raymond James deemed relevant, including our

Board of Directors
TeamStaff, Inc.
March 30, 2001
Page  2

          assessment of general economic, market and monetary conditions, necessary for the purposes of this opinion; and

     12. reviewed the marketing agreement with First Union Corporation related to the Merger.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, BrightLane or any other party and have not assumed any responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 30, 2001 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of TeamStaff stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of TeamStaff at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate them Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Board of Directors
TeamStaff, Inc.
March 30, 2001
Page  3

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. We have consented to the inclusion of this letter in its entirety in the proxy statement to be filed by TeamStaff with the Securities and Exchange Commission in connection with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of March 30, 2001 the consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

                                                                      APPENDIX E

                       THE ROBINSON HUMPHERY COMPANY LLC

                                FAIRNESS OPINION

                                 March 21, 2001

Board of Directors
BrightLane.com, Inc.
Suite 200
3650 Mansell Road
Alpharetta, GA 30022

Ladies and Gentlemen:

     We understand that TeamStaff, Inc. ("TeamStaff") proposes to acquire BrightLane.com, Inc. (the "Company"), through the merger of a wholly-owned subsidiary of TeamStaff with and into the Company, for total consideration consisting of 8,066,631 shares of common stock of TeamStaff (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of March 6, 2001, by and among TeamStaff, Teamsub, Inc. and the Company (the "Agreement").

     We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement;
(2) publicly available information concerning TeamStaff which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company and TeamStaff furnished to us by the Company and TeamStaff, respectively; (4) a trading history of TeamStaff's common stock from May 1986 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and of TeamStaff with those of publicly traded companies which we deemed relevant; and (6) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the managements of the Company and TeamStaff concerning their respective businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company, TeamStaff and the combined company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company, TeamStaff and the combined company, and we express no opinion with respect to such forecasts or the assumptions on which the forecasts are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or TeamStaff and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities or liability related to any outstanding or potential litigation), contingent or otherwise, of the Company or TeamStaff. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or TeamStaff, or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company, TeamStaff or the combined company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

     The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade in the equity securities of TeamStaff for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered in the Proposed Transaction is fair to the stockholders of the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Proposed Transaction.

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                      APPENDIX F
                           PROXY STATEMENT/PROSPECTUS

                       GEORGIA DISSENTERS' RIGHTS STATUTE

                       GEORGIA BUSINESS CORPORATION CODE

14-2-1301. DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholder of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323. DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code Section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code Section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code Section within 30 days after the corporation made or offered payment for his or her shares, as provided in Code
Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325;

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330. COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other matter permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, an amount the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. LIMITATION OF ACTIONS.

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporation action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.

                                     *****

                                                                      APPENDIX G

BRIGHTLANE.COM, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 2000 AND
THE PERIOD MAY 7, 1999 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 1999, FOR THE
YEAR ENDED DECEMBER 31, 2000, AND THE
PERIOD MAY 7, 1999 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2000 AND
INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF BRIGHTLANE.COM, INC.:

     We have audited the accompanying balance sheets of Brightlane.com, Inc. (the "Company," a development stage enterprise) as of December 31, 1999 and 2000 and the related statements of operations, stockholders' equity, and cash flows for the period May 7, 1999 (date of inception) through December 31, 1999, the year ended December 31, 2000, and the period May 7, 1999 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000 and the results of its operations and its cash flows for the period May 7, 1999 (date of inception) through December 31, 1999, the year ended December 31, 2000, and the period May 7, 1999 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Atlanta, Georgia
March 2, 2001

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 2000

                                                                 1999
2000
                                                              -----------
-----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $19,254,095
$18,967,048
  Accounts receivable -- trade..............................          400
 22,723
  Related party receivables.................................           --
  3,829
  Prepaid expenses and other current assets.................      121,616
268,418
                                                              -----------
-----------
          Total current assets..............................   19,376,111
19,262,018
Property and equipment, net.................................    1,482,649
1,392,432
Restricted cash.............................................      510,523
537,054
Goodwill, net...............................................      187,967
117,480
Other assets................................................      365,061
661,808
                                                              -----------
-----------
          Total Assets......................................  $21,922,311
$21,970,792
                                                              ===========
===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   954,894    $
289,397
  Accrued liabilities.......................................       76,680
141,373
  Capital lease obligations -- current portion..............       20,155
 19,892
  Unearned revenue..........................................           --
 59,167
                                                              -----------
-----------
          Total current liabilities.........................    1,051,729
509,829
NOTE PAYABLE................................................   19,495,025
     --
CAPITAL LEASE OBLIGATIONS...................................       32,306
 31,198
                                                              -----------
-----------
          Total liabilities.................................   20,579,060
541,027
COMMITMENTS AND CONTINGENCIES (Note 6)
Stockholders' equity:
  Preferred stock, no par value (10,000,000 shares
     authorized, and 38,390 and 2,260,887 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively)..........................................    4,606,800
38,281,180
Common stock, no par value (250,000,000 shares authorized,
  and 4,841,400 shares issued and outstanding)..............      380,636
1,438,957
Deficit accumulated during development stage................   (3,644,185)
(18,290,372)
                                                              -----------
-----------
          Total stockholders' equity........................    1,343,251
21,429,765
                                                              -----------
-----------
                                                              $21,922,311
$21,970,792
                                                              ===========
===========

                       See notes to financial statements.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
                     PERIOD MAY 7, 1999 (DATE OF INCEPTION)
            THROUGH DECEMBER 31, 1999, YEAR ENDED DECEMBER 31, 2000,
      AND PERIOD MAY 7, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2000


      PERIOD

    MAY 7, 1999

(DATE OF INCEPTION)

      THROUGH

   DECEMBER 31,
                                                     1999            2000
       2000
                                                  -----------    ------------
-------------------
Net Revenues....................................  $     5,154    $    199,246
   $    204,400
Cost of Revenues................................        4,345         173,773
        178,118
                                                  -----------    ------------
   ------------
Gross Profit....................................  $       809    $     25,473
   $     26,282
Operating Expenses:
  Sales and marketing...........................      972,629       9,876,473
     10,849,102
  Product and development.......................    1,435,594       2,547,604
      3,983,198
  General and administrative....................    1,190,496       2,643,259
      3,833,755
  Depreciation and amortization.................      233,868         906,879
      1,140,747
                                                  -----------    ------------
   ------------
          Total operating expenses..............    3,832,587      15,974,215
     19,806,802
                                                  -----------    ------------
   ------------
Loss from operations............................   (3,831,778)    (15,948,742)
    (19,780,520)
Other Income:
  Interest income...............................      234,527       1,302,555
      1,537,082
                                                  -----------    ------------
   ------------
Net loss........................................  $(3,597,251)   $(14,646,187)
   $(18,243,438)
                                                  ===========    ============
   ============
Net Loss Per Share:
  Basic.........................................  $     (0.97)   $      (3.03)
   $      (4.16)
  Diluted.......................................  $     (0.97)   $      (3.03)
   $      (4.16)
Shares Used for Computing Net Income (Loss) Per
  Share:
  Basic.........................................    3,695,060       4,841,400
      4,389,811
  Diluted.......................................    3,695,060       4,841,400
      4,389,811

                         See notes to financial statements.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  PERIOD FROM MAY 7, 1999 (DATE OF INCEPTION)
           THROUGH DECEMBER 31, 1999 AND YEAR ENDED DECEMBER 31, 2000

                                    PREFERRED STOCK            COMMON STOCK
                                -----------------------   ----------------------
       DEFICIT
                                NUMBER OF                 NUMBER OF
   ACCUMULATED IN
                                 SHARES       AMOUNT       SHARES       AMOUNT
  DEVELOPMENT STAGE      TOTAL
                                ---------   -----------   ---------   ----------
  -----------------   ------------
Issuance of Common Stock for
  cash May 7, 1999 at $0.025
  per share...................                            1,624,000   $   40,600
                      $     40,600
Issuance of Common Stock for
  cash June 15, 1999, American
  Investors at $0.125 per
  share.......................                             368,000        46,000
                            46,000
Issuance of Common Stock for
  cash June 15, 1999, European
  Investors at $0.125 per
  share.......................                            1,535,600      191,950
                           191,950
Issuance of Series A Preferred
  Stock for cash June 15,
  1999, European Investors at
  $120 per share..............    38,390    $ 4,606,800
                         4,606,800
Issuance of Common Stock
  August 27, 1999, related to
  acquisition at $0.057 per
  share.......................                             480,000        27,480
                            27,480
Stock Options Granted August
  27, 1999, related to
  acquisition.................                                             3,497
                             3,497
Issuance of Warrants October
  15, 1999, in connection with
  long-term debt..............                                             4,975
                             4,975
Issuance of Common Stock
  October 15, 1999 to
  preferred shareholders at
  $0.069 per share............                             680,200        46,934
    $    (46,934)
Exercise of Stock Options.....                             153,600        19,200
                            19,200
Net Loss......................
      (3,597,251)       (3,597,251)
                                ---------   -----------   ---------   ----------
    ------------      ------------
Balance -- December 31,
  1999........................    38,390      4,606,800   4,841,400      380,636
      (3,644,185)        1,343,251
                                ---------   -----------   ---------   ----------
    ------------      ------------
Issuance of Series C Preferred
  Stock for cash July 12, 2000
  at $29.70 per share, net of
  offering expenses of
  $825,620....................   505,112     14,174,380
                        14,174,380
Issuance of Series B Preferred
  Stock in exchange for Note
  payable and warrants July
  12, 2000....................  1,717,385    19,500,000
(4,975)                        19,495,025
Stock Compensation Charge.....                                         1,063,296
                         1,063,296
Net Loss......................
     (14,646,187)      (14,646,187)
                                ---------   -----------   ---------   ----------
    ------------      ------------
Balance -- December 31,
  2000........................  2,260,887   $38,281,180   4,841,400   $1,438,957
    $(18,290,372)     $ 21,429,765
                                =========   ===========   =========   ==========
    ============      ============

                       See note to financial statements.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       PERIOD MAY 7, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999,
          YEAR ENDED DECEMBER 31, 2000 AND PERIOD MAY 7, 1999 (DATE OF
                      INCEPTION) THROUGH DECEMBER 31, 2000


    MAY 7, 1999

(DATE OF INCEPTION)

      THROUGH

   DECEMBER 31,
                                                     1999            2000
       2000
                                                  -----------    ------------
-------------------
OPERATING ACTIVITIES:
  Net loss......................................  $(3,597,251)   $(14,646,187)
   $(18,243,438)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation...............................      210,372         634,263
        844,635
     Amortization...............................       23,496         272,616
        296,112
     Loss on disposal of fixed assets...........      194,311             910
        195,221
     Stock compensation charge..................                    1,063,296
      1,063,296
  Changes in certain assets and liabilities (net
     of acquisitions):
     Accounts receivable........................         (400)        (26,152)
        (26,552)
     Prepaid expenses and other current
       assets...................................     (121,616)       (146,802)
       (268,418)
     Restricted funds...........................                      (26,531)
        (26,531)
     Other assets...............................     (365,061)       (497,016)
       (862,077)
     Accounts payable and accrued liabilities...    1,031,574        (600,804)
        430,770
     Unearned revenue...........................                       59,167
         59,167
                                                  -----------    ------------
   ------------
       Net cash used in operating activities....   (2,624,575)    (13,913,240)
    (16,537,815)
INVESTING ACTIVITIES:
  Purchases of property and equipment...........   (1,829,021)       (553,531)
     (2,382,552)
  Purchases of long-term certificates of
     deposit....................................     (510,523)
       (510,523)
  Acquisition, net of cash acquired.............     (180,486)
       (180,486)
  Proceeds from sale of fixed assets............                        6,715
          6,715
                                                  -----------    ------------
   ------------
       Net cash used in investing activities....   (2,520,030)       (546,816)
     (3,066,846)
                                                  -----------    ------------
   ------------
FINANCING ACTIVITIES:
  Proceeds from common and preferred stock
     issuances..................................    4,885,350      14,174,380
     19,059,730
  Proceeds from long-term debt..................   19,500,000          20,135
     19,520,135
  Proceeds from exercise of stock options.......       19,200
         19,200
  Payment on capital lease obligations..........       (5,850)        (21,506)
        (27,356)
                                                  -----------    ------------
   ------------
       Net cash provided by financing
          activities............................   24,398,700      14,173,009
     38,571,709
                                                  -----------    ------------
   ------------
INCREASE IN CASH AND CASH EQUIVALENTS...........   19,254,095        (287,047)
     18,967,048
CASH AND CASH EQUIVALENTS:
  Beginning of period...........................           --      19,254,095
             --
                                                  -----------    ------------
   ------------
  End of period.................................  $19,254,095    $ 18,967,048
   $ 18,967,048
                                                  ===========    ============
   ============


    (Continued)

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       PERIOD MAY 7, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999,
          YEAR ENDED DECEMBER 31, 2000 AND PERIOD MAY 7, 1999 (DATE OF
                      INCEPTION) THROUGH DECEMBER 31, 2000


    MAY 7, 1999

(DATE OF INCEPTION)

      THROUGH

   DECEMBER 31,
                                                     1999            2000
       2000
                                                  -----------    ------------
-------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest...................................  $       824    $      4,946
   $      5,770
                                                  ===========    ============
   ============
SUPPLEMENTAL INFORMATION REGARDING NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property and equipment under
     capital leases.............................  $    58,311    $         --
   $     58,311
                                                  ===========    ============
   ============
  Issuance of common stock and stock options in
     connection with acquisition................  $    30,977    $         --
   $     30,977
                                                  ===========    ============
   ============
  Issuance of preferred stock in exchange for
     notes payable and warrants to First
     Union......................................  $        --    $ 19,495,025
   $ 19,495,025
                                                  ===========    ============
   ============

                                                                     (Concluded)

                       See notes to financial statements.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 2000

1.  ORGANIZATION AND PRESENTATION

     Brightlane.com, Inc., formerly known as bizE.com, Inc. (the "Company") was incorporated on May 7, 1999 as a Georgia corporation. The Company is a development stage enterprise whose primary business purpose is to provide an Internet site consisting of a central hub for small business products and services. The Internet site allows small businesses to access and purchase services and products including banking services, payroll services, office supplies and furniture, and human resources services.

     The Company is in the development stage and, to date, has generated no significant revenues, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all of the risks inherent in the establishment of a new business enterprise. As a result of the start-up nature of its business, the Company can be expected to sustain substantial operating losses for at least the next few years. The Company's continuation as a going concern is dependent upon its ability to obtain additional equity investment and ultimately to attain successful operations. Management believes the Company has adequate funding to meet its obligations through December 31, 2001.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. The following is a summary of significant accounting policies:

          Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

          Cash and Cash Equivalents -- Cash equivalents include money market instruments with an original maturity of 90 days or less which can be readily converted to cash on demand without penalty. Money market accounts totaled $18,461,476 and $18,901,748 at December 31, 2000 and 1999,
     respectively. Restricted cash is pledged to secure two letters of credit and the Company's office lease.

          Property and Equipment -- Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method over estimated useful lives of the assets, which range from three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the life of the related asset or the term of the lease.

          Revenue Recognition -- Revenue from product sales is recognized upon receipt of product by the customer. The Company acts as principal in those transactions; as orders are initiated directly on the Company's web site, the Company takes title to the goods during shipment and has economic risk related to collection, customer service, and returns.

          Valuation of Long-Live Assets -- The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment and other assets when events or changes in circumstances indicate the carrying value of the asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the undiscounted net cash flow from such asset is estimated to be less than its carrying value. In the event of an impairment, the carrying value of the asset is reduced to fair value.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          Detachable Stock Purchase Warrant -- A portion for the proceeds from the debt issued with detachable stock purchase warrants in 1999 has been allocated to the warrants based on their fair value. The value ascribed to the warrants is recorded as a debt discount and amortized to interest expense over the term of the related debt using the effective interest method. In July of 2000, the Company issued preferred stock to First Union for cancellation of the note payable and the detachable stock purchase warrants issued in 1999 (see Note 8).

          Internally Developed Software -- Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on May 7, 1999 (inception) and capitalized $415,965 and $432,229 in internally developed software costs for the period ended December 31, 2000 and 1999, respectively. Capitalized software costs are amortized on a straight-line basis over a useful life ranging from one to three years and are included in Other Assets.

          New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS 137 and 138, will be effective for the Company as of January 1, 2001 and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the effect of adopting the provisions of SFAS No. 133, as amended, to have a significant impact on the Company's financial position, results of operations, and cash flows.

          Stock-Based Compensation -- The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees ("APB 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation. Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

          Goodwill -- Goodwill represents the excess of cost over net assets acquired in connection with the acquisition of BizE.buy, Inc. Goodwill is being amortized on a straight-line basis over a three-year period. Amortization expense charged to earnings amounted to $23,486 and $70,488 in 1999 and 2000, respectively.

     The Company evaluates goodwill and other intangibles based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded costs, and it writes down recorded costs of the assets to fair value (based on discounted cash flows or market values) when recorded costs, prior to impairment, are higher.

3.  MERGERS AND ACQUISITIONS

     Effective August 27, 1999, the Company purchased substantially all of the assets of BizE.buy, Inc., a development stage e-commerce enterprise for $30,977 in common stock and stock options of the Company plus $180,486 in assumed net liabilities. The acquisition was accounted for as a purchase, and the purchase

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the identifiable net assets acquired in the amount of $211,463 has been classified as goodwill.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,

------------------------
                                                                 1999
2000
                                                              ----------
----------
Computer equipment..........................................  $1,021,607
$1,229,939
Purchased Software..........................................     528,287
656,232
Furniture and fixtures......................................      80,392
232,003
Leasehold improvements......................................      52,115
89,297
Other equipment.............................................      10,619
29,595
                                                              ----------
----------
                                                               1,693,020
2,237,066
Less: Accumulated depreciation..............................    (210,371)
(844,634)
                                                              ----------
----------
                                                              $1,482,649
$1,392,432
                                                              ==========
==========

5.  RELATED PARTY TRANSACTIONS

     The Company has an agreement with a company owned by the Chairman of the Board of the Company for consulting services to the Company. Under the terms of the agreement, the Company must pay a monthly fee of $25,000. The Company has paid $225,000 and $300,000 in consulting fees under the agreement for the period ended December 31, 1999 and 2000, respectively. The agreement expired on July 31, 2000, but was extended for an additional 6 months, expiring on January 31, 2001. This agreement may be terminated by either party upon 10 days written notice. At December 31, 1999 and 2000, the amount accrued related to this agreement was $25,000.

6.  COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     The Company is obligated under various long-term leases for premises and certain equipment. At December 31, 2000, future minimum lease payments are as follows:

FOR THE YEAR ENDING
DECEMBER 31,
-------------------
2001........................................................    $252,200
2002........................................................     251,679
2003........................................................     244,102
2004........................................................     217,407
2005........................................................       1,459
                                                                --------
                                                                $966,847
                                                                ========

          Restricted Funds -- The Company has two letters of credit agreements at December 31, 1999 and 2000, to back certain vendor relationships. The letters of credit amounts at December 31, 1999 and 2000 were $75,000 and $300,000, respectively. As collateral for the letters of credit the Company invested in two 18-month, no-penalty certificates of deposit in the amounts of $300,000 and $75,000

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     with maturity dates of February 18, 2001 and March 21, 2001. Pursuant to the execution of the Company's office lease the landlord was given a security interest in a $128,906 certificate of deposit representing the last six months of the Company's five-year lease agreement. As required by the letters of credit agreements and the operating lease, the Company had a total of $510,523 and $537,054 in restricted cash at December 31, 1999 and 2000 invested in three certificates of deposit.

          Employment Agreements -- Effective May 1, 2000, the Company entered into employee agreements with its current president and chief executive officer (the "CEO") and chief operating officer (the "COO") (the "Employment Agreements"). The Employment Agreements are for a term of three years. Pursuant to the Employment Agreements, the CEO and COO receive a base salary of $200,000 and $150,000, respectively, for year one, with years two and three being determined by the Company's compensation committee. The Company's compensation committee designated by the Board of Directors, at its sole discretion, may award the CEO and COO a bonus if it determines that circumstances warrant doing so. If the Company terminates the CEO or COO without cause, the CEO or COO voluntarily terminates his employment with the Company within 30 days following a change of control, or at any time following a change of control, the CEO or COO voluntarily terminates his employment within a 30-day period following a constructive discharge, the Company will make monthly cash separation payments to CEO or COO in the amount of $16,667 and $12,500, respectively, for a two-year period following such termination.

          Incentive Program -- The Company has entered into an agreement effective August 30, 2000 to establish a customer rewards program. The Company is obligated to pay for any unused rewards upon the expiration of the agreement. The agreement expires on June 30, 2002 and the Company's purchase commitment for these rewards is approximately $127,000 at December 31, 2000.

          Affiliate Agreement -- Pursuant to the Nationwide Financial Services, Inc. purchase of Series C preferred stock in July of 2000 (see Note 8), the Company shall make its best efforts to achieve certain standards of security, availability, and disaster recovery capability.

7.  INCOME TAXES

     Income tax expense (benefit) consists of the following for the year ended December 31, 2000 and the period May 7, 1999 (Date of Inception) to December 31, 1999:

                                                               1999
2000
                                                            -----------
-----------
Deferred:
  Federal.................................................  $(1,305,495)
$(6,099,512)
  State...................................................     (230,382)
(754,883)
                                                            -----------
-----------
                                                             (1,535,877)
(6,854,395)
Valuation allowance.......................................    1,535,877
6,854,395
                                                            -----------
-----------
                                                            $        --    $
   --
                                                            ===========
===========

     The Company has recorded a valuation allowance against the deferred tax benefit in the amount of $1,535,877 and $6,854,395 as of December 31, 1999 and 2000, respectively. Management believes that, based upon several factors, there exists a significant uncertainty regarding realization of deferred tax assets.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Company's deferred tax assets and liabilities are as follows at December 31, 1999 and 2000:

                                                               1999
2000
                                                            -----------
-----------
Current:
  Accrued reserves........................................  $    20,672    $
   --
  Other...................................................       (7,840)
(80,111)
                                                            -----------
-----------
     Total current........................................       12,832
(80,111)
Noncurrent:
  Net operating loss......................................      822,658
6,644,809
  Internally developed software costs.....................           --
(245,953)
  Other...................................................           --
20,525
  Start-up costs..........................................      700,387
515,125
                                                            -----------
-----------
     Total noncurrent.....................................    1,523,045
6,934,506
Total.....................................................    1,535,877
6,854,395
Valuation allowance.......................................   (1,535,877)
(6,854,395)
                                                            -----------
-----------
Total.....................................................  $        --    $
   --
                                                            ===========
===========

     At December 31, 2000, the Company has approximately $17.4 million in federal net operating loss carryforwards which, if not utilized, will begin to expire in 2019. The utilization of such net operating loss carryforwards and realization of tax benefits in future years depends predominantly upon having taxable income. Further, the utilization of $10.2 million of these carryforwards is subject to annual limitation of approximately $1.1 million per year as a result of a change in ownership at July 12, 2000 of the Company, as defined in the Internal Revenue Code. The limitation does not reduce the total amount of net operating losses which may be taken, but rather substantially limits the amount which may be used during a particular year.

8.  EARNINGS PER SHARE

     The following table reconciles the differences in loss and shares outstanding between basic and diluted for the periods indicated:

                          YEAR ENDED DECEMBER 31, 1999           YEAR ENDED
DECEMBER 31, 2000
                       -----------------------------------
------------------------------------
                                                 PER-SHARE
       PER-SHARE
                          LOSS        SHARES      AMOUNT         LOSS
SHARES      AMOUNT
                       -----------   ---------   ---------   ------------
---------   ---------
Basic EPS............  $(3,597,251)  3,695,060    $(0.97)    $(14,646,187)
4,841,400    $(3.03)
                       -----------   ---------    ======     ------------
---------    ======
Effective of dilutive
  securities:
  Options and
    warrants.........           --          --                         --
  --
  Convertible
    preferred
    stock............           --          --                         --
  --
                       -----------   ---------               ------------
---------
Diluted EPS..........  $(3,597,251)  3,695,060    $(0.97)    $(14,646,187)
4,841,400    $(3.03)
                       ===========   =========    ======     ============
=========    ======

                                PERIOD MAY 7, 1999
                           (DATE OF INCEPTION) THROUGH
                           YEAR ENDED DECEMBER 31, 2000
                       ------------------------------------
                                                  PER-SHARE
                           LOSS        SHARES      AMOUNT
                       ------------   ---------   ---------
Basic EPS............  $(18,243,438)  4,389,811    $(4.16)
                       ------------   ---------    ======
Effective of dilutive
  securities:
  Options and
    warrants.........            --          --
  Convertible
    preferred
    stock............            --          --
                       ------------   ---------
Diluted EPS..........  $(18,243,438)  4,389,811    $(4.16)
                       ============   =========    ======

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Anti-dilution provisions of SFAS 128 require consistency between diluted per-common-share amounts and basic per-common-share amounts in loss periods. The number of anti-dilutive equivalent shares excluded from the per-share calculations are 3,264,240 for the year end December 31, 1999 and 24,646,870 for the year ended December 31, 2000 and the period May 7, 1999 (date of inception) to December 31, 2000.

9.  STOCKHOLDERS' EQUITY

     At December 31, 1999 and 2000, the Company's authorized no par value common stock was 250,000,000 shares, with 4,841,400 shares issued and outstanding. At December 31, 1999 and 2000, the Company's authorized preferred stock was 10,000,000 shares, with 38,390 and 2,260,887 shares issued and outstanding, respectively. On June 4, 1999 the Board of Directors adopted an amendment to the articles of incorporation creating a series of preferred stock, designated "Series A Redeemable Preferred Stock," and establishing the preferences, limitations, and relative rights. On July 5, 2000 the Board of Directors adopted an amendment to the first amended and restated articles of incorporation creating two new series of preferred stock, designated "Series B Convertible Preferred Stock" and "Series C Convertible Preferred Stock" and establishing the preferences, limitations, and relative rights.

     In July of 2000 the Company authorized and issued an aggregate of 1,717,385 shares of its Series B Convertible Preferred Stock, no par value (the "Series B Preferred") at an aggregate purchase price of $19,500,000 (which consists of $19,500,000 for cancellation of the Promissory Note (the "Note") payable to First Union Private Capital Inc. ("First Union") and a certificate for 1,233,840 stock purchase warrants) (See Note 9). Each share of Series B Preferred is convertible at the option of the holder upon the earlier to occur of: (i) the date eighteen months from the date of the issuance or (ii) the Series B Preferred on a converted basis represents less than 19% of the total voting power of all issued and outstanding securities of the Company. The initial conversion price is $1.1354472 subject to certain anti-dilution provisions. Although conversion of the Series B Preferred is at the holder's option, conversion is required immediately upon the Company's sale of its Common Stock in a public offering, whereby the aggregate gross proceeds of the offering are at least $20,000,000. Upon the occurrence of any liquidating event on a pari passu basis with the shares of Series A Preferred and the Series C Preferred, each holder of Series B Preferred shall receive $11.354472 per share (Original Purchase Price), before any payment is made in respect of the Common Stock or other series of preferred stock then in existence that is outstanding and junior to the Series B Preferred.

     Holders of Series B Preferred will not have any right to vote unless required by law until the sooner of (i) the date which is eighteen months from the date of issuance of the Series B Preferred or (ii) at such time the shares of Common Stock issuable upon the conversion of the Series B Preferred held by First Union or its affiliates represents less than 19% of the total voting power of all issued and outstanding securities of the Company. Upon the voting trigger, holders would be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted.

     In July of 2000, concurrent with the Series B Preferred offering, the Company authorized and issued an aggregate of 505,112 shares of its Series C Convertible Preferred Stock, no par value (the "Series C Preferred") for aggregate proceeds of $14,174,380 (net of related expenses of $825,620). Each share of Series C Preferred is convertible at the option of the holder at any time at the initial conversion price of $2.9696384 subject to certain ant-dilution provisions. Although conversion of the Series C Preferred is at the holder's option, conversion is required upon the earlier to occur of (i) the Company's sale of its Common Stock in a public offering, whereby the aggregate gross proceeds of the offering are at least $20,000,000; or (ii) the date specified by written consent or agreement of the holders of a majority of the

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

then outstanding shares of Series C Preferred. Upon the occurrence of any liquidating event on a pari passu basis with the shares of Series A Preferred and the Series B Preferred, each holder of Series C Preferred shall receive either (i) $29.9696384 per share if that certain Warrant (see Note 9) issued by the Company to the holder of Series C Preferred, has not been exercised in full prior to the liquidation or (ii) $27.949512 per share if the Warrant has been exercised in full prior to the liquidation before any payment is made in respect of the Common Stock or other series of preferred stock then in existence that is outstanding and junior to the Series C Preferred.

     In June 1999, the Company pursuant to an offering of 960,000 shares (the "Shares") through a private placement of no par value, Common Stock, (the "Common Stock") issued 368,000 Shares of Common Stock at $.13 each, for aggregate proceeds of $46,000. In June of 1999, concurrent with the Common Stock offering, the Company pursuant to an offering through private placement of 40,000 securities units (the "Units") issued 38,390 Units at $125.00 each, for aggregate proceeds of $4,798,750. Each Unit includes 40 shares of Common Stock, no par value, and one share of Series A Redeemable Preferred Stock without par value (the "Series A Preferred Stock"). The rights, preferences, and privileges of the Series A Preferred Stockholders are as follows: (i) $120.00 stated value, liquidation preference, and redemption price, (ii) no dividends, (iii) nonvoting except as many otherwise be required by law, (iv) not convertible into Common Stock or any other type of security and (v) redeemable by the Company at any time, in whole or in part, at the redemption price of $120.00 per share.

     In October 1999, as a result of the Stock Purchase warrants and Note Payable transaction (see Note 9), units shareholders were issued 680,200 additional shares of Common Stock for no consideration. The fair value of these shares of $46,934 ($0.069 per share) was charged directly to accumulated deficit.

     In connection with the August 1999 merger with BizE.buy, Inc. the Company issued 480,000 shares of Common Stock to the owners of BizE.buy, Inc. at $0.057 per share.

     The Company has reserved approximately 2,421,980 and 2,030,480 shares of Common Stock for future issuance upon the exercise and purchase of options and warrants outstanding as of December 31, 2000 and 1999, respectively.

10.  STOCK OPTIONS AND PURCHASE WARRANTS

     Stock Options -- The 1999 Stock Option Plan (the "Plan") allows for the issuance of incentive stock options, nonqualified stock options, restricted stock awards, and stock appreciation rights to purchase a maximum of 3,000,000 shares of the Company's Common Stock. Under the Plan, incentive stock options may be granted to employees, directors, and officers of the Company, and nonqualified stock options may be granted to consultants, employees, directors, and officers of the Company. Generally, the options become exercisable over a period of three years and expire 10 years from the date of grant. Incentive stock options granted under the Plan must be issued at prices not less than the fair market value on the date that incentive stock option is granted. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Activity under the Plan for options issued to employees is summarized as follows:


WEIGHTED-
                                                                OPTIONS
AVERAGE
                                                              OUTSTANDING
PRICE
                                                              -----------
---------
Balance at May 7, 1999
Granted.....................................................     614,480
$0.13
Exercised...................................................
Forfeited...................................................
                                                               ---------
-----
Balance at December 31, 1999................................     614,480
$0.13
                                                               =========
Options Exercisable at year-end.............................     614,480
$0.13
                                                               =========
Options Available for future grant..........................   2,385,520
                                                               =========
Balance at December 31, 1999................................     614,480
$0.13
Granted.....................................................     627,600
0.50
Exercised...................................................
Forfeited...................................................     444,000
0.15
                                                               ---------
-----
Balance at December 31, 2000................................     798,080
$0.41
                                                               =========
Options Exercisable at year-end.............................     631,500
$0.13
                                                               =========
Options Available for future grant..........................   2,198,720
                                                               =========

     The Company has also granted nonqualified stock options outside of the Company's Plan to certain officers, directors, and employees that are exercisable over a 10-year period. A summary of the status of Company's nonqualified stock options granted outside the plan as of December 31, 1999 and 2000 is presented below:


WEIGHTED-
                                                                OPTIONS
AVERAGE
                                                              OUTSTANDING
PRICE
                                                              -----------
---------
Balance at May 7, 1999
Granted.....................................................   1,569,600
$0.05
Exercised...................................................    (153,600)
0.13
Forfeited...................................................
                                                               ---------
-----
Balance at December 31, 1999................................   1,416,000
0.05
                                                               =========
Options Exercisable at year-end.............................   1,416,000
0.05
                                                               =========
Balance at December 31, 1999................................   1,416,000
$0.04
Granted.....................................................     374,400
0.13
Exercised...................................................
Forfeited...................................................
                                                               ---------
-----
Balance at December 2000....................................   1,790,400
0.06
                                                               =========
Options Exercisable at year-end.............................   1,790,400
$0.06
                                                               =========

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information concerning outstanding and exercisable employee options at December 31, 1999 and 2000:

              NUMBER                                      NUMBER
           OUTSTANDING       WEIGHTED-                 EXERCISABLE
RANGE OF      AS OF           AVERAGE       AVERAGE       AS OF       AVERAGE
EXERCISE   DECEMBER 31,      REMAINING      EXERCISE   DECEMBER 31,   EXERCISE
 PRICE         1999       LIFE (IN YEARS)    PRICE         1999        PRICE
--------   ------------   ---------------   --------   ------------   --------
 $0.03      1,184,000           9.3          $0.03      1,184,000      $0.03
 $0.13        846,480           9.6          $0.13        846,480      $0.13

              NUMBER                                      NUMBER
           OUTSTANDING       WEIGHTED-                 EXERCISABLE
RANGE OF      AS OF           AVERAGE       AVERAGE       AS OF       AVERAGE
EXERCISE   DECEMBER 31,      REMAINING      EXERCISE   DECEMBER 31,   EXERCISE
 PRICE         2000       LIFE (IN YEARS)    PRICE         2000        PRICE
--------   ------------   ---------------   --------   ------------   --------
 $0.03      1,184,000           8.4          $0.03      1,184,000      $0.03
 $0.13      1,324,980           8.9          $0.13      1,237,900      $0.13
 $2.97         79,500           9.7          $2.97             --      $2.97

     Stock Compensation -- The Company accounts for stock-based compensation in accordance with the provisions of APB 25. The Company has adopted SFAS 123, Accounting for Stock Based Compensation, for disclosure purposes. Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates consistent with a method prescribed in SFAS 123 utilizing the assumptions described below, the Company's net loss would have been increased to $3,609,091 and $14,503,339 as of December 31, 1999 and 2000, respectively.

     The weighted-average fair value of the options granted during 2000 is estimated at $.03 per share on the date of grant using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 5.7% to 6.7% depending on grant date, and an expected life of five years.

     The weighted-average fair value of the options granted during 1999 is estimated at $.01 per share on the date of grant using the Black-Scholes valuation model with the following assumptions: no dividend yield, no volatility, a risk-free interest rate range of 5.4% to 5.8% depending on grant date, and an expected life of five years.

     Certain of the Company's nonqualified stock options granted become exercisable immediately in the event of a merger or sale of all or substantially all of the assets of the Company. Certain of the Company's nonqualified option grants in 2000 have provided for a purchase price less than the Company's determination of market value for the Common Stock. The difference between the option price and the market value of the Common Stock, at measurement date, $1,063,296, has been credited to common stock and was fully amortized in General and Administrative Expense on July 12, 2000 upon the change of control related to the issuance of the Series B Preferred.

     Stock Purchase Warrants and Note Payable -- During October 1999, for an aggregate purchase price of $19,500,000, the Company issued a Note payable to First Union and a certificate to purchase 1,233,840 stock purchase warrants. The Note did not bear interest and was due and payable on October 24, 2004. First Union, at its sole discretion, had the right to require the Company to pay the unpaid principal balance of this Note upon the consummation of any private equity investment or firm commitment underwritten public offering resulting in gross proceeds to the Company of not less than $20.0 million. First Union also received the right to be the exclusive bank for one year on the Company's Internet site. The warrants were exercisable over five years from the date of grant. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $.13 until expiration.

                              BRIGHTLANE.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value of the stock purchase warrants was calculated to be $4,975, and such amount was deducted from the face value of note payable and credited to common stock. There are no other measurable stated or unstated rights or privileges granted First Union to increase the amount of imputed interest. The note payable will be accreted to its maturity value over the five-year term using the effective interest method.

     In July of 2000 the Company authorized and issued an aggregate of 1,717,385 shares of its Series B Preferred at an aggregate purchase price of $19,500,000. The aggregate purchase price consists of $19,500,000 for cancellation of the Note payable to First Union and the certificate to purchase 1,233,840 stock purchase warrants (see Note 8).

     In July of 2000, in connection with the issuance of the Series C Preferred Stock, the Company issued a Warrant to Nationwide Financial Services, Inc. ("Nationwide") that entitles Nationwide to purchase 31,570 shares of its Series C Preferred at an exercise price of $0.01. The Warrant may be exercised at any time during the 30 day period commencing on the date 180 days after the issuance date if the Company has not raised additional equity capital of at least (i) $7.5 million at a pre-money valuation of at least $85 million within 120 days of the warrant issue date; or (ii) $7.5 million at a pre-money valuation of at least $95 million within 180 days of the warrant issue date. The Warrant may only be exercised in full and not in part. The Series C Preferred issued upon exercise of this warrant shall be convertible into the same number and type of securities as all other outstanding Series C Preferred.

11. SUBSEQUENT EVENTS

     On February 5, 2001, Nationwide Financial Services, Inc. exercised its warrants to purchase 31,570 shares of Series C Convertible Preferred Stock. The exercise price of the warrants was One Cent ($0.01) and the Company received proceeds of $0.01

     In March, 2001, the Company signed a Plan and Agreement of Merger with TeamStaff, Inc., a New Jersey Corporation. Under the terms of the agreement, a subsidiary of TeamStaff will merge with the Company and issue to the shareholders of the Company 8,066,631 shares of TeamStaff common stock. It is expected that the Company's shareholders will own as much as 49.9% of the combined entity following closing.

                                                                      APPENDIX H

                              BRIGHTLANE.COM, INC.

                UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS
                                 BALANCE SHEETS
                      MARCH 31, 2001 AND DECEMBER 31, 2000

                                                               UNAUDITED
                                                                 MARCH
DECEMBER 31,
                                                                 2001
2000
                                                              -----------
------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $17,598,987
$18,967,048
  Accounts Receivable.......................................       62,807
 22,723
  Related Party Receivables.................................           --
  3,829
  Prepaids and other current assets.........................      189,083
268,418
                                                              -----------
-----------
     Total current assets...................................   17,850,877
19,262,018
Property and equipment, net.................................    1,234,672
1,392,432
Restricted cash.............................................      544,088
537,054
Goodwill net................................................       99,858
117,480
Other assets................................................      591,126
661,808
                                                              -----------
-----------
     Total Assets...........................................  $20,320,621
$21,970,792
                                                              ===========
===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   283,258    $
289,397
  Accrued liabilities.......................................      109,459
141,373
  Capital lease obligations, current portion................       20,269
 19,892
  Unearned Revenue..........................................       98,333
 59,167
                                                              -----------
-----------
     Total current liabilities..............................      511,319
509,829
  Capital lease obligations.................................       24,161
 31,198
                                                              -----------
-----------
     Total Liabilities......................................      535,480
541,027
Stockholder' equity:
  Preferred stock...........................................   40,157,268
38,281,180
  Common stock..............................................    1,438,957
1,438,957
  Accumulated deficit.......................................  (21,811,084)
(18,290,372)
                                                              -----------
-----------
     Total stockholders' equity.............................   19,785,141
21,429,765
                                                              -----------
-----------
                                                              $20,320,621
$21,970,792
                                                              ===========
===========

                                 BRIGHTLANE.COM

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                FOR THE THREE MONTHS ENDED
PERIOD MAY 7, 1999
                                                        MARCH 31,
(DATE OF INCEPTION)
                                                --------------------------
THROUGH PERIOD ENDED
                                                   2000           2001
MARCH 31, 2001
                                                -----------    -----------
--------------------
Net Revenues..................................  $    18,087    $    87,631
 $    292,031
Cost of Revenues..............................       15,428         75,820
      253,938
                                                -----------    -----------
 ------------
Gross Profit..................................  $     2,659    $    11,811
 $     38,093
Operating Expenses:
  Sales & Marketing...........................    1,300,330        283,381
   11,132,483
  Product & Development.......................      544,061        835,001
    4,818,199
  General & Administrative....................      394,763        592,942
    4,426,697
  Depreciation & Amortization.................      156,715        264,504
    1,405,251
                                                -----------    -----------
 ------------
     Total Operating Expenses.................    2,395,869      1,975,828
   21,782,630
                                                -----------    -----------
 ------------
Loss from Operations..........................   (2,393,210)    (1,964,017)
  (21,744,537)
Other Income:
          Interest Income.....................      229,951        319,392
    1,856,474
                                                -----------    -----------
 ------------
Net Loss......................................   (2,163,259)    (1,644,625)
  (19,888,063)
Charge Related to Contingent Warrants.........           --     (1,876,088)
   (1,876,088)
                                                -----------    -----------
 ------------
Net Loss Attributable to Common
  Shareholders................................  $(2,163,259)   $(3,520,713)
 $(21,764,151)
                                                ===========    ===========
 ============
Net Loss Per Share:
  Basic.......................................  $     (0.45)   $     (0.73)
 $      (4.89)
  Diluted.....................................  $     (0.45)   $     (0.73)
 $      (4.89)
Shares Used for Computing Net Loss Per Share:
  Basic.......................................    4,841,400      4,841,400
    4,449,231
  Diluted.....................................    4,841,400      4,841,400
    4,449,231

                                 BRIGHTLANE.COM

                      STATEMENTS OF CASH FLOWS (UNAUDITED)


   PERIOD MAY 7, 1999
                                                      FOR THE THREE MONTH PERIOD
   (DATE OF INCEPTION)
                                                           ENDED MARCH 31,
     THROUGH PERIOD
                                                      --------------------------
     ENDED MARCH 31,
                                                         2001           2000
          2001
                                                      -----------    -----------
   -------------------
OPERATING ACTIVITIES:
  Net income (Loss).................................  $(1,644,625)
$(2,163,261)      $(19,888,063)
  Adjustments for items not effecting cash
    Depreciation....................................      176,199        139,093
         1,020,834
    Amortization....................................       88,305         17,622
           384,417
    Loss on disposal of fixed assets................           --             --
           195,221
    Noncash Compensation............................           --             --
         1,063,296
                                                      -----------    -----------
      ------------
Total Adjustments from Non-Cash Items...............      264,504        156,715
         2,663,768
                                                      -----------    -----------
      ------------
Changes in Components of Working Capital
    Accounts receivable.............................      (36,255)           400
           (62,807)
    Prepaid expenses and other current assets.......       79,333
(5,141,237)          (189,085)
    Other Assets....................................           --
(438,504)          (862,077)
    Accounts Payable................................       (6,140)
(479,743)           392,717
    Other current liabilities.......................      (31,913)       200,555
                --
    Unearned Revenue................................       39,167             --
            98,334
                                                      -----------    -----------
      ------------
Net cash provided by/(Used in) operating
  activities........................................   (1,335,929)
(7,865,075)       (17,847,213)
                                                      -----------    -----------
      ------------
INVESTING ACTIVITIES:
  Purchases of property and equipment...............      (18,439)
(152,932)        (2,400,991)
  Purchases of long-term certificates of deposit....       (7,033)
(6,633)          (510,523)
  Acquisition, net of cash acquired.................           --             --
          (180,486)
  Proceeds from sale of fixed assets................           --             --
             6,715
                                                      -----------    -----------
      ------------
Net cash provided by (used in) investing
  activities........................................      (25,472)
(159,565)        (3,085,285)
                                                      -----------    -----------
      ------------
FINANCING ACTIVITIES:
  Proceeds from stock issuances.....................           --             --
        19,059,730
  Proceeds from Long-Term Debt and Capital Lease
    Obligations.....................................           --         22,885
        19,520,135
  Proceeds from exercising stock options............           --             --
            19,200
  Payment on Long-Term Debt and Capital Lease
    Obligations.....................................       (6,660)
(6,032)           (34,016)
                                                      -----------    -----------
      ------------
Net cash provided by/(used in) financing activity...       (6,660)        16,853
        38,565,049
                                                      -----------    -----------
      ------------
INCREASE IN CASH AND CASH EQUIVALENTS...............   (1,368,061)
(8,007,787)        17,598,987
CASH AND CASH EQUIVALENTS:
  Beginning of period...............................   18,967,048     19,254,095
                --
                                                      -----------    -----------
      ------------
  End of period.....................................  $17,598,987    $11,246,308
      $ 17,598,987
                                                      ===========    ===========
      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest........................................          503            959
             6,883
SUPPLEMENTAL INFORMATION REGARDING NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Acquisition of property and equipment under
    capital leases..................................  $        --    $        --
      $     58,311
                                                      ===========    ===========
      ============
  Issuance of common stock and stock options in
    connection with acquisition.....................  $        --    $        --
      $     30,977
                                                      ===========    ===========
      ============
  Issuance of Preferred Stock in exchange for notes
    payable and warrants to First Union
    Corporation.....................................  $        --    $        --
      $ 19,495,025
                                                      ===========    ===========
      ============

BASIS OF PRESENTATION

     The accompanying Brightlane.com, Inc (the "Company") unaudited interim condensed financial statements and related notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The accompanying interim condensed financial statements and related notes thereto should be read in conjunction with the Company's audited financial statements and related notes included in Appendix G.

     The information furnished is unaudited, but reflects, in the opinion of management, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

CONTINGENT WARRANTS

     In January 2001, the contingency period ended with respect to contingent warrants issued with the series C preferred stock and the warrants were exercised. Consequently, Brightlane has recorded a charge of $1,876,088 to accumulated deficit reflecting the value of the warrants and beneficial conversion feature associated with the warrants.

NET LOSS PER SHARE

     Historical basic and diluted earnings per share are calculated using the weighted average shares of common stock outstanding, reduced for shares subject to repurchase by the Company. For the three months ended March 31, 2001 and 2000, stock options and warrants totaling 2,576,480 and 3,809,340 shares respectively and preferred stock totaling 2,292,457 and 38,390(see Note 8 to the December 31, 2000 financial statements), shares respectively, are excluded from the calculation of diluted net loss per share as they would be anti-dilutive.

MERGER

     On March 6, 2001, the Company signed a Plan and Agreement of Merger with TeamStaff, Inc., a New Jersey Corporation. Under the terms of the agreement, a subsidiary of TeamStaff will merge with the Company and issue to the shareholders of the Company 8,066,631 shares of TeamStaff common stock. It is expected that the Company's shareholders will own as much as 49.9% of the combined entity following closing.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS 137 and 138, was effective for the Company as of January 1, 2001 and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effect of adopting the provisions of SFAS No. 133, as amended, did not have a significant impact on the Company's financial position, results of operations, and cash flows.

EARNINGS PER SHARE

     The following table reconciles the differences in loss and shares outstanding between basic and diluted for the periods indicated.

                                   PERIOD ENDED MARCH 31, 2000           PERIOD
ENDED MARCH 31, 2001
                               -----------------------------------
-----------------------------------
                                                         PER-SHARE
              PER-SHARE
                                  LOSS        SHARES      AMOUNT        LOSS
   SHARES      AMOUNT
                               -----------   ---------   ---------   -----------
  ---------   ---------
Basic EPS....................  $(2,163,251)  4,841,400    $(0.45)
$(3,520,713)  4,841,400    $(0.73)
                               -----------   ---------    ======     -----------
  ---------    ======
Effective of dilutive
  securities
  Options and warrants.......           --          --                        --
         --
  Convertible preferred
     stock...................           --          --                        --
         --
                               -----------   ---------               -----------
  ---------
Diluted EPS..................  $(2,163,251)  4,841,400    $(0.45)
$(3,520,713)  4,841,400    $(0.73)
                               ===========   =========    ======     ===========
  =========    ======

                                   APPENDIX I

                                TEAMSTAFF, INC.

                            AUDIT COMMITTEE CHARTER

                             ADOPTED JUNE 14, 2000

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of at least three directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. The committee shall meet as required throughout the fiscal year, but no less than four times.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the audit committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors and the company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources and succession planning within the company.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

MEMBERSHIP

     The audit committee is composed of the following outside directors:

        Charles R. Dees, Jr., Ph.D.
        Karl W. Dieckmann
John H. Ewing, (Chairman)
Rocco J. Marano

PROXY

                                TEAMSTAFF, INC.

                ANNUAL MEETING OF SHAREHOLDERS - AUGUST 29, 2001

               This Proxy is Solicited By The Board of Directors


     The undersigned hereby appoints Karl W. Dieckmann and Donald W. Kappauf, and each of them, proxies, with full power of substitution, to vote all shares of common stock of TEAMSTAFF, INC. owned by the undersigned at the Annual Meeting of shareholders of TEAMSTAFF, INC. to be held on AUGUST 29, 2001 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I. BRIGHTLANE TRANSACTION. Proposal to approve the issuance of up to 8,216,631 shares of Common Stock to the shareholders of Brightlane.com, Inc., and related transactions as contemplated by the Agreement and Plan of Merger, dated as of March 6, 2001, as amended entered into by and among TEAMSTAFF, INC., its wholly owned subsidiary TEAMSUB, INC. and BRIGHTLANE.COM, INC., the result of which the BRIGHTLANE.COM, INC. will become wholly-owned subsidiary of TEAMSTAFF, INC.

            [  ]  FOR          [  ]  AGAINST          [  ]  ABSTAIN



II. ELECTION OF DIRECTORS. Set forth below are the names and classes of nominees who have been nominated for election to the TEAMSTAFF, INC. Board of Directors, all of whom will be replaced if the transaction with Brightlane.com, Inc. is consummated, as described in the agreement and plan of merger and proxy statement.


        FOR all Nominees listed below                 WITHHOLD AUTHORITY
        (except as marked to the contrary             to vote for all nominees
         below)  [  ]                                 listed below  [  ]


(Instruction: Please check appropriate box. To withhold authority for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees for Class 2 Directors

John H. Ewing       Rocco J. Marrano       Charles R. Dees, Jr.

                      (Continued and to be signed and dated on the reverse side)


                                                                     Continental

(Continued from other side)

and to vote upon any other business as may properly become before the meeting or any adjournment thereof, all as described in the Proxy Statement dated August 7, 2001, receipt of which is hereby acknowledged.

EITHER OF THE PROXIES OR THEIR RESPECTIVE SUBSTITUTES, WHO SHALL BE PRESENT AND ACTING SHALL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY GRANTED. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (I) FOR THE PROPOSAL TO ISSUE UP TO 8,216,631 SHARES OF COMMON STOCK AND (II) FOR THE ELECTION OF DIRECTORS. SAID PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.



                                            Date ______________________ , 2001


                                            Signed ___________________________


                                            Signed ___________________________

                                            (Please date and sign exactly as
                                             his or all names as appears hereon.
                                             Each joint owner should sign.
                                             Persons signing in a fiduciary
                                             capacity such as executors,
                                             administrators, trustees, etc.
                                             should so indicate when signing.)


                                                                     Continental

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our company's By-Laws require us to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of our company or any predecessor of our company is or was serving at the request of our company or a predecessor of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

     In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, our company's Certificate of Incorporation eliminates the personal liability of officers and directors to our company and to stockholders for monetary damage for violation of a director's duty owed to our company or our shareholders, under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) The following exhibits are filed herewith:


     The exhibits designated with (*) are filed herewith with this Pre-Effective Amendment No. 1. The exhibits designated with (**) have previously been filed with the initial filing of this Registration Statement. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs. 20l.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 2.1      --   Plan and Agreement of Merger and Reorganization dated as of
               October 29, 1998 among the Company, the Merger Corporations, the TeamStaff Entities and certain individuals and trusts as shareholders of the TeamStaff Entities (filed as Exhibit A to Proxy Statement of Digital Solutions, Inc, dated November
               12, 1998).
 2.2      --   Form of Asset Purchase Agreement dated as of April 7, 2000 by and between TeamStaff Inc., TeamStaff V, Inc., Outsource
               International, Inc. and Synadyne I, Inc., Synadyne II, Inc.,
               Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc.,
               Guardian Employer East LLC and Guardian Employer West LLC.
               (Filed as Exhibit 3.1 to Form 8-K dated April 19, 2000).
 2.3**    --   Agreement and Plan of Merger by and among TeamStaff, Inc.,
               TeamSub, Inc. and BrightLane.com, Inc., dated as of March 6,
               2001, as amended by Amendment No. 1 dated as of March 21,
               2001 and Amendment No. 2 dated as of April 6, 2001 (filed as
               Appendix A to the proxy statement/prospectus forming a part of this Registration Statement on Form S-4).
 3.1      --   Amended and Restated Certificate of Incorporation of
               Registrant (Filed as Exhibit A to Definitive Proxy Material
               dated July 20, 1990).
 3.1.1    --   Form of Amendment to Amended and Restated Certificate of
               Incorporation (filed as Exhibit G to our company's Proxy
               Statement dated November 12, 1998 as filed with the
               Securities and Exchange Commission).
 3.1.2    --   Amended and Restated Certificate of Incorporation (filed as
               Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).
 3.2**    --   Amended By-Laws of Registrant adopted as of January 25,
               1999.
 3.3      --   Form of Form of Certificate of Designation of Series A
               Preferred Stock (filed as Exhibit 3.1 to Form 8-K dated
               April 6, 2001)
 3.4*     --   Amended By-Laws of Registrant adopted as of May 15, 2001.
 4.1      --   Form of Common Stock Certificate (Exhibit 4.1 to
               Registration Statement on Form S-18, File No. 33-46246-NY)
 4.2      --   2000 Employee Stock Option Plan (filed as Exhibit B to the
               Proxy Statement dated as of March 8, 2000 with respect to
               the Annual meeting of Shareholders held on April13, 2000).
 4.3      --   2000 Non-Executive Director Stock Option Plan (filed as
               Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on
               April13, 2000).
 5.1*     --   Opinion of Goldstein & DiGioia, LLP re: Legality of Shares.
10.1**    --   Form of Employment Agreement between TeamStaff,Inc. and
               Donald Kappauf dated as of April 2, 2001.
10.2**    --   Form of Employment Agreement between TeamStaff, Inc. and
               Donald Kelly dated as of April 2, 2001.
10.3**    --   Form of Employment agreement between TeamStaff, Inc. and
               Kenneth Jankowski dated as of February 16, 2000.
10.4      --   Lease dated May 30, 1997 for office space at 300 Atrium,
               Somerset, New Jersey (Exhibit 10.6.1 to Form 10-K for the
               fiscal year ended September 30, 1997).
10.5      --   Seventh Amended Loan Agreement between Registrant and Summit
               Bank and sixth amended Promissory Note (Exhibit 10.16.1 to
               Form 10-K for the fiscal year ended September 30, 1997).

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
10.6      --   Loan and Security Agreement dated April 28, 1998 among
               Digital Solutions, Inc. and FINOVA Capital Corporation
               (Filed as Exhibit 10.17 to Form 10-K filed January 12,
               1999).
10.7      --   Secured Promissory Note in the principal amount of
               $2,500,000 dated April 28, 1998 in favor of FINOVA Capital
               Corporation (Filed as Exhibit 10.18 to Form 10-K filed
               January 12, 1999).
10.8      --   Stock Pledge Agreement (Security Agreement) dated April 28,
               1998 between FINOVA Capital Corporation and Digital
               Solutions, Inc. (Filed as Exhibit 10.19 to Form 10-K filed
               January 12, 1999).
10.9      --   Employment Agreement between our company and Kirk Scoggins dated January 25, 1999 (Filed as Exhibit 10.1 to Form 8-K
               dated January 25, 1999).
10.10     --   Registration Rights Agreement between our company and
               certain former shareholders of the TeamStaff Companies dated as of January 25, 1999 (Filed as Exhibit 10.2 to Form 8-K
               dated January 25, 1999).
10.11     --   Amended and Restated Loan and Security Agreement between our company and FINOVA Capital Corporation dated January 25,
               1999 (Filed as Exhibit 10.3 to Form 8-K dated January 25,
               1999).
10.12     --   Amended and Restated Note in the principal amount of
               $2,166,664 dated January 25, 1999 (Filed as Exhibit 10.4 to
               Form 8-K dated January 25, 1999).
10.13     --   Secured Note in the amount of $2,500,000 in favor of FINOVA
               Capital Corporation dated January 25, 1999 (Filed as Exhibit
               10.5 to Form 8-K dated January 25, 1999).
10.14     --   Secured Note in the amount of $750,000 in favor of FINOVA
               Capital Corporation dated January 25, 1999 (Filed as Exhibit
               10.6 to Form 8-K dated January 25, 1999).
10.15     --   Schedule to Amended and Restated Loan Agreement dated
               January 25, 1999 with FINOVA Capital Corporation (Filed as
               Exhibit 10.7 to Form 8-K dated January 25, 1999).
10.16     --   Form of Agreement between TeamStaff and Donald & Co.
               Securities, Inc. (Filed as Exhibit 10.27 to Form S-3/A dated
               June 28, 2000).
10.17     --   First Amendment to the Amended and Restated Schedule to the
               Amended and Restated Loan and Security Agreement among
               TeamStaff, Inc. and its Subsidiaries as Co-Borrowers and
               FINOVA Capital Corporation dated April 7, 2000 (Filed as
               Exhibit 10.1 to Form 8-K dated April 19, 2000).
10.18     --   Second Amended and Restated Secured Promissory Note A dated
               April 7, 2000 in the principal amount of $1,541,659 payable to FINOVA Capital Corporation (Filed as Exhibit 10.2 to Form
               8-K dated April 19, 2000).
10.19     --   Amended and Restated Secured Promissory Note B dated April
               7, 2000 in the principal amount of $1,899,996 payable to
               FINOVA Capital Corporation (Filed as Exhibit 10.3 to Form
               8-K dated April 19, 2000).
10.20     --   Secured Promissory Note C dated April 7, 2000 in the
               principal amount of $4,000,000 payable to FINOVA Capital
               Corporation (Filed as Exhibit 10.4 to Form 8-K dated April
               19, 2000).
10.21     --   Employment Agreement dated October 1, 1999 between our
               company and Donald Kappauf (Filed as Exhibit 10.32 to Form
               S-3/A dated June 28, 2000).
10.22     --   Employment Agreement dated October 1, 1999 between our
               company and Donald Kelly (Filed as Exhibit 10.33 to Form
               S-3/A dated June 28, 2000).

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
10.23     --   Form of Stock Purchase Agreement dated as of April 6, 2001 between TeamStaff, Inc. and BrightLane.com, Inc. with
               respect to purchase of Series A Preferred Stock (filed as
               Exhibit 10.1 to Form 8-K dated April 6, 2001).
10.24     --   Form of Registration Rights Agreement dated as of April 6,
               2001 between TeamStaff, Inc. and BrightLane.com, Inc. (filed as Exhibit 10.2 to Form 8-K dated April 6, 2001).
10.25*    --   Form of Marketing Agreement dated as of April 11, 2001
               between First Union Corporation and TeamStaff, Inc.
10.31**   --   Form of Voting Agreement provided by BrightLane Shareholders as provided in the Agreement and Plan of Merger by and among
               TeamStaff, Inc., TeamSub, Inc. and BrightLane.com, Inc.,
               dated as of March 6, 2001, as amended by Amendment No. 1
               dated as of March 21, 2001 and Amendment No. 2 dated as of
               April 6, 2001.
10.32**   --   Form of Escrow Agreement between TeamStaff Inc. and
               BrightLane Shareholders with respect to the placement of
               150,000 shares into escrow by the BrightLane shareholders
               (filed as Appendix B to the proxy statement/prospectus
               forming a part of this Registration Statement).
23.1*     --   Consent of Arthur Andersen LLP.
23.2*     --   Consent of Goldstein & DiGioia, LLP, contained in Exhibit 5.
23.3*     --   Consent of Deloitte & Touche LLP.
99.1**    --   Form of Opinion of Raymond James & Associates, Inc.
               (included as Appendix D to the proxy statement/prospectus
               forming a part of this Registration Statement on Form S-4)
99.2**    --   Form of Opinion of The Robinson-Humphrey Company LLC.
               (included as Appendix E to the proxy statement/prospectus
               forming a part of this Registration Statement).


     (b) The following financial statements are hereby filed herewith in accordance with Regulation S-X and Item 14(e) and Item 17(b)(9) and incorporated by reference to the Registration Statement:

          1. BrightLane.com, Inc. Financial Statements as of December 31, 1999 and December 31, 2000 and the Period May 7, 1999 (date of inception) through December 31, 1999, for the year ended December 31, 2000 and the period May 7, 1999 (date of inception) through December 31, 2000, together with Auditors' Report (included as Appendix G to the proxy statement/prospectus forming a part of this Registration Statement)

          2. BrightLane.com, Inc. Unaudited Balance Sheet at March 31, 2001 and March 31, 1999, Statement of Operations for the three months ended March 31, 2001, Statement of Cash Flows for the three month period ended March 31, 2001 and Statement of Changes in Shareholders' Equity for the period from May 7, 1999 (date of inception) through December 31, 1999, for the twelve month period ended December 31, 2000 and for the three month period ended March 31, 2001 (included as Appendix H to the proxy statement/prospectus forming a part of this Registration Statement);

          3. TeamStaff, Inc. consolidated audited financial statements for the period ended September 30, 2000, incorporated by reference to the Report on Form 10K for the fiscal year ended September 30, 2000; and

          4. TeamStaff, Inc. consolidated unaudited financial statements for the fiscal quarter ended March 31, 2001, incorporated by reference to the Report on Form 10Q for the quarter ended March 31, 2001.

     (c) The following opinions are filed herewith:

          1. Form of Opinion of Raymond James & Associates, Inc. (included as Appendix D to the proxy statement/prospectus forming a part of this Registration Statement); and

          2. Form of Opinion of The Robinson-Humphrey Company LLC. (included as Appendix E to the proxy statement/prospectus forming a part of this Registration Statement).

ITEM 22.  UNDERTAKINGS.

     We hereby undertake:

          (a) Regulation S-K Item 512 Undertakings.

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             4. For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             5. To deliver of cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

             6. (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (ii) The registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             7. (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

             (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on a Registration Statement on Form S-4 and have duly caused this Registration Statement Pre-Effective Amendment No. 1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Somerset, New Jersey, on August 3, 2001.


                                          TEAMSTAFF, INC.

                                          By:     /s/ DONALD W. KAPPAUF
                                            ------------------------------------
                                              Donald W. Kappauf
                                              Chief Executive Officer, President
                                              and Director


     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.



                       NAME                                        TITLE
            DATE
                       ----                                        -----
            ----

               /s/ DONALD W. KAPPAUF                 Chief Executive Officer,
        August 3, 2001
---------------------------------------------------    President
                 Donald W. Kappauf                     and Director

              /s/ KARL W. DIECKMANN*                 Chairman of the Board
        August 3, 2001
---------------------------------------------------
                 Karl W. Dieckmann

               /s/ CHARLES R. DEES*                  Director
        August 3, 2001
---------------------------------------------------
                  Charles R. Dees

              /s/ MARTIN J. DELANEY*                 Director
        August 3, 2001
---------------------------------------------------
                 Martin J. Delaney

                /s/ JOHN H. EWING*                   Director
        August 3, 2001
---------------------------------------------------
                   John H. Ewing

              /s/ WILLIAM J. MARINO*                 Director
        August 3, 2001
---------------------------------------------------
                 William J. Marino

                 /s/ ROCCO MARANO*                   Director
        August 3, 2001
---------------------------------------------------
                   Rocco Marano

                /s/ DONALD T. KELLY                  Chief Financial Officer and
        August 3, 2001
---------------------------------------------------    Principal Accounting
Officer
                  Donald T. Kelly

              */s/ DONALD W. KAPPAUF                 By Power of Attorney
        August 3, 2001
---------------------------------------------------
                 Donald W. Kappauf